SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

American Bank Note Holographics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐    Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

To American Bank Note Holographics, Inc. stockholders:

You are cordially invited to attend a special meeting of American Bank Note Holographics, Inc. ("ABNH") stockholders to be held on February 13, 2008, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103, at 10:00 a.m., local time. At the special meeting, ABNH stockholders will be asked to adopt the Agreement and Plan of Merger that American Bank Note Holographics, Inc. entered into on December 10, 2007, with JDS Uniphase Corporation ("JDSU") and Light Acquisition Corp. ("Merger Sub"), a direct wholly owned subsidiary of JDSU. If the merger agreement is adopted, and the other conditions in the merger agreement are satisfied or waived, Merger Sub will merge with and into ABNH with ABNH continuing after the merger as the surviving corporation and ABNH will become a wholly owned subsidiary of JDSU. Upon completion of the merger, (i) each outstanding share of ABNH common stock will be converted into the right to receive $6.15 of merger consideration comprised of (a) $1.00 in cash and (b) $5.15 in shares of JDSU common stock, $0.001 par value per share (collectively the "Merger Consideration"); (ii) each unexpired and outstanding (whether vested or unvested) ABNH stock option held by an employee of ABNH will be converted into JDSU employee stock options; and (iii) each unexpired and outstanding (whether vested or unvested) ABNH stock option held by a non-employee will be terminated and the holder of such option will be entitled to the right to receive an amount equal to the product of the number of shares of ABNH common stock underlying such options and the excess, if any, of the per share merger consideration less the per share exercise price of such ABNH stock options. The $5.15 in shares of JDSU common stock received by ABNH's stockholders shall be valued based on the average closing price for JDSU common stock, for the five (5) trading day period ending on and including the trading day that is three (3) trading days before the date the merger closes. In addition, each unexpired and outstanding (whether vested or unvested) share of ABNH restricted stock under ABNH stock option plans will become fully vested and will be converted into the right to receive the merger consideration. JDSU common stock is listed on the Nasdaq Global Select Market under the trading symbol "JDSU." On December 20, 2007, the closing sale price of JDSU common stock was $13.79.

ABNH's board of directors has carefully reviewed and considered the terms and conditions of the merger agreement. Based on its review, ABNH's board of directors has unanimously determined that the merger is fair to, and in the best interests of, ABNH and its stockholders and declared the merger to be advisable. The ABNH board of directors unanimously recommends that you vote "FOR" adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger. In reaching its determination, the ABNH board of directors considered a number of factors described more fully in the accompanying proxy statement/prospectus.

Your vote is very important. Because adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of ABNH common stock outstanding on the record date of the special meeting, a failure to vote will have the same effect as a vote "against" the merger. Each executive officer of ABNH, each member of the ABNH board of directors, and Crane & Co., Inc., each in their capacities as stockholders of ABNH, entered into voting agreements with JDSU and Merger Sub, pursuant to which, among other things, each executive officer of ABNH, each member of the ABNH board of directors and Crane & Co., Inc., agreed with JDSU and Merger Sub to vote in favor of the merger agreement and the transactions contemplated thereby, including the merger, and agreed not to dispose of any shares of common stock held by such executive officer, member of the ABNH board of directors, or Crane & Co., Inc. prior to the consummation of the merger. Members of the ABNH board of directors, executive officers of ABNH and Crane & Co., Inc. owned an aggregate of 3,701,306 shares of ABNH common stock, which represented approximately 19% of ABNH's shares of common stock outstanding on that date. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope using the instructions on the proxy card before the meeting so that your shares will be represented at the meeting. This will help to ensure the presence of a quorum at the meeting. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

If you have any questions about the proposed merger or about how to vote your shares, please call ABNH's proxy solicitor, D.F. King & Co., Inc., toll-free at 800-758-5880.

The accompanying proxy statement/prospectus explains the merger agreement and proposed merger in detail and provides specific information concerning the special meeting. Please review this document carefully. In particular, you should carefully consider the matters discussed under " Risk Factors" beginning on page 23 of the proxy statement/prospectus.

Thank you for your cooperation and continued support.

Sincerely,

/s/ Kenneth H. Traub
Kenneth H. Traub
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in this proxy statement/prospectus or the consideration to be issued in connection with the merger, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated January 15, 2008, and is first being mailed to ABNH's stockholders on or about January 15, 2008.

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American Bank Note Holographics, Inc.

Two Applegate Drive

Robbinsville, New Jersey 08691

www.abnh.com

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On February 13, 2008

To ABNH stockholders:

You are cordially invited to attend a special meeting of stockholders of American Bank Note Holographics, Inc., a Delaware corporation ("ABNH") to be held at the offices of Fulbright & Jaworski L.L.P., located at 666 Fifth Avenue, New York, New York 10103 on February 13, 2008, at 10:00 a.m., local time.

At the meeting, you will be asked to consider and vote upon the following matters:

1. To adopt the Agreement and Plan of Merger, dated as of December 10, 2007, by and among JDS Uniphase Corporation ("JDSU"), Light Acquisition Corp., a direct wholly owned subsidiary of JDSU, and ABNH, and the transactions contemplated by the merger agreement, including the merger (which proposal we refer to in this proxy statement/prospectus as Proposal No. 1); and

2. To grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger (which proposal we refer to in this proxy statement/prospectus as Proposal No. 2).

These proposals are more fully described in the attached proxy statement/prospectus, which we urge you to read very carefully. Only stockholders of record at the close of business on January 11, 2008, are entitled to notice of, and to vote at, the special meeting or any adjournment of the special meeting. At the close of business on the record date, there were 19,415,638 shares of ABNH common stock outstanding and entitled to vote.

Your vote is very important, regardless of the number of shares you own. The affirmative vote of the holders of a majority of the shares of ABNH common stock outstanding on the record date of the special meeting is required for approval of Proposal No. 1 regarding adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The affirmative vote of the holders of a majority of the shares of ABNH common stock outstanding on the record date of the special meeting cast in person or by proxy at the special meeting is required to approve Proposal No. 2 regarding granting discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger.

ABNH's board of directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, and "FOR" the proposal to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger.

All ABNH stockholders are cordially invited to attend the special meeting in person. However, whether or not you plan to attend the special meeting in person, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the special meeting so that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote "FOR" the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, and "FOR" the proposal to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger. If you fail to return your proxy card or if you mark the "abstain" box on the proxy card or voting instruction card, the effect will be a vote "against" adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, and if you fail to return your proxy card your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors
Very truly yours,

/s/ Salvatore D'Amato
Salvatore D'Amato
Chairman
Robbinsville, New Jersey
January 15, 2008

This proxy statement/prospectus incorporates important business and financial information about JDSU and ABNH from documents that each company has filed with the Securities and Exchange Commission but that have not been included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled "Where You Can Find More Information" beginning on page 107 of this proxy statement/prospectus.

JDSU will provide you with copies of this information relating to JDSU (excluding all exhibits unless JDSU has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

JDS Uniphase Corporation

430 North McCarthy Boulevard

Milpitas, California 95035

Attention: Investor Relations

(408) 546-5000

ABNH will provide you with copies of this information relating to ABNH (excluding all exhibits unless ABNH has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

American Bank Note Holographics, Inc.

Two Applegate Drive

Robbinsville, New Jersey 08691

Attention: Secretary

(609) 632-0800

In order to receive timely delivery of the documents, you must make your requests no later than February 6, 2008.

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QUESTIONS AND ANSWERS REGARDING THE PROPOSED MERGER

General Questions and Answers

The following is important information in a question-and-answer format regarding the special meeting and this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	JDS Uniphase Corporation ("JDSU") has agreed to acquire American Bank Note Holographics, Inc. ("ABNH") under the terms of a merger agreement that is described in this proxy statement/prospectus. Please see the section entitled "The Merger Agreement" beginning on page 84 of this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

In order to complete the merger, ABNH stockholders must adopt the merger agreement by the affirmative vote of the holders of a majority of the shares of ABNH common stock outstanding on the record date for the special meeting and all other conditions to the merger must be satisfied or waived. ABNH will hold a special meeting of its stockholders to obtain this stockholder approval. This proxy statement/prospectus contains important information about the merger agreement, the merger and the special meeting, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of ABNH stock without attending the special meeting. Stockholders of JDSU are not required to approve the merger, any issuance of shares of JDSU common stock in the merger or any other matter relating to the merger, and, accordingly, JDSU will not hold a meeting of its stockholders in connection with the merger.

Q:	On what matters am I being asked to vote on?

A:	ABNH stockholders are being asked to vote on the following items:

•	the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger; and

•

the grant to the persons named as proxies the discretionary authority to vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Q:	What is the merger?

A:	The merger is a proposed business combination between JDSU and ABNH where a wholly owned subsidiary of JDSU will merge with and into ABNH, with ABNH surviving the merger and becoming a wholly owned subsidiary of JDSU immediately following the merger. For a more complete description of the merger, please see the section entitled "Proposal No. 1—The Merger" beginning on page 52 of this proxy statement/prospectus.

Q:	Why are JDSU and ABNH proposing the merger?

A:	JDSU and ABNH believe that combining the strengths of the two companies is in the best interests of each company and their respective stockholders. Please see the sections entitled "Proposal No. 1—The Merger—ABNH's Reasons for the Merger and Recommendation of ABNH's Board" beginning on page 55 of this proxy statement/prospectus for the numerous factors considered by the board of directors of ABNH in recommending that ABNH stockholders vote "FOR" the proposal to adopt the merger agreement. Please see the section entitled "Proposal No. 1—The Merger—JDSU's Reasons for the Merger" beginning on page 73 of this proxy statement/prospectus for JDSU's reasons for the merger.

Q:	How does ABNH's board of directors recommend that stockholders vote?

A:	After careful consideration, ABNH's board of directors approved the merger agreement and the merger and unanimously determined that the merger is fair to, and in the best interests of, ABNH and its stockholders and declared the merger to be advisable. Accordingly, ABNH's board of directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, and "FOR" the proposal to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement. To review the background of the merger and ABNH's board of directors' reasons for recommending the merger in greater detail, see the sections entitled "Proposal No. 1—The Merger—Background of the Merger" and "Proposal No. 1—The Merger—ABNH's Reasons for the Merger and Recommendation of ABNH's Board" beginning on pages 52 and 55 of this proxy statement/prospectus.

Q:	What will I receive in the merger?

A:	If the merger agreement is adopted by ABNH's stockholders, the other conditions to the merger are satisfied or waived and the merger is completed, for each share of ABNH common stock that you own, you will have the right to receive $6.15 of merger consideration, comprised of (a) $1.00 in cash and (b) $5.15 in shares of JDSU common stock. You will not receive fractional shares of JDSU common stock. Instead, you will receive the cash value, without interest, of any fractional share of JDSU common stock that you would otherwise be entitled to receive, based on the average closing price for JDSU common stock for the five (5) trading day period ending on and including the trading day that is three (3) trading days before the day the merger closes.

Q:	What will happen to ABNH's outstanding options in the merger?

A:	At the effective time of the merger, JDSU will assume each unexpired and outstanding option to purchase shares of ABNH that is held by an employee of ABNH as of the effective time of the merger. Under the terms of the merger agreement, these options will be converted into options to purchase that number of shares of JDSU common stock equal to (a) the number of shares of ABNH common stock purchasable pursuant to the ABNH option immediately prior to the effective time of the merger multiplied by (b) $6.15 divided by the average of the closing sales price for a share of JDSU common stock on the Nasdaq Global Select Market for the five (5) consecutive trading days ending with, but including, the trading day that is three (3) trading days prior to the date of the closing of the merger. The exercise price per share will be equal to (a) the exercise price per share of ABNH common stock divided by (b) $6.15 divided by the average of the closing sales price for a share of JDSU common stock on the Nasdaq Global Select Market for the five (5) consecutive trading days ending with, but including, the trading day that is three (3) trading days prior to the date of the closing of the merger.

At the effective time of the merger, each unexpired and outstanding option to purchase shares of ABNH, whether vested or unvested, held by a non-employee will be converted into the right to receive an amount equal to the product of the number of shares of ABNH common stock underlying such option and the excess of, if any, the per share merger consideration less the option exercise price. Of such amount approximately 16.26% will be payable in cash and the balance will be payable in shares of JDSU common stock, based on the average closing price for JDSU common stock for the five (5) trading day period ending on and including the trading day that is three (3) trading days before the date the merger closes.

Q:	What will happen to ABNH's restricted stock in the merger?

A:	At the effective time of the merger, each outstanding share of ABNH restricted stock will become fully vested and will be converted into the right to receive the merger consideration.

Q:	What should I do now?

A:	After carefully reading this proxy statement/prospectus, including its annexes, JDSU and ABNH urge you to respond by voting your shares through one of the following means:

•

by mail, by completing, signing, dating and mailing each proxy card (if you are a registered stockholder, meaning that you hold your stock in your name) or voting instruction card (if your shares are held in "street name," meaning that your shares are held in the name of a broker, bank or other nominee) and returning it in the envelope provided;

•	via telephone, using the toll-free number listed on each proxy card or voting instruction card (if your bank, broker or nominee makes telephone voting available);

•	via the Internet, at the address provided on each proxy card or voting instruction card (if your bank, broker or nominee makes Internet voting available); or

•	in person, by attending the special meeting and submitting your vote in person.

Q:	Do I need to send in my ABNH stock certificates now?

A:	No. You should not send in your ABNH stock certificates now. Following the merger, a letter of transmittal will be sent to ABNH stockholders informing them where to deliver their ABNH stock certificates in order to receive the cash portion of the merger consideration and the portion of the merger consideration consisting of shares of JDSU common stock. You should not send in your ABNH common stock certificates prior to receiving this letter of transmittal.

Q:	What vote is required to approve the proposals?

A:	The proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of ABNH common stock entitled to vote at the ABNH special meeting of stockholders. The proposal to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares entitled to vote that are cast in person or by proxy at the special meeting. Executed proxies returned to ABNH but not marked to indicate your voting preference will be counted as votes "FOR" the proposal to adopt the merger agreement and to approve the transactions contemplated by the merger agreement, including the merger, and "FOR" the proposal to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement.

Q:	Are there any stockholders already committed to voting in favor of the merger?

A:	Yes. All of the executive officers and directors of ABNH and Crane & Co., Inc. have agreed to vote all of their shares of ABNH common stock, representing approximately 19% of the outstanding shares of ABNH common stock on December 10, 2007, in favor of adoption of the merger agreement and in favor of granting discretionary authority to the persons named as proxies to vote their shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement. A copy of the form of voting agreement is attached as Annex B to this proxy statement/prospectus. See the section entitled "The Voting Agreements" beginning on page 99 of this proxy statement/prospectus.

Q:	When do you expect to complete the merger?

A:	JDSU and ABNH are working toward completing the merger as quickly as possible. The merger is expected to close during the first calendar quarter of 2008. However, because completion of the merger is subject to various conditions, JDSU and ABNH cannot predict the exact timing of the merger or whether the merger will occur at all.

Q:	As an ABNH stockholder, will I be able to trade the JDSU common stock that I receive in connection with the merger?

A:	The shares of JDSU common stock issued in connection with the merger will be freely tradable, unless you are an "affiliate" (as defined in the Securities Act of 1933, as amended, or the Securities Act) of ABNH. If you are an affiliate of ABNH, you will be required to comply with the applicable restrictions of Rule 145 under the Securities Act in order to resell shares of JDSU common stock you receive in the merger. You will be notified if you are an affiliate of ABNH.

Q:	What are the United States federal income tax consequences of the merger?

A:	The merger is intended to qualify as a reorganization for U.S. federal income tax purposes under the Internal Revenue Code, and JDSU and ABNH will receive the opinions of their respective counsel regarding such qualification. ABNH stockholders generally will not recognize a gain or loss for United States federal income tax purposes with respect to the portion of the merger consideration consisting of shares of JDSU common stock, while with respect to the cash portion of the merger consideration, ABNH stockholders generally will recognize capital gain (but not loss) in an amount equal to the lesser of:

•	the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share of JDSU common stock), and

•

the amount of gain realized on the transaction, if any, which is the amount by which the sum of the fair market value of the JDSU common stock determined as of the effective time of the merger and the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share of JDSU common stock) for the ABNH common stock held by the stockholder exceeds the stockholder's adjusted tax basis in the ABNH common stock.

Each holder of shares of ABNH common stock is urged to consult his or her tax adviser as to the United States federal income tax consequences of the merger, as well as the effects of state, local and non-United States tax laws.

For a more complete description of the tax consequences of the merger, see the section entitled "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page 76 of this proxy statement/prospectus.

Q:	Are there any risks related to the proposed transaction or any risks related to owning JDSU common stock that I should consider in deciding whether to approve the proposals?

A:	Yes. You should carefully review the section entitled "Risk Factors" beginning on page 23 of this proxy statement/prospectus.

Questions and Answers About the ABNH Special Meeting

Q:	When and where will the ABNH special meeting be held?

A:	The special meeting will take place at the offices of Fulbright & Jaworski L.L.P., located at 666 Fifth Avenue, New York, New York 10103 on February 13, 2008 at 10:00 a.m., local time.

Q:	Who can attend and vote at the special meeting?

A:	All ABNH stockholders of record as of the close of business on January 11, 2008, the record date for the ABNH special meeting, are entitled to receive notice of and to vote at the ABNH special meeting.

Q:	How can I vote?

A:	If you are a stockholder of record, you may submit a proxy for the special meeting: (i) by completing, signing, dating and returning the proxy card in the pre-addressed envelope provided; (ii) using the telephone; or (iii) via the Internet. For specific instructions on how to use the telephone or the Internet to submit a proxy for the special meeting, please refer to the instructions on your proxy card.

If you hold your shares of ABNH common stock in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in "street name"), you must provide the record holder of your shares with instructions on how to vote your shares. Please check the voting instruction card included by your bank, broker or nominee for directions on providing instructions to vote your shares and to see if you may use the telephone or the Internet to provide instructions on how to vote your shares.

If you are a stockholder of record, you may also vote in person at the special meeting. If you hold shares in street name, you may not vote in person at the special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How will my proxy be exercised with respect to the proposals?

A:	All valid proxies received before the special meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to the proposal to adopt the merger agreement and the proposal to grant discretionary authority to adjourn the special meeting, the shares will be voted in accordance with the specification so made. If you submit your executed proxy but fail to indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals.

Q:	What happens if I do not return a proxy card or vote?

A:	If you do not sign and send in your proxy card, vote using the telephone or via the Internet or vote in person at the special meeting, or if you mark the "abstain" box on the proxy card or voting instruction card, it will have the same effect as a vote against the proposal to adopt the merger agreement, but will have no effect on the proposal to grant discretionary authority to adjourn the special meeting.

Q:	If my shares are held in "street name," will my broker vote my shares for me?

A:	Your broker will vote your shares held in "street name" on the proposal to adopt the merger agreement only if you provide instructions on how to vote. Therefore, you should be sure to provide your broker with instructions on how to vote your shares. Without instructions, your shares will not be voted on the proposal to adopt the merger agreement, which will have the effect of a vote against the merger.

Q:	What should I do if I receive more than one set of voting materials?

A:	Please complete, sign, date and return each proxy card and voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If your shares are held in more than one name, you will receive more than one proxy or voting instruction card.

Q:	May I change my vote after I have mailed my signed proxy or voting instruction card or voted using the telephone or Internet if available?

A:	Yes. If you have submitted a proxy, you may change your vote at any time before your proxy is voted at the ABNH special meeting of stockholders. You can do this one of four ways:

•	send a written, dated notice to the Secretary of ABNH stating that you would like to revoke your proxy;

•	complete, sign, date and submit a new later-dated proxy card;

•	re-vote electronically via the Internet or by telephone; or

•	attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a bank, broker or nominee to vote your shares of ABNH common stock by executing a voting instruction card or by using the telephone or Internet, you must follow the directions received from your bank, broker or nominee to change your instructions.

Q:	Who will bear the cost of this solicitation?

A:	ABNH will pay the expenses of soliciting proxies for the special meeting. ABNH has retained D.F. King & Co., Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $6,000 plus expenses. In addition, ABNH may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. ABNH and/or its agents may also solicit proxies by mail, telephone, facsimile, email or in person. No additional compensation will be paid for these services.

Q:	Who can answer my questions about the merger or ABNH's special meeting of stockholders?

A:	If you have questions about the merger or ABNH's special meeting of stockholders, including the procedures for voting your shares or if you would like additional copies of this proxy statement/prospectus without charge, you should contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

(800) 758-5880

SUMMARY

The following is a summary of the information contained in this proxy statement/prospectus. This summary may not contain all of the information about the merger that is important to you. For a more complete description of the merger, JDSU and ABNH encourage you to read carefully this entire proxy statement/prospectus, including the attached annexes. In addition, JDSU and ABNH encourage you to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about JDSU and ABNH. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information," beginning on page 107 of this proxy statement/prospectus.

The Merger and the Merger Agreement (see pages 52 and 84)

JDSU has agreed to acquire ABNH under the terms of a merger agreement between the companies that is described in this proxy statement/prospectus. Under the terms of the merger agreement, a newly formed, wholly owned subsidiary of JDSU will merge with and into ABNH with ABNH surviving the merger as a wholly owned subsidiary of JDSU. Upon completion of the merger each issued and outstanding share of common stock of ABNH will be converted into the right to receive $6.15 of merger consideration comprised of (a) $1.00 in cash and (b) $5.15 in shares of JDSU common stock, $0.001 par value. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, and JDSU and ABNH encourage you to read the merger agreement in its entirety.

Parties to the Merger

JDS Uniphase Corporation

JDS Uniphase Corporation is a leading provider of communications test and measurement solutions and optical products for the telecommunications industry, which includes service providers, cable operators, and network equipment manufacturers. JDSU's innovation and portfolio of solutions enable other essential industries and applications, including biomedical and environmental instrumentation, semiconductor, visual display, brand protection, aerospace and defense, and decorative coatings.

JDSU was incorporated in California in 1979 and reincorporated in Delaware in 1993. JDSU is the product of several significant mergers and acquisitions including, among others, the combination of Uniphase Corporation and JDS FITEL in 1999, and the acquisition of Acterna, Inc. in 2005. JDSU's principal executive offices are located at 430 North McCarthy Boulevard, Milpitas, California 95035, and its telephone number is (408) 546-5000. JDSU's website address is www.jdsu.com. Information contained in this website does not constitute part of this proxy statement/prospectus.

American Bank Note Holographics, Inc.

American Bank Note Holographics, Inc. originates, produces, markets and sells holograms and products incorporating holograms to address the escalating global problem of product and document counterfeiting with high quality authentication devices and related products and services for brand owners and governments. ABNH products are used primarily in security applications including authentication of transaction cards, identity documents, documents of value and various consumer products. ABNH also produces non-secure holograms for design and promotional applications.

ABNH was incorporated in the state of Delaware in 1985. It was, until July 20, 1998, a wholly-owned subsidiary of American Banknote Corporation. ABNH's principal executives offices are located at Two Applegate Drive, Robbinsville, New Jersey 08691, and its telephone number is (609) 632-0800. ABNH's website address is www.abnh.com. Information contained in this website does not constitute part of this proxy statement/prospectus.

Light Acquisition Corp.

Light Acquisition Corp. is a wholly owned subsidiary of JDSU formed on December 6, 2007. JDSU formed Light Acquisition Corp. solely to effect the merger, and Light Acquisition Corp. has not conducted any business during any period of its existence.

Special Meeting of the Stockholders of ABNH (see page 49)

Time, Date and Place. ABNH will hold the special meeting at the offices of Fulbright & Jaworski L.L.P., located at 666 Fifth Avenue, New York, New York 10103, on February 13, 2008 at 10:00 a.m., local time. At the special meeting, ABNH stockholders will be asked to vote to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, and to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of ABNH common stock at the close of business on January 11, 2008, the record date for the special meeting. At the close of business on the record date, ABNH had approximately 19,415,638 shares of common stock outstanding. Holders of record of shares of ABNH common stock on the record date are entitled to one (1) vote per share at the special meeting on all matters to be considered at the meeting.

Required Vote. Approval of the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of ABNH common stock outstanding on the record date of the special meeting entitled to vote. Approval of the proposal to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the total number of shares of ABNH common stock outstanding on the record date of the special meeting that are cast in person or by proxy at the special meeting.

Voting by ABNH's Directors and Executive Officers and One of its Stockholders; Voting Agreements. Each executive officer of ABNH, each member of the ABNH board of directors, and Crane & Co., Inc., each in their capacities as stockholders of ABNH, entered into voting agreements with JDSU and Light Acquisition Corp., pursuant to which, among other things, each executive officer of ABNH, each member of the ABNH board of directors and Crane & Co., Inc. agreed with JDSU and Light Acquisition Corp. to vote in favor of the merger agreement and the transactions contemplated thereby, including the merger, and agreed not to dispose of any shares of common stock held by such executive officer, member of the ABNH board of directors, or Crane & Co., Inc. prior to the consummation of the merger. Members of the ABNH board of directors, executive officers of ABNH and Crane & Co., Inc. owned an aggregate of 3,701,306 shares of ABNH common stock, which represented approximately 19% of ABNH's shares of common stock outstanding on that date. See the section entitled "The Voting Agreements" on page 99 of this proxy statement/prospectus.

Risk Factors (see page 23)

The "Risk Factors" section beginning on page 23 of this proxy statement/prospectus should be considered carefully by ABNH stockholders in evaluating whether to approve the proposals. These risk factors should be considered along with any additional risk factors in the reports of JDSU and ABNH filed with the Securities and Exchange Commission, or SEC, and any other information included in or incorporated by reference into this proxy statement/prospectus.

Recommendation of the ABNH Board of Directors (see page 55)

ABNH's board of directors believes that the merger agreement and the merger are fair to, advisable and in the best interests of ABNH and ABNH's stockholders. Accordingly, ABNH's board of directors has unanimously approved the merger agreement and unanimously recommends that ABNH's stockholders vote "FOR" the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, and "FOR" the proposal to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger.

ABNH's Reasons for the Merger

After careful consideration, ABNH's board of directors determined that the terms of the merger agreement are fair to, and that the merger is in the best interests of, ABNH and its stockholders. In reaching its decision to adopt and approve the merger agreement and recommend the merger to its stockholders, the ABNH board of directors consulted with ABNH's management, as well as its legal and financial advisors, and considered a number of factors, including, but not limited to:

•

ABNH's board of directors considered the financial and growth prospects for ABNH and its stockholders of a business combination with JDSU as compared to continuing to operate as a stand-alone entity, including without limitation, ABNH's reliance on a limited number of key customers and the illiquidity of ABNH common stock.

•

ABNH's board of directors considered the value of the consideration to be received by its stockholders in the merger. The board also took into account that the $6.15 per share merger consideration represented a premium of approximately 10% to the closing trading price of ABNH's common stock on December 10, 2007, the final trading day before the public announcement of the proposed merger. The board also considered the fact that stockholders would receive most of the consideration in the shares of JDSU's common stock, providing ABNH's stockholders the opportunity for liquidity or to maintain an investment in the combined company. ABNH's board of directors also considered the fact that its stockholders would received $1.00 per share of the merger consideration in cash, providing certainty of value and immediate liquidity for a portion of their investment.

•

ABNH's board of directors considered its recent experience in conducting a thorough auction process, performed with the assistance of Morgan Keegan, its financial advisor, in which approximately 70 potential bidders were contacted to solicit interest in a potential transaction with ABNH and the absence of a bid from another party or group that is more desirable than JDSU.

•

ABNH's board of directors considered JDSU's operating history, financial condition, business strategy and anticipated future performance. ABNH's board of directors recognized that JDSU is a leading provider of communications test and measurement solutions and optical products for the telecommunications industry. ABNH's board of directors reviewed JDSU's historical stock price performance, liquidity and the current valuation of its stock in the public markets relative to other companies in its industry.

ABNH's board of directors also considered a variety of risk and potentially negative factors in its evaluation of the merger. You can find a detailed discussion of the background to the merger agreement and ABNH's reasons for the merger in this proxy statement/prospectus under the sections entitled "Proposal No. 1—The Merger—Background of the Merger" beginning on page 52 and "Proposal No. 1—The Merger—ABNH's Reasons for the Merger and Recommendation ABNH's Board" beginning on page 55.

Opinion of ABNH's Financial Advisor Regarding the Merger (see page 59)

On December 10, 2007, Morgan Keegan & Company, Inc., financial advisor to ABNH (referred to in this prospectus/proxy statement as "Morgan Keegan"), delivered to the ABNH board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 10, 2007, that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken set forth in its written opinion, the proposed merger consideration to be paid to the holders of the shares of ABNH common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of ABNH common stock. The full text of Morgan

Keegan's opinion is attached to this proxy statement/prospectus as Annex C. You are encouraged to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken. Morgan Keegan's opinion is directed to the ABNH board of directors and does not constitute a recommendation to any stockholder as to how any stockholder should vote on, or take any action with respect to, the merger or any related matter.

ABNH's Directors and Executive Officers Have Interests in the Merger (see page 74)

In considering the recommendation of ABNH's board of directors with respect to the merger, ABNH's stockholders should be aware that certain executive officers and directors of ABNH have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of ABNH's stockholders generally. ABNH's board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

What Is Needed to Complete the Merger (see page 93)

Several conditions must be satisfied or waived before JDSU and ABNH complete the merger, including those summarized below:

•	adoption of the merger agreement by the affirmative vote of holders of a majority of the shares of ABNH common stock outstanding on the record date;

•	receipt of United States antitrust approvals;

•	receipt of all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity;

•	absence of any law, regulation or order making the merger illegal or otherwise prohibiting the merger;

•	the parties' respective representations and warranties contained in the merger agreement must be true and correct except as would not have a material adverse effect on such party;

•	material compliance by each party with its covenants in the merger agreement; and

•	no event or circumstance has occurred that has or would reasonably be expected to have a material adverse effect with respect to either party.

If the law permits, either ABNH or JDSU could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied. Stockholders of JDSU are not required to approve the merger, the issuance of shares of JDSU common stock in the merger or any matter relating to the merger, and, accordingly, JDSU will not hold a meeting of its stockholders in connection with the merger.

Regulatory Filings and Approvals Required to Complete the Merger (see page 78)

The merger agreement provides that, to complete the merger, any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Act applicable to the merger must have expired or been terminated.

On January 3, 2008, JDSU’s and ABNH’s request for early termination of the waiting period under the Hart-Scott-Rodino Antitrust Act was granted.

ABNH is Prohibited from Soliciting Other Offers (see page 88)

The merger agreement contains detailed provisions that prohibit ABNH, and its officers and directors, from taking any action to solicit or engage in discussions or negotiations with any person or group with respect to an acquisition proposal, as defined in the merger agreement, including (i) an acquisition that would result in a person or group acquiring securities representing more than twenty percent (20%) of the voting power of ABNH, (ii) a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, joint venture, share exchange, business combination or other similar transaction involving ABNH, (iii) issuance by ABNH of twenty percent (20%) or more of its equity securities and (iv) a transaction, or series of related transactions, involving an acquisition of twenty percent (20%) or more of ABNH's consolidated assets. ABNH is also required to cause its advisors to comply with these restrictions. The merger agreement does not, however, prohibit ABNH or its board of directors from considering, and from potentially recommending, an unsolicited bona fide written acquisition proposal from a third party if specified conditions are met.

Change of Board Recommendation (see page 90)

Subject to specified conditions, the board of directors of ABNH may withdraw or modify its recommendation in support of the adoption of the merger agreement by ABNH's stockholders. In the event that the board of directors of ABNH withdraws or modifies its recommendation in a manner adverse to JDSU, ABNH may be required to pay a termination fee of $4,825,000 to JDSU.

JDSU and ABNH May Terminate the Merger Agreement under Specified Circumstances (see page 96)

Under circumstances specified in the merger agreement, either JDSU or ABNH may terminate the merger agreement. These circumstances generally include if:

•	JDSU and ABNH mutually agree to terminate the merger agreement;

•

the merger is not completed by June 30, 2008, except that this right to terminate is not available to any party whose breach of the merger agreement results in the principal cause of the failure to consummate the merger on or before such date;

•

a final, non-appealable order of a court or any governmental entity has the effect of permanently prohibiting completion of the merger, provided that this right to terminate is not available to any party that has not used its reasonable best efforts to consummate the merger or whose breach of the merger agreement resulted in the imposition of or failure to remove such order;

•

the required approval of ABNH stockholders has not been obtained at the special meeting, except that this right to terminate is not available to ABNH if ABNH's action or failure to act caused the failure to obtain the requisite vote and such action or failure to act constitutes a material breach of the merger agreement;

•

the other party breaches its representations, warranties or covenants in the merger agreement such that the conditions to completion of the merger regarding its representations, warranties or covenants would not be satisfied, subject to a cure period.

Additionally, prior to the adoption of the merger agreement by the ABNH stockholders, JDSU may terminate the merger agreement if the board of directors of ABNH takes certain actions in opposition to the merger or failed to take such actions with respect to alternative proposals as described in the merger agreement. ABNH may terminate the merger agreement in order to enter into a definitive agreement with respect to an alternative acquisition under specified conditions and pays the termination fee to JDSU.

ABNH May Be Required to Pay a Termination Fee under Specified Circumstances (see page 97)

If the merger agreement is terminated under specified circumstances, ABNH may be required to pay a termination fee of $4,825,000 to JDSU.

Material United States Federal Income Tax Consequences of the Merger (see page 76)

The merger has been structured to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and it is a condition to closing that each of JDSU and ABNH receive opinions from legal counsel to the effect that the merger will so qualify. If the merger qualifies as a reorganization, ABNH stockholders generally will recognize gain (but not loss) for United States federal income tax purposes as a result of the merger in an amount not to exceed the cash received as part of the merger consideration.

ABNH stockholders are urged to read the discussion in the section entitled "Proposal No. 1—The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page 76 of this proxy statement/prospectus and to consult their tax advisors as to the United States federal income tax consequences of the merger, as well as the effect of state, local and non-United States tax laws.

Withholding Rights

JDSU and the surviving corporation will be entitled to deduct and withhold from the consideration otherwise payable to any holder of ABNH common stock pursuant to the merger agreement any amounts that may be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of federal, state or local tax law.

Accounting Treatment of the Merger (see page 77)

In accordance with United States generally accepted accounting principles, JDSU will account for the merger under the purchase method of accounting for business combinations.

The Merger is Subject to Antitrust Laws

JDSU and ABNH are required to make filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, with the Antitrust Division of the United States Department of Justice, or the DOJ, and the United States Federal Trade Commission, or the FTC. JDSU and ABNH filed the required notification and report forms on December 18, 2007 and requested early termination of the required waiting period. On January 3, 2008, JDSU’s and ABNH’s request for early termination of the required waiting period under the HSR Act was granted. Reviewing agencies or governments or private persons may challenge the merger under antitrust or similar laws at any time before or after its completion.

JDSU Will List Shares of JDSU Common Stock on the Nasdaq Global Select Market

If JDSU and ABNH complete the merger, ABNH stockholders will be able to trade the shares of JDSU common stock they receive in the merger on the Nasdaq Global Select Market, subject to restrictions on affiliates of ABNH described in the section entitled "Proposal No. 1—The Merger—Restrictions on Sales of Shares of JDSU Common Stock Received in the Merger" beginning on page 79 of this proxy statement/prospectus. If JDSU and ABNH complete the merger, ABNH stock will no longer be quoted on the OTC Bulletin Board or any other market or exchange.

Appraisal Rights (see page 79)

To the extent holders of ABNH common stock do not wish to accept the consideration payable pursuant to the merger, such holders may seek, under Section 262 of the DGCL, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or the same as the amounts that holders of ABNH common stock are entitled to receive in connection with the merger. Failure to strictly comply with all the procedures required by Section 262 of the DGCL will result in a loss of the right to appraisal.

Merely voting against the merger will not preserve the right of ABNH stockholders to appraisal under Delaware law. Also, because a submitted proxy not marked "against" or "abstain" will be voted "FOR" the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, the submission of a proxy not marked "against" or "abstain" will result in the waiver of appraisal rights. ABNH stockholders who hold shares in the name of a broker or other nominee must instruct their nominee to take the steps necessary to enable them to demand appraisal for their shares.

Annex D to this proxy statement/prospectus contains the full text of Section 262 of the DGCL, which relates to the rights of appraisal. We encourage you to read these provisions carefully and in their entirety.

SELECTED HISTORICAL CONSOLIDATED

FINANCIAL DATA OF JDSU

The tables below present summary selected historical consolidated financial data of JDSU (in millions except for net loss per share data) prepared in accordance with accounting principles generally accepted in the United States of America. You should read the information set forth below in conjunction with JDSU's consolidated financial statements and related notes, and management's discussion and analysis of consolidated financial condition, results of operations, and other financial information in JDSU's Annual Report on Form 10-K for the fiscal year ended June 30, 2007 as filed with the SEC on August 29, 2007, which is incorporated by reference into this proxy statement/prospectus.

The selected consolidated statement of operations data set forth below for each of the years in the five-year period ended June 30, 2007, and the selected consolidated balance sheet data as of June 30, 2007, and July 1, 2006, July 2, 2005, July 3, 2004, and July 4, 2003 are derived from, and qualified by reference to, the audited financial statements of JDSU and the related notes thereto that are incorporated by reference into this proxy statement/prospectus.

The consolidated statement of operations data for the three months ended September 29, 2007 and September 30, 2006 and the consolidated balance sheet data as of September 29, 2007 are unaudited but include, in the opinion of management of JDSU, all adjustments including normal recurring adjustments, necessary for a fair statement of such information. Results for the three months ended September 29, 2007 and September 30, 2006, are not necessarily indicative of the results that may be expected for any other interim periods or for the year as a whole.

	Three Months Ended (unaudited)		Years Ended
	September 29, 2007	September 30, 2006	June 30, 2007	July 1, 2006(1)	July 2, 2005	July 3, 2004	July 4, 2003
Consolidated Statement of Operations Data:
Net revenue	$356.7	$318.1	$1,396.8	$1,204.3	$712.2	$635.9	$675.9
Gross profit	133.7	98.0	472.0	340.5	112.2	135.9	55.4
Amortization of goodwill and other intangibles	6.9	6.4	26.8	24.4	6.4	6.1	19.8
Acquired in-process research and development	—	—	5.1	20.3	1.1	2.6	0.4
Reduction of goodwill and intangibles and loss on long-lived assets	0.4	0.1	7.8	28.0	85.3	52.3	393.6
Restructuring charges	1.1	5.2	14.7	35.0	18.2	11.5	121.3
Total operating expense	155.2	134.7	591.2	588.5	362.0	316.7	956.1
Loss from operations	(21.5)	(36.7)	(119.2)	(248.0)	(249.8)	(180.8)	(900.7)
Net loss	(6.9)	(17.4)	(26.3)	(151.2)	(261.3)	(115.5)	(933.8)
Net loss per share—basic and diluted	(0.03)	(0.08)	(0.12)	(0.73)	(1.45)	(0.64)	(5.28)

	September 29, 2007 (unaudited)	June 30, 2007	July 1, 2006(1)	July 2, 2005	July 3, 2004	July 4, 2003
Consolidated Balance Sheet Data:
Cash, cash equivalents, short-term investments, and restricted cash	$1,127.4	$1,142.7	$1,238.6	$1,304.5	$1,545.9	$1,234.1
Working capital	1,325.5	1,312.8	1,382.6	1,350.9	1,539.5	1,168.4
Total assets	2,992.0	3,025.3	3,065.1	2,089.9	2,392.2	2,137.8
Long-term obligations	939.4	941.9	1,059.1	519.4	508.9	16.3
Total stockholders' equity	1,753.5	1,735.5	1,583.6	1,329.7	1,571.1	1,671.1

(1)	(a) Effective July 3, 2005, the first day of fiscal 2006, JDSU adopted Statement of Financial Accounting Standard No. 123, "Share-Based Payment (Revised 2004)" ("SFAS 123(R)") on a modified prospective basis. As a result, JDSU has included stock-based compensation expense in its results of operations starting fiscal 2006.

(b) On August 3, 2005, JDSU acquired Acterna, Inc. ("Acterna") in a transaction accounted for as a purchase. The Consolidated Statement of Operations for fiscal 2006 included the results of operations from Acterna subsequent to August 3, 2005 and the Consolidated Balance Sheet as of July 1, 2006 included Acterna's financial position.

(c) On May 17, 2006, JDSU completed an offering of $375 million aggregate principal amount of 1% Senior Convertible Notes due 2026. On June 5, 2006, JDSU sold an additional $50 million aggregate principal amount of the notes which were issued upon the exercise by the initial purchasers of an over-allotment option granted by JDSU. The sale of the additional notes brought the total aggregate principal amount of 1% Senior Convertible Notes outstanding to $425 million. Both transactions are included in the Consolidated Balance Sheet as of July 1, 2006.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ABNH

The tables below present summary selected historical financial data of ABNH (in thousands except for net income (loss) per share data) prepared in accordance with accounting principles generally accepted in the United States of America. You should read the information set forth below in conjunction with ABNH's financial statements and related notes, and management's discussion and analysis of financial condition and results of operations and other financial information in ABNH's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2006 as filed with the SEC on March 30, 2007, which is incorporated by reference into this proxy statement/prospectus.

The selected statement of income data set forth below for each of the years in the five-year period ended December 31, 2006, and the selected balance sheet data as of December 31, 2006, 2005, 2004, 2003, and 2002 are derived from, and qualified by reference to, the audited financial statements of ABNH and the related notes thereto that are incorporated by reference into this proxy statement/prospectus.

The statement of income data for the nine months ended September 30, 2007 and 2006, and the balance sheet data as of September 30, 2007 are unaudited but include, in the opinion of management of ABNH, all adjustments including normal recurring adjustments, necessary for a fair presentation of such information. Results for the nine months ended September 30, 2007 and 2006 are not necessarily indicative of the results that may be expected for any other interim periods or for the year as a whole.

	Nine Months Ended (unaudited)		Year Ended December 31,
	September 30, 2007	September 30, 2006	2006(a)	2005	2004	2003	2002
STATEMENT OF INCOME DATA:
Revenue:
Sales	$23,682	$24,914	$32,522	$32,299	$21,263	$18,284	$18,665
Royalty income	4	—	10	20	13	48	555

	23,686	24,914	32,532	32,319	21,276	18,332	19,220
Costs and expenses:
Cost of goods sold, exclusive of depreciation and amortization(b)	9,625	11,892	15,779	19,368	9,161	8,279	8,926
Selling and administrative	6,707	7,080	8,996	8,850	7,070	6,518	7,136
Research and development	1,283	1,303	1,592	1,263	1,270	1,142	1,143
Depreciation and amortization	708	593	845	1,297	830	739	800
Facility consolidation	58	13	67	2,769	242	—	—
Impairment of goodwill and fixed assets(c)	—	—	—	—	—	—	9,298

	18,381	20,881	27,279	33,547	18,573	16,678	27,303
Operating income (loss)	5,305	4,033	5,253	(1,228)	2,703	1,654	(8,083)
Other income:
Interest, net	570	347	509	259	121	97	113
Patent settlement and other	—	—	—	—	178	—	691

	570	347	509	259	299	97	804
Income (loss) before provision (benefit) for income taxes	5,875	4,380	5,762	(969)	3,002	1,751	(7,279)
Provision (benefit) for income taxes	1,648	1,638	2,167	(388)	1,201	744	858

Net income (loss)	$4,227	$2,742	$3,595	$(581)	$1,801	$1,007	$(8,137)

Net income (loss) per share:(d)
Basic	$0.22	$0.15	$0.19	$(0.03)	$0.10	$0.05	$(0.44)
Diluted	$0.21	$0.14	$0.18	$(0.03)	$0.10	$0.05	$(0.44)
Weighted average shares outstanding:(d)
Basic	18,884	18,877	18,893	18,593	18,489	18,484	18,484
Diluted	19,668	19,591	19,553	18,593	18,907	18,526	18,484

		December 31,
	September 30, 2007 (unaudited)	2006	2005	2004	2003	2002
BALANCE SHEET DATA:
Working capital	$24,404	$19,122	$13,556	$17,243	$16,054	$14,091
Total assets	35,377	30,968	29,484	25,211	21,020	20,130
Total debt	—	—	—	—	—	—
Total stockholders' equity	30,068	24,129	19,310	19,314	17,449	16,442

(a)	ABNH adopted FAS 123 (R) under the modified prospective method effective January 1, 2006 resulting in stock based compensation expense amounting to $1.0 million in 2006. Under the modified prospective method, ABNH is not required to restate the prior year financial statements.

(b)	On April 8, 2005, ABNH entered into an agreement with VISA, pursuant to which it was authorized to supply HoloMag to VISA approved card manufacturers. ABNH began shipping HoloMag to VISA authorized card manufacturers in the second half of 2005. On March 14, 2006, ABNH was informed by VISA that, as a result of an issue with certain terminals being affected by electro-static discharge from static electricity carried on cards incorporating the first generation of HoloMag, VISA was effectively ceasing the HoloMag program (the "VISA Decision"). In the quarter ended December 31, 2005, as a result of the VISA Decision, ABNH recorded a pre-tax charge amounting to approximately $5.0 million relating primarily to the value of its HoloMag inventory. Also included in the charge were increases in ABNH's provisions for accounts receivable and warranty.

(c)	As a result of ABNH's annual test for impairment of goodwill, ABNH recorded an impairment charge of $7.4 million during the quarter ended December 31, 2002. As a result of ABNH's review of long-lived assets for impairment during the quarter ended December 31, 2002, ABNH recorded an impairment charge of $1.9 million (see Note 1 of the Notes to the Financial Statements).

(d)	Diluted earnings (loss) per share would have been anti-dilutive for the years ended December 31, 2002 and 2005, if based on fully diluted shares adjusted to reflect stock options exercised.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following table presents summary unaudited pro forma condensed combined consolidated financial data which reflects the proposed acquisition of ABNH. The summary unaudited pro forma condensed combined consolidated financial data are derived from and should be read in conjunction with the unaudited pro forma condensed combined consolidated financial statements and related notes thereto included in this proxy statement/prospectus. See "Index to Pro Forma Combined Consolidated Financial Statements" on page F-1.

	Three Months Ended September 29, 2007	Fiscal Year Ended June 30, 2007
	(In millions, except per share data)
Unaudited Pro Forma Condensed Combined Consolidated Statement of Income Data:
Net revenue	$365.2	$1,426.2
Loss from operations	(20.4)	(118.2)
Net loss	(6.2)	(27.8)
Net loss per share:
Basic	$(0.03)	$(0.13)
Diluted	$(0.03)	$(0.13)
Weighted average number of common shares:
Basic	226.3	219.0
Diluted	226.3	219.0

	September 29, 2007
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet Data:
Cash, cash equivalents, short-term investments, and restricted cash	$1,127.1
Working capital	1,322.2
Total assets	3,113.4
Long-term debt	733.6
Total stockholders' equity	1,861.5

COMPARATIVE HISTORICAL PER SHARE DATA

Set forth below are net income (loss) available to common stockholders and book value per share data for JDSU and ABNH on a historical basis and for JDSU on an unaudited pro forma combined basis. The pro forma data was derived by combining the historical consolidated financial information of JDSU and ABNH using purchase accounting.

The information below should be read in conjunction with the historical financial statements and related notes contained in the annual reports and other information that JDSU and ABNH has filed with the SEC and incorporated by reference herein and with the unaudited pro forma condensed combined consolidated financial statements and related notes thereto included in this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 107. The unaudited pro forma combined data below is for illustrative purposes only. The companies might have performed differently had they always been combined. This information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

	Year Ended June 30, 2007 JDSU	For the period from July 1, 2006 to June 30, 2007 ABNH	Pro Forma
			For the period from July 1, 2006 to June 30, 2007 JDSU & ABNH	For the period from July 1, 2006 to June 30, 2007 ABNH Equivalent(2)
Income (loss) per common share:
Basic	$(0.12)	$0.20	$(0.13)	$(0.05)
Diluted	$(0.12)	$0.20	$(0.13)	$(0.05)

	Three Months Ended September 29, 2007
	JDSU	ABNH	Pro Forma
			JDSU & ABNH	ABNH Equivalent(2)
Income (loss) per common share:
Basic	$(0.03)	$0.11	$(0.03)	$(0.01)
Diluted	$(0.03)	$0.10	$(0.03)	$(0.01)
Book value per common share at period end(1)	$7.99	$1.55	$8.21	$3.06
Shares used to compute book value per share	219.5	19.4	226.8	—

(1)	Historical book value per share is computed by dividing total stockholders' equity by the number of shares outstanding at the end of each period.

(2)	The Pro Forma ABNH Equivalent per share amounts were calculated by applying an exchange ratio to the pro forma combined net loss and book value per share. The exchange ratio does not include $1.00 per share cash consideration. The exchange ratio used in this pro forma table is based upon $5.15 divided by the average of the closing price for JDSU common stock for the five trading day period ending on and including December 13, 2007 of $13.80 per share. The actual exchange ratio will vary based on the trading price of JDSU common stock and will be determined based on the average of the closing price of JDSU common stock for the five trading day period ending on and including the third trading day prior to the closing of the merger.

JDSU's Dividend Policy

JDSU has not paid cash dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future.

ABNH's Dividend Policy

ABNH has not declared or paid any cash dividends on its common stock during any period for which financial information is provided in this proxy statement/prospectus. ABNH has no plans or intentions of paying dividends on its common stock in the foreseeable future.

COMPARATIVE PER SHARE MARKET PRICE DATA

JDSU common stock trades on the Nasdaq Global Select Market, or NASDAQ, under the symbol "JDSU." ABNH common stock trades on the OTC Bulletin Board under the symbol "ABHH."

The following table shows the high and low sales prices per share of JDSU common stock, as reported on the NASDAQ, and ABNH common stock, as reported on the OTC Bulletin Board, on December 10, 2007, the last full trading day preceding the public announcement that JDSU and ABNH had entered into the merger agreement and on January 10, 2008, the last practicable date for which information was available prior to the date of the first mailing of this proxy statement/prospectus.

The table also includes the equivalent high and low sales prices per share of ABNH common stock on those dates. These equivalent high and low sales prices per share reflect the fluctuating value of the JDSU common stock that ABNH stockholders would receive in exchange for each share of ABNH common stock if the merger was completed on such date applying an exchange ratio of 0.37 (based upon $5.15 divided by the average of the closing price for JDSU common stock for the five trading day period ending on and including December 13, 2007 of $13.80 per share) for each share of ABNH common stock exchanged in the merger and an exchange ratio of 0.43 (based upon $5.15 divided by the average of the closing price for JDSU common stock for the five trading day period ending on and including January 10, 2008 of $12.00 per share) for each share of ABNH common stock exchanged in the merger. These ratios do not include the cash component of the merger consideration. The actual exchange ratio will vary based upon the trading price of JDSU common stock and will be determined based on the average of the closing prices of JDSU common stock for the five trading day period ending on and including the third trading day prior to the closing of the merger.

	ABNH Common Stock		JDSU Common Stock		Equivalent Price Per Share
	High	Low	High	Low	High	Low
December 10, 2007	$5.70	$5.50	$14.13	$13.79	$5.23	$5.10
January 10, 2008	$5.95	$5.91	$11.93	$11.35	$5.13	$4.88

The following table sets forth the high and low sales prices of JDSU common stock for the periods indicated. The prices indicated below have been appropriately adjusted to give retroactive effect to all common stock splits that have occurred through the date of this proxy statement/prospectus.

	High	Low
Fiscal 2007:
Fourth Quarter	$16.98	$12.51
Third Quarter	17.93	14.90
Second Quarter	19.37	14.04
First Quarter	21.20	16.40

Fiscal 2006:
Fourth Quarter	$33.04	$18.64
Third Quarter	33.44	19.36
Second Quarter	22.40	15.20
First Quarter	17.76	11.92

The above table shows only historical comparisons. These comparisons may not provide meaningful information to ABNH stockholders in determining whether to adopt the merger agreement. ABNH stockholders are urged to obtain current market quotations for JDSU and ABNH common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to adopt the merger agreement. See the section entitled "Where You Can Find More Information" beginning on page 107 of this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This proxy statement/prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This proxy statement/prospectus contains forward-looking statements based on current projections about operations, industry, financial condition and liquidity. Words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "project," "seek," "will," "should," "continue," "predict," "potential" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, the combination or the business of the combined organization identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements. All statements included in or incorporated by reference into this proxy statement/prospectus other than statements of historical fact regarding JDSU or ABNH are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include, among others, statements about:

•

JDSU's belief that the combined company reinforces its growth strategy for its Advanced Optical Technologies segment and is better positioned to capitalize on the expected growth in the global security product solutions industry;

•	JDSU's belief that it can make the combination of JDSU and ABNH successful financially by achieving a high rate of operating leverage and achieving initial synergies from the current cost base;

•	JDSU's belief that the combined company should be well positioned to be a market leader in providing security product solutions by leveraging ABNH's industry leading technology;

•	expectations regarding the completion of the merger;

•	the forward-looking financial information summarized under the section entitled "Opinion of ABNH's Financial Advisor;" and

•	the pro forma financial information giving effect to the combination of JDSU and ABNH and the estimates and assumptions contained therein.

These forward-looking statements are based upon the current beliefs and expectations of JDSU's and ABNH's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of JDSU and ABNH. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	those discussed and identified in public filings with the Securities and Exchange Commission made by JDSU and ABNH;

•	the vote of ABNH on the merger at the ABNH special meeting;

•	the timing of the completion of the merger; and

•	the amount of expenses and other liabilities incurred or accrued between the date of the signing of the merger agreement and date of the closing of the merger.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to JDSU or ABNH or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, JDSU and ABNH undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

JDSU and ABNH will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond the combined company's control. In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, you should carefully consider the risks described below before deciding how to vote your shares. Additional risks and uncertainties not presently known to JDSU and ABNH or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and JDSU and ABNH as a combined company.

Risks Related to the Merger

The combined company may not realize the benefits of the proposed merger because of integration and other challenges.

The failure of the combined company to meet the challenges involved in integrating the operations of JDSU and ABNH successfully or otherwise to realize any of the anticipated benefits of the merger could seriously harm the results of operations of the combined company. Realizing the benefits of the merger by the combined company will depend in part on the timely integration of technology, operations, and personnel. The integration of the companies will be a complex, time-consuming and expensive process that, even with proper planning and implementation, could significantly disrupt the businesses of JDSU and ABNH. The challenges involved in this integration include the following:

•	combining product and service offerings;

•	coordinating research and development activities to enhance introduction of new products and services;

•	preserving customer, supplier and other important relationships of both JDSU and ABNH and resolving potential conflicts that may arise;

•	minimizing the diversion of management attention from ongoing business concerns;

•	addressing differences in the business cultures of JDSU and ABNH to maintain employee morale and retain key employees; and

•	coordinating and combining overseas operations, relationships and facilities, which may be subject to additional constraints imposed by geographic distance and local laws and regulations.

The combined company may not successfully integrate the operations of JDSU and ABNH in a timely manner, or at all, and the combined company may not realize the anticipated benefits or synergies of the merger to the extent, or in the timeframe, anticipated. The anticipated benefits and synergies are based on projections and assumptions, not actual experience, and assume a successful integration. In addition to the integration risks discussed above, the combined company's ability to realize these benefits and synergies could be adversely affected by practical or legal constraints on its ability to combine operations.

The directors and executive officers of ABNH have interests and arrangements that could affect their decision to support or approve the merger.

When considering the ABNH board of directors' recommendation that ABNH stockholders vote in favor of the proposal to adopt the merger agreement, ABNH stockholders should be aware that ABNH's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of its stockholders generally. The directors and executive officers have options to purchase ABNH's common stock and certain executive officers own shares of ABNH restricted stock. Each unexpired and outstanding ABNH stock option (whether vested or unvested) held by an executive officer of ABNH will be assumed by JDSU and converted into an option to purchase that number of shares of JDSU common stock equal to the number of shares purchasable under the ABNH option multiplied by the option exchange ratio, rounded down to the nearest whole number of shares of JDSU common stock, at an exercise price per share equal to the exercise price per share of ABNH common stock divided by the option exchange ratio, rounded up to the nearest whole cent. Each unexpired and outstanding ABNH stock option (whether vested or unvested) held by a non-employee director will be terminated and the holder of such option will receive an amount (payable in cash and shares of JDSU common stock) equal to the number of shares of ABNH common stock underlying such option multiplied by the difference between the per share exercise price and the per share merger consideration. Each outstanding share of ABNH restricted stock held by an executive officer under ABNH's stock plans will become fully vested and will be converted into the right to receive the merger consideration on the same basis as other outstanding shares of ABNH common stock. Additionally, upon the occurrence of certain types of termination of employment after the merger, certain executive officers would be entitled to receive severance benefits, including a cash payment and accelerated vesting of their converted stock options and a gross up payment under Section 280G of the Internal Revenue Code of 1986, as amended.

Finally, the directors and executive officers will receive continuing indemnification from the company surviving the merger and JDSU against liabilities after the merger is completed. All of the directors and executive officers of ABNH and one of its stockholders have entered into voting agreements with JDSU pursuant to which they agreed to vote their shares of ABNH common stock, representing approximately 19% of all outstanding shares of ABNH common stock as of the close of business on the record date for the special meeting, in favor of the proposal to adopt the merger agreement. For a more detailed description of the interests of ABNH's directors and executive officers in the merger, please see the section entitled "Proposal No. 1—The Merger—Interests of ABNH's Directors and Executive Officers in the Merger" beginning on page 74 of this proxy statement/prospectus.

ABNH's stockholders will not know until three business days before the closing of the merger the number of shares of JDSU common stock that will be issued in the merger.

In connection with the merger, you will be entitled to receive $1.00 in cash in respect of each share of ABNH common stock that you own immediately prior to the merger plus an additional $5.15 in shares of JDSU common stock. The number of shares of JDSU common stock that the ABNH stockholders will receive will be determined based on the closing price average of JDSU common stock for the five most recent trading days that JDSU common stock has traded ending on and including the trading day which is three trading days prior to the date the merger is completed, as reported on the Nasdaq Global Select Market. This market price may vary from the closing price of JDSU common stock on the date the merger was announced, on the date that this proxy statement/prospectus was mailed to ABNH's stockholders and on the date of the ABNH special meeting. Accordingly, the exact number of shares of JDSU common stock that you will be entitled to receive for each of your ABNH shares will not be known until three business days before the closing of the merger.

JDSU and ABNH may be unable to obtain the regulatory approvals required to complete the merger or, in order to do so, the combined company may be required to comply with material restrictions or conditions.

JDSU and ABNH may be unable to obtain the regulatory approvals required to complete the transaction or, in order to do so, the combined company may be required to comply with material restrictions or conditions. The merger is subject to review by the DOJ and the FTC, under the HSR Act. JDSU and ABNH made filings under the HSR Act on December 18, 2007, and the statutory waiting period thereunder must expire or be terminated prior to completing the merger. On January 3, 2008, JDSU’s and ABNH’s request for early termination of the waiting period under the HSR Act was granted. In addition, the merger may be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. Any resulting delay in the completion of the merger could diminish the anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction.

The reviewing authorities may not permit the merger at all or may impose restrictions or conditions on the merger that may seriously harm the combined company if the merger is completed. These conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. Pursuant to the terms of the merger agreement, JDSU may refuse to complete the merger if governmental authorities impose any material restrictions or limitations on JDSU, any of JDSU's subsidiaries or ABNH and their ability to conduct their respective businesses. JDSU and ABNH also may agree to restrictions or conditions imposed by antitrust authorities in order to obtain regulatory approval, and these restrictions or conditions could harm the combined company's operations.

In addition, during or after the statutory waiting periods, and even after completion of the merger, governmental authorities could seek to block or challenge the merger as they deem necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. JDSU, ABNH or the combined company may not prevail, or may incur significant costs, in defending or settling any action under the antitrust laws.

JDSU and ABNH expect to incur significant costs associated with the merger.

JDSU estimates that it will incur direct transaction costs of approximately $1.1 million associated with the merger, which will be included as part of the total purchase price for financial accounting purposes. In addition, ABNH estimates that it will incur direct transaction costs of approximately $4.3 million, which will be recognized as expenses as incurred. JDSU and ABNH believe the combined entity may incur charges to operations, which cannot currently be reasonably estimated, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger and the integration of the two companies.

Failure to complete the merger with JDSU could materially and adversely affect ABNH's results of operations and ABNH's stock price.

Consummation of the merger is subject to customary closing conditions, including antitrust approvals and approval by ABNH's stockholders. There can be no assurance that these conditions will be met or waived, that the necessary approvals will be obtained, or that ABNH will be able to successfully consummate the merger as currently contemplated under the merger agreement or at all.

If the merger is not consummated:

•

ABNH will be liable for significant transaction costs, including legal, accounting, financial advisory and other costs relating to the merger and under some circumstances up to $750,000 of JDSU's expenses relating to the merger;

•

under some circumstances, ABNH may have to pay a termination fee to JDSU in the amount of $4,825,000; see the section entitled "The Merger Agreement—Payment of Termination Fee" beginning on page 97 of this proxy statement/prospectus;

•

any operational investments that ABNH may delay due to the pending transaction would need to be made, potentially on an accelerated timeframe, which could then prove costly and more difficult to implement; and

•	the market price of ABNH's common stock may decline to the extent that the current market price reflects a market belief that the merger will be completed.

Additionally, the announcement of the pending merger may lead to uncertainty for ABNH's employees and its customers and suppliers. This uncertainty may mean:

•	the attention of ABNH's management and employees may be diverted from day-to-day operations;

•

ABNH's customers and suppliers may seek to modify or terminate existing agreements, or prospective customers may delay entering into new agreements or purchasing ABNH's products as a result of the announcement of the merger; and

•	ABNH's ability to attract new employees and retain existing employees may be harmed by uncertainties associated with the merger.

The occurrence of any of these events individually or in combination could materially and adversely affect ABNH's results of operations and stock price.

ABNH's obligation to pay a termination fee under certain circumstances and the restrictions on its ability to solicit other acquisition proposals may discourage other companies from trying to acquire ABNH.

Until the merger is completed or the merger agreement is terminated, with limited exceptions, the merger agreement prohibits ABNH from entering into or soliciting any acquisition proposal or offer for a merger or other business combination with a party other than JDSU. ABNH has agreed to pay JDSU a termination fee of $4,825,000 under specified circumstances. These provisions could discourage other companies from trying to acquire ABNH for a higher price.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of JDSU's common stock following the merger.

In accordance with United States generally accepted accounting principles, or GAAP, the combined company will account for the merger using the purchase method of accounting, which will result in charges to earnings that could have a material adverse effect on the market value of the common stock of JDSU following completion of the merger. Under the purchase method of accounting, the combined company will allocate the total estimated purchase price to ABNH's net tangible assets and amortizable intangible assets based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as goodwill. The combined company will incur amortization expense over the useful lives of amortizable intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill becomes impaired, the combined company may be required to incur material charges relating to the impairment of that asset. These amortization and potential impairment charges could have a material impact on the combined company's results of operations.

In order to be successful, the combined company will need to retain and motivate key employees, which may be more difficult in light of uncertainty regarding the merger, and failure to do so could seriously harm the combined company.

In order to be successful, the combined company will need to retain and motivate executives and other key employees, including those in managerial and technical positions. Experienced management and technical personnel are in high demand and competition for their talents is intense. Employee retention may be a particularly challenging issue in connection with the merger. Employees of JDSU or ABNH may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. These circumstances may adversely affect the combined company's ability to attract and retain key management and technical personnel. The combined company also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult due to the potential distractions of the merger.

The market price of the shares of JDSU common stock may be affected by factors different from those affecting the shares of ABNH common stock.

Upon completion of the merger, holders of ABNH common stock will become holders of JDSU common stock. An investment in JDSU common stock has different risks than an investment in ABNH common stock. Therefore, former holders of ABNH common stock will be subject to different risks upon exchange of their shares of ABNH common stock for JDSU common stock in the merger, if applicable, some of which are described below in the section entitled "Risks Related to JDSU" beginning on page 27 of this proxy statement/prospectus. For a discussion of the businesses of JDSU and ABNH, see the documents incorporated by reference into this document and referred to in the section entitled "Where You Can Find More Information" beginning on page 107 of this proxy statement/prospectus.

Risks Related to JDSU

JDSU has a history of net losses, and JDSU'S future profitability is not assured.

JDSU has incurred net losses of $26.3 million, $151.2 million, and $261.3 million in fiscal years 2007, 2006 and 2005, respectively. Factors that may undermine JDSU's ability to grow revenues or to achieve future profitability include, among others:

•	uncertain future telecom carrier and cable operator capital and R&D spending levels, which particularly affects JDSU's Optical Communications and Communications Test and Measurement segments;

•	fluctuations in demand for, and sales of, JDSU's products;

•

adverse changes to JDSU's product mix, both fundamentally (resulting from new product transitions, the declining profitability of certain legacy products and the termination of certain formerly higher margin products, among other things) and due to quarterly demand fluctuations;

•	adverse charges associated with underutilization of JDSU's manufacturing capacities;

•

intense pricing pressure across JDSU'S product lines (due to competitive forces, increasingly from Asia, and to a highly concentrated customer base for many of JDSU's product lines), which continues to offset many of the cost improvements JDSU is realizing quarter over quarter;

•	availability and cost of components for JDSU products;

•

increasing commoditization of previously differentiated products, principally in the optical communications markets, and the attendant negative effect on average selling prices and profit margins, particularly in JDSU's Optical Communications segment;

•

continuing execution challenges, particularly in JDSU's optical communications and commercial laser product portfolio, which limit revenue opportunities and harm profitability, market opportunities and customer relations;

•

restructuring charges, employee severance expenses and other costs associated with asset divestitures, facility consolidations, product transfers, product terminations and other actions associated with JDSU's continuing restructuring activities;

•	revenue declines associated with terminated or divested product lines;

•	continuing redundant costs related to transitioning of manufacturing to low cost locations;

•	continuing high levels of selling, general and administrative, ("SG&A") expenses; and

•	seasonal fluctuations in revenue from JDSU's Communications Test and Measurement segment.

Taken together, these factors limit JDSU's ability to predict future profitability levels. While some of these factors may diminish over time as JDSU improves its cost structure and focuses on enhancing its product mix, several factors, such as continuous pricing pressure, increasing Asia-based competition, increasing commoditization of previously-differentiated products, a highly concentrated customer base for many of its product lines and seasonal Communications Test and Measurement segment revenue fluctuations, are likely to remain endemic to JDSU's businesses. If JDSU fails to achieve profitability expectations, the price of its debt and equity securities, as well as its business and financial condition, may be adversely impacted.

If information networks do not continue to expand as expected, or if industry consolidation continues, JDSU's business will be adversely impacted.

JDSU's future success as a manufacturer of optical components, modules and subsystems, and communications test and measurement products ultimately depends on the continued growth of the communications industry and, in particular, the continued expansion of global information networks. As part of that growth, JDSU is relying on an increasing demand for high-content voice, video, text and other data delivered over high-speed connections (i.e., high bandwidth communications). As network usage and bandwidth demand increase, so does the need for advanced networks to provide the required bandwidth and for advanced instruments and equipment to facilitate the installation, maintenance and operation of these networks. Without network and bandwidth growth, the need for JDSU products, and hence JDSU's future growth as a manufacturer of these products, is jeopardized. Currently, while increasing demand for network services and for broadband access, in particular, is apparent, growth is limited by several factors including, among others, an uncertain regulatory environment, reluctance from content providers to supply video and audio content over the communications infrastructure, and uncertainty regarding long-term sustainable business models as multiple industries (cable, traditional telecommunications, wireless, satellite, etc.) offer non-complementary and competing content delivery solutions. More broadly, current consolidation trends among communications service providers and network equipment manufacturers could cause temporary or permanent delays in network expansion, which in the short term limits JDSU's demand visibility, and in the longer term could reduce its business potential. Ultimately, should long-term expectations for network growth and bandwidth demand not be realized or not support sustainable business models, JDSU's customers and its business would be significantly harmed.

JDSU believes that it will continue to rely upon a limited number of customers for a significant portion of its revenues for each period for the foreseeable future and any failure by it to capture a significant share of these customers could materially harm its business. Dependence on a limited number of customers exposes JDSU to the risk that order reductions from any one customer can have a material adverse effect on periodic revenue. JDSU believes that the telecommunications industry has entered a period of consolidation. To the extent that JDSU's direct communications equipment manufacturer customer base and their customer base, the service providers, consolidates, it will have increased dependence on fewer customers who may be able to exert increased pressure on its prices and contractual terms in general. Customer consolidation activity and manufacturing and inventory initiatives could also create the potential for pauses in customer demand for JDSU's products as a consequence of their new decision frameworks and periods of operational streamlining. In particular, Optical Communications customer supply chain and inventory rationalization initiatives are limiting JDSU's demand visibility and could limit its short term business potential.

JDSU's Communications Test and Measurement Segment is particularly vulnerable to seasonal variations in its business.

The majority of the products in JDSU's Communications Test and Measurement segment are subject to significant seasonal fluctuations in demand. Reasons for this seasonal variation include, among other things, the customary capital equipment and research and development buying patterns of the telecommunications carriers and cable service providers, which are the most significant customers for these products. As a consequence, JDSU expects seasonal demand fluctuations to cause significant, periodic variations in JDSU's financial results for this reportable segment. Moreover, JDSU's overall financial results will be adversely impacted by these seasonal fluctuations to the extent that financial results from its other reportable segments do not offset the declines in its Communications Test and Measurement segment.

Without stability and growth in JDSU's non-communications businesses, its margins and profitability may be adversely impacted.

The Advanced Optical Technologies segment and Commercial Lasers business unit represents a material, although varying, portion of JDSU's total net revenue. Gross margins associated with products in these segments often exceed those from products in the Optical Communications segment. While JDSU believes that actions it has taken in recent years (including, among other things, divestitures and end of life programs associated with certain optics and display products within this segment) have significantly reduced the financial risk, revenue declines associated with Advanced Optical Technologies have had, and may in the future continue to have, a disproportionate impact on total company profitability measures in any quarter. Accordingly, JDSU's strategy emphasizes the growth opportunities in all of its reported segments, as it seeks to expand its markets and customer base, improve the profitability of its product portfolio and improve time to revenue. Therefore, JDSU is engaged in exploring new investments, strategic partnerships and product opportunities in its Advanced Optical Technologies and Commercial Lasers businesses. Contractions in these markets or JDSU's failure to execute programs related to such investments, partnerships and opportunities may significantly harm its business.

Actions to improve JDSU's cost structure are costly and risky and the timing and extent of expected benefits is uncertain.

In response to profitability concerns, JDSU is working vigorously to reduce its cost structure. JDSU has taken, and expects to continue to take, significant actions (including site closures, product transfers, asset divestitures and product terminations) in furtherance of this goal. In this regard, during recent years JDSU has initiated several major cost reduction initiatives. These initiatives include the transfer of manufacturing of certain of its products to contract manufacturing partners and JDSU's Shenzhen, China facilities, site consolidations and divestitures, product line and operations divestitures, end of life programs and significant headcount reductions. JDSU expects to continue to take additional, similar actions for the foreseeable future opportunistically. JDSU cannot be certain that these programs will be successful or completed as and when anticipated. These programs are costly, and JDSU has incurred, and will continue to incur, expenses to complete them. In addition, these programs are risky, as they are time-consuming and disruptive to JDSU's operations, employees, customers and suppliers, with no guarantee that the expected results (particularly cost savings and profitability expectations) will be achieved as and when projected or that the costs to complete these programs will not increase above expected levels. Cost savings achieved through these programs may not be timely or sufficient enough to offset continuing pricing declines.

If JDSU incurs more restructuring-related charges than currently anticipated, its consolidated financial condition and results of operations may be adversely impacted.

In April 2001, JDSU initiated a restructuring of its business in response to the economic downturn in its markets. Some of these restructuring efforts are ongoing and in fiscal year 2007, JDSU recorded total related restructuring charges of $14.7 million. These charges have adversely affected, and will continue to adversely affect, its results of operations and cash flows for the periods in which such charges have been, or will be, incurred. In the future, JDSU may incur additional charges or write-offs in connection with restructuring initiatives.

JDSU has continuing concerns regarding the manufacture, quality and distribution of its products. These concerns are heightened with new product offerings and when overall demand increases.

JDSU's success depends upon its ability to deliver both its current product offerings and new products and technologies on time and at an acceptable cost to its customers. As a technology company, JDSU constantly encounters quality, volume and cost concerns. The following factors are potential contributors to JDSU's concerns:

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JDSU's continuing cost reduction programs, which include site consolidations, asset divestitures, product transfers (internally and to contract manufacturers) and employee reductions, require the re-establishment and re-qualification by JDSU's customers of complex manufacturing lines, as well as modifications to systems, planning and operational infrastructure. During this process, JDSU has experienced, and continues to experience additional costs, delays in re-establishing volume production levels, planning difficulties, inventory issues, factory absorption concerns, and systems integration problems;

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increases in demand for certain of JDSU's products, in the midst of its cost reduction programs, are straining its execution abilities as well as those of its suppliers, as JDSU is experiencing periodic and varying capacity, workforce and materials constraints, enhanced by the impact of its ongoing product and operational transfers;

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variability of manufacturing yields caused by difficulties in the manufacturing process, the effects from a shift in product mix, changes in product specifications and the introduction of new product lines. These difficulties can reduce yields or disrupt production and thereby increase its manufacturing costs and adversely affect its margin;

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possible delays in the qualification process for the manufacturing lines for certain of JDSU's products. Each new and relocated manufacturing line must undergo rigorous qualification testing with its customers, and if JDSU experiences delays in qualification, its operating results and customer relationships would be harmed;

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the possibility of incurring significant costs to correct defective products (despite rigorous testing for quality both by JDSU's customers and by JDSU), which could include lost future sales of the affected product and other products, and potentially severe customer relations problems, litigation and damage to its reputation;

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JDSU's dependence on a limited number of vendors for raw materials, packages and standard components, and as such JDSU's business and results of operations could be adversely affected by a stoppage or delay of supply, substitution of more expensive or less reliable products, receipt of defective parts or contaminated materials, an increase in the price of such supplies, or JDSU's inability to obtain reduced pricing from its suppliers in response to competitive pressures; and

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new product programs and introductions, which due to their large-scale restricted field testing and lack of production manufacturers with their increased complexity, expose JDSU to yield and product risk internally and with its materials suppliers.

These factors have caused considerable strain on JDSU's execution capabilities and customer relations. Currently, JDSU is (a) having periodic difficulty responding to customer delivery expectations for some of its products, (b) experiencing yield and quality problems, particularly with some of its new products and higher volume products, and (c) expending additional funds and other resources to respond to these execution challenges. JDSU is also, in the short-term, diverting resources from new product research and development and other functions to assist with resolving these matters. If JDSU does not improve its performance in all of these areas, its operating results will be harmed, the commercial viability of new products may be challenged and its customers may choose to reduce their purchases of its products and purchase additional products from its competitors.

The communications equipment industry has extremely long product development cycles requiring JDSU to incur product development costs without assurances of an acceptable investment return.

The telecommunications industry is a capital-intensive industry, similar, in many respects, to any other infrastructure development industry. Large volumes of equipment and support structures are installed over vast areas, with considerable expenditures of funds and other resources, with long investment return period expectations. Moreover, reliability requirements are intense. Consequently, there is significant resistance to network redesigns and upgrades. Redesigns and upgrades of installed systems are undertaken only as required in response to user demand and competitive pressures and generally only after the applicable carrier has received sufficient return on its major investment. At the component supplier level this creates considerable, typically multi-year, gaps between the commencement of new product development and volume purchases. Accordingly, JDSU and its competitors often incur significant research and development and sales and marketing costs for products that, at the earliest, will be purchased by JDSU's customers long after much of the cost is incurred and, in some cases, may never be purchased due to changes in industry or customer requirements in the interim.

JDSU's business and financial condition could be harmed by its long-term growth strategy.

JDSU has made, and expects in the future to make, significant investments to enable its future growth through, among other things, internal expansion programs, product development, acquisitions and other strategic initiatives. JDSU may continue to grow its business through business combinations or other acquisitions of businesses, products or technologies. JDSU continually evaluates and explores strategic opportunities as they arise, including business combinations, strategic partnerships, capital investments and the purchase, licensing or sale of assets. Acquisitions typically entail many risks (see "Risks in acquisitions"). If JDSU fails to manage or anticipate its future growth effectively, particularly during periods of industry uncertainty, its business will be adversely impacted. Through JDSU's cost reductions measures JDSU is balancing the need to consolidate its operations with the need to preserve its ability to grow and scale its operations as its markets stabilize and recover. If JDSU fails to achieve this balance, its business will be adversely impacted to the extent its resources and operations are insufficient to support growth.

One of JDSU's products is dependent upon a single customer for a majority of sales.

JDSU has a strategic alliance with SICPA, its principal customer for its light interference microflakes that are used to, among other things, provide security features in currency. Under a license and supply agreement, JDSU relies exclusively on SICPA to market and sell one of these product lines, Optically Variable Pigment (OVP®), for document authentication applications worldwide. The agreement requires SICPA to purchase minimum quantities of these pigments over the term of the agreement. If SICPA fails to purchase these quantities, as and when required by the agreement, for any reason, JDSU's business and operating results (including, among other things, its revenue and gross margin) will be harmed, at least in the short-term. In the long-term, JDSU may be unable to find a substitute marketing and sales partner or develop these capabilities themselves.

JDSU depends on a limited number of vendors.

JDSU depends on a limited number of contract manufacturers, subcontractors, and suppliers for raw materials, packages and standard components. Some of JDSU's products rely on single-source suppliers for critical materials. These products include several of JDSU's advanced components, modules and subsystem products across its business. JDSU generally purchases these single or limited source products through standard purchase orders or one-year supply agreements, and it has no long-term guaranteed supply agreements with such suppliers. In addition, many of JDSU's important suppliers are small companies facing financial stability, quality, yield, scale or delivery concerns. Some of these companies may be acquired, undergo material reorganizations or become insolvent. Others are larger companies with limited dependency upon JDSU's business, resulting in unfavorable pricing, quantity or delivery terms. The recent signs of market stability in JDSU's business have exacerbated these concerns as it increases its purchasing to meet its customers' demands. While JDSU is currently undertaking programs to ensure the long-term strength of its supply chain, it is experiencing and expects to continue to experience, strain on its supply chain and periodic supplier problems. JDSU's business and results of operations could be adversely affected by a stoppage or delay of supply, substitution of more expensive or less reliable products, receipt of defective parts or contaminated materials, an increase in the price of such supplies, or its inability to obtain reduced pricing from its suppliers in response to competitive pressures. In addition, these problems have affected, and will continue to affect, JDSU's ability to meet customer expectations. If JDSU does not identify and implement long-term solutions to its supply chain concerns, its customer relationships and business will be materially impacted.

JDSU generally uses a rolling twelve (12) month forecast based on anticipated product orders, customer forecasts, product order history, warranty and service demand, and backlog to determine its material requirements. Lead times for the parts and components that JDSU orders vary significantly and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. If actual orders do not match JDSU's forecasts, it may have excess or shortfalls of some materials and components as well as excess inventory purchase commitments. JDSU could experience reduced or delayed product shipments or incur additional inventory write-downs and cancellation charges or penalties, which would increase costs and could have a material adverse impact on its results of operations.

Risks in acquisitions.

JDSU's growth is dependent upon market growth, its ability to enhance its existing products and the introduction of new products on a timely basis. JDSU has and will continue to address the need to develop new products through acquisitions of other companies and technologies. Acquisitions involve numerous risks, including the following:

•	difficulties in integrating the operations, technologies, products and personnel of the acquired businesses;

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inadequate internal control procedures and disclosure controls to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or poor integration of a target company's or businesses' procedures and controls;

•	diversion of management's attention from normal daily operations of the business;

•	potential difficulties in completing projects associated with in-process research and development;

•	difficulties in entering markets in which JDSU has no or limited direct prior experience and where competitors in such markets have stronger market positions;

•	insufficient net revenue to offset increased expenses associated with acquisitions;

•	potential loss of key employees of the acquired companies; and

•	difficulty in forecasting revenues and margins.

Acquisitions may also cause JDSU to:

•	issue common stock that would dilute JDSU's current stockholders' percentage ownership;

•	assume liabilities, some of which may be unknown at the time of such acquisitions;

•	record goodwill and non-amortizable intangible assets that will be subject to impairment testing and potential periodic impairment charges;

•	incur amortization expenses related to certain intangible assets;

•	incur large and immediate write-offs of in-process research and development costs; or

•	become subject to litigation.

Mergers and acquisitions of high-technology companies inherently entail risk, and no assurance can be given that JDSU's previous or future acquisitions will be successful or will not adversely affect its business, operating results, or financial condition. JDSU is currently devoting substantial resources to the integration of its recent acquisitions, which among other things, requires significant investment in IT systems and infrastructure. Failure to manage and successfully integrate acquisitions could harm JDSU's business and operating results in a material way. Even when an acquired company has already developed and marketed products, there can be no assurance that product enhancements will be made in a timely fashion or that all pre-acquisition due diligence will have identified all possible issues that might arise with respect to such products.

Expenses relating to acquired in-process research and development costs are charged in the period in which an acquisition is completed. These charges may occur in future acquisitions resulting in variability in JDSU's quarterly earnings.

If JDSU fails to attract and retain key personnel, its business could be adversely impacted.

JDSU's future depends, in part, on its ability to attract and retain key personnel. JDSU may not be able to hire and retain such personnel at compensation levels consistent with its existing compensation and salary structure. JDSU's future also depends on the continued contributions of its executive management team and other key management and technical personnel, each of whom would be difficult to replace. The loss of service from these or other executive officers or key personnel or the inability to continue to attract qualified personnel could have a material adverse effect on JDSU's business. Retention of key talent is an increasing concern as JDSU continues to implement cost improvement programs, including product transfers and site reductions, and as JDSU continues to address its profitability concerns.

Similar to other technology companies, particularly those located in Silicon Valley, JDSU relies upon its ability to use stock options and other forms of stock-based compensation as key components of its executive and employee compensation structure. Historically, these components have been critical to JDSU's ability to retain important personnel and offer competitive compensation packages. Without these components, JDSU would be required to significantly increase cash compensation levels (or develop alternative compensation structures) in order to retain its key employees.

If JDSU fails to attract and retain key finance personnel, its ability to maintain internal control over financial reporting may be impaired.

JDSU's key financial positions are currently staffed. Should JDSU experience turnover or should the demands on its current resources increase due to an increase in the number of complex, non-routine transactions, its internal control over financial reporting could be adversely impacted. This could result in material weaknesses in JDSU's internal controls over financial reporting.

Certain of JDSU's non-communications related products are subject to governmental and industry regulations, certifications and approvals.

The commercialization of certain of the products JDSU designs, manufactures and distributes through JDSU's Advanced Optical Technologies segment and Commercial Lasers business unit may be more costly due to required government approval and industry acceptance processes. Development of applications for JDSU's light interference and diffractive microflakes may require significant testing that could delay JDSU's sales. For example, certain uses in cosmetics may be regulated by the Food and Drug Administration, which has extensive and lengthy approval processes. Durability testing by the automobile industry of JDSU's decorative microflakes used with automotive paints can take up to three years. If JDSU changes a product for any reason, including technological changes or changes in the manufacturing process, prior approvals or certifications may be invalid and JDSU may need to go through the approval process again. If JDSU is unable to obtain these or other government or industry certifications in a timely manner, or at all, JDSU's operating results could be adversely affected.

JDSU faces risks related to its international operations and revenue.

JDSU's customers are located throughout the world. In addition, JDSU has significant offshore operations, including product development, manufacturing, sales and customer support operations. JDSU's operations outside North America include product development and manufacturing facilities in Europe and Asia and service, sales and support offices worldwide.

JDSU's international presence exposes it to certain risks, including the following:

•	JDSU's ability to comply with customs, import/export and other trade compliance regulations of the countries in which it does business, together with any unexpected changes in such regulations;

•	difficulties in establishing and enforcing JDSU's intellectual property rights;

•	tariffs and other trade barriers;

•	political, legal and economic instability in foreign markets, particularly in those markets in which JDSU maintains manufacturing and product development facilities;

•	difficulties in staffing and management;

•	language and cultural barriers;

•	seasonal reductions in business activities in the countries where JDSU's international customers are located;

•	integration of foreign operations;

•	longer payment cycles;

•	greater difficulty in accounts receivable collection;

•	difficulties in management of foreign distributors;

•	currency fluctuations; and

•	potential adverse tax consequences.

Net revenue from customers outside the Americas accounted for 45%, 39% and 34% of JDSU's total net revenue for fiscal years 2007, 2006 and 2005, respectively. JDSU expects that net revenue from customers outside North America will continue to account for a significant portion of its total net revenue. Lower sales levels that typically occur during the summer months in Europe and some other overseas markets may materially and adversely affect JDSU's business. In addition, the revenues JDSU derives from many of its customers depend on international sales and consequently further expose it to the risks associated with such international sales.

The international dimensions of JDSU's operations and sales subject it to a myriad of domestic and foreign trade regulatory requirements. As part of JDSU's ongoing integration program, it is evaluating its current trade compliance practices and implementing improvements where necessary. Among other things, JDSU is auditing its product export classification and customs procedures and are installing trade information and compliance systems using JDSU's global enterprise software platforms. JDSU does not currently expect the costs of such evaluation or the implementation of any resulting improvements to have a material adverse effect on its operating results or business. However, JDSU's evaluation and related implementation are not yet complete and, accordingly, the costs could be greater than expected, and such costs and the legal consequences of any failure to comply with applicable regulations could affect its business and operating results.

Changes in JDSU's effective tax rate or adverse outcomes resulting from tax audits may have an adverse impact on its results.

As an international corporation, JDSU is subject to taxation in the various jurisdictions in which it conducts business. Significant judgment is required in the determination of JDSU's worldwide provision for income taxes and this determination requires the interpretation and application of complex and sometimes uncertain tax laws and regulations. JDSU's effective tax rate may be adversely impacted by changes in the mix of earnings between countries which have different statutory tax rates, in the valuation of its deferred tax assets, and by changes in tax rules and regulations. JDSU is subject to income tax audits in the respective jurisdictions in which it conducts business and it regularly assesses the likelihood of adverse outcomes resulting from these tax audits to ascertain the adequacy of its provision for income taxes. There can be no assurance that the outcomes of these tax audits will not have an adverse impact on JDSU's results and financial condition.

JDSU is expanding operations in China, which exposes it to risks inherent in doing business in China.

As a result of JDSU's efforts to reduce costs, it has expanded its manufacturing operations in China. Looking ahead, JDSU expects to further expand its research and development activities in China. JDSU's China-based activities are subject to greater political, legal and economic risks than those faced by its other operations. See "JDSU faces risks related to JDSU's international operations and revenue." These concerns will increase as JDSU expands its activities in China to include product research and development, which may expose its critical technology to foreign misappropriation. In particular, the political, legal and economic climate in China (both at national and regional levels) is extremely fluid and unpredictable. JDSU's ability to operate in China may be adversely affected by changes in Chinese laws and regulations, such as those relating to taxation, import and export tariffs, environmental regulations, land use rights, intellectual property and other matters, which laws and regulations remain highly underdeveloped and subject to change, with little or no prior notice, for political or other reasons. Moreover, the enforceability of applicable existing Chinese laws and regulations is uncertain. These concerns are heightened for foreign businesses, such as JDSU's, operating in China. In addition, JDSU may not obtain the requisite legal permits to continue to operate in China and costs or operational limitations may be imposed in connection with obtaining and complying with such permits. JDSU's business could be materially harmed by any changes to the political, legal or economic climate in China or the inability to enforce applicable Chinese laws and regulations.

Currently, JDSU operates manufacturing facilities located in Shenzhen and Beijing, China. As part of its efforts to reduce costs, JDSU continues to increase the scope and extent of its manufacturing operations in its Shenzhen facilities. Accordingly, JDSU expects that its ability to operate successfully in China will become increasingly important to its overall success. As JDSU continues to consolidate its manufacturing operations, it will incur additional costs to transfer product lines to its facilities located in China, including costs of qualification testing with its customers, which could have a material adverse impact on its operating results and financial condition.

As a result of a government order to ration power for industrial use, operations in JDSU's Shenzhen facilities may be subject to possible interruptions or shutdowns. JDSU's ability to complete manufacturing commitments on a timely basis may be adversely affected. If JDSU is required to make significant investments in generating capacity to sustain uninterrupted operations at its Shenzhen facilities, JDSU may not realize the reductions in costs anticipated from its expansion in China. In addition, future outbreaks of avian influenza, or other communicable diseases, could result in quarantines or closures of JDSU's Beijing and Shenzhen facilities, thereby disrupting its operations and expansion in China.

JDSU intends to export the majority of the products manufactured at its facilities in China. Previously, upon application to and approval by the relevant governmental authorities, JDSU was not subject to certain Chinese taxes and was exempt from customs duty assessment on imported components or materials when the finished products were exported from China. JDSU is, however, required to pay income taxes in China, subject to certain tax relief. As the Chinese income tax law and trade regulations are in a state of flux, JDSU may become subject to other forms of taxation and duty assessments in China or may be required to pay for export license fees in the future. In the event that JDSU becomes subject to any increased taxes or new forms of taxation imposed by authorities in China, its results of operations could be materially and adversely affected.

Managing JDSU's inventory is complex and may include write-downs of excess or obsolete inventory.

Managing JDSU's inventory of components and finished products is a complex task. A number of factors, including the need to maintain a significant inventory of certain components that are in short supply or that must be purchased in bulk to obtain favorable pricing or require long lead times, may result in JDSU's maintaining large amounts of inventory. In addition, JDSU bases many of its operating decisions, and enters into purchase commitments, on the basis of anticipated revenue trends which are highly unpredictable. Inventory which is not used or expected to be used as and when planned may become excess or obsolete. Any excess or obsolete inventory could also result in sales price reductions and/or inventory write-downs, which historically have adversely affected JDSU's business and results of operations.

JDSU's business and operations would be adversely impacted in the event of a failure of its information technology infrastructure.

JDSU relies upon the capacity, reliability and security of its information technology hardware and software infrastructure and its ability to expand and update this infrastructure in response to its changing needs. JDSU is constantly updating its information technology infrastructure. For example, JDSU has entered into an agreement with Oracle to provide and maintain its global ERP infrastructure on an outsourced basis. Any failure to manage, expand and update JDSU's information technology infrastructure or any failure in the operation of this infrastructure could harm its business.

JDSU's acquisition of Acterna created additional burden and risk. The integration of Acterna is of particular concern to JDSU's information technology infrastructure due to Acterna's size and complexity. Converting Acterna's business processes, data and applications to JDSU's standards continues to be a complex and time-consuming task. During this transition period, JDSU is exposed to the risks associated with incompatible and complex reporting systems.

Despite JDSU's implementation of security measures, its systems are vulnerable to damages from computer viruses, natural disasters, unauthorized access and other similar disruptions. Any system failure, accident or security breach could result in disruptions to JDSU's operations. To the extent that any disruptions or security breach results in a loss or damage to JDSU's data, or in inappropriate disclosure of confidential information, it could harm its business. In addition, JDSU may be required to incur significant costs to protect against damage caused by these disruptions or security breaches in the future.

JDSU recently remediated certain material weakness in its internal controls over financial reporting. Failure to maintain effective internal controls may adversely affect JDSU's stock price.

Effective internal controls are necessary for JDSU to provide reliable financial reports and to effectively prevent fraud. The SEC, as directed by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring public companies to include a report by management on the effectiveness of JDSU's internal control over financial reporting in their annual reports on Form 10-K. In addition, JDSU's independent registered public accounting firm must attest to and report on the effectiveness of the internal control over financial reporting. JDSU has in prior periods identified certain material weaknesses in JDSU's internal control over financial reporting. However, JDSU believes it remediated those past material weaknesses, and JDSU has not identified any material weakness in its internal control over financial reporting for the fiscal year ended June 30, 2007. Although JDSU reviews its internal control over financial reporting in order to ensure compliance with the Section 404 requirements, if its independent registered public accounting firm is not satisfied with its internal control over financial reporting or the level at which these controls are documented, designed, operated or reviewed, or if JDSU's independent registered public accounting firm interprets the requirements, rules and/or regulations differently from JDSU's interpretation, then they may decline to attest to management's assessment or may issue a report that is qualified. This could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of JDSU's financial statements, which ultimately could negatively impact JDSU's stock price.

If JDSU fails to timely file with the trustee of its Zero Coupon Senior Convertible Notes or its 1% Senior Convertible Notes certain information, documents and reports required to be filed by JDSU with the SEC, such notes could become due and payable immediately. As a result, JDSU's liquidity position could be adversely impacted or it may not have enough cash to pay the note holders, which would harm its business and the trading price of its debt and equity securities.

Under the terms of both of the indentures governing JDSU's senior convertible notes, JDSU must comply with certain covenants, agreements and conditions, including filing with the trustee certain information, documents and reports required to be filed by it with the SEC. Certain failures to comply with the filing of such reports with the trustee would constitute a default. Upon such a default, the trustee or holders of twenty-five percent (25%) of the outstanding principal of either series of notes have the option to send JDSU a notice of default, demanding that such default be cured within sixty (60) days. If JDSU receives such a notice of default, JDSU will be required to cure such default within sixty (60) days or obtain a waiver from holders of a majority of the outstanding principal balance of each series of notes. If JDSU cannot cure such default within sixty (60) days or obtain a waiver, the notes could be accelerated. This could severely impact its liquidity position or, under certain circumstances, JDSU may not have enough cash to pay the note holders, which would harm its business and the trading price of debt and equity securities.

Changes in the accounting treatment of JDSU's 1% convertible debt instruments could decrease its net income and earnings per share amounts.

New or different accounting pronouncements or regulatory rulings may emerge which could impact the way JDSU is required to account for its convertible debt instruments that would have an adverse impact on its results of operations and earnings per share amount. With respect to its 1% Senior Convertible Notes, JDSU is required under U.S. GAAP as presently in effect to include in outstanding shares for purposes of computing earnings per share only a number of shares underlying the convertible notes that, at the end of a given quarter, have a value in excess of the outstanding principal amount of the convertible notes. This is because of the "net share settlement" feature of the convertible notes, under which JDSU is required to pay the principal amount of the convertible notes in cash. The recently issued exposure draft from the Financial Accounting Standards Board ("FASB"), FSP ARB 14-A "Accounting for convertible debt that may be settled in cash upon conversion (including partial cash settlement)" is proposing a new method of accounting for net share settled convertible debt instruments under which the debt and equity components of the instrument would be bifurcated and accounted for separately. If the proposed position is adopted by FASB, it would increase the interest expense reported on JDSU's statement of operations and, consequently, reduce JDSU's net income and earnings per share amounts. While the recently issued exposure draft from FASB contemplated that this change would take effect for fiscal years beginning after December 15, 2007, this change has not yet been adopted and we are unable to estimate the likelihood that the proposed change will be adopted, whether it will apply to the JDSU 1% Senior Convertible Notes or the date it would be effective if adopted.

If JDSU has insufficient proprietary rights or if it fails to protect those JDSU has, its business would be materially harmed.

JDSU's intellectual property rights may not be adequate to protect its products or product roadmaps.

JDSU seeks to protect its products and its product roadmaps in part by developing and/or securing proprietary rights relating to those products, including patents, trade secrets, know-how and continuing technological innovation. The steps taken by JDSU to protect its intellectual property may not adequately prevent misappropriation or ensure that others will not develop competitive technologies or products. Other companies may be investigating or developing other technologies that are similar to JDSU's own. It is possible that patents may not be issued from any application pending or filed by JDSU and, if patents do issue, the claims allowed may not be sufficiently broad to deter or prohibit others from making, using or selling similar products. JDSU does not own patents in every country in which it sells or distribute its products, and thus others may be able to offer identical products in countries in which JDSU does not have intellectual property protection. In addition, the laws of some territories in which JDSU's products are or may be developed, manufactured or sold, including Europe, Asia-Pacific or Latin America, may not protect its products and intellectual property rights to the same extent as the laws of the United States.

Any patents issued to JDSU may be challenged, invalidated or circumvented, and recent Supreme Court precedent may make it easier to invalidate some of its patents than in the past. Additionally, JDSU is currently a licensee in all of its operating segments for a number of third-party technologies, software and intellectual property rights from academic institutions, its competitors and others, and are required to pay royalties to these licensors for the use thereof. Unless JDSU is able to obtain such licenses on commercially reasonable terms, patents or other intellectual property held by others could inhibit its development of new products, impede the sale of some of its current products, substantially increase the cost to provide these products to its customers, and could have a significant adverse impact on its operating results. In the past, licenses generally have been available to JDSU where third-party technology was necessary or useful for the development or production of its products. In the future licenses to third-party technology may not be available on commercially reasonable terms, if at all.

JDSU's products may be subject to claims that they infringe the intellectual property rights of others.

Lawsuits and allegations of patent infringement and violation of other intellectual property rights occur in JDSU's industry on a regular basis. JDSU has received in the past, and anticipates that it will receive in the future, notices from third parties claiming that its products infringe third-party proprietary rights. Over the past few years there has been a marked increase in the number and potential severity of third party patent infringement claims, primarily from two distinct sources. First, large technology companies, including some of JDSU's customers and competitors, are seeking to monetize their patent portfolios and have developed large internal organizations that have approached JDSU with demands to enter license agreements. Second, numerous patent-holding companies, entities that do not make or sell products (often referred to as "patent trolls"), have claimed that JDSU's products infringe upon their proprietary rights. In addition, JDSU's markets are extremely competitive and it expects to experience intellectual property infringement disputes with its competitors from time to time. JDSU will continue to respond to these claims in the course of its business operations. In the past, the settlement and disposition of these disputes has not had a material adverse impact on its business or financial condition, however this may not be the case in the future. Further, the litigation or settlement of these matters, regardless of the merit of the claims, could result in significant expense to JDSU and divert the efforts of its technical and management personnel, whether or not JDSU is successful. If JDSU is unsuccessful, it could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology that is the subject of the litigation. JDSU may not be successful in such development, or such licenses may not be available on terms acceptable to JDSU, if at all. Without such a license, JDSU could be enjoined from future sales of the infringing product or products, which could adversely affect its revenues and operating results.

The use of open source software in JDSU's products, as well as those of its suppliers, manufacturers and customers, may expose JDSU to additional risks and harm its intellectual property position.

Certain of the software and/or firmware that it uses and distributes (as well as that of JDSU's suppliers, manufacturers and customers) may be, be derived from, or contain, so-called "open source" software that is generally made available to the public by its authors and/or other third parties. Such open source software is often made available under licenses which impose obligations in the event the software or derivative works thereof are distributed or re-distributed. These obligations may require JDSU to make source code for the derivative works available to the public, and/or license such derivative works under a particular type of license, rather than the forms of license customarily used to protect its own software products. While JDSU believes it has complied with its obligations under the various applicable licenses for open source software, in the event that a court rules that these licenses are unenforceable, or in the event the copyright holder of any open source software were to successfully establish in court that JDSU had not complied with the terms of a license for a particular work, JDSU could be required to release the source code of that work to the public and/or stop distribution of that work. Additionally, open source licenses are subject to occasional revision. In the event future iterations of open source software are made available under a revised license, such license revisions may adversely affect JDSU's ability to use such future iterations.

JDSU faces certain litigation risks that could harm its business.

JDSU has had numerous lawsuits filed against it asserting various claims, including securities and ERISA class actions and stockholder derivative actions. The results of complex legal proceedings are difficult to predict. Moreover, many of the complaints filed against JDSU do not specify the amount of damages that plaintiffs seek, and JDSU therefore is unable to estimate the possible range of damages that might be incurred should these lawsuits be resolved against it. While JDSU is unable to estimate the potential damages arising from such lawsuits, certain of them assert types of claims that, if resolved against JDSU, could give rise to substantial damages. Thus, an unfavorable outcome or settlement of one or more of these lawsuits could have a material adverse effect on JDSU's financial condition, liquidity and results of operations. In particular, the plaintiffs in In re JDS Uniphase Corporation Securities Litigation claim damages that exceed the total current assets of JDSU. A jury rendered a unanimous verdict in favor of JDSU and the other defendants in that case on November 27, 2007, though the plaintiffs have the right to appeal the verdict. An unfavorable outcome of an appeal, if any, could have a substantial material adverse effect on JDSU's financial condition, liquidity and results of operations, credit ratings, and ability to access capital markets and comply with existing debt obligations. Even if this and other lawsuits are not resolved against JDSU, the uncertainty and expense associated with unresolved lawsuits could seriously harm its business, financial condition and reputation. Litigation is costly, time-consuming and disruptive to normal business operations. The costs of defending these lawsuits, particularly the securities class actions and stockholder derivative actions, have been significant, will continue to be costly and may not be covered by JDSU's insurance policies. The defense of these lawsuits could also result in continued diversion of JDSU's management's time and attention away from business operations, which could harm its business.

If JDSU fails to manage its exposure to worldwide financial and securities markets successfully, its operating results and financial statements could be materially impacted.

JDSU is exposed to financial market risks, including changes in interest rates, foreign currency exchange rates and prices of marketable equity and fixed-income securities. The primary objective of most of JDSU's investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, a majority of JDSU's marketable investments are investment grade, liquid, short-term fixed-income securities and money market instruments denominated in U.S. dollars. A substantial portion of JDSU's net revenue, expense and capital purchasing activities are transacted in U.S. dollars. However, some of these activities are conducted in other currencies, primarily Canadian, European and Asian currencies. To protect against reductions in value and the volatility of future cash flows caused by changes in foreign exchange rates, JDSU may enter into foreign currency forward contracts or other hedging instruments. JDSU does not use derivative financial instruments for speculative or trading purposes. The contracts and other hedging instruments are intended to reduce, but not eliminate, the impact of foreign currency exchange rate movements. JDSU does not hedge all of its foreign currency risk and has no plans to do so in the foreseeable future. Because JDSU does not hedge all of its foreign currency exposures and because there is no assurance that its foreign currency hedging activities will be successful, foreign currency gains and losses could have a material adverse effect on its financial results and cash flows.

As of September 30, 2007, JDSU held investments in other public and private companies and had limited funds invested in private venture funds. Such investments represented approximately $12.7 million on JDSU's Consolidated Balance Sheets at September 30, 2007. In addition to JDSU's investments in public companies, JDSU has in the past made, and expects to continue to make, investments in privately held companies as well as venture capital investments for strategic and commercial purposes. In the past some of the private companies in which JDSU held investments have ceased doing business and have either liquidated or have entered into bankruptcy proceedings. If the carrying value of JDSU's investments exceeds the fair value, and the decline in fair value is deemed to be other-than-temporary, JDSU will be required to further write down the value of its investments, which could materially harm its results of operations or financial condition.

JDSU may be subject to environmental liabilities which could increase its expenses and harm its operating results.

JDSU is subject to various federal, state and foreign laws and regulations governing the environment, including those governing pollution and protection of human health and the environment and, recently, those restricting the presence of certain substances in electronic products and holding producers of those products financially responsible for the collection, treatment, recycling and disposal of certain products. Such laws and regulations have been passed in several jurisdictions in which JDSU operates. Laws governing the environmental effects of electronic products have been passed in several European Union member countries, and similar laws are now pending in various jurisdictions within the United States. The European Union has enacted the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, or RoHS, and the Waste Electrical and Electronic Equipment, or WEEE, directives. The RoHS directive prohibits the use of certain substances, including lead, mercury, cadmium and chromium, in covered products placed on the market after July 1, 2006. The WEEE directive obligates parties that place electrical and electronic equipment onto the market in the European Union to clearly mark the equipment, register with and report to European Union regulators regarding distribution of the equipment, and provide a mechanism to recall and properly dispose of the equipment. Each European Union member country has enacted, or is expected to soon enact, legislation clarifying what is and what is not covered by the WEEE directive in that country. However, there is still some uncertainty in certain European Union countries as to which party involved in the manufacture, distribution and sale of electronic equipment will be ultimately held responsible. If JDSU is deemed to be a manufacturer of covered products, JDSU may be required to register as a producer in certain European Union countries, and incur financial responsibility with respect to products sold within the European Union, including products of other manufacturers that have been replaced by JDSU's products. JDSU may also incur substantial costs to change JDSU's manufacturing processes, redesign or reformulate, and obtain substitute components for, JDSU's products that are deemed covered products under the RoHS directive. JDSU may also incur significant inventory write-downs if certain components held in inventory become unusable because they are not RoHS-compliant. If JDSU fails to timely provide RoHS-compliant products, JDSU will not be able to offer JDSU's products within the European Union, and JDSU may be subject to civil or criminal liabilities.

Similar legislation has been and may be enacted in other locations where JDSU manufactures or sells its products. JDSU will need to ensure that it complies with such laws and regulations as they are enacted, as well as all environmental laws and regulations, and as appropriate or required, that JDSU's component suppliers also timely comply with such laws and regulations. If JDSU fails to timely comply with such laws, it could face sanctions for such noncompliance, and its customers further may refuse to purchase its products, which would have a materially adverse effect on its business, financial condition and results of operations.

With respect to compliance with environmental laws and regulations in general, JDSU has incurred and in the future could incur substantial costs for the cleanup of contaminated properties, either those it owns or operates or to which it has sent wastes in the past, or to comply with such environmental laws and regulations; further, JDSU could be subject to disruptions to its operations and logistics as a result of such clean-up or compliance obligations. In addition, if JDSU were found to be in violation of these laws, it could be subject to governmental fines and liability for damages resulting from such violations. If JDSU has to make significant capital expenditures to comply with environmental laws, or if it is subject to significant expenditures in connection with a violation of these laws, its financial condition or operating results could be adversely impacted.

JDSU is exposed to risks related to its indemnification of third parties.

From time to time, in the normal course of business, JDSU indemnifies third parties with whom it enters into contractual relationships. These contracts primarily relate to divestiture agreements, under which JDSU may provide customary indemnifications to purchasers of JDSU's businesses or assets, certain real estate leases, under which JDSU may be required to indemnify property owners, and certain agreements with its officers, directors and employees. JDSU has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, third party claims that its products when used for their intended purposes infringe the intellectual property rights of others, environmental and other liabilities, claims arising from its use of its leased premises or directors, officers and employees' service with JDSU. If such third parties become involved in legal disputes in which they contend that JDSU allegedly has indemnification obligations, JDSU may be subject to potential liability. It is not possible to determine the maximum potential amount of liability under any indemnification obligations, whether or not asserted, due to JDSU's limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim. Historically, payments made by JDSU under these obligations have not been material.

JDSU sold $475 million of senior convertible notes in 2003 and $425 million of senior convertible notes in 2006, which may cause its reported earnings per share to be more volatile because of the conversion contingency features of these notes.

JDSU issued $475 million of indebtedness in October 2003 and $425 million of indebtedness in May and June, 2006 in the form of senior convertible notes. As of September 30, 2007, $733.0 million of these notes remained outstanding. The issuance of these notes substantially increased JDSU's principal payment obligations and JDSU may not have enough cash to repay the notes when due. The degree to which JDSU is leveraged could materially and adversely affect its ability to successfully obtain financing for working capital, acquisitions or other purposes and could make JDSU more vulnerable to industry downturns and competitive pressures. In addition, the holders of those notes are entitled to convert those notes into shares of its common stock or a combination of cash and shares of common stock under certain circumstances which would cause dilution to JDSU's existing stockholders and lower its reported per share earnings.

JDSU's rights plan and its ability to issue additional preferred stock could harm the rights of its common stockholders.

In February 2003, JDSU amended and restated its Stockholder Rights Agreement and currently each share of JDSU's outstanding common stock is associated with one right. Each right entitles stockholders to purchase 1/100,000 share of JDSU's Series B Preferred Stock at an exercise price of $21.00.

The rights only become exercisable in certain limited circumstances following the tenth (10th) day after a person or group announces acquisition of or tender offers for fifteen percent (15%) or more of JDSU common stock. For a limited period of time following the announcement of any such acquisition or offer, the rights are redeemable by JDSU at a price of $0.01 per right. If the rights are not redeemed, each right will then entitle the holder to purchase common stock having the value of twice the then-current exercise price. For a limited period of time after the exercisability of the rights, each right, at the discretion of JDSU's Board of Directors, may be exchanged for either 1/100,000 share of Series B Preferred Stock or one share of common stock per right. The rights expire on June 22, 2013.

JDSU's Board of Directors has the authority to issue up to 499,999 shares of undesignated preferred stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without the consent of JDSU's stockholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of common stock.

The issuance of Series B Preferred Stock or any preferred stock subsequently issued by JDSU's Board of Directors, under some circumstances, could have the effect of delaying, deferring or preventing a change in control.

Some provisions contained in the rights plan, and in the equivalent rights plan that JDSU's subsidiary, JDS Uniphase Canada Ltd., has adopted with respect to JDSU's exchangeable shares, may have the effect of discouraging a third party from making an acquisition proposal for JDSU and may thereby inhibit a change in control. For example, such provisions may deter tender offers for shares of common stock or exchangeable shares, which offers may be attractive to stockholders, or deter purchases of large blocks of common stock or exchangeable shares, thereby limiting the opportunity for stockholders to receive a premium for their shares of common stock or exchangeable shares over the then-prevailing market prices.

Some anti-takeover provisions contained in JDSU's charter and under Delaware laws could hinder a takeover attempt.

JDSU is subject to the provisions of Section 203 of the Delaware General Corporation Law prohibiting, under some circumstances, publicly-held Delaware corporations from engaging in business combinations with some stockholders for a specified period of time without the approval of the holders of substantially all of JDSU's outstanding voting stock. Such provisions could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving JDSU, even if such events could be beneficial, in the short-term, to the interests of the stockholders. In addition, such provisions could limit the price that some investors might be willing to pay in the future for shares of JDSU common stock. JDSU's certificate of incorporation and bylaws contain provisions relating to the limitations of liability and indemnification of its directors and officers, dividing its board of directors into three classes of directors serving three-year terms and providing that its stockholders can take action only at a duly called annual or special meeting of stockholders. These provisions also may have the effect of deterring hostile takeovers or delaying changes in control or management of JDSU.

Risks Related to ABNH

ABNH depends on sales to transaction card companies for a substantial portion of its revenue, the loss of which would have a material adverse effect on its business.

A significant portion of ABNH's business is derived from orders placed by certain transaction card companies and manufacturers of transaction cards, and variations in the timing of such orders can cause significant fluctuations in ABNH's sales. Sales to transaction card companies and manufacturers of transaction cards accounted for approximately 83% and 85% of ABNH's total sales for the nine months ended September 30, 2007 and 2006, respectively. The traditional hot stamp hologram that ABNH has supplied for many transaction cards has been its primary source of revenue for over twenty years. Certain customers began to transition from the hot stamp hologram to an integrated holographic magnetic stripe ("HoloMag") that ABNH supplies and have cancelled plans to make this transition, due to a small number of incidents in which certain card terminals had been affected by electro-static discharge ("ESD") from static electricity carried on cards incorporating the first generation of HoloMag. These customers have continued to purchase the traditional hot stamp hologram ABNH supplies. As a result of being advised of the ESD issue and in response to requests from customers ABNH developed a second generation HoloMag product that addresses ESD. ABNH is currently offering to customers a second generation version of HoloMag and began shipping the product in limited quantities in early 2007, although no assurance can be given that such second generation version of HoloMag will be accepted by the customers. Further there can be no assurance that a competitor of ABNH will not develop an acceptable product that is adopted by the customers. To the extent that ABNH's sales of the traditional hot stamp patch holograms decline without replacing such sales with sales of new products, ABNH's business, operating results and financial condition would be materially and adversely affected.

VISA terminated the HoloMag program in 2006 and ABNH does not expect any HoloMag sales to VISA in 2008. Additionally, ABNH depends on sales of hot stamp holograms to VISA authorized card manufacturers for a substantial portion of its revenue, the loss of which would have a material adverse effect on its business.

Sales to manufacturers of VISA transaction cards were approximately 21% and 34% of sales for the nine months ended September 30, 2007 and 2006, respectively. Currently ABNH is an authorized supplier of the VISA Dove hot stamp holograms to manufacturers of VISA brand transaction cards. ABNH entered into an agreement dated April 8, 2005 with VISA pursuant to which it was authorized to supply holographic magnetic stripe tape ("HMS") bearing the trade or service marks of VISA ("HMS Agreement"). On March 14, 2006, ABNH was informed by VISA that as a result of a small number of incidents in which certain payment card terminals had been affected by electro-static discharge ("ESD") carried on cards incorporating HMS, VISA was effectively ceasing the HMS program. At that time, VISA notified ABNH of its position that "a remediation program for impacted stakeholders may be necessary" and that VISA would seek indemnification from ABNH for such costs and/or claims.

ABNH entered into an agreement effective as of July 10, 2007 (the "2007 Agreement") with VISA to resolve claims of damages by both VISA and ABNH arising from the HMS Agreement and with a view of preserving the business relationship between ABNH and VISA. Pursuant to the 2007 Agreement, ABNH and VISA agreed to a mutual release of all claims arising from or related to the HMS Agreement. Neither party made a payment to the other in connection with the 2007 Agreement.

The decline in sales to VISA in the three and nine months ended September 30, 2007 as compared to the year earlier periods was principally due to the termination of the HMS Agreement. Sales of VISA products to VISA authorized card manufacturers in the three and nine months ended September 30, 2007 and 2006, respectively were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
(Dollars in millions)
Product
Hot stamp holograms (Dove and Mini Dove)	$1.6	$1.6	$4.9	$4.2
HoloMag	—	0.2	—	4.2

Total	$1.6	$1.8	$4.9	$8.4

If ABNH were to lose a substantial portion of its hot stamp hologram business with VISA without replacing it with new product sales, its business, operating results and financial condition would be materially and adversely affected. In addition, if ABNH fails to obtain anticipated orders from VISA authorized card manufacturers or if it experiences delays or cancellations of orders from card manufacturers, its business and financial performance will be materially and adversely affected.

ABNH depends on sales to MasterCard for a substantial portion of its revenue, the loss of which would have a material adverse effect on its business.

Sales to MasterCard were approximately 35% and 36% of sales for the nine months ended September 30, 2007 and 2006, respectively. ABNH has an agreement with MasterCard, as amended, pursuant to which ABNH is the exclusive supplier of MasterCard holograms and holographic magnetic stripes, HoloMag™. In the quarter ended September 30, 2005, MasterCard advised its member financial institutions around the world that it will allow them to choose among card designs that incorporate either the traditional hot stamp patch hologram or HoloMag, both of which are supplied by ABNH. Sales of HoloMag to MasterCard were not significant in 2006. On February 9, 2007, MasterCard advised its certified card manufacturers and ABNH that effective immediately they were no longer offering the first generation HoloMag product on newly issued cards due to a decrease in the demand for the product. ABNH has supplied MasterCard with samples of its Generation 2 HoloMag product which MasterCard has tested. MasterCard's testing has confirmed that ABNH's Generation 2 HoloMag effectively eliminates ESD, and preserves the security and design attributes of the HoloMag product. MasterCard is considering Generation 2 HoloMag for future deployment on MasterCard branded cards. ABNH can provide no assurance as to if MasterCard will determine to deploy ABNH's Generation 2 HoloMag on MasterCard branded cards. The agreement with MasterCard expires on February 28, 2013, subject to automatic renewal thereafter.

On October 23, 2007, MasterCard notified ABNH that MasterCard was seeking reimbursement from ABNH for certain costs associated with the previously disclosed suspension by MasterCard of its HoloMag program. On December 4, 2007, ABNH entered into an amendment to its agreement with MasterCard, pursuant to which, among other things, ABNH will pay a sponsorship fee to act as a paid Preferred Partner Sponsor of MasterCard Security and Risk Conferences. The sponsorship fee is $125,000 per quarter for 21 quarters, and is payable beginning with the fourth quarter of 2007. ABNH has determined, in accordance with the guidance in the Financial Accounting Standards Board's Emerging Issues Task Force (EITF) No. 01-09 "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)", that the $2.6 million aggregate payments to be made to MasterCard should be recorded as a reduction of revenue in the quarter ending December 31, 2007. The amendment to the agreement also provides for reduced hologram pricing in the event that aggregate annual hologram volumes increase above specified volumes which are approximately equal to estimated 2007 volumes and a mutual release of all issues relating to ABNH's first generation HoloMag product, including those referenced in MasterCard's letter dated October 23, 2007.

If ABNH were to lose a substantial portion of its business with MasterCard without replacing it with new product sales, its business, operating results and financial condition would be materially and adversely affected. In addition, if ABNH fails to obtain anticipated orders from MasterCard or if ABNH experiences delays or cancellations of orders from MasterCard, its business and financial performance will be materially and adversely affected.

ABNH's quarterly and annual operating results may fluctuate and the price of ABNH's common stock may change in response to those fluctuations.

ABNH's quarterly and annual operating results have varied in the past and may vary significantly in the future depending on factors such as:

•	market acceptance of second generation HoloMag,

•	timing of customer orders,

•	customer business cycles,

•	cancellation or expiration of customer contracts or programs,

•	card expiration patterns,

•	inventory replenishment,

•	increased competition,

•	changes in ABNH's and its competitors' pricing policies,

•	changes in the cost of materials or labor,

•	cost and availability of the services of subcontractors,

•	costs of recruiting or relocating personnel,

•	increased research and development expenses,

•	expenses associated with litigation,

•	market acceptance of ABNH's products,

•	the time required for customer testing and evaluation,

•	costs associated with implementing changes in operations,

•	investments in new technology and equipment,

•	changes in facility requirements,

•	changes in ABNH's business strategy,

•	changes in reserve levels, and

•	general economic factors.

Because ABNH's revenues and operating results may fluctuate, it is possible that in some future quarter, its revenues or operating results will be below the expectations of public market analysts and investors, which could cause its stock price to decrease.

ABNH is in a competitive, highly-fragmented industry with many companies competing to deliver a highly-specialized product, which may lead to declining sales or reduced prices for its products.

The holographic, magnetic tape and product security industries are highly competitive and highly fragmented. ABNH's competitors, many of which are larger than ABNH, may have greater financial and other resources than ABNH does and may take away market share or compete with ABNH on the basis of price, which may erode ABNH's prices and margins. ABNH's industry has become increasingly competitive over the past several years as low cost foreign producers have entered its target markets, and low cost holographic producers that previously focused on non-security applications are increasingly competing in security applications. The holographic industry has also experienced consolidation, which has increased the breadth and scale of some of ABNH's competitors. Increasing competition in the market for security holograms has resulted in declining sales prices for certain products including hot stamp holograms for transaction cards and certain product authentication labels. Competitive pressures may force ABNH to reduce prices, which can adversely affect its results of operations.

Competition is based on a number of factors, such as:

•	price,

•	technology,

•	product quality, and

•	customer service.

In addition, an increased use of non-holographic methods or devices in place of ABNH's products could reduce demand for its products. ABNH cannot assure you that ABNH will have sufficient resources to make the technological advances necessary to maintain any competitive advantages. ABNH also cannot assure you that the bases of competition in the industries in which ABNH competes will not shift.

If ABNH is not able to successfully protect its intellectual property its business could be materially and adversely affected.

ABNH's business is dependent to some extent upon its proprietary technology. ABNH utilizes a combination of patents, trade secrets and confidentiality agreements, as well as restricted access and other forms of intellectual property protection to safeguard certain of its proprietary technology and processes. ABNH also holds certain trademarks with respect to certain products and services. ABNH cannot be certain as to the degree of protection offered by any of its patents or as to the likelihood that patents will be issued for any of its pending applications. Certain of ABNH's patents have expired and others have been declared invalid in the past. Other patents will expire over the next several years. ABNH cannot assure you that ABNH will be able to maintain the confidentiality of its trade secrets or that its confidentiality agreements will provide meaningful protection of its trade secrets or other proprietary information. In addition, litigation may be necessary in the future to enforce ABNH's intellectual property rights or to determine the validity and scope of its patents or of the proprietary rights of others. Such litigation might result in substantial costs and diversion of resources and management attention.

If ABNH's products infringe on the intellectual property rights of third-parties, its business may suffer if ABNH is sued for infringement or cannot obtain licenses to these rights on commercially acceptable terms.

ABNH is subject to the risk of adverse claims and litigation alleging infringement by ABNH of the intellectual property rights of others. In the past, third-parties have claimed, and may in the future claim, infringement by ABNH's products. Any such claims, with or without merit, could result in significant litigation costs and diversion of management attention, and could require ABNH to enter into royalty and license agreements that may be disadvantageous to ABNH or cause other harm to its business. If litigation is successful against ABNH, it could result in invalidation of its proprietary rights and liability for damages, which could have a material adverse effect on its business and financial condition.

ABNH depends on third-party suppliers and subcontractors for some key products and processes, and ABNH may not be able to find alternative sources in a timely manner if those suppliers or subcontractors fail to supply ABNH.

ABNH purchases certain key materials used in the manufacture of its products, and subcontracts certain production functions or products from third parties some of which are sole suppliers. In some cases, ABNH does not have supply contracts with its suppliers, and operates on a purchase order basis. In the case of HoloMag, ABNH has a single supplier, CFC International, Inc., an ITW Company, with whom ABNH has a supply contract which was amended on July 26, 2006. Also at that time ABNH negotiated a settlement with CFC International, Inc. that resulted in a reduction of its payable to them of approximately $1.0 million. ABNH may not be able to find alternative sources in a timely manner if its suppliers or subcontractors become unwilling or unable to supply ABNH, or if they increase their prices. ABNH's inability to obtain key product components or to have certain processes performed on its behalf could cause delays or reduce product shipments, which could cause its relationship with customers to suffer and materially and adversely affect its financial condition, results of operations and cash flows.

ABNH's common stock trades on the OTC Bulletin Board, which may adversely affect the price of its common stock.

ABNH's common stock trades on the over-the-counter bulletin board (OTCBB), an electronic quotation service. The OTCBB does not impose listing standards or requirements, does not provide automatic trade executions and does not maintain relationships with quoted issuers. Stocks traded on the OTCBB may experience:

•	a loss of market makers,

•	a lack of readily available bid and ask prices,

•	a greater spread between the bid and ask prices of its stock, and

•	a general loss of liquidity compared to established stock exchanges or the NASDAQ Stock Market.

In addition, many investors have policies against purchasing or holding OTCBB securities. Both trading volume and the market value of ABNH's stock have been, and will continue to be, affected by trading on the OTCBB, which may adversely affect the price of ABNH's stock and make it difficult for ABNH's stockholders to resell their shares.

If ABNH were unable to continue to attract and retain qualified employees, its business, operating results and financial condition could be materially and adversely affected.

While ABNH has added significantly to its talent pool in recent years ABNH's future success continues to depend on its ability to attract and retain qualified:

•	management,

•	engineering,

•	manufacturing,

•	research and development,

•	sales and marketing, and

•	customer support personnel.

Competition for these individuals is intense, and ABNH cannot assure you that it will be able to retain its existing personnel or attract and retain additional personnel.

ABNH may be subject to significant product liability in connection with the products which ABNH provides to its customers.

ABNH provides holograms in connection with a wide range of its customers' products, in which case it is possible that ABNH is subjecting itself to product liabilities in association with those products or in connection with the holograms used with those products. Although ABNH maintains product liability insurance, there can be no assurance that such insurance would be available to cover any such claim or available in amounts sufficient to cover all potential liabilities.

Since a significant percentage of ABNH's sales are derived from overseas customers, its exports and business may be subject to some risks related to doing business internationally.

Sales derived from customers outside the United States were 30% and 37% of ABNH's total sales for the nine months ended September 30, 2007 and 2006, respectively. All of ABNH's export sales are presently billed in U.S. dollars. ABNH's international sales are subject to risks, including:

•	U.S. and international regulatory requirements and policy changes,

•	exchange rate fluctuations,

•	political and economic instability,

•	difficulties in accounts receivable collection,

•	tariffs and other barriers, and

•	difficulty in attracting, retaining and managing international representatives.

These factors may have a material adverse effect on ABNH's future international sales, and consequently its business, financial condition or results of operations.

ABNH's business is subject to environmental regulation and is always subject to environmental liability.

ABNH's operations are subject to federal, state and local environmental laws and regulations. If ABNH fails to comply with applicable rules and regulations, ABNH could be subject to monetary damages and injunctive action, which could materially and adversely affect its business, financial condition or results of operations. To the extent future laws and regulations are adopted or interpretations of existing laws and regulations change, new requirements may be imposed on ABNH's future activities or may create liability retroactively.

The issuance of shares of ABNH's common stock upon exercise of outstanding options, together with the potential sales of such shares in the public market, could result in substantial dilution of your investment, a detrimental effect on ABNH's liquidity and ability to raise additional capital, and a significant decline in the market value of ABNH's common stock.

As of December 19, 2007, ABNH had 19,415,638 shares of its common stock issued and outstanding and 3,082,806 additional shares of common stock reserved for issuance upon exercise of outstanding stock options. If the holders of shares of common stock acquired upon the exercise of outstanding options or the lapse of the sale restrictions on restricted stock grants were to sell a significant amount of their shares into the open market, the market price of ABNH's common stock could be adversely affected. The sales might also make it more difficult for ABNH to sell equity or equity-related securities in the future at a price ABNH deems appropriate.

Crane & Co., Inc. has certain rights which could adversely affect the market price of ABNH's common stock.

On June 30, 2000, ABNH entered into a stock purchase agreement with Crane & Co., Inc. ("Crane") under which Crane purchased 3,387,720 shares of its common stock. This stock is not currently registered for public resale, but may be sold (i) in privately negotiated transactions, (ii) pursuant to Rule 144 in the public market, and subject to the volume restrictions of Rule 144, or (iii) pursuant to a registration statement filed by ABNH. Crane has the right to demand registration on Form S-3 in the event ABNH is eligible to offer securities for the account of any person other than ABNH on a Form S-3. Crane also has piggy-back registration rights which require ABNH to register Crane's stock in the event ABNH files a registration statement to sell common stock. On November 30, 2005 ABNH was informed by Crane & Co., Inc. of their intention to sell a portion or all of their shares in an orderly manner. If the sale of these shares is not conducted in an orderly fashion it could have a negative impact on the price of its common stock. If ABNH is required to register Crane's common stock, ABNH will incur legal, accounting and other expenses associated with the registration and sale, and the registration and sale of Crane's common stock may have an impact on the market for ABNH's common stock. As of December 10, 2007, Crane had not sold any of its shares of ABNH's common stock.

Effects of anti-takeover provisions could inhibit the acquisition of ABNH.

ABNH's certificate of incorporation, as amended and restated, permits its board of directors to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by ABNH's stockholders. Although ABNH has no current plans to issue shares of preferred stock, the potential issuance of preferred stock may have the effect of:

•	discouraging potential acquisitions proposals,

•	delaying or preventing a change in control, and

•	limiting the price that investors might be willing to pay in the future for shares of ABNH's common stock.

ABNH is also subject to Section 203 of the Delaware General Corporation Law which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder.

Future acquisitions may entail certain operational and financial risks.

ABNH's growth strategy includes expanding its products and services, and ABNH may seek acquisitions to strategically expand its business. ABNH reviews from time to time potential acquisitions of businesses, technologies, or products complementary to its business and periodically engages in discussions regarding such possible acquisitions. Acquisitions involve numerous risks, including some or all of the following: substantial cash expenditures and capital investments; potentially dilutive issuance of equity securities; incurrence of debt and contingent liabilities; amortization of certain intangible assets; difficulties in assimilating the operations and products of the acquired companies; diverting its management's attention away from other business concerns; risks of entering markets in which ABNH has limited or no direct experience; the inability to manage the growth expected for various acquisitions; potential loss of key employees of the acquired companies in the process of integrating personnel with disparate business backgrounds; and combining different corporate cultures.

ABNH cannot assure you that any acquisition will result in long-term benefits to ABNH or that its management will be able to effectively manage the acquired businesses. ABNH may also incorrectly judge the value or worth of an acquired company or business.

THE SPECIAL MEETING OF STOCKHOLDERS OF ABNH

Time, Date and Place

ABNH will hold the special meeting at the offices of Fulbright & Jaworski L.L.P., located at 666 Fifth Avenue, New York, New York 10103, on February 13, 2008 at 10:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, you will be asked to consider and vote upon the proposals to (i) adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, and (ii) grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Recommendation of ABNH's Board of Directors

As discussed elsewhere in this proxy statement/prospectus, ABNH's stockholders are considering and voting to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. For the reasons described in this proxy statement/prospectus, ABNH's board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has determined that the merger is advisable, fair to and in the best interest of ABNH and its stockholders. Accordingly, ABNH's board of directors unanimously recommends that ABNH's stockholders vote "FOR" the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, and "FOR" the proposal to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of ABNH's common stock at the close of business on January 11, 2008, the record date for the special meeting, will be entitled to vote at the special meeting. At the close of business on the record date, ABNH had approximately 19,415,638 shares of common stock outstanding. Holders of record of shares of ABNH common stock on the record date are entitled to one (1) vote per share at the special meeting on all matters to be considered at the meeting.

A quorum of stockholders is necessary to hold a valid special meeting. As required under Delaware law, a majority of the votes of the shares of ABNH common stock present in person or represented by proxy at the special meeting will constitute a quorum to transact business at the meeting. The inspector of elections appointed for the special meeting will determine whether or not a quorum is present.

Voting of Proxies

Proxies are being solicited on behalf of ABNH's board of directors for use at the special meeting. If you are a stockholder of record, you may submit a proxy for the special meeting by completing, signing, dating and returning the proxy card in the pre-addressed envelope provided. All signed, returned proxy cards that are not revoked will be voted in accordance with the instructions on the proxy card. Returned signed proxy cards that give no instructions as to how they should be voted on a particular proposal will be counted as votes "FOR" that proposal.

If you hold your shares of ABNH's common stock in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in "street name"), you must provide the record holder of your shares with instructions on how to vote your shares. Please check the voting instruction card included by your bank, broker or nominee for directions on providing instructions to vote your shares.

Voting in Person

If you plan to attend ABNH's special meeting and wish to vote in person, you will be given a ballot at the ABNH special meeting.

You should submit your completed proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting. If you hold shares in street name, you may not vote in person at the special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares in person at the meeting.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend ABNH's special meeting in person.

Effect of Abstentions

If an ABNH stockholder indicates on his or her proxy card or voting instruction card that he or she wishes to abstain from voting, these shares are considered present and entitled to vote at the meeting and will count toward determining whether or not a quorum is present. Abstentions will have the same effect as a vote against the adoption of the merger agreement and the transactions contemplated thereby, including the merger, but will not be taken into account in determining the outcome of the proposal to grant discretionary authority to adjourn the meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and the transactions contemplated thereby, including the merger.

Effect of "Broker Non-Votes"

If an ABNH stockholder does not give a proxy to its broker with instructions as to how to vote the shares, the broker does not have authority under New York Stock Exchange Rules to vote those shares for or against "non-routine" matters, such as the adoption of the merger agreement and the transactions contemplated thereby, including the merger. Brokers can vote on their customers' behalf on "routine" proposals, such as the proposal to adjourn the meeting to solicit additional proxies. These rules apply to ABNH notwithstanding the fact that shares of ABNH's common stock are traded on the OTC Bulletin Board. If a broker votes shares that are unvoted by its customers for or against a proposal, these shares are considered present and entitled to vote at the meeting and will count toward determining whether or not a quorum is present. These shares will also be taken into account in determining the outcome of all of the "routine" proposals, if any. If a broker chooses to leave these shares unvoted, even on "routine" matters, they will be counted for the purpose of establishing a quorum, but not for determining the outcome of any of the proposals.

Because brokers cannot vote "unvoted" shares on behalf of their customers for "non-routine" matters, such as the adoption of the merger agreement and the transactions contemplated thereby, including the merger, it is most important that stockholders vote their shares. If you do not vote your shares, the effect will be a vote against adoption of the merger agreement and the transactions contemplated thereby, including the merger, and you will not have a say in the important issues to be presented at the special meeting.

Required Vote

Approval of the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of ABNH's common stock outstanding on the record date of the special meeting entitled to vote. Approval of the proposal to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of ABNH's common stock entitled to vote that are cast in person or by proxy at the special meeting.

The inspector of elections appointed for the meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes for each proposal.

Voting by ABNH's Directors, Executive Officers and One of its Stockholders; Voting Agreements

Each executive officer of ABNH, each member of ABNH's board of directors, and Crane, each in their capacities as stockholders of ABNH, entered into voting agreements with JDSU and Light Acquisition Corp., pursuant to which, among other things, each executive officer of ABNH, each member of ABNH's board of directors and Crane agreed with JDSU and Light Acquisition Corp. to vote in favor of the merger agreement and the transactions contemplated thereby, including the merger, and agreed not to dispose of any shares of common stock held by such executive officer, member of ABNH's board of directors, or Crane prior to the consummation of the merger. Members of ABNH's board of directors, executive officers of ABNH and Crane collectively beneficially owned an aggregate of 3,701,306 outstanding shares of ABNH's common stock on December 10, 2007, which represented approximately 19% of ABNH's shares of common stock outstanding on that date. See the section entitled "The Voting Agreements" on page 99 of this proxy statement/prospectus.

Revoking of Proxies

An ABNH stockholder may revoke a proxy at any time before it is voted. A proxy previously submitted by a stockholder may be revoked by completing, signing, dating and returning a new proxy with a later date, or by sending a written, dated notice of revocation to the secretary of ABNH stating that the proxy is revoked, or by attending the meeting and voting in person. If a stockholder has instructed a broker, bank or nominee to vote his, her or its shares of ABNH common stock by executing a voting instruction card, the stockholder must follow the directions received from the broker, bank or nominee to change his, her or its instructions.

Expenses of Soliciting Proxies

ABNH will pay the expenses of soliciting proxies for the meeting. After the original mailing of the proxies and other soliciting materials, ABNH and/or its agents may also solicit proxies by mail, telephone, facsimile, email or in person. After the original mailing of the proxies and other soliciting materials, ABNH will request that banks, brokers, custodians, nominees and other record holders of ABNH's common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. ABNH will reimburse the record holders for their reasonable expenses if they ask ABNH to do so.

ABNH has retained D.F. King & Co., Inc. to assist it with the solicitation of proxies and to verify certain records related to the solicitations. ABNH will pay D.F. King & Co., Inc. a fee of approximately $6,000, plus its reasonable expenses, for these services.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements. This means that only one copy of the proxy statement/prospectus may have been sent to multiple stockholders in each household. ABNH will promptly deliver a separate copy of either document to any stockholder upon that stockholder's written or oral request to ABNH's Investor Relations department.

ABNH's Stock Certificates

Please do not send in any ABNH stock certificates with your proxy cards. American Stock Transfer & Trust Company, the exchange agent for the merger, will send letters of transmittal with instructions for the surrender of certificates representing shares of ABNH's common stock to former ABNH stockholders shortly after the merger is completed.

Other Business

ABNH does not expect that any matter other than the proposals presented in this proxy statement/prospectus will be brought before the special meeting. However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Assistance

If you need assistance in completing your proxy card or have questions regarding ABNH's special meeting, please contact ABNH's proxy solicitor, D.F. King & Co., Inc., toll-free at 800-758-5880.

PROPOSAL NO. 1—THE MERGER

The following is a description of the material aspects of the merger, including the merger agreement. While JDSU and ABNH believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. JDSU and ABNH encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

ABNH'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER.

Background of the Merger

In February 2007, ABNH was contacted by a representative of a publicly-traded company (other than JDSU) wishing to explore a possible strategic business combination transaction between that company and ABNH. ABNH entered into a confidentiality agreement with that company on March 22, 2007 covering the mutual exchange of confidential information between the two companies. Representatives of the two companies met in-person or telephonically on several occasions between February 2007 and May 2007 to exchange information relating to their respective companies.

In March 2007, in order to assist the ABNH Board in evaluating and exploring strategic alternatives, the ABNH Board determined to interview investment banking firms, and ABNH met with prospective firms beginning in early March 2007 through April 2007. On April 25, 2007, the Board held a special meeting to interview the investment banking firm finalists. On April 30, 2007, ABNH entered into an agreement with Morgan Keegan & Company, Inc. ("Morgan Keegan") pursuant to which Morgan Keegan was engaged as ABNH's financial advisor and to assist ABNH in its analysis and consideration of financial and strategic alternatives. ABNH publicly announced the retention of Morgan Keegan on May 1, 2007.

On March 23, 2007, certain of ABNH's stockholders which beneficially owned 20.9% of ABNH's common stock, referred to as the stockholder group, recommended to the ABNH Board the nomination of five director candidates to replace ABNH's then current board at ABNH's 2007 annual stockholders meeting and filed a Schedule 13D to disclose the possibility that they might commence a contested election of directors at the 2007 annual stockholders meeting if the ABNH Board did not accept their slate of nominees. Representatives of ABNH met with representatives of the stockholder group on April 16, 2007 to discuss the stockholder group's recommendations. In that meeting, representatives of the stockholder group indicated that the stockholder group was interested in a transaction that would lead to liquidity for ABNH's stockholders.

Beginning in May 2007, ABNH, with the assistance of Morgan Keegan began the formal process, referred to as the 2007 Process, of marketing ABNH to potential acquirers and exploring a potential sale transaction. Morgan Keegan contacted approximately 70 potential bidders, including domestic and international publicly-traded companies, privately-held companies and private equity firms, of which 41 entered into confidentiality agreements to permit them to receive non-public information concerning ABNH, including a confidential information memorandum and a process letter that described the terms of the 2007 Process. Morgan Keegan acted as ABNH's lead negotiator for a possible strategic transaction.

On May 20, 2007, representatives of the company which had contacted ABNH in February 2007, submitted an informal draft proposal to Morgan Keegan with respect to a possible transactions with ABNH. At ABNH's request, Morgan Keegan informed the representatives of such company that it would be invited to participate in the 2007 Process and any proposal would be evaluated accordingly.

On May 23, 2007, ABNH entered into an agreement with the members of the stockholder group that provided, among other things, that the Board of Directors would be expanded to seven members and that Randall Bassett and Eric Haskell, two of the director candidates proposed by the stockholder group, would be appointed to the Board. In addition, it was agreed that the Board would form a Strategic Advisory Committee which would be comprised of Randall Bassett, Richard Robbins and Kenneth Traub.

On June 18, 2007, ABNH received a written request from Crane & Co., Inc., ("Crane"), ABNH's largest stockholder, to include two Crane designees on the Board as part of the slate of director candidates at the 2007 annual stockholders meeting pursuant to the existing June 2000 agreement with Crane. Between June 2007 and August 2007, representatives of ABNH and Crane discussed the request and on August 6, 2007, in accordance with an agreement between ABNH and Crane, one Crane designee, Fred Whitridge, Jr., was appointed to the Board.

On June 27, 2007, Kenneth Traub of ABNH met with a representative of JDSU who indicated that JDSU would be interested in having confidential discussions with ABNH. ABNH entered into a confidentiality agreement with JDSU on July 16, 2007. On July 18, 2007, August 9, 2007 and September 5, 2007, representatives of JDSU and ABNH met at ABNH's Robbinsville, New Jersey facility.

On September 14, 2007, at the direction of the ABNH Board, Morgan Keegan distributed bid process letters instructing potential bidders to submit initial written proposals for a strategic transaction with ABNH to Morgan Keegan on or before October 5, 2007.

By October 5, 2007, Morgan Keegan had received initial transaction proposals from eight parties, including JDSU. On October 8, 2007, the Board met to discuss the written proposals. Following presentations from Morgan Keegan analyzing the proposals, and discussion among the Board members, the Board determined to permit five of the bidders, including JDSU, to conduct additional due diligence and receive additional confidential information concerning ABNH. Shortly thereafter Morgan Keegan contacted each of the five parties, including JDSU, and notified them of the ABNH Board's decision. On October 10, 2007, Morgan Keegan began distributing bid process letters instructing the bidders to submit definitive written proposals for a strategic transaction with ABNH to Morgan Keegan on or before November 2, 2007.

On October 16, 2007, ABNH received an unsolicited proposal from a direct competitor of ABNH that had elected not to sign a confidentiality agreement that had been proposed by ABNH pursuant to the 2007 Process, and was therefore not part of the 2007 Process. The ABNH Board considered the proposal but elected not to move forward with it, as such party did not sign a confidentiality agreement and such proposal was deemed to be inferior to the proposals from the five parties who submitted proposals on October 5, 2007. On October 19, 2007, ABNH made an online data room available to the five parties participating in the second round of the 2007 Process. Between October 23, 2007 and November 7, 2007, representatives of ABNH met in-person and telephonically with representatives of the five participants in the second round, including JDSU. On or about October 18, 2007, the bidders were sent a form of merger agreement and instructed to amend it in a form that they would be prepared to execute. On October 30, 2007, Morgan Keegan advised the bidders that the due date for final proposals was extended to November 9, 2007. One bidder, other than JDSU, was subsequently granted an extension to submit its proposal on November 12, 2007.

On November 9, 2007, two bidders (including JDSU) submitted proposals, and one bidder submitted a proposal on November 12, 2007. The Board met on November 13, 2007 to consider the proposals and to discuss next steps. At the meeting, the Board reviewed the three proposals (including the JDSU proposal in the form of a draft letter of intent) with its financial and legal advisors. The JDSU proposal contemplated an acquisition of ABNH for consideration consisting of $6.03 per share, approximately 20% of which would be in the form of cash, and the balance in the form of cash or shares of JDSU common stock, as elected by JDSU in its sole discretion at least five days prior to closing. The JDSU proposal also included the following terms: a 15-business day exclusivity period; a 4% 'termination' fee in the event that the merger agreement was terminated for certain stated reasons; and no financing contingency. Following the presentations by Morgan Keegan and Fulbright & Jaworski L.L.P. ("Fulbright & Jaworski"), ABNH's legal counsel, the ABNH Board determined that JDSU's proposal was superior to the other two proposals, provided that certain modifications to the proposal were made. The ABNH Board authorized management and Morgan Keegan to negotiate the JDSU proposal, and approved the proposal subject to the approval of a final revised proposal by the Strategic Advisory Committee of the ABNH Board.

On November 13, 2007, Morgan Keegan contacted JDSU to negotiate the merger consideration and request certain changes to the proposal, including the allocation of the stock and cash consideration. Between November 13, 2007 and November 16, 2007, Morgan Keegan and JDSU spoke on numerous occasions with respect to the terms of the proposal. On November 16, 2007, JDSU revised the terms of its proposal, proposing to acquire each ABNH share for merger consideration of $6.15 per share, consisting of approximately 20% in cash, and the balance in shares of JDSU common stock having a value based on the five-trading day average ending on, and including, the sixth day prior to the closing of the transaction. The revised JDSU proposal also included the following additional terms: a reduction of the termination fee to 3.5% of the aggregate merger consideration; ABNH stockholders holding approximately 20% of the outstanding shares of ABNH common stock would enter into voting agreements with JDSU; the parties would mutually agree upon and identify any third-party consents that would be required; and the parties would implement modifications to the transaction that were reasonably required to enable the transaction to qualify as a tax-free reorganization.

On November 16, 2007, the Strategic Advisory Committee of the ABNH Board met, together with management, Morgan Keegan and Fulbright & Jaworski, to receive an update on the status of JDSU's revised proposal and to review the terms of the revised proposal. Following review and discussion among the members of the Strategic Advisory Committee, the Strategic Advisory Committee authorized Mr. Traub to execute the letter of intent with JDSU and enter into a 15 business day exclusive negotiation period.

On November 19, 2007, Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), JDSU's legal counsel, Fulbright & Jaworski and Morgan Keegan participated in a teleconference to discuss the timeline for the completion of due diligence and definitive documentation and the ABNH Board met to receive an update on the status of JDSU's proposed transaction and the continuing negotiations with JDSU. At the meeting Mr. Traub reported to the full Board that the letter and exclusivity agreement with JDSU had been executed, and that each party was continuing with its due diligence investigation of the other.

On November 21, 2007, Fulbright & Jaworski distributed a revised draft of the merger agreement.

On November 26, 2007, the ABNH Board met to receive an update on the status of JDSU's proposed transaction and the continuing negotiations of the merger agreement and ancillary documents with JDSU. At the meeting Fulbright & Jaworski also discussed the class action litigation and trial pending against JDSU. Mr. Traub reviewed for the ABNH Board the status of due diligence and the third party consents that JDSU and ABNH agreed would be obtained prior to finalization and execution of the merger agreement.

On November 29, 2007, Fulbright & Jaworski and Skadden Arps participated in a teleconference during which outstanding issues were discussed, including outstanding due diligence items. Skadden Arps distributed a revised draft of the merger agreement later that day.

On December 3, 2007, the ABNH Board met to receive an update on the status of JDSU's proposed transaction and the continuing negotiations of the merger agreement and ancillary documents with JDSU. At the meeting Fulbright & Jaworski also discussed the status of the class action litigation and trial pending against JDSU, and reported that JDSU had recently won a jury verdict in its pending trial. On December 4, 2007, a material customer of ABNH consented to the proposed transaction between ABNH with JDSU, which consent the parties had agreed should occur prior to finalizing and executing the merger agreement.

On December 5, 2007, Fulbright & Jaworski distributed a revised draft of the merger agreement, and on December 6, 2007, Skadden Arps distributed a revised draft of the merger agreement reflecting their comments. On December 7, 2007, Fulbright & Jaworski, Skadden Arps, Morgan Keegan, Kenneth Traub and Mark Bonney

of ABNH, and Andrew Pollack of JDSU participated in a teleconference to discuss outstanding issues on the merger agreement, all of which were resolved by the end of the call. The issues resolved included the allocation of the merger consideration between cash and stock, with the parties agreeing that the merger consideration should consist of $1.00 in cash and $5.15 in shares of JDSU common stock. The allocation of the cash and stock components of the merger consideration was the result of the parties desire for the transaction to qualify as a tax-free reorganization. On December 8, 2007, Skadden Arps distributed a revised draft of the merger agreement and ancillary documents that were substantially final.

On December 10, 2007, the ABNH Board met with management, Morgan Keegan and Fulbright & Jaworski. Morgan Keegan reviewed with the ABNH Board the structure and other terms of the proposed transaction, and financial information regarding ABNH and JDSU. Morgan Keegan rendered its oral opinion and draft written opinion to the effect that, subject to the assumptions made, matters considered and limits on the review undertaken by Morgan Keegan, the merger consideration to be received by ABNH's stockholders was fair, from a financial point of view. Fulbright & Jaworski discussed with the ABNH Board the legal standards applicable to its decisions and actions with respect to the consideration of the proposed transaction, and reviewed the legal terms of the proposed transaction agreements, including the 'fiduciary out' provisions that would, under certain circumstances, allow the ABNH Board to change its recommendation relating to the merger. Fulbright & Jaworski also discussed the ABNH stockholder vote, regulatory approvals that would be required to complete the proposed merger, and the likely process and timetable of the merger.

Following these discussions, and review and discussion among the members of the ABNH Board, including consideration of the factors under the section entitled "—ABNH's Reasons for the Merger," the ABNH Board unanimously determined that the transactions contemplated by the merger agreement and related transactions and agreements are advisable and in the best interests of ABNH and its stockholders, and the directors voted unanimously to approve the merger with JDSU, to approve the merger agreement, to approve the related transactions and agreements, and to recommend that the ABNH stockholders vote in favor of the merger.

After the meeting of the ABNH Board adjourned, Morgan Keegan delivered its final written opinion to the Board, the definitive documentation for the transaction was finalized and the merger agreement was executed and delivered. Contemporaneously, ABNH's directors and executive officers, together with Crane & Co. entered into a voting agreement with JDSU, pursuant to which they agreed, among other things, to vote their shares of ABNH common stock in favor of the merger.

The transaction was announced prior to the opening of market trading on the morning of December 11, 2007.

ABNH's Reasons for the Merger and Recommendation of ABNH's Board

After careful consideration, ABNH's board of directors determined that the merger is advisable and in the best interests of ABNH and its stockholders, and have unanimously approved the merger agreement and the merger.

ABNH's board consulted extensively with management and its financial and legal advisors and considered a number of factors in reaching its decision to approve the merger agreement and the merger and to recommend adoption of the merger agreement to ABNH's stockholders, including the following, all of which it viewed as generally supporting its decision:

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ABNH's Business, Condition and Prospects as an Independent Entity. ABNH's board of directors considered the financial and growth prospects for ABNH and its stockholders of a business combination with JDSU as compared to continuing to operate as a stand-alone entity, including, without limitation ABNH's reliance on a limited number of key customers and the illiquidity of an investment in ABNH common stock. ABNH's board of directors considered that management and employees of ABNH and JDSU possess complementary skills and expertise and the benefits to ABNH and its customers of operating as a large organization, including enhancements in products and services, higher lending limits, and greater financial resources to remain competitive over the long term and be able to capitalize on technological developments which significantly impact industry competitive conditions.

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The Merger Consideration. ABNH's board of directors considered the value of the consideration to be received by its stockholders in the merger. The board took into account that the $6.15 per share merger consideration represented a premium of approximately 10% to the closing trading price of ABNH's common stock on December 10, 2007, the final trading day before the public announcement of the proposed merger and a premium of 96% to the closing trading price of ABNH's common stock on April 30, 2007, the final trading day before the public announcement of ABNH's engagement of Morgan Keegan to pursue strategic alternatives. The board also considered the fact that stockholders would receive most of the consideration in the shares of JDSU's common stock, providing ABNH's stockholders the opportunity for liquidity or to maintain an investment in the combined company. ABNH's board of directors also considered the fact that the stockholders would receive $1.00 per share of the merger consideration in cash, enabling ABNH's stockholders to receive cash for a portion of their investment in ABNH's common stock and providing such stockholders certainty of value, and immediate liquidity, of such portion of their investment.

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Auction Process. ABNH's board of directors considered its recent experience in conducting a thorough auction process, performed with the assistance of Morgan Keegan, its financial advisor, in which approximately 70 potential bidders (including private equity firms and privately held and publicly traded companies) were contacted to solicit interest in a potential transaction with ABNH and in which 41 potential bidders entered into confidentiality agreements with ABNH to permit them to receive non-public information concerning ABNH, and the absence of a bid from another party or group that is more desirable than JDSU, notwithstanding the fact that Morgan Keegan actively solicited potential interest in a potential transaction with ABNH.

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JDSU's Business, Opportunities and Financial Condition. ABNH's board of directors considered JDSU's operating history, financial condition, business strategy and anticipated future performance. ABNH's board of directors recognized that JDSU is a leading provider of communications test and measurement solutions and optical products for the telecommunications industry. ABNH's board of directors reviewed JDSU's historical stock price performance, liquidity and the current valuation of its stock in the public markets relative to other companies in its industry. ABNH's board of directors also considered JDSU's greater financial resources and manufacturing and technical capabilities. In addition, ABNH's board of directors considered JDSU's balance sheet, cash position and ability to pay a portion of the transaction value in cash.

•	Tax Treatment. ABNH's board of directors has considered the expectation that the merger will constitute a "reorganization" under Section 368(a) of the Code.

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Exploration of Strategic Alternatives. ABNH's board of directors considered the fact that ABNH conducted a limited exploration of its strategic alternatives, including exploring business combination transactions, but ultimately concluded that the proposed merger with JDSU was the best alternative for ABNH and its stockholders.

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Opinion of Morgan Keegan. ABNH's board of directors considered the financial analyses provided to it by Morgan Keegan at meetings of the board of directors. The ABNH board of directors further considered Morgan Keegan's oral opinion and draft written opinion delivered at the board meeting on December 10, 2007, to the effect that, subject to the assumptions made, matters considered and limits on the review undertaken by Morgan Keegan, the consideration to be received for each share of ABNH's common stock in the merger was fair, from a financial point of view, to the holders of ABNH's common stock. A final written copy of Morgan Keegan's opinion was delivered to the board of directors immediately following such board meeting. See the section entitled "—Opinion of ABNH's Financial Advisor" beginning on page 59 of this proxy statement/prospectus.

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Execution Risks of the Merger. ABNH's board of directors considered, after consultation with management and outside legal counsel, and given the nature of the marketplace in which ABNH competes and the businesses of ABNH and JDSU, that the regulatory approvals and clearances needed to complete the transaction were likely to be obtained without undue delay or the imposition of burdensome terms on the combined entity. ABNH's board of directors also considered the likelihood that the merger would be consummated in light of the nature of the closing conditions in the merger agreement, including the absence of any requirement that JDSU stockholders approve the merger.

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The Terms of the Merger Agreement. ABNH's board of directors considered the fact that the merger agreement and its financial and other terms and conditions were the product of extensive arm's-length negotiation between the parties. The board reviewed and considered the terms of the merger agreement including, among other things, the form of consideration, with a portion being in cash, the dollar value of the shares of JDSU common stock to be received by ABNH's stockholders in the merger, the board's ability in certain situations to terminate the merger agreement, the size of the termination fee payable by ABNH in certain circumstances upon or following a termination of the merger agreement and the closing conditions applicable to the parties. The board considered the fact that the financial and other terms and conditions of the merger agreement were more favorable to ABNH stockholders than other strategic alternatives reasonably available to ABNH and its stockholders.

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Ability to Consider and Accept Superior Bid. ABNH's board of directors considered that, in addition to ABNH's extensive exploration of potential strategic alternatives prior to entering into the merger agreement, the merger agreement permits ABNH, subject to certain requirements, to engage in negotiations with, and provide non-public due diligence information to, a party that submits an acquisition proposal that the ABNH board concludes is, or is reasonably likely to result in, a transaction that is superior to the merger with JDSU. Furthermore, subject to certain requirements (including, in certain circumstances, payment of a termination fee of $4,825,000), the ABNH board of directors is permitted under the merger agreement to change its recommendation to ABNH's stockholders in favor of adoption of the merger agreement with JDSU, and unilaterally terminate the merger agreement and enter into a binding agreement with another party, if the ABNH board of directors determines that the alternate transaction is superior to the terms of the merger with JDSU and that such actions are necessary for the board to comply with its fiduciary duties.

ABNH's board of directors also considered a variety of risk and potentially negative factors in its evaluation of the merger, including the following:

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Tax Treatment. ABNH's board of directors considered the risk that the merger might not qualify as a "reorganization" within the meaning of Section 368(a) of the Code, in which case the merger would be a fully taxable transaction to ABNH stockholders and ABNH for United States federal income tax purposes and state and local income tax purposes. ABNH's board of directors also considered the income tax consequence to ABNH stockholders with respect to cash to be received in lieu of a fractional share of JDSU common stock.

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Integration Risk. ABNH's board of directors considered the challenges to be confronted by JDSU in integrating the operations of the two companies and the possibility that the failure to quickly achieve successful integration could adversely affect the value of the JDSU shares to be received in the merger, if any.

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Decrease in the Trading Price of JDSU Common Stock. ABNH's board of directors considered the fact that the exact number of shares each ABNH stockholder would receive for its ABNH shares would not be known until three business days before the closing of the merger and would be based on the closing price average of JDSU common stock for the five most recent trading days ending on and including the trading day which is three trading days prior to the date the merger is completed, and the possibility that ABNH stockholders could be adversely affected by a decrease in the trading price of JDSU common stock between the date the value of the JDSU common stock is determined and the trading price of the JDSU common stock on the closing date of the merger.

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Restrictions on the Conduct of ABNH Business. ABNH's board of directors considered the restrictions on the conduct of ABNH's business prior to the completion of the merger, requiring ABNH to conduct its business in the ordinary course of business consistent with past practice, subject to specific limitations, which may delay or prevent ABNH from undertaking business opportunities that may arise during the terms of the merger agreement, whether or not the merger is consummated.

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Loss of Personnel and Diversion of Management. ABNH's board of directors considered that as a result of the proposed merger, key personnel of ABNH might terminate their employment with ABNH. In addition, the ABNH board of directors considered the risk of diverting management's attention from day-to-day operation of ABNH's business during the pendency of the merger.

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JDSU's Right to Delay Special Meeting. ABNH's board of directors considered that the merger agreement provides that, in certain circumstances, JDSU may require that the special meeting of ABNH stockholders be delayed if JDSU has determined in good faith that the conditions to the closing of the merger are not expected to be satisfied or waived by the date of the special meeting.

•

Termination Fee; Right to Match. ABNH's board of directors considered that the merger agreement requires that ABNH pay a termination fee of $4,825,000 to JDSU in certain circumstances upon or following termination of the merger agreement, and the potential effects of this requirement in deterring other potential acquirers of ABNH. The board also considered that in the event it receives a superior proposal it may not terminate the merger agreement or change its recommendation without first giving JDSU three business days to negotiate with ABNH any revisions to the terms of the transaction contemplated by the merger agreement, and the potential effects of this requirement in deterring other potential acquirers of ABNH.

•

Failure to Consummate the Merger. ABNH's board of directors considered the risk that the merger might not be completed as a result of the failure to receive regulatory approvals or satisfy other closing conditions, as well as the potential adverse reactions of ABNH's employees, customers and suppliers if the merger, having been publicly announced, is not completed.

•	Other Risks. ABNH's board of directors considered the other risks described above under "Risk Factors" beginning on page 23 of this proxy statement/prospectus.

ABNH's board of directors weighed these positive and negative factors and realized that there can be no assurance about future results, including results expected or considered in the factors above. However, ABNH's board of directors concluded that the potential positive factors relating to the merger outweighed the potential risks associated with the merger.

In connection with the merger, ABNH management prepared forecasts, projections and estimates. As a matter of policy, ABNH does not publicly disclose internal management forecasts, projections or estimates of the type prepared in connection with the merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, factors related to general economic conditions, business trends, competitive factors, and ABNH's cost structure. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates. Please see the sections entitled "Cautionary Statement Regarding Forward-Looking Information" and "Risk Factors—Risks Related to ABNH" beginning on pages 21 and 42 of this proxy statement/prospectus.

This discussion of information and factors considered by ABNH's board of directors is not intended to be exhaustive, but is intended to summarize all material factors considered by ABNH's board of directors. In view of the number and variety of factors considered in connection with its evaluation of the merger, the ABNH board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered. ABNH's board of directors viewed its position and recommendations as being based on all of the information and the factors considered by it. In addition, individual directors may have given different weight to different factors. After taking into account all of the factors set forth above, ABNH's board of directors approved the merger agreement and the merger and unanimously determined that the proposed merger is fair to, and in the best interests of, ABNH and its stockholders, and declared the merger to be advisable. Accordingly, ABNH's board of directors unanimously recommends that ABNH stockholders vote "FOR" the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

In considering the recommendation of ABNH's board of directors to vote "FOR" the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, ABNH's stockholders should be aware that the executive officers and directors of ABNH have certain interests in the merger that may be different from, or in addition to, the interests of ABNH's stockholders generally. ABNH's board of directors was aware of these interests and considered them when adopting the merger agreement and recommending that ABNH's stockholders vote to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. See the section entitled "—Interests of ABNH's Directors and Executive Officers in the Merger" beginning on page 74 of this proxy statement/prospectus.

This explanation of ABNH's reasons for the merger and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Information" beginning on page 21 of this proxy statement/prospectus.

Opinion of ABNH's Financial Advisor

Pursuant to an engagement letter entered into between Morgan Keegan and ABNH on April 30, 2007, ABNH retained Morgan Keegan to act as its financial advisor with respect to its evaluation of strategic alternatives. In the engagement letter, Morgan Keegan agreed to provide to ABNH, at its request, an opinion with respect to any business combination transaction that ABNH pursued as a strategic alternative. Prior to approving the merger agreement, the board of directors of ABNH requested that Morgan Keegan provide its opinion with respect to the fairness, from a financial point of view, of the merger consideration to be received by ABNH's stockholders in connection with the merger. At a meeting of the board of directors of ABNH on December 10, 2007, Morgan Keegan rendered its oral opinion to the board of directors of ABNH, which was confirmed by delivery of a written opinion, dated December 10, 2007, to the effect that, as of the date of the opinion and based upon and subject to various assumptions and limitations and other matters set forth in its opinion, the merger consideration was fair, from a financial point of view, to holders of ABNH common stock.

Although subsequent developments may affect the opinion delivered by Morgan Keegan, Morgan Keegan does not have any obligation to update, revise or reaffirm its opinion after the date of the opinion, and Morgan Keegan has not updated, revised or reaffirmed its opinion in connection with this proxy statement/prospectus. ABNH's obligation to consummate the merger is not conditioned upon such an update. ABNH presently does not intend to obtain an update of the opinion of Morgan Keegan prior to the meeting of ABNH stockholders to consider and vote on the merger.

The full text of Morgan Keegan's written opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Keegan, is attached as Annex C to this proxy statement/prospectus and is incorporated into this document by reference in its entirety. This description of Morgan Keegan's opinion should be reviewed together with the full text of the opinion. You are urged to read the opinion and consider it carefully. Morgan Keegan's opinion was addressed to the ABNH board of directors and assessed only the fairness, from a financial point of view, of the merger consideration to holders of ABNH common stock. Morgan Keegan's opinion was only one of many factors considered by ABNH's board of directors in its evaluation of the merger and should not be viewed as determinative of the views of ABNH's board of directors or senior management with respect to the merger or the merger consideration. The terms of the merger, including the merger consideration, were determined through negotiations between ABNH and JDSU and were not determined or recommended by Morgan Keegan. Morgan Keegan's opinion did not address the merits of the underlying decision of ABNH to engage in the transaction and did not constitute, nor should it be construed as, a recommendation to any stockholder of ABNH or JDSU as to how to vote on any matter related to the merger. Additionally, Morgan Keegan expressed no opinion as to the prices at which the shares of common stock of either ABNH or JDSU will trade following the announcement or completion of the merger.

In connection with rendering its opinion, Morgan Keegan:

•	reviewed the draft merger agreement dated December 7, 2007;

•	reviewed certain publicly available financial statements and other business and financial information of ABNH and JDSU, respectively;

•	reviewed certain non-public internal financial statements and other financial and operating data concerning ABNH and JDSU, respectively;

•	reviewed certain non-public financial forecasts relating to ABNH prepared by the management of ABNH ("ABNH Forecasts");

•

reviewed certain publicly available analyst estimates relating to JDSU for fiscal years ending June 30, 2008 and 2009 and calendar years ending December 31, 2007 and 2008 and extrapolated certain financial forecasts for fiscal years ending June 30, 2010 through 2012 based upon publicly announced ranges of industry growth rates and other assumptions to which JDSU did not attribute specific dates provided to Morgan Keegan by the management of JDSU (collectively, together with such growth rates and other assumptions, but excluding the financial forecasts for fiscal years ending June 30, 2010 through 2012, the "JDSU Public Forecasts");

•	discussed the past and current operations, financial condition and prospects of each of ABNH and JDSU with senior management of ABNH and JDSU;

•	reviewed historical reported prices and trading activity for ABNH common stock and JDSU common stock;

•

compared the financial performances of ABNH and JDSU, respectively, and the prices of ABNH common stock and JDSU common stock, with those of certain other publicly traded companies Morgan Keegan deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions Morgan Keegan deemed relevant;

•	participated in discussions and negotiations among representatives of ABNH, JDSU and their respective advisors;

•	considered that the structure of the merger provides for the possibility of tax-free reorganization treatment;

•	considered the results of Morgan Keegan's efforts to solicit, at the direction of ABNH, indications of interest from selected third parties with respect to a possible acquisition of ABNH; and

•	performed such other analyses and considered such other factors as Morgan Keegan deemed appropriate.

In rendering its opinion, Morgan Keegan assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by it. At the direction of ABNH,

Morgan Keegan assumed, without independent verification, that the ABNH Forecasts had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ABNH as to the future financial performance of ABNH. With respect to the JDSU Public Forecasts, Morgan Keegan assumed, at the direction of JDSU and without independent verification, that the JDSU Public Forecasts utilized in certain of its analyses were a reasonable basis upon which to evaluate the future financial performance of JDSU, and Morgan Keegan further assumed that JDSU will perform substantially in accordance with such estimates.

Morgan Keegan did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ABNH or JDSU, nor was it furnished with any such evaluations or appraisals. Morgan Keegan assumed that the merger would be consummated as provided in the merger agreement with full satisfaction of all covenants and conditions set forth in the merger agreement and without any waivers thereof.

Morgan Keegan expressed no view or opinion as to any terms or aspects of the merger (other than the fairness, from a financial point of view, of the merger consideration, to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger or the merger consideration and the tax treatment of the merger to various constituencies. In addition, Morgan Keegan expressed no view or opinion as to the relative merits of the merger in comparison to other strategic alternatives or transactions available to ABNH or in which ABNH might engage or as to whether any transaction might be more favorable to ABNH as an alternative to the merger, nor did Morgan Keegan express any opinion as to the underlying business decision of the board of directors of ABNH to approve the merger agreement or recommend the merger to ABNH's stockholders or ABNH's decision to proceed with or effect the merger. Morgan Keegan expressed no opinion with respect to the value of JDSU common stock on the date of its opinion, at the effective time or at any other time or the prices at which the JDSU common stock may trade after the effective time. The opinion is not a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed merger.

The following is a summary of the material financial analyses used by Morgan Keegan in connection with its presentation to the ABNH board of directors on December 10, 2007, and the preparation of its opinion delivered to the ABNH board of directors. The following summary, however, does not purport to be a complete description of the financial analyses performed by Morgan Keegan, nor does the order of presentation of the analyses described represent relative importance or weight given to those analyses by Morgan Keegan. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Morgan Keegan's financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Morgan Keegan. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 10, 2007, and is not necessarily indicative of current market conditions. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Morgan Keegan was carried out in order to provide a different perspective on the merger and add to the total mix of information supporting the opinion. Morgan Keegan did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion. Rather, in reaching its conclusions and delivering its opinion, Morgan Keegan considered the results of the analyses in light of each other and did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Morgan Keegan believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, Morgan Keegan made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Morgan Keegan are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

ABNH Valuation Analyses

Historical Stock Price Analysis. Using publicly available trading data, Morgan Keegan reviewed historical trading prices and volumes for ABNH common stock and compared such trading prices to the proposed merger consideration of $6.15 per share (the "Merger Consideration per Share"). Morgan Keegan analyzed the volume-weighted average price, or VWAP, for various periods prior to, and including, December 7, 2007. In addition, Morgan Keegan compared the Merger Consideration per Share to the closing price of the ABNH common stock on April 30, 2007, the trading day preceding ABNH's press release announcement of its intent to evaluate its strategic alternatives and retention of Morgan Keegan as its financial advisor. Morgan Keegan noted that the Merger Consideration per Share represented a premium of 96.5% to ABNH's closing price as of April 30, 2007. The following table summarizes the premium of the Merger Consideration per Share relative to prices for various measurement periods or dates:

Measurement Period	Price	Merger Consideration per Share Premium/(Discount) to Measurement Period
5-Day VWAP	$5.59	10.1%
10-Day VWAP	$5.34	15.2%
30-Day VWAP	$5.24	17.4%
60-Day VWAP	$5.12	20.0%
1-Year VWAP	$4.03	52.8%
2-Year VWAP	$3.53	74.1%

52-Week Low	$2.68	129.5%
52-Week High	$5.70	7.9%
Closing Price as of December 7, 2007	$5.60	9.8%
Closing Price as of April 30, 2007	$3.13	96.5%

Analyst Stock Price Targets. As no organization provides research coverage of ABNH, Morgan Keegan noted that the Company has no analyst stock price targets.

Peer Group Analysis. Morgan Keegan compared selected financial and trading data of ABNH with similar data published by securities research analysts for, and other publicly available information with respect to, selected publicly traded companies engaged in businesses that Morgan Keegan determined to be reasonably comparable to those of ABNH. These companies were:

•	AuthenTec, Inc.

•	Cogent Inc.

•	De La Rue plc

•	Digimarc Corporation

•	Gemalto NV

•	Hologram Industries SA

•	L-1 Identity Solutions

•	LaserCard Corporation

•	Oberthur Card Systems SA

•	On Track Innovations Ltd.

•	OpSec Security Group plc

For each of the companies identified above, Morgan Keegan calculated various valuation multiples after excluding any non-recurring, extraordinary gains or expenses and non-cash, stock-based compensation, including:

•

the ratio of enterprise value (herein referred to in all tables as "EV") to historical and estimated revenues for the last twelve months (herein referred to in all tables as "LTM") and calendar years 2007 (herein referred to in all tables as "CY 2007E") and 2008 (herein referred to in all tables as "CY 2008E"); and

•	the ratio of enterprise value to historical and estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for the last twelve months and calendar years 2007 and 2008.

Based upon its analysis of the full ranges of multiples calculated for the companies identified above and its consideration of various factors and judgments about current market conditions and the characteristics of such companies, including qualitative factors and judgments involving non-mathematical considerations, Morgan Keegan determined relevant ranges of valuation multiples for such companies. Relevant ranges were narrower than the full ranges of such multiples. To calculate these valuation multiples, Morgan Keegan used projections reported by independent research analyst reports and closing trading prices of equity securities of each identified company on December 7, 2007.

The following table summarizes the derived relevant ranges of multiples for the companies identified above and the ranges of prices per ABNH share implied by such multiples:

	Multiples			Implied Prices of ABNH Common Stock
Financial Metric	Low	Median	High	Low	Median	High
EV/LTM Revenue	0.9x	1.8x	6.3x	$2.19	$3.60	$10.26
EV/CY 2007E Revenue	0.9x	2.0x	7.2x	$2.24	$3.89	$11.59
EV/CY 2008E Revenue	0.7x	1.8x	5.9x	$2.26	$4.38	$12.35
EV/LTM EBITDA	5.6x	10.1x	17.0x	$3.41	$5.46	$8.56
EV/CY 2007E EBITDA	7.7x	10.6x	27.7x	$4.38	$5.70	$13.37
EV/CY 2008E EBITDA	6.2x	8.3x	15.0x	$5.18	$6.58	$11.18

No company used in the above analysis is identical to ABNH. In evaluating companies identified as comparable to ABNH, Morgan Keegan made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies. Mathematical analyses, such as determining the mean or median, are not of themselves meaningful and complete methods of using comparable companies data.

Precedent Transactions Analysis. Using publicly available information, including SEC filings and press releases, Morgan Keegan compared various valuation metrics from 15 business combination transactions between August 2000 and July 2007 that Morgan Keegan deemed to be relevant. The comparable transactions that Morgan Keegan deemed to be relevant were:

Target	Acquiror
McClendon Corporation	L-1 Identity Solutions Inc.

Advanced Concepts, Inc.	L-1 Identity Solutions Inc.

SpecTal, LLC	L-1 Identity Solutions Inc.

CFC International Inc.	Illinois Tool Works Inc.

Fargo Electronics Inc.	HID Corporation (Assa Abloy AB)

Identix Inc.	Viisage Technology Inc.

Gemplus International	Axalto NV

Integrated Biometric Technology	Viisage Technology Inc.

DuPont Photomasks Inc.	Toppan Printing Ltd.

SSP Solutions Inc.	Saflink Corp.

Trans Digital Technologies	Viisage Technology Inc.

Foilmark, Inc.	Illinois Tool Works Inc.

Security Printing and Systems Limited	Bundesdruckerei GmbH

HID Corporation	Assa Abloy AB

Printrak International	Motorola Inc.

Morgan Keegan calculated various valuation multiples after excluding any non-recurring, extraordinary gains or expenses and non-cash, stock-based compensation, including:

•	the ratio of enterprise value implied by the transaction to the revenue for the target company for the last twelve months;

•	the ratio of enterprise value implied by the transaction to the EBITDA for the target company for the last twelve months; and

•	the ratio of equity value implied by the transaction to the net income for the target company for the last twelve months.

Based upon its analysis of the full ranges of multiples calculated for the transactions identified and its consideration of various factors and judgments about current market conditions and the characteristics of such transactions and the companies involved in such transactions, including qualitative factors and judgments involving non-mathematical considerations, Morgan Keegan determined relevant ranges of valuation multiples for such transactions. Relevant ranges were narrower than the full ranges of such multiples. All calculations of multiples paid in the transactions identified above were based on public information available at the time of public announcement of such transactions. Morgan Keegan's analysis did not take into account different market and other conditions during the period in which the transactions identified above occurred.

The following table summarizes the derived relevant ranges of multiples for the transactions identified above and the ranges of prices per ABNH share implied by such multiples:

	Multiples			Implied Prices of ABNH Common Stock
Financial Metric	Low	Median	High	Low	Median	High
EV/LTM Revenue	0.9x	1.9x	4.0x	$2.25	$3.74	$6.76
EV/LTM EBITDA	7.3x	9.8x	25.8x	$4.19	$5.32	$12.54
Equity Value/LTM Net Income	8.5x	20.0x	36.4x	$2.29	$5.39	$9.80

No transaction utilized in the analysis above is identical to the proposed transaction. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other factors that could affect the transaction multiples in such transactions to which the proposed transaction is being compared.

Premiums Paid Analysis. Morgan Keegan reviewed merger premiums paid in selected mergers and acquisition transactions involving (i) publicly traded companies in the United States since January 1, 2006 and transaction values between $50 million and $250 million; and (ii) publicly traded technology companies in the United States since January 1, 2006 and transaction values between $50 million and $250 million. Morgan Keegan reviewed the premiums paid in these transactions over the target's stock price one day prior and average closing prices five days, 30 days, 60 days and 180 days prior to the announcement date of such transactions. The following table summarizes the range of premiums for each time period analyzed based upon the median premiums to stock price paid for both sets of transactions that Morgan Keegan analyzed:

Measurement Period	Premium Range
Premium to 1-day	23.5% -25.3%
Premium to 5-day average	23.6% -25.2%
Premium to 30-day average	25.1% -28.3%
Premium to 60-day average	24.7% -30.7%
Premium to 180-day average	27.2% -28.6%

Morgan Keegan applied the derived range of premiums to ABNH's closing price and average closing prices on and before December 7, 2007, and calculated the following range of implied equity values per share of ABNH common stock:

	Low	High
Implied equity value per share of ABNH common stock	$5.51	$7.02

No transaction used in the above analysis is identical to the proposed merger. In evaluating premiums to stock price paid, Morgan Keegan made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies included in this premiums paid analysis and other factors that could affect the public trading values of such companies. Elements of the above premiums paid analysis, such as determining the measurement period considered, are highly subjective and the results of such analysis are not of themselves meaningful and complete methods of using the selected transaction data.

Discounted Cash Flow Analysis. Morgan Keegan performed a discounted cash flow analysis of ABNH as a stand-alone entity. Using a discounted cash flow analysis, Morgan Keegan calculated a range of theoretical enterprise values for ABNH based on (1) the net present value of projected unlevered free cash flows of ABNH for the fiscal years 2007 through 2011 and (2) the net present value of a terminal value, which is an estimate of the future value of ABNH at the end of fiscal year 2011, calculated based upon a range of EBITDA terminal value multiples. Morgan Keegan relied on projections for fiscal years 2007 through 2011 provided by ABNH's management.

Morgan Keegan calculated the range of net present values based on a range of discount rates from 20% to 25% and a range of EBITDA multiples for a terminal value of 8.0x to 12.0x applied to projected fiscal year 2011 EBITDA. This analysis resulted in the following range of equity values per share of ABNH common stock:

	Low	High
Implied equity value per share of ABNH common stock	$5.90	$13.43

The assumptions and estimates underlying the cash flow forecasts are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties that could cause the actual results to differ materially from those used in the cash flow forecast, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in ABNH's business, financial condition or results of operations. Although discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of ABNH's present or future value or results.

JDSU Valuation Analyses

JDSU is organized into four business segments: Optical Communications; Communications Test and Measurement; Advanced Optical Technologies; and Commercial Lasers. Due to the differing characteristics of each segment, including, but not limited to, business focus, profitability margins and growth rates, Morgan Keegan derived implied values for JDSU by analyzing the implied values for each segment as if the segment was a stand-alone entity, and then aggregated such stand-alone values to derive the implied values for JDSU as a whole. For the Peer Group Analysis and Precedent Transactions Analysis, Morgan Keegan applied a revenue-weighted multiple to JDSU's historical and estimated financial metrics to determine implied prices for JDSU common stock. Weightings for the last twelve months period were based upon actual revenue contributions during the last twelve months ended September 30, 2007. The weightings for calendar year 2007 were based upon actual revenue contributions for the last three months ended September 30, 2007, and the weightings for calendar year 2008 were based upon projected revenue contributions, as derived from information provided by management of JDSU, of each segment for the first half of calendar year 2008.

Historical Stock Price Analysis. Using publicly available trading data, Morgan Keegan reviewed the historical trading prices and volumes for JDSU common stock and compared such trading prices to JDSU's closing price on December 7, 2007 of $13.94 (the "Current Price"). Morgan Keegan noted that, over the 52 weeks ending December 7, 2007, JDSU traded within a closing price range of $12.51 and $17.93. Morgan Keegan analyzed the volume-weighted average price, or VWAP, for various periods prior to, and including, December 7, 2007. The following table summarizes the premium or discount of the Current Price relative to prices based upon various measurement periods and dates:

Measurement Period	Price	Current Price Premium /(Discount) to Measurement Period Price
5-Day VWAP	$13.66	2.1%
10-Day VWAP	$13.49	3.4%
30-Day VWAP	$13.76	1.3%
60-Day VWAP	$14.26	(2.3)%
1-Year VWAP	$15.03	(7.3)%
2-Year VWAP	$19.20	(27.4)%

52-Week Low	$12.51	11.4%
52-Week High	$17.93	(22.3)%
Closing Price as of April 30, 2007	$16.48	(15.4)%

Analyst Stock Price Targets. Using publicly available securities research analyst estimates, Morgan Keegan noted that the range of analyst stock price targets for JDSU was $15.00—$19.50 with a median target of $18.00.

Peer Group Analysis. Using publicly available securities research analyst estimates and other publicly available information, Morgan Keegan compared selected financial data of each JDSU business segment with similar data for selected publicly traded companies engaged in businesses that Morgan Keegan determined to be reasonably comparable to the corresponding segment. These companies were:

•	Optical Communications

•	Avanex Corporation

•	Bookham Inc.

•	Finisar Corporation

•	MRV Communications Inc.

•	Oplink Communications Inc.

•	Opnext, Inc.

•	Optium Corporation

•	Communications Test and Measurement

•	Agilent Technologies Inc.

•	EXFO Electro Optical Engineering Inc.

•	National Instruments Corporation

•	Ixia

•	Teradyne Inc.

•	Advanced Optical Technologies

•	AuthenTec, Inc.

•	Cogent Inc.

•	De La Rue plc

•	Digimarc Corporation

•	Gemalto NV

•	Hologram Industries SA

•	L-1 Identity Solutions

•	LaserCard Corporation

•	Oberthur Card Systems SA

•	On Track Innovations Ltd.

•	OpSec Security Group plc

•	Commercial Lasers

•	Coherent Inc.

•	Cymer Inc.

•	Electro Scientific Industries Inc.

•	Excel Technology Inc.

•	Newport Corporation

•	Rofin-Sinar Technologies Inc.

For each of the companies identified above, Morgan Keegan calculated various valuation multiples after excluding any non-recurring, extraordinary gains or expenses and non-cash, stock-based compensation, including the ratio of enterprise value to historical and estimated revenues for the last twelve months and calendar years 2007 and 2008.

Based upon its analysis of the full ranges of revenue-weighted multiples calculated for the companies identified above and its consideration of various factors and judgments about current market conditions and the characteristics of such companies, including qualitative factors and judgments involving non-mathematical considerations, Morgan Keegan determined relevant ranges of revenue-weighted valuation multiples for such companies. Relevant ranges were narrower than the full ranges of such multiples. To calculate the range of multiples, Morgan Keegan derived the revenue-weighted multiple from the low multiples in each peer group as well as the high multiples in each peer group.

The following table summarizes the derived relevant ranges of revenue-weighted multiples for the companies identified above and the ranges of prices per JDSU share implied by such multiples:

	Revenue-Weighted Multiples			Implied Prices of JDSU Common Stock
Financial Metric	Low	Median	High	Low	Median	High
EV/LTM Revenue	1.0x	2.1x	3.3x	$8.22	$15.61	$23.10
EV/CY 2007E Revenue	1.0x	2.0x	2.8x	$8.17	$14.73	$20.09
EV/CY 2008E Revenue	0.8x	1.9x	2.8x	$7.76	$14.95	$21.58

No company used in the above analysis is identical to JDSU or its business segments. In evaluating companies identified as comparable to JDSU's business segments, Morgan Keegan made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies. Mathematical analyses, such as determining the mean or median, are not of themselves meaningful and complete methods of using comparable companies data.

Precedent Transactions Analysis. Using publicly available information, including SEC filings and press releases, Morgan Keegan examined certain multiples paid in certain transactions between May 1999 and November 2007 that Morgan Keegan deemed to be relevant to each JDSU business segment. The comparable transactions that Morgan Keegan deemed to be relevant for each segment were:

Optical Communications

Target	Acquiror
Kailight Photonics, Inc.	Optium Corporation

AZNA LLC	Finisar Corporation

Fiberxon, Inc.	MRV Communications Inc.

Honeywell , VCSEL Optical Products Business	Finisar Corporation

Ditech, Optical Communications Business	JDS Uniphase Corporation

Target	Acquiror
Cierra Photonics, Inc.	Bookham Inc.

Alcatel Optronics	Avanex Corporation

Nortel Networks Optical Components Inc.	Bookham Inc.

Kensington Laboratories Inc.	Newport Corporation

Transwave Fiber, Inc.	Finisar Corporation

Sensors Unlimited, Inc.	Finisar Corporation

SDL, Inc.	JDS Uniphase Corporation

AstroTerra Corporation	MRV Communications Inc.

Holographix Inc.	Avanex Corporation

Fujian Casix Laser Inc.	JDS Uniphase Corporation

Fiber Optic Communications Inc.	MRV Communications Inc.

E-Tek Dynamics, Inc.	JDS Uniphase Corporation

Communications Test and Measurement

Target	Acquiror
Tektronix Inc.	Danaher Corporation

Minacom, Inc.	Tektronix Inc.

Imperfect Networks, Inc	Spirent Communications plc

Scientific Software Engineering, Inc.	Spirent Communications plc

Consultronics Limited	EXFO Electro Optical Engineering Inc.

Inet Technologies Inc.	Tektronix Inc.

Monitor Labs, Inc.	Teledyne Technologies Inc.

Avantas Networks Corporation	EXFO Electro Optical Engineering Inc.

GenRad, Inc.	Teledyne Technologies Inc.

EFOS Inc.	EXFO Electro Optical Engineering Inc.

Shomiti Systems, Inc.	Teradyne Inc.

Burleigh Instruments, Inc.	EXFO Electro Optical Engineering Inc.

SAFCO Technologies, Inc.	Agilent Technologies Inc.

Wavetek Wandel & Goltermann, Inc.	Acterna LLC

Advanced Optical Technologies

Target	Acquiror
McClendon Corporation	L-1 Identity Solutions Inc.

Advanced Concepts, Inc.	L-1 Identity Solutions Inc.

SpecTal, LLC	L-1 Identity Solutions Inc.

Target	Acquiror
CFC International Inc.	Illinois Tool Works Inc.

Fargo Electronics Inc.	HID Corporation (Assa Abloy AB)

Identix Inc.	Viisage Technology Inc.

Gemplus International	Axalto NV

Integrated Biometric Technology	Viisage Technology Inc.

DuPont Photomasks Inc.	Toppan Printing Ltd.

SSP Solutions Inc.	Saflink Corp.

Trans Digital Technologies	Viisage Technology Inc.

Foilmark, Inc.	Illinois Tool Works Inc.

Security Printing and Systems Limited	Bundesdruckerei GmbH

HID Corporation	Assa Abloy AB

Printrak International	Motorola Inc.

Commercial Lasers

Target	Acquiror
New Wave Research, Inc.	Electro Scientific Industries Inc.

Leica Geosystems Holdings AG	Hexagon AB

Spectra-Physics, Inc.	Newport Corporation

New Focus Inc.	Bookham Inc.

Laser Technology Inc.	LTI Acquisition Corp.

SpatialMetrix Corporation	FARO Technologies

DeMaria ElectroOptics Systems Inc.	Coherent Inc.

Coherent Medical Group	Lumenis Ltd.

Demeter Technologies, Inc.	Finisar Corporation

Cutting Edge Optronics, Inc.	TRW, Inc.

Carl Baasel Lasertechnik GmbH & Co. KG	Rofin-Sinar Technologies Inc.

Optronics International Corp.	MRV Communications Inc.

Corning Oak Holding Inc.	Corning Inc.

Lyte Optronics Inc.	AXT Inc.

Morgan Keegan calculated various valuation multiples after excluding any non-recurring, extraordinary gains or expenses and non-cash, stock-based compensation, including:

•	the ratio of enterprise value implied by the transaction to the revenue for the target company for the last twelve months;

•	the ratio of enterprise value implied by the transaction to the EBITDA for the target company for the last twelve months; and

•	the ratio of equity value implied by the transaction to the net income for the target company for the last twelve months.

Based upon its analysis of the full ranges of revenue-weighted multiples calculated for the transactions identified and its consideration of various factors and judgments about current market conditions and the characteristics of such transactions and the companies involved in such transactions, including qualitative factors and judgments involving non-mathematical considerations, Morgan Keegan determined relevant revenue-weighted ranges of valuation multiples for such transactions. Relevant ranges were narrower than the full ranges of such multiples. All calculations of multiples paid in the transactions identified above were based on public information available at the time of public announcement of such transactions. Morgan Keegan's analysis did not take into account different market and other conditions during the period in which the transactions identified above occurred.

The following table summarizes the derived relevant ranges of revenue-weighted multiples for the transactions identified above and the ranges of prices per JDSU share implied by such multiples:

	Revenue-Weighted Multiples			Implied Prices of JDSU Common Stock
Financial Metric	Low	Median	High	Low	Median	High
EV/LTM Revenue	1.1x	1.6x	3.2x	$9.19	$11.95	$22.97
EV/LTM EBITDA	15.7x	21.2	41.4x	$7.79	$9.89	$17.64
Equity Value/LTM Net Income	45.1x	48.9x	53.2x	$9.01	$9.75	$10.61

No transaction utilized in the analysis above is identical to JDSU or its business segments. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other factors that could affect the transaction multiples in such transactions to which each JDSU business segment is being compared.

Discounted Cash Flow Analysis. Morgan Keegan performed a discounted cash flow analysis of JDSU as a stand-alone entity. Using a discounted cash flow analysis, Morgan Keegan calculated a range of theoretical enterprise values for JDSU based on (1) the net present value of projected unlevered free cash flows of JDSU for the fiscal years 2008 through 2012 and (2) the net present value of a terminal value, which is an estimate of the future value of JDSU at the end of the projected fiscal year 2012, calculated based upon a range of EBITDA terminal value multiples. Morgan Keegan relied upon publicly available securities research analyst estimates, other publicly available information and numerous assumptions for projections for fiscal years 2008 through 2012.

Morgan Keegan calculated the range of net present values based on a range of discount rates from 12% to 16% and a range of EBITDA multiples for a terminal value of 13.0x to 17.0x applied to projected fiscal year 2012 EBITDA. This analysis resulted in the following range of equity values per share of JDSU common stock:

	Low	High
Implied equity value per share of JDSU common stock	$13.37	$18.62

The assumptions and estimates underlying the cash flow forecasts are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties that could cause the actual results to differ materially from those used in the cash flow forecast, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in JDSU's business, financial condition or results of operations. Although discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of JDSU's present or future value or results.

Relative Valuation Analyses

The implied exchange ratio for the merger, based upon the merger consideration per share divided by JDSU's five-trading day average closing price ending with, and including, December 7, 2007 of $13.61 per share, was .4520 (the "Merger Exchange Ratio"). Accounting for the cash portion of the merger consideration, Morgan Keegan noted the implied exchange ratio for the stock component of the merger consideration was .3785. For comparative purposes for this analysis and the following three analyses, Morgan Keegan compared the ranges of implied exchange ratios derived from each analysis to the Merger Exchange Ratio.

Historical Stock Price Analysis. Using publicly available trading data, Morgan Keegan reviewed the historical trading prices for ABNH common stock relative to JDSU common stock. The following table summarizes the merger exchange ratio relative to average exchange ratios over various periods of time and dates prior to, and including, December 7, 2007:

Measurement Period	Average Exchange Ratio	Merger Exchange Ratio Premium/(Discount) to Measurement Period Exchange Ratio
5-Days	.4089	10.5%
10-Days	.3998	13.0%
30-Days	.3788	19.3%
60-Days	.3571	26.6%
1-Year	.2684	68.4%
2-Years	.2238	102.0%

Closing Price as of December 7, 2007	.4017	12.5%
Closing Price as of April 30, 2007	.1899	138.0%

Relative Peer Group Analysis. Using the implied prices per share derived from the comparable company analysis summarized above, Morgan Keegan calculated the exchange ratios implied by dividing the implied price per share of ABNH common stock by the implied price per share of JDSU common stock. Based upon this analysis, Morgan Keegan calculated the following implied exchange ratio ranges:

	Low	High
Implied exchange ratio per share of JDSU stock	.2826	.5347

Relative Precedent Transactions Analysis. Using the implied prices per share derived from the precedent transactions analysis summarized above, Morgan Keegan calculated the exchange ratios implied by dividing the implied price per share of ABNH common stock by the implied price per share of JDSU common stock. Based upon this analysis, Morgan Keegan calculated the following implied exchange ratio ranges:

	Low	High
Implied exchange ratio per share of JDSU stock	.2445	.9231

Relative Discounted Cash Flow Analysis. Using the implied prices per share derived from the discounted cash flow analysis summarized above, Morgan Keegan calculated the exchange ratios implied by dividing the implied price per share of ABNH common stock, without giving effect to any merger effects, by the implied price per share of JDSU common stock. Based upon this analysis, Morgan Keegan calculated the following implied exchange ratio ranges:

	Low	High
Implied exchange ratio per share of JDSU stock	.4414	.7216

Miscellaneous

ABNH selected Morgan Keegan to act as its financial advisor on the basis of Morgan Keegan's experience in transactions similar to the merger, its knowledge of the industry in which ABNH competes, its reputation in the investment community and its familiarity with ABNH and its business. As part of its investment banking business, Morgan Keegan is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Under the terms of the engagement letter between Morgan Keegan and ABNH, Morgan Keegan provided financial advisory services and rendered its opinion as to the fairness of the merger consideration, from a financial point of view, in connection with the merger. ABNH agreed to pay Morgan Keegan an aggregate fee currently estimated to be approximately $3.0 million, $250,000 of which was payable upon the rendering of its opinion, with the balance contingent upon completion of the merger. ABNH also agreed to reimburse Morgan Keegan for reasonable expenses incurred in connection with Morgan Keegan's engagement. In addition, ABNH has agreed to indemnify Morgan Keegan and its affiliates, their respective directors, officers, agents, employees and controlling persons against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Keegan's engagement. Morgan Keegan has not previously rendered investment banking services to ABNH or JDSU, or their respective affiliates. However, Morgan Keegan may provide investment banking and other financial services to JDSU and its affiliates in the future for which Morgan Keegan may receive compensation.

In the ordinary course of its business, Morgan Keegan may actively trade ABNH common stock and other securities of ABNH, as well as JDSU common stock and other securities of JDSU, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

JDSU's Reasons for the Merger

The factors that the JDSU board of directors considered in reaching its determination to approve the merger agreement were as follows:

•

the belief that the combined company reinforces JDSU's growth strategy for its Advanced Optical Technologies segment and is better positioned to capitalize on the expected growth in the global security product solutions industry;

•	the belief that JDSU can make this combination successful financially by achieving a high rate of operating leverage and achieving initial synergies from the current cost base;

•	the belief that the combined company should be well positioned to be a market leader in providing security product solutions by leveraging ABNH's industry leading technology; and

•	the belief of JDSU's board of directors that the overall terms of the merger agreement are fair to JDSU.

The JDSU board of directors also considered certain potentially negative factors that could arise from the proposed merger. The material potentially negative factors considered were as follows:

•	the potential difficulties that JDSU might experience integrating company cultures and achieving operating leverage;

•	the risk that ABNH stockholders might not approve the merger; and

•	the risk that the anticipated benefits of the merger might not be fully realized.

The foregoing discussion addresses the material information and factors considered by JDSU's board of directors in its consideration of the merger. In view of the variety of factors and the amount of information considered, JDSU's board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. The determination of JDSU's board of directors was made after consideration of all the factors as a whole. In addition, individual members of JDSU's board may have given different weights to different factors.

Interests of ABNH's Directors and Executive Officers in the Merger

In considering the recommendation of ABNH's board of directors with respect to the merger, you should be aware that the directors and executive officers of ABNH may have interests in the merger that are different from, or in addition to, the interests of ABNH's stockholders generally. ABNH's board of directors was aware of the interests described below and considered them, among other matters, during its deliberations on the merits of the merger and in making its decision to approve the merger and the merger agreement , and in making its recommendation that ABNH's stockholders vote in favor of the merger. These interests include the following:

•

Each unexpired and outstanding option (whether vested or unvested) to purchase shares of ABNH's common stock held by a non-employee director will be terminated and such director will be entitled to receive an amount equal to the number of shares of ABNH's common stock underlying his or her stock options multiplied by the excess of (a) the per share merger consideration less (b) the per share option exercise price. Of the total amount payable for the termination of a non-employee director option, 16.26% will be payable in cash, and the balance will be payable in shares of JDSU's common stock.

•

Each unexpired and outstanding option to purchase shares of ABNH's common stock held by an executive officer of ABNH will be assumed by JDSU. These options will be converted into options to purchase that number of shares of JDSU common stock equal to the number of shares of ABNH's common stock purchasable pursuant to the ABNH option immediately prior to the effective time of the merger multiplied by the option exchange ratio, which is defined elsewhere in this proxy statement/prospectus. The exercise price per share of JDSU common stock covered by the converted options will be equal to the option exercise price per share of ABNH common stock divided by the option exchange ratio.

•

Each outstanding share of ABNH's restricted stock held by executive officers under ABNH's stock plans will become fully vested and be converted into the right to receive the merger consideration on the same basis as other outstanding shares of ABNH common stock.

•

Upon the occurrence of certain types of termination of employment after the merger, certain executive officers would be entitled to receive severance benefits, including a cash payment, accelerated vesting of their converted stock options and a gross up payment under Section 280G of the Internal Revenue Code of 1986, as amended as more fully described below.

•

The surviving corporation from and after the effective date of the merger will honor and fulfill ABNH's obligations under any indemnification agreements with its directors and officers that existed on the date of the merger agreement and under the bylaws or certificate of incorporation.

•

The surviving corporation will maintain in the certificate of incorporation and bylaws of the surviving corporation relating to exculpation, indemnification and the advancement of expenses that are at least as favorable to the present and former indemnified directors, officers, employees and agents as those contained in ABNH's organizational documents that were in effect on the date of the merger agreement, which neither JDSU nor the surviving corporation in the merger will, except as required by law, amend, repeal or otherwise modify for a period of six (6) years from the effective time of the merger in any manner that would adversely affect the rights of the indemnified parties.

•

For a period of six (6) years after the effective time of the merger, the surviving corporation will maintain directors', officers' and fiduciaries' liability insurance covering those persons who were covered by ABNH's directors' and officers' liability insurance policy on the date of the merger agreement for events occurring prior to the effective time of the merger of at least the same coverage and amounts and containing terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to ABNH's directors and officers on the date of the merger agreement.

Employment Agreements

Employment Agreement with Kenneth Traub. Pursuant to Mr. Traub's amended and restated employment agreement, dated March 29, 2005, as amended effective August 9, 2007, in the event that Mr. Traub is terminated without "cause" (as defined in his employment agreement) within the period beginning six months prior to and ending one year following a change of control of ABNH (which would include the consummation of the merger) or he resigns for "good reason" (as defined in his employment agreement) within one year following a change of control of ABNH he shall receive in one lump sum payment within 30 days of his termination an amount equal to two times his salary and bonus. In the event that Mr. Traub is terminated without "cause" or he resigns for "good reason" in each case at any time after one year following a change of control of ABNH he shall receive in one lump sum payment within 30 days of his termination an amount equal to three times his salary and bonus. Following such termination or resignation, as the case may be, ABNH shall continue the group health plan benefits in which Mr. Traub participates for a number of years equal to his applicable severance multiplier. In addition, all non-vested converted options to purchase shares of JDSU common stock shall vest on Mr. Traub's termination date and all restrictions on restricted stock shall lapse on the date of Mr. Traub's termination. In addition to any other payments or benefits that may be provided to Mr. Traub, ABNH shall also pay him a pro rata bonus for the year of termination equal to the product of (A) the greater of (i) the bonus earned by him for the year preceding the year in which his employment terminates, or (ii) the maximum amount of the formula performance bonus Mr. Traub could have earned for the year in which his employment terminates and (B) a fraction, the numerator of which is the number of calendar months from the beginning of the year in which Mr. Traub's employment terminates through the last day of the calendar quarter in which the employment termination date occurs, and the denominator of which is twelve. Further, to the extent that the aforementioned amounts are in excess of the amount allowable as a deduction under Section 280G of the Code, or are subject to excise tax pursuant to Section 4999 of the Code, ABNH will gross-up any additional amounts due.

Employment Agreement with Mark Bonney. Pursuant to Mr. Bonney's employment agreement, dated June 9, 2005, as amended effective August 9, 2007, in the event that Mr. Bonney is terminated without "cause" (as defined in his employment agreement) within six months prior to or any time after a change of control of ABNH (which would include consummation of the merger), or if he resigns for "good reason" (as defined in his employment agreement") at any time following a change of control of ABNH he shall receive in one lump sum payment within 30 days of his termination an amount equal to 1.5 times his salary and bonus. Following such termination or resignation, as the case may be, ABNH shall continue the group health plan benefits in which Mr. Bonney participates for a period of eighteen months after such termination. In addition, all non-vested converted options to purchase shares of JDSU common stock shall vest on Mr. Bonney's termination date and all restrictions on restricted stock shall lapse on the date of Mr. Bonney's termination. In addition to any other payments or benefits that may be provided to Mr. Bonney, ABNH shall pay him a pro rata bonus for the year of termination equal to the product of (A) the greater of (i) the bonus earned by him for the year preceding the year in which his employment terminates, or (ii) the maximum amount of the formula performance bonus Mr. Bonney could have earned for the year in which his employment terminates and (B) a fraction, the numerator of which is the number of calendar months from the beginning of the year in which Mr. Bonney's employment terminates through the last day of the calendar quarter in which the employment termination date occurs, and the denominator of which is twelve. Further, to the extent that the aforementioned amounts are in excess of the amount allowable as a deduction under Section 280G of the Code, or are subject to excise tax pursuant to Section 4999 of the Code, ABNH will gross-up any additional amounts due.

Employment Agreement with Salvatore F. D'Amato. Pursuant to Mr. D'Amato's amended and restated employment agreement, dated December 19, 2006, in the event Mr. D'Amato is terminated following a change of control of ABNH (which would include the consummation of the merger) for reasons other than "cause" (as defined in his employment agreement) or if Mr. D'Amato resigns for "good reason" (as defined in his employment agreement), ABNH will pay Mr. D'Amato a lump sum payment equal to his annual base salary at the time of his termination or resignation and all non-vested converted options to purchase shares of JDSU common stock shall lapse on his termination date. Further, to the extent that the aforementioned amounts are in excess of the amount allowable as a deduction under Section 280G of the Code, or are subject to excise tax pursuant to Section 4999 of the Code, ABNH will gross-up any additional amounts due.

ABNH's board of directors was aware of these interests and considered them, among other matters, in making its recommendation with respect to the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the merger applicable to a holder of shares of ABNH common stock that receives JDSU common stock in the merger. This summary is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This summary is limited to United States residents or citizens that hold their shares of ABNH common stock as capital assets for United States federal income tax purposes (generally, assets held for investment). This summary does not address all aspects of United States federal income taxation which may be relevant to particular ABNH stockholders in light of their individual investment circumstances, such as ABNH common stock held by stockholders subject to special tax rules (e.g., financial institutions, insurance companies, brother-dealers, partnerships, tax-exempt organizations, and non-United States persons) or to stockholders who acquired ABNH common stock in connection with stock option, stock purchase or restricted stock plans or agreements or in other compensatory transactions, or as part of a straddle, hedge, conversion, constructive sale, or other risk reduction transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. In addition, this summary does not address the tax consequences to an ABNH stockholder that owns 5% or more of ABNH's common stock and does not address the tax consequences of the merger under state, local or non-United States tax laws.

EACH HOLDER OF SHARES OF ABNH COMMON STOCK IS URGED TO CONSULT HIS OR HER TAX ADVISOR AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-UNITED STATES TAX LAWS.

JDSU's obligation to complete the merger is conditioned upon its receipt at closing of a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. ABNH's obligation to complete the merger is conditioned upon its receipt at closing of a tax opinion from Fulbright & Jaworski L.L.P. that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on factual representations and covenants made by JDSU and ABNH (including those contained in tax representation letters to be provided by JDSU and ABNH at the time of closing), and on customary factual assumptions. Neither JDSU nor ABNH will request a ruling from the Internal Revenue Service regarding the tax consequences of the merger to ABNH stockholders. The tax opinions are not binding on the Internal Revenue Service or any court. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any tax consequences set forth below.

The following material United States federal income tax consequences will result from qualification of the merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code:

•

ABNH stockholders generally will not recognize any gain or loss with respect to the stock portion of the merger consideration, while with respect to the cash portion of the merger consideration ABNH stockholders will generally recognize capital gain (but not loss) in an amount equal to the lesser of: (1) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share of JDSU common stock), and (2) the amount of gain realized on the transaction, if any, which is the amount by which the sum of the fair market value of the JDSU common stock determined as of the effective time of the merger and the amount of cash received pursuant to the merger

(excluding any cash received in lieu of a fractional share of JDSU common stock) for the ABNH stock held by the stockholder exceeds the adjusted tax basis in the ABNH stock;

•

ABNH stockholders generally will recognize capital gain or capital loss with respect to the amount of cash received in lieu of a fractional share of JDSU stock equal to the difference between the cash received in lieu of this fractional share and the portion of the adjusted tax basis in ABNH stock surrendered that is allocable to this fractional share;

•

ABNH stockholders will have an aggregate tax basis in the JDSU common stock received in the merger equal to the stockholder's aggregate tax basis in the shares surrendered pursuant to the merger, reduced by (1) the portion of the stockholder's tax basis in the shares surrendered in the merger that is allocable to a fractional share of JDSU common stock, (2) the amount of cash received in the merger for the ABNH stock and (3) increased by the amount of gain recognized in the exchange (but not by any gain recognized upon the receipt of cash in lieu of a fractional share of JDSU stock pursuant to the merger). If an ABNH stockholder acquired any of his or her shares of ABNH common stock at different prices or at different times, Treasury Regulations provide guidance on how such stockholder may allocate his or her tax basis to shares of JDSU common stock received in the merger. ABNH stockholders that hold multiple blocks of ABNH common stock are urged to consult their tax advisors regarding the proper allocation of their basis among shares of JDSU common stock received under the Treasury Regulations; and

•

the holding period of the JDSU common stock received by an ABNH stockholder in connection with the merger will include the holding period of the ABNH common stock surrendered in connection with the merger.

Accounting Treatment of the Merger

In accordance with generally accepted accounting principles in the United States, JDSU will account for the merger using the purchase method of accounting. Under this method of accounting, JDSU will record the market value of its common stock issued in connection with the merger measured based on the guidance in the EITF No. 99-12, the amount of cash consideration to be paid to holders of ABNH common stock and stock options, the fair value of certain JDSU options issued to replace ABNH options assumed in connection with the merger and the amount of direct transaction costs associated with the merger as the estimated purchase price of acquiring ABNH as of the closing date which is expected to be in the three month period ending March 29, 2008. JDSU will allocate the estimated purchase price to the net tangible and amortizable intangible assets acquired (including customer relationships, proprietary know-how and trade secrets and trademark/trade names), based on their respective fair values at the date of the completion of the merger. Any excess of the estimated purchase price over those fair values will be accounted for as goodwill.

Intangible assets, other than goodwill, will be amortized over their estimated useful lives. Goodwill resulting from the business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present).

In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Effect of the Merger on ABNH Stock Options

Termination of Certain ABNH Stock Options

At the effective time of the merger, JDSU will terminate each unexpired and outstanding option to purchase shares of ABNH, whether vested or unvested, held by a non-employee. Under the terms of the merger agreement, these options will be converted into the right to receive an amount equal to the number of shares of ABNH common stock underlying such option multiplied by the difference between the exercise price and the per share merger consideration. Approximately 16.26% of such amount will be payable in cash and the balance will be payable in shares of JDSU common stock, based on the average closing price for JDSU common stock for the five (5) trading day period ending on and including the trading day that is three (3) trading days before the date the merger closes.

Assumption of Certain ABNH Stock Options

At the effective time of the merger, JDSU will assume each unexpired and outstanding option to purchase shares of ABNH that was held by either an employee of ABNH as of the closing of the merger. Under the terms of the merger agreement, these options will be converted into an option to purchase that number of shares of JDSU common stock equal to the number of shares of ABNH common stock purchasable pursuant to the ABNH option immediately prior to the effective time of the merger multiplied by the option exchange ratio (as defined below), rounded down to the nearest whole number of shares of JDSU common stock. The exercise price per share will be equal to the exercise price per share of ABNH common stock divided by the option exchange ratio, rounded up to the nearest whole cent.

The option exchange ratio is equal to the quotient of:

•	$6.15 divided by

•

the average closing sales price of JDSU common stock as reported on Nasdaq for the five (5) trading days ending on and including the trading day that is three (3) days prior to the effective time of the merger.

Registration Statement on Form S-8

JDSU has agreed to file a registration statement on Form S-8 covering the shares underlying the assumed ABNH options promptly, and in no event later than ten (10) business days, following the effective time of the merger. JDSU has agreed to use reasonable efforts to maintain the effectiveness of this registration statement as long as any assumed options are outstanding and will maintain a sufficient number of reserved shares of JDSU common stock for issuance upon exercise thereof.

Regulatory Filings and Approvals Required to Complete the Merger

Under the HSR Act, and related rules, JDSU and ABNH may not complete the merger until the expiration of a thirty (30) day waiting period following the filing of notification reports with the DOJ and the FTC by JDSU and ABNH, which each party made on December 18, 2007, unless early termination of the waiting period is granted. If, within the initial thirty (30) day waiting period, either the DOJ or the FTC issues a request for additional information or documents concerning the merger, then the waiting period will be extended until the thirtieth (30th) calendar day after the date of substantial compliance with the request by both parties, unless earlier terminated by the FTC or the DOJ. JDSU and ABNH may not complete the merger until they notify, furnish information to, and, where applicable, obtain clearance from competition authorities in Germany.

While JDSU and ABNH expect to obtain all of these regulatory approvals, there can be no assurance that they will obtain the regulatory approvals necessary or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could require the grant of a complete or partial license, a divestiture or spin-off, or the holding separate of assets or businesses and, if such required actions are not immaterial, could result in the conditions to JDSU's obligation to complete the merger not being satisfied.

In addition, at any time before or after the completion of the merger, the DOJ, the FTC or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture by ABNH or JDSU of substantial assets. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust or other laws challenging or seeking to enjoin the merger, before or after it is completed.

Listing of Shares of JDSU Common Stock Issued in the merger on the Nasdaq Global Select Market

JDSU will use reasonable efforts to cause the shares of JDSU common stock issued in connection with the merger to be authorized for listing on the Nasdaq Global Select Market before the completion of the merger, subject to official notice of issuance.

Delisting and Deregistration of ABNH Common Stock After the Merger

If the merger is completed, ABNH common stock will be delisted from the OTC Bulletin Board and deregistered under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act. In addition, ABNH will cease to be a reporting company under the Exchange Act.

Restriction on Sales of Shares of JDSU Common Stock Received in the Merger

The shares of JDSU common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of JDSU common stock issued to any person who is deemed to be an "affiliate" of ABNH prior to the merger. Persons who may be deemed to be "affiliates" of ABNH prior to the merger include individuals or entities that control, are controlled by, or are under common control of ABNH, prior to the merger, and may include officers and directors, as well as principal stockholders of ABNH, prior to the merger. Pursuant to a recent amendment to Rule 145 adopted by the SEC, that goes into effect on February 15, 2008, "affiliates" of ABNH may no longer be subject to resale restrictions, provided that they are not deemed affiliates of the combined corporation. Affiliates of ABNH will be notified separately of their affiliate status.

Persons who may be deemed to be affiliates of ABNH prior to the merger may not sell any of the shares of JDSU common stock received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 (as amended) under the Securities Act; or

•	any other applicable exemption under the Securities Act.

JDSU's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of JDSU common stock to be received in connection with the merger by persons who may be deemed to be affiliates of ABNH prior to the merger.

Appraisal Rights

Holders of shares of ABNH common stock who do not vote in favor of approving and adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, and properly demand appraisal of their shares will be entitled to appraisal rights pursuant to the merger agreement under Section 262 of the DGCL, which is referred to as Section 262.

The following discussion is not a complete discussion of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement/prospectus as Annex D. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that ABNH stockholders exercise their right to seek appraisal under Section 262. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of ABNH common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of ABNH common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, persons who hold shares of ABNH common stock who do not vote in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by ABNH stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement/prospectus shall constitute the notice, and the full text of Section 262 is attached to this proxy statement/prospectus as Annex D. Any holder of ABNH common stock who wishes to exercise appraisal rights or who wishes to preserve such holder's right to do so, should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Due to the complexity of the procedures for exercising the right to seek appraisal, ABNH stockholders who are considering exercising such rights are urged to seek the advice of legal counsel.

Any ABNH stockholder wishing to exercise appraisal rights under Section 262 must:

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deliver to ABNH, before the vote on the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the ABNH special meeting, a written demand for the appraisal of the stockholder's shares;

•	not vote its shares of common stock in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

•	hold of record shares of ABNH common stock on the date the written demand for appraisal is made and continue to hold the shares of record through the effective time of the merger.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and it will constitute a waiver of the stockholder's right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, or abstain from voting on the merger agreement.

Neither voting against the approval and adoption of the merger agreement and approval of the transaction (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform ABNH of the identity of the holder as well as the intention of the holder to demand an appraisal of the "fair value" of the shares held by the holder. A stockholder's failure to make the written demand prior to the taking of the vote on the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the ABNH special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of ABNH common stock on the record date for the ABNH special meeting is entitled to assert appraisal rights for the shares registered in that holder's name. A demand for appraisal in respect of shares of ABNH common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, should specify the holder's mailing address and the number of shares registered in the holder's name, and must state that the person intends to demand appraisal of the holder's shares pursuant to the merger agreement. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners. In such case, however, the written demand should set forth the number of shares as to which appraisal is sought. If no number of shares is expressly mentioned, the demand will be presumed to cover all shares of ABNH common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to American Bank Note Holographics, Inc., Two Applegate Drive, Robbinsville, New Jersey 08691, Attention: Secretary.

Within ten (10) days after the effective time of the merger, ABNH or its successor in interest, which we refer to generally as the surviving corporation, must notify each holder of ABNH common stock who has complied with Section 262 and who has not voted in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, that the merger has become effective. Within one hundred twenty (120) days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of ABNH common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder's shares. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of ABNH common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of ABNH common stock within the time prescribed in Section 262.

Within one hundred twenty (120) days after the effective time of the merger, any holder of ABNH common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of ABNH common stock not voted in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and the aggregate number of shares which have made demands for appraisal. The statement must be mailed within ten (10) days after a written request has been received by the surviving corporation or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of ABNH common stock and a copy is served upon the surviving corporation, the surviving corporation will then be obligated within twenty (20) days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation on the certificates of the pending appraisal proceeding. If any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining the holders of ABNH common stock entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. You should not expect the surviving corporation to offer more than the applicable merger consideration to any stockholder exercising appraisal rights and JDSU reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of ABNH common stock is less than the applicable merger consideration.

Although ABNH believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of common stock of ABNH have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of ABNH." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise, and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

The costs of the action may be determined by the Court and levied upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of ABNH common stock who has demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of ABNH common stock as of a record date prior to the effective time of the merger.

Any ABNH stockholder may withdraw his or her demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

If any stockholder who demands appraisal of shares of ABNH common stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder's right to appraisal, the stockholder's shares of ABNH common stock will be deemed to have been converted at the effective time of the merger into the right to receive the applicable merger consideration, subject to certain pro rata adjustments described under the section entitled "The Merger Agreement-Merger Consideration " on page 84. A stockholder will fail to perfect, or effectively lose or withdraw, the stockholder's right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder's demand for appraisal and an acceptance of the merger consideration, except that any attempt to withdraw made more than sixty (60) days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of these rights. Consequently, any stockholder willing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus, and JDSU and ABNH encourage you to read it carefully and in its entirety for a more complete understanding of the merger agreement. The merger agreement is not intended to provide any other factual information about either JDSU or ABNH. Such information can be found elsewhere in this proxy statement/prospectus and in the other public filings each of JDSU and ABNH makes with the SEC, which are available without charge at www.sec.gov.

Structure of the Merger

The merger agreement provides for the merger of Light Acquisition Corp., a newly formed, wholly owned subsidiary of JDSU, with and into ABNH, with ABNH surviving the merger as a wholly owned subsidiary of JDSU.

Completion and Effectiveness of the Merger

JDSU and ABNH will complete the merger when all of the conditions to completion of the merger contained in the merger agreement described in the section entitled "Conditions to Completion of the Merger" beginning on page 93 of this proxy statement/prospectus are satisfied or waived, including adoption of the merger agreement by the stockholders of ABNH. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

JDSU and ABNH are working to complete the merger as quickly as possible. JDSU and ABNH currently plan to complete the merger during the first calendar quarter of 2008. However, because completion of the merger is subject to various conditions, JDSU and ABNH cannot predict the exact timing of the merger or whether the merger will occur at all.

Merger Consideration for ABNH Common Stock

At the effective time of the merger, each share of ABNH common stock, par value $0.01 per share, outstanding immediately prior to the effective time of the merger will be converted into the right to receive $6.15 of merger consideration comprised of: (i) $1.00 in cash and (ii) $5.15 in shares of JDSU common stock, $0.001 par value per share. The value of its common stock that JDSU will issue will be determined by the average closing price of JDSU common stock for the five (5) most recent trading days that JDSU common stock has traded ending on and including the trading day three (3) trading days prior to the date the merger is completed, as reported on the Nasdaq Global Select Market.

As of the completion of the merger, all shares of ABNH common stock will no longer be outstanding and will be cancelled and will cease to exist, and each holder of a certificate representing any shares of ABNH common stock will cease to have any rights with respect thereto, except the right to receive the merger consideration, without interest, upon surrender of such certificate.

The merger consideration will be adjusted to reflect the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into ABNH common stock), reorganization, recapitalization or other like change with respect to ABNH common stock having a record date after January 11, 2008 and before the completion of the merger.

Fractional Shares

JDSU will not issue any fractional shares of such common stock. Instead, each holder of ABNH common stock exchanged in connection with the merger who would otherwise be entitled to receive a fraction of a share of common stock of JDSU will receive cash, without interest, in an amount equal to the fraction multiplied by the average closing price of one share of JDSU common stock for the five (5) most recent trading days that JDSU common stock has traded, ending on and including the trading day three (3) trading days prior to the date the merger is completed, as reported on the Nasdaq Global Select Market.

Exchange Procedures

As promptly as practicable after completion of the merger, JDSU will cause American Stock Transfer & Trust Company, the exchange agent for the merger, to mail to each record holder of ABNH common stock a letter of transmittal and instructions for surrendering the record holder's stock certificates in exchange for cash and certificates representing JDSU common stock and the cash payment in lieu of fractional shares. Those holders of ABNH common stock who properly surrender their ABNH stock certificates in accordance with the exchange agent's instructions will receive (i) cash, and (ii) any proportion of the number of whole shares of JDSU common stock that the holder is entitled to receive pursuant to the merger agreement and/or cash in lieu of any fractional share of JDSU common stock. The surrendered certificates representing ABNH common stock will be canceled. After the effective time of the merger, each certificate representing a share of ABNH common stock that has not been surrendered will represent only the right to receive each of items (i) and (ii) enumerated in this paragraph. Following the completion of the merger, ABNH will not register any transfer of ABNH common stock on its stock transfer books.

Holders of ABNH common stock should not send in their ABNH stock certificates until they receive a letter of transmittal from American Stock Transfer & Trust Company, the exchange agent for the merger, with instructions for the surrender of ABNH stock certificates.

Lost Stock Certificates

If any certificates representing ABNH common stock are lost, stolen or destroyed, such ABNH stockholders must provide an appropriate affidavit to the exchange agent in order to receive the merger consideration such holder is otherwise entitled to under the merger agreement. The surviving corporation may require the owner of such lost, stolen or destroyed certificates to deliver a bond as indemnity against any claim that may be made against the surviving corporation with respect to any such lost, stolen or destroyed certificates.

Appraisal Rights

Even if the merger is approved by ABNH's stockholders, any ABNH stockholder who does not vote in favor of the merger and who has previously taken necessary steps under Delaware law may exercise rights of appraisal under Delaware law, will not receive merger consideration and that holder's shares will not be converted to common stock of the surviving corporation.

ABNH will promptly notify JDSU of any written demand, notice or instrument and any withdrawal of written demand for appraisal rights that ABNH has received prior to the completion of the merger. ABNH also will give JDSU the opportunity to participate in all negotiations and proceedings with respect to any demand, notice or instrument concerning appraisal rights.

Representations and Warranties

The merger agreement contains customary representations and warranties that JDSU and ABNH made to, and solely for the benefit of, each other. The representations and warranties in the merger agreement expire at the effective time of the merger. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that JDSU and ABNH have exchanged in connection with signing the merger agreement. While JDSU and ABNH do not believe that these disclosure schedules contain information that securities laws require the parties to publicly disclose other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because they were only made as of the date of the merger agreement and certain representations and warranties may have been modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the companies' general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies' public disclosures.

ABNH's Conduct of Business Before Completion of the Merger

Under the merger agreement, ABNH has agreed that, until the completion of the merger ABNH will act and carry on its business in the ordinary course of business consistent with past practice and in compliance with all applicable laws and regulations, pay its debts when due, subject to good faith disputes over such debts and pay or perform all other material obligations when due, and use all commercially reasonable efforts consistent with past practice to preserve intact its business organization, employee base and relationships with third parties.

Under the merger agreement, ABNH has also agreed that, until the completion of the merger or unless JDSU consents in writing, it will not, subject to specified exceptions:

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declare, set aside or pay any dividend on, or make any other distribution (whether in cash, securities or other property) with respect to, or convertible into or exchangeable or exercisable for, any share of its capital stock;

•	adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, ABNH;

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issue, deliver, sell, grant, pledge, authorize or otherwise dispose of or encumber any shares of its capital stock, or any securities convertible into or exercisable or exchangeable for shares of any its capital stock, or any rights, warrants or options to acquire any shares of its capital stock, other than (i) issuances pursuant to ABNH stock options that are outstanding on December 10, 2007 or which are granted in accordance with the following clause (ii), and (ii) additional ABNH stock options or stock based awards to acquire in the aggregate up to 10,000 shares of ABNH common stock granted under the terms of the ABNH option plans as in effect on December 10, 2007 in the ordinary course of business consistent with past practice to new hires and with a per share exercise price no lower than the fair market value of one share of ABNH common stock on the date of the grant;

•	amend its certificate of incorporation or by-laws or other comparable organizational documents or amend any material terms of the outstanding securities of ABNH;

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acquire or agree to acquire (including by entering into any binding agreement, agreement in principal, letter of intent, memorandum of understanding or similar agreement) (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) except with respect to the purchase of inventory in the ordinary course of business consistent with past practice, any assets that have a value in excess of $250,000, individually or in the aggregate;

•	enter into any joint venture, partnership or other similar agreement;

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except in the ordinary course of business consistent with past practice, sell, lease, license, mortgage or otherwise encumber or subject to any lien (other than (i) liens arising out of taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) materialmen's, mechanics', carrier's, workmen's, repairmen's, warehousemen's or other like liens, (iii) liens or minor imperfections of title that do not materially impair the continued use and operation of the assets to which they relate and (iv) with respect to leased property, the terms and conditions of the respective leases) or otherwise dispose of any of its properties or assets which have a value in excess of $100,000, individually or in the aggregate;

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except for the items currently contracted for by ABNH and the items contemplated by its most recent consolidated capital expenditure budget made available to JDSU, make or agree to make any new capital expenditure or expenditures other than those which are individually not in excess of $100,000 or in the aggregate are not in excess of $500,000;

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incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, or guarantee any debt securities of another person, except pursuant to existing debt commitments and except for the endorsement of checks and the extension of credit in the normal course of business, or make any loans, advances or capital contributions to, or investments in, any other person, other than (i) advances to employees in the ordinary course of business consistent with past practice or (ii) pursuant to existing commitments;

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cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, ABNH), except for cancellations made or waivers granted in the ordinary course of business consistent with past practice;

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except as required to comply with applicable law or to comply with any employee plan currently binding on ABNH, (1) increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any employee or director of ABNH other than annual increases in pay in connection with annual performance reviews to current non-officer employees granted in the ordinary course of business consistent with past practice, (2) adopt or amend any employee plan or make any contribution, other than regularly scheduled contributions, to any agreement with an employee or employee plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of ABNH stock options, reprice any ABNH stock options or authorize cash payments in exchange for any ABNH stock options, other than as required by the merger agreement, (4) enter into, modify or amend any employee agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will") or any indemnification agreement with any employee or enter into any collective bargaining agreement, or (5) enter into or amend any collective bargaining agreement or other contract or agreement with any labor union, trade union, works council or other employee organization;

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except (1) as permitted under the preceding clause or (2) to the extent required by written agreements existing on December 10, 2007, increase the wages, salaries or bonus compensation payable or to become payable to its officers;

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enter into any contracts of employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will" without liability to ABNH for severance or other termination payments) except for agreements with new employees entered into in the ordinary course of business and providing for annual base and bonus compensation not to exceed $100,000 or any severance, retention or similar agreement;

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adopt any change in its accounting policies, procedures or practices, other than as required by the SEC, GAAP, by law or regulation or by the Public Company Accounting Oversight Board, as concurred in by its independent auditors;

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make any tax election that is material to ABNH or settle or compromise any income tax liability that is material to ABNH or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

•	except in the ordinary course of business (i) enter into any contract which would be a material contract or lease or (ii) modify, amend or terminate any material contract in any material respect;

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cancel or terminate or allow to lapse without reasonable substitute policy therefor, or amend in any material respect or, other than the renewal of existing insurance policies on substantially the same terms as in effect on the date hereof, enter into, any material insurance policy;

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commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against ABNH or relating to any of its businesses, properties or assets, other than settlements with prejudice entered into in the ordinary course of business consistent with past practice and requiring of ABNH only the payment of monetary damages not exceeding $100,000 net of any insurance payments received by it;

•	effect any material restructuring activities by it with respect to its employees, including any material reductions in force;

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enter into any contracts containing, or otherwise subject the surviving corporation or JDSU to, any (A) non-competition, "most favored nations," unpaid future deliverables, service requirements in each case outside the ordinary course of business, or (B) exclusivity or material future royalty payments, or other material restrictions on ABNH or the surviving corporation or JDSU, or any of their respective businesses, following the closing of the merger;

•	provide any material refund, credit or rebate to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

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hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers other than to fill vacancies or elect any directors, except in accordance with its charter documents with respect to director vacancies;

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(A) enter into any agreement to purchase or sell any interest in real property or grant any security interest in any real property, or (B) enter into any material lease, sublease or other occupancy agreement with respect to any real property or materially alter, amend, modify or terminate any of the terms of any lease;

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(A) enter into any contract that materially and adversely affects any patents or applications therefor, in each case, of ABNH or any other affiliates of ABNH, (B) dispose of, transfer, permit to lapse or abandon any intellectual property or intellectual property rights, or dispose of or unlawfully disclose to any person, other than representatives of JDSU, any trade secrets, and other than in the ordinary course of business consistent with past practice or (C) abandon or permit to lapse any rights to any foreign or United States patent or patent application;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of ABNH; or

•	agree or commit to do any of the foregoing.

ABNH Prohibited from Soliciting Other Offers

Under the terms of the merger agreement, subject to limited exceptions described below, ABNH has agreed that it will not, and ABNH will cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	solicit, initiate, or knowingly encourage or facilitate (including by way of furnishing information) the submission of any acquisition proposal; or

•	engage in discussions or negotiations or furnish to any person any information with respect to an acquisition proposal or knowingly facilitate any effort or attempt to make an acquisition proposal.

An "acquisition proposal" means (1) any offer or proposal (A) relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving ABNH, (B) to acquire in any manner, directly or indirectly, securities representing more than 20% of the voting power of ABNH, (C) for the issuance by ABNH of 20% or more of its equity securities, (D) to acquire, directly or indirectly, in a single transaction or a series of related transactions, assets of ABNH and its subsidiaries having a fair market value equal to 20% or more of ABNH's consolidated assets, in each case other than the transactions contemplated by the merger agreement; or (2) any inquiry that might reasonably be expected to lead to any proposal or offer described in the foregoing clause (1).

Notwithstanding the prohibitions contained in the merger agreement with respect to acquisition proposals, to the extent necessary for the ABNH board of directors to comply with its fiduciary duties under applicable law as determined by the board of directors after consultation with outside legal counsel, if (1) ABNH receives before the adoption of the merger agreement by ABNH stockholders an unsolicited, bona fide written acquisition proposal that its board of directors concludes in good faith, after consultation with its outside legal counsel and its financial advisor, is, or is reasonably likely to result in, a superior proposal, as described below and (2) the acquisition proposal did not result in a breach of the provisions of the merger agreement relating to acquisition proposals and non-solicitation of other offers, then ABNH may (i) furnish information with respect to ABNH to the person making such acquisition proposal and (ii) participate in discussions with such person regarding the acquisition proposal, provided that:

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ABNH enters into a confidentiality agreement with the third party that contains the customary limitations on the use and disclosure of such information in substantially the form of the confidentiality agreement between ABNH and JDSU and also contemporaneously furnishes JDSU with a copy of the information furnished to the potential third-party acquiror to the extent not previously furnished to JDSU; and

•	ABNH does not amend or grant a waiver or release under any standstill or similar agreement with respect to any common stock of ABNH.

An acquisition proposal will be considered a "superior proposal" if the acquisition proposal is an unsolicited bona fide written acquisition proposal which the board of directors has in good faith concluded, after consultation with its outside legal counsel and financial advisor, taking into account, all terms and conditions of the acquisition proposal, (i) is more favorable to ABNH's stockholders (in their capacities as stockholders) from a financial point of view than the terms of the merger and (ii) is reasonably capable of being completed on the terms proposed, including a conclusion that its financing, to the extent required, is then committed or is, in the good faith judgment of the board of directors, reasonably capable of being financed on a timely basis by the person making such acquisition proposal, provided that each reference to "20%" in the definition of "acquisition proposal" will be replaced with "50%" for the purposes hereof.

ABNH is obligated to promptly, and in any event within forty-eight (48) hours, notify JDSU upon receipt of any acquisition proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to an acquisition proposal. The notice must include the material terms and conditions of the acquisition proposal, request or inquiry, the identity of the person or group making the acquisition proposal, request or inquiry and a copy of all written materials provided in connection with the acquisition proposal, request or inquiry. ABNH also has agreed to keep JDSU informed with prompt oral or written notice of the status and material terms of any such acquisition proposal, request or inquiry, setting forth all such information as reasonably necessary to keep JDSU reasonably informed and will promptly provide JDSU a copy of all written materials subsequently provided to, by or on behalf of such person in connection with such acquisition proposal, request or inquiry. ABNH has further agreed to provide JDSU with forty-eight (48) hours' notice (or such lesser prior notice as is provided to the members of its board of directors) of any meeting of its board of directors at which its board of directors is reasonably expected to consider any acquisition proposal or any such inquiry or to consider providing nonpublic information to any third party that would reasonably be expected to lead to an acquisition proposal. ABNH must notify JDSU as promptly as practicable, and in any event within twenty-four (24) hours, after a board of directors meeting regarding whether the board decided to enter into any negotiations or discussions with any person.

Obligations of the ABNH Board of Directors with Respect to Its Recommendation and Holding a Meeting of Its Stockholders

Promptly after the registration statement of which this proxy statement/prospectus forms a part is declared effective by the Securities and Exchange Commission, ABNH has agreed to take all action necessary to call, hold and convene a meeting of its stockholders within forty-five (45) days after the mailing of this proxy statement/prospectus, and to use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of the merger agreement and approval of the merger, and to take all other action necessary or advisable to secure the vote of its stockholders required by the Delaware General Corporation Law to obtain such approvals. Upon written notice from JDSU no later than 24 hours prior to the scheduled time for the ABNH stockholders' meeting that JDSU has determined in good faith that the conditions to closing of the merger are not expected to be satisfied by the date of the ABNH stockholders' meeting, ABNH has agreed to postpone its stockholders' meeting until a date prior to June 30, 2008.

The ABNH board of directors has agreed to recommend that the ABNH stockholders vote in favor of adopting the merger agreement and approval of the merger. Notwithstanding the ABNH board of directors' obligations described in this paragraph, the board of directors of ABNH (i) may withhold, withdraw, amend or modify its recommendation to its stockholders in favor of the merger, (ii) approve or recommend a superior proposal or (iii) terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal if the following conditions are met:

•	ABNH has not breached any of the provisions in the merger agreement relating to the recommendation of the board of directors and non-solicitation of other acquisition proposals;

•	ABNH has received an unsolicited acquisition proposal that the board of directors determines in good faith after consultation with its financial advisor, constitutes a superior proposal;

•

ABNH's board of directors determines in good faith, after consultation with its outside legal counsel and its financial advisor, that failure to take such action could reasonably be deemed to be inconsistent with its fiduciary duties to the ABNH stockholders under applicable law;

•	the board of directors of ABNH has provided to JDSU written notice of its receipt of a superior offer; and

•

JDSU does not make, within three business days after the receipt of such notice, a proposal that the board of directors of ABNH determines in good faith, after consultation with its financial adviser, is no less favorable to the stockholders of ABNH than such superior proposal or that results in the board of directors of ABNH no longer being required to make a change in recommendation in order to comply with its fiduciary obligations under applicable law.

ABNH also agreed that, during the three business day period prior to effecting a change in recommendation or terminating the merger agreement to enter into an acquisition agreement resulting from a superior proposal, ABNH and its representatives will negotiate in good faith with JDSU and its representatives regarding any revisions to the terms of the transaction contemplated by the merger agreement that are proposed by JDSU.

Regardless of whether the board of directors of ABNH has received an acquisition proposal or has withheld, withdrawn, amended or modified its recommendation to its stockholders to vote "for" the proposal to approve and adopt the merger agreement and approve the merger, ABNH is obligated under the terms of the merger agreement to call, give notice of, convene and hold a meeting of its stockholders to consider and vote upon the proposal to approve and adopt the merger agreement and approve the merger. ABNH is not permitted under the merger agreement to submit to the vote of its stockholders any third-party acquisition proposal, or propose to do so.

In addition, ABNH and its board of directors may take and disclose to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act; provided, however, that the content of the disclosure is governed by the terms of the merger agreement and ABNH's board of directors may not change its recommendation to stockholders to vote in favor of adoption of the merger agreement except in accordance with the procedures described in the preceding paragraphs.

Treatment of ABNH Stock Options and Restricted Stock

At the effective time of the merger, JDSU will assume all unexpired and outstanding options to purchase shares of ABNH then held by employees. Under the terms of the merger agreement, each of these options will be converted into an option to purchase that number of shares of JDSU common stock equal to the number of shares of ABNH common stock purchasable pursuant to the ABNH option immediately prior to the effective time of the merger multiplied by the option exchange ratio (as defined below), rounded down to the nearest whole number of shares of JDSU common stock. The exercise price per share will be equal to the exercise price per share of ABNH common stock divided by the option exchange ratio, rounded up to the nearest whole cent.

The option exchange ratio is equal to the quotient of:

•	$6.15 divided by

•

the average closing sales price of JDSU common stock as reported on Nasdaq Global Select Market for the five (5) trading days ending on and including the trading day that is three (3) trading days prior to the effective time of the merger.

At the effective time of the merger, each unexpired and outstanding option to purchase shares of ABNH, whether vested or unvested, held by a non-employee will be terminated. Under the terms of the merger agreement, each of these options will be converted into the right to receive an amount equal to the number of shares of ABNH common stock underlying such option multiplied by the excess of the per share merger consideration and of the exercise price. Of the total amount payable in respect of the termination of the non-employee options, approximately 16.26% of such amount will be payable in cash and the balance will be payable in shares of JDSU common stock, based on the average closing price for JDSU common stock as reported on the Nasdaq Global Select Market for the five (5) trading day period ending on and including the trading day that is three (3) trading days before the effective date of the merger.

With respect to the assumed options, ABNH will not take any action to accelerate the vesting of such options beyond what is contractually provided as of December 10, 2007 and will take any action that it is permitted to take so the vesting of such options is not accelerated.

JDSU will file a registration statement on Form S-8 with the Securities and Exchange Commission for the shares of JDSU common stock issuable with respect to ABNH options assumed by JDSU in connection with the merger as soon as reasonably practicable after the merger but not later than ten (10) business days following completion of the merger. JDSU also will use reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed options remain outstanding and will maintain a sufficient number of JDSU common stock shares for issuance upon exercise of such options.

At the effective time of the merger, each outstanding share of restricted stock will become fully vested and will be converted into the right to receive the merger consideration.

Treatment of ABNH Employees

Pursuant to the merger agreement, JDSU agreed for at least one year after the effective time of the merger (but only so long as the applicable employees remain employed with the surviving corporation) to cause the surviving corporation and its subsidiaries to provide employees of ABNH who will have been an employee of ABNH immediately prior to the effective time of the merger other than those employees covered by collective bargaining agreements (i) the same level of base salary or wages as in effect at the effective time of the merger; and (ii) base salary or wages and employee benefit plans, programs, contracts and arrangements (including bonus or commission plans) that are no less favorable, in the aggregate, than at JDSU's election, either (i) similar employee benefit plans, programs, contracts and arrangements provided by ABNH to its employees or (ii) similar employee benefit plans, programs, contracts and arrangements, provided by JDSU to similarly situated employees of JDSU. After the merger is completed, JDSU will cause the surviving corporation to the merger to give each continuing employee, full credit for prior service with ABNH to the extent such service was credited under ABNH's employee benefit plans, for purposes of (i) eligibility and vesting under any comparable surviving corporation employee benefit plans and (ii) determination of benefit levels under any comparable surviving corporation employee benefit plan or policy relating to vacation, sick time and any other paid time off program or severance, in each case for which the continuing employee is otherwise eligible and in which the continuing employee is offered participation, except where such credit would result in a duplication of benefits. In addition, JDSU will (i) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations have been waived under any employee benefit plan of ABNH for the applicable continuing employee and (ii) recognize for purposes of annual deductible and out-of-pocket limits payable during the plan year in which the closing of the merger occurs under the ABNH employee benefit plans that are medical and dental plans and in which the applicable continuing employee participates, deductible and out-of-pocket expenses paid by such continuing employee in the plan year in which the closing of the merger occurs.

Third Party Consents

As soon as practicable, ABNH will use all commercially reasonable efforts to obtain consents, waivers and approvals under certain of its material contracts. ABNH will keep JDSU informed of all material developments.

Director and Officer Indemnification and Insurance

The merger agreement provides that JDSU will cause the surviving corporation for a period of six (6) years from and after the effective date of the merger to honor and fulfill ABNH's obligations under any indemnification agreements with its directors and officers (or former officer or directors) that existed on the date of the merger agreement and under the bylaws or certificate of incorporation.

The surviving corporation will maintain in the certificate of incorporation and bylaws of the surviving corporation in the merger provisions relating to exculpation, indemnification and the advancement of expenses that are at least as favorable to the present and former indemnified directors, officers, employees and agents as those contained in ABNH's organizational documents that were in effect on the date of the merger agreement, which neither JDSU nor the surviving corporation in the merger will, except as required by law, amend, repeal or otherwise modify for a period of six (6) years from the effective time of the merger in any manner that would adversely affect the rights of the indemnified parties.

For a period of six (6) years after the effective time of the merger, JDSU must maintain, or cause the surviving corporation to maintain, directors' and officers' liability insurance covering those persons who were covered by ABNH's directors' and officers' liability insurance policy on the date of the merger agreement for events occurring prior to the effective time of the merger of an amount and scope no less favorable to the insured than those applicable to ABNH's directors and officers on the date of the merger agreement (except to the extent a provision is no longer generally available in the market); provided, that in no event will the surviving corporation in the merger be required to expend in any one (1) year more than 250% of the annual premium currently paid by ABNH for such coverage; and provided, further, that if the aggregate annual premiums of such insurance coverage exceed such amount, the surviving corporation will be obligated to obtain a policy or policies with the greatest coverage available for an aggregate cost not exceeding such amount; provided further, however, that notwithstanding the foregoing, the surviving corporation in the merger may satisfy such obligation by purchasing a "tail" policy that contains terms and conditions that are in the aggregate no less favorable to the insured than those of ABNH's directors' and officers' insurance policy in effect as of the date of the merger agreement.

The surviving corporation will pay all expenses, including reasonable attorneys' fees, that may be incurred by any indemnified party in connection with their enforcement of their indemnification rights, provided that the indemnified party must provide a written undertaking to repay all expenses if it is finally judicially determined that such indemnified party is not entitled to indemnification.

Tax Matters

Each of JDSU and ABNH agreed that it will use reasonable best efforts to cause the merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

Exemption from Liability under Section 16

Prior to the completion of the merger, ABNH will take all steps as may be required to cause to be exempt under Rule 16b-3 of the Exchange Act any dispositions of ABNH common stock (including derivative securities with respect to ABNH common stock) under such rule resulting from the transactions contemplated by the merger and the conversion of securities pursuant to the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

145 Affiliates

As soon as practicable and not less than ten (10) days prior to the closing date of the merger, ABNH will deliver to JDSU a letter identifying all persons who are, at the time the merger agreement is submitted for adoption by the stockholders of ABNH, "affiliates" of ABNH for purposes of Rule 145 under the Securities Act. ABNH will use commercially reasonable efforts to cause each affiliate to deliver to JDSU an executed affiliate agreement at least ten (10) days prior to the closing date.

Conditions to Completion of the Merger

The respective obligations of JDSU and Light Acquisition Corp., on the one hand, and ABNH, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction of each of the following conditions before completion of the merger:

•	the merger agreement has been adopted by the vote of holders of the requisite number of shares of ABNH common stock;

•

no statute, rule or regulation will have been enacted, promulgated or deemed applicable to the merger by any governmental entity which prevents the consummation of the merger or makes the consummation of the merger unlawful, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the merger will be in effect; provided, however, that each of the parties will have used best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered;

•	all mandatory waiting periods applicable to the consummation of the merger under the HSR Act have expired or otherwise been terminated; and

•

all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger will have been filed or been obtained.

In addition, individually, the respective obligations of JDSU and Light Acquisition Corp. to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver by JDSU of the following additional conditions:

•	ABNH will have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger;

•

(i) the representations and warranties of ABNH contained in the merger agreement that are qualified by "material adverse effect" will be true on and as of the closing date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty will be true as of such date) and (ii) the representations and warranties of ABNH contained in the merger agreement that are not qualified by "material adverse effect" will be true on and as of the closing date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty will be true as of such date), except in the case of (ii) above for such failures to be true which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on ABNH; provided, however, that notwithstanding anything to the contrary herein the representations and warranties relating to due authorization and state takeover statutes and rights plans must be true in all respects and relating to capitalization must be true and correct in all material respects;

•

no event has occurred or circumstance will have come into existence, either individually or in the aggregate, since December 10, 2007 that has or would reasonably be expected to have a material adverse effect on ABNH; and

•

JDSU will have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to JDSU, dated as of the closing of the merger, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of JDSU, Light Acquisition Corp. and ABNH, all of which are consistent with the state of facts existing as of the effective time of the merger, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code. In rendering this opinion, Skadden, Arps, Slate, Meagher & Flom LLP will have received and may rely upon the certificates and representations referred to in the merger agreement.

ABNH's obligation to complete the merger is also subject to the satisfaction or waiver by ABNH of the following additional conditions:

•

each of JDSU and Light Acquisition Corp. will have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger;

•

(i) the representations and warranties of JDSU and Light Acquisition Corp. contained in the merger agreement that are qualified by "material adverse effect" will be true on and as of the closing date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty will be true and correct as of such date) and (ii) the representations and warranties of JDSU and Light Acquisition Corp. contained in the merger agreement that are not qualified by "material adverse effect" will be true on and as of the closing date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty will be true as of such date), except in the case of (ii) above for such failures to be true which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on JDSU or Light Acquisition Corp. or materially impair the ability of JDSU or Light Acquisition Corp. to consummate the transactions contemplated by the merger agreement on the terms and conditions provided for therein; provided, however, that notwithstanding anything to the contrary herein the representations and warranties relating to due authorization must be true in all respects and relating to capitalization must be true and correct in all material respects;

•

no event has occurred or circumstance will have come into existence, either individually or in the aggregate, since December 10, 2007 that has had or would reasonably be expected to have a material adverse effect on JDSU and its subsidiaries, taken as a whole; and

•

ABNH will have received the opinion of Fulbright & Jaworski L.L.P., in form and substance reasonably satisfactory to ABNH, dated as of the closing of the merger, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of JDSU, Light Acquisition Corp. and ABNH, all of which are consistent with the state of facts existing as of the effective time of the merger, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code. In rendering this opinion, Fulbright & Jaworski L.L.P. will have received and may rely upon the certificates and representations referred to in the merger agreement.

Definition of Material Adverse Effect

Under the terms of the merger agreement, a material adverse effect on ABNH or JDSU is defined to mean any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any such effect) that,

•	is materially adverse to the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole, or

•	which would prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

•

provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, a material adverse effect:

•

a change in the market price or trading volume of the capital stock of such person after the date hereof, provided, however, that this clause will not exclude any underlying effect which may have caused such change in stock price or trading volume;

•

disruption in financial, credit, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index) or any interest rate or exchange rate changes, generally which does not disproportionately affect such person and its subsidiaries, taken as a whole;

•

any effect arising from or relating to general business or economic conditions (including the business of such person and its subsidiaries) which does not disproportionately affect such person and its subsidiaries, taken as a whole, as compared with other participants in the industries in which such person operates;

•

any failure by such person to meet internal forecasts and projections or securities analysts' published revenue or earnings predictions for such person for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement; provided that this does not exclude the revenues or earnings of such person themselves or any effect which may have affected such person's revenues or earnings;

•	any effect attributable to the announcement or pendency of the transactions contemplated by the merger (including any cancellations of or delays in customer agreements, any reduction in sales,

any disruption in supplier, distributor, partner or similar relationships or any loss of employees), or resulting from or relating to compliance with the terms of, or the taking of any action required by, the merger agreement;

•

any effect arising from or relating to any change after the date of the merger agreement in accounting principles generally accepted in the United States of America as consistently applied by JDSU or ABNH, as the case may be;

•

any effect resulting from or relating to national or international political or economic conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack anywhere in the world which does not disproportionately affect such person and its subsidiaries, taken as a whole;

•

any effect arising from or relating to laws, rules, regulations, orders or other binding directives issued by any governmental entity after the date of the merger agreement which does not disproportionately affect such person and its subsidiaries, taken as a whole; and

•	the taking of any action, or failure to take action, to which JDSU or ABNH, as the case may be, has expressly consented or approved in writing.

Termination of the Merger Agreement

The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger (whether before or after ABNH's stockholders meeting):

•	by mutual written consent duly authorized by the board of directors of JDSU, Light Acquisition Corp. and ABNH; or

•	by either ABNH or JDSU if:

•

any governmental entity of competent jurisdiction will have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto will use their best efforts to lift) restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action will have become final and nonappealable; provided, however, that the right to terminate the merger agreement pursuant to this clause will not be available to any party whose breach of any provision of the merger agreement results in the imposition of such order, decree or ruling or other action or the failure of such order, decree or ruling or other action to be resisted, resolved or lifted, as applicable;

•

the merger is not completed by June 30, 2008, unless the principal cause of the failure to consummate the merger by this date is the result of a breach of the merger agreement by the party seeking to terminate the merger agreement; or

•

the required vote of ABNH stockholders is not obtained at a duly convened meeting of stockholders, except that this right to terminate is not available to ABNH if ABNH's action or failure to act caused the failure to obtain the requisite vote and such action or failure to act constitutes a breach of the merger agreement; or

•	by ABNH:

•

prior to obtaining the required vote, if it has entered into a definitive agreement with respect to a superior proposal in compliance with the no solicitation and stockholder recommendation provisions of the merger agreement and concurrently paid the required termination fee; or

•

if JDSU or Light Acquisition Corp. has breached any representation, warranty, covenant or other agreement contained in the merger agreement, which breach, individually or in the aggregate, would reasonably be expected to cause the closing conditions specified in the merger agreement not to be satisfied and cannot be or has not been cured within thirty (30) days after the giving of written notice to JDSU or Light Acquisition Corp. or which by its nature cannot reasonably be cured by June 30, 2008 (it being understood that ABNH may not terminate the merger agreement pursuant to this provision if it shall have materially breached the merger agreement), as applicable; or

•	by JDSU, if any of the following triggering events occur with respect to ABNH:

•	ABNH's board of directors withdraws, amends or modifies, in a manner adverse to JDSU, its recommendation in favor of the adoption of the merger agreement;

•	it fails to include in this proxy statement/prospectus the recommendation of its board of directors in favor of adoption of the merger agreement or approves or recommends any acquisition proposal;

•

a tender or exchange offer relating to its securities is initiated by a third party, and it does not send to its security holders, pursuant to Rule 14e-2 of the Securities and Exchange Act, within ten (10) business days after the tender or exchange offer is first published, sent or given, a statement disclosing that its board of directors recommends rejection of the tender or exchange offer;

•

if an acquisition proposal is publicly announced, if ABNH's board of directors fails to give within ten (10) business days after such announcement a press release that reaffirms the recommendation of the board of directors that stockholders vote in favor of the merger agreement;

•	its board of directors fails to reject within ten (10) business days after receipt thereof, approves or recommends any other acquisition proposal;

•	it enters into any letter of intent or similar document or any agreement, contract or commitment accepting any superior proposal;

•	it intentionally and materially breaches its non-solicitation obligations under the merger agreement; or

•	it breaches its obligations with respect to the recommendation of its board of directors and holding a meeting of its stockholders;

•

by JDSU if ABNH has breached any representation, warranty, covenant or agreement contained in the merger agreement, which breach, individually or in aggregate, would reasonably be expected to cause the closing conditions specified in the merger agreement not to be satisfied and cannot be or has not been cured within thirty (30) days after the giving of written notice to ABNH or which by its nature cannot reasonably be cured by June 30, 2008 (it being understood that JDSU may not terminate the merger agreement pursuant to this provision if it shall have materially breached the merger agreement).

Payment of Termination Fee

ABNH must pay the termination fee of $4,825,000 to JDSU if the merger agreement is terminated on any of the following bases:

•

by ABNH if prior to obtaining the required vote, it has entered into a definitive agreement with respect to a superior proposal in compliance with the no solicitation and stockholder recommendation provisions of the merger agreement and concurrently paid the required termination fee;

•	by JDSU if a triggering event (as described above) has occurred; or

•

by either JDSU or ABNH, if (i) ABNH's stockholders fail to adopt the merger agreement at a meeting of ABNH's stockholders (or if the merger agreement is terminable for such reason and ABNH terminates the merger agreement for another reason), (ii) prior to the termination of the merger agreement, there has been a public disclosure or other communication to the board of directors of an acquisition proposal with respect to ABNH, and (iii) within 12 months of the termination of the merger agreement, ABNH enters into a definitive agreement with any third party with respect to an acquisition proposal or similar transaction, or any such transaction is consummated.

In addition, in the event that the merger agreement is terminated pursuant because of the failure of ABNH's stockholders to adopt the merger agreement at a meeting of ABNH's stockholders (or if the merger agreement is terminable for such reason and ABNH terminates the merger agreement for another reason) under circumstances in which no termination fee is then payable, then ABNH will promptly, but in no event later than five business days after being notified of such by JDSU, pay all of the reasonable, documented out-of-pocket expenses incurred by JDSU and Light Acquisition Corp. in connection with the merger agreement and the transactions contemplated by the merger agreement, up to a maximum of Seven Hundred Fifty Thousand Dollars ($750,000), by wire transfer in immediately available funds to an account designated by JDSU.

Extension, Waiver and Amendment of the Merger Agreement

JDSU, Light Acquisition Corp. and ABNH may amend the merger agreement by mutual written consent before or after receipt of the required ABNH stockholder vote in favor of the adoption of the ABNH voting proposal, but after receipt of the required ABNH stockholder vote, the parties cannot amend any part of the merger agreement which by law requires further approval without further approval.

Either JDSU or ABNH may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

THE VOTING AGREEMENTS

Contemporaneously with the execution and delivery of the merger agreement Kenneth Traub, Mark Bonney, Salvatore D'Amato, Randall Bassett, Jordan Davis, Eric Haskell, Fred Levin, Richard Robbins, Fred Whitridge, Jr. and Crane & Co., Inc. entered into voting agreements with JDSU and Light Acquisition Corp., a wholly owned subsidiary of JDSU. Approximately 3,701,306 of the shares of ABNH common stock outstanding on the record date and options to purchase 1,862,500 shares of ABNH common stock are subject to the voting agreements. These shares, and any additional shares of ABNH common stock, options to purchase ABNH common stock or any other right to acquire ABNH common stock that such stockholders acquire after execution of the voting agreement, are referred to as the "subject ABNH shares."

The following is a summary description of the voting agreements. The form of voting agreement is attached as Annex B to this proxy statement/prospectus and is hereby incorporated by reference into this proxy statement/prospectus.

Agreement to Vote and Irrevocable Proxy

The ABNH stockholders who have entered into voting agreements have appointed Christopher S. Dewees and David W. Vellequette an irrevocable proxy and as attorneys-in-fact and proxy to vote their subject ABNH shares at every annual, special, adjourned or postponed meeting of stockholders of ABNH, as follows:

•

in favor of the adoption of the merger agreement, including all other actions and transactions contemplated by the merger agreement and any other actions that would reasonably be expected to facilitate the merger agreement, the merger and the other actions and transactions contemplated by the merger agreement;

•	against any proposal made in opposition to, or in competition with, the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement; and

•

against any other action, agreement or proposal that could reasonably be expected to be inconsistent or frustrate the purpose of the merger agreement or any of the transactions contemplated by the merger agreement.

Each ABNH stockholder who has entered into voting agreements affirmed that the proxy is coupled with an interest and will be irrevocable and agreed not to grant any subsequent proxy with respect to such stockholder's subject ABNH shares. To the extent not voted by the person(s) appointed by the irrevocable proxy, each such stockholder has agreed to vote the subject ABNH shares as set forth above at every meeting of the stockholders of ABNH, however called, at every adjournment or postponement thereof.

Nothing in the voting agreement limits or restricts the stockholder from acting in his or her capacity as an officer or director of ABNH or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of such stockholder acting solely in his or her capacity as an officer or director).

Transfer Restrictions

In addition, these ABNH stockholders may not transfer any of such stockholder's subject ABNH shares during the period commencing on December 10, 2007, and ending on the earlier of (i) the closing of the merger and (ii) the date that the merger agreement is validly terminated, except that the subject ABNH securities may be transferred:

•

upon the death of the stockholder only if, as a precondition to such transfer, the transferee (i) agrees in writing to be bound by the terms of the voting agreement and to refrain from all transfers of the subject ABNH shares and (ii) delivers a proxy to JDSU.

These ABNH stockholders may also not transfer (including by entering into a voting agreement or depositing their shares into a voting trust) the voting rights which accompany their shares of ABNH common stock.

DESCRIPTION OF JDSU CAPITAL STOCK

Authorized Capital Stock

Prior to Completion of the Merger. Under JDSU's Certificate of Incorporation, as amended and restated, JDSU's authorized capital stock consists of 1,000,000 shares of preferred stock, $0.001 par value per share, and 1,000,000,000 shares of common stock, $0.001 par value per share. At December 17, 2007, JDSU had 219,521,785 shares of common stock, $0.001 par value per share, outstanding. At December 17, 2007, it had employee stock options to purchase an aggregate of approximately 21,034,308 shares of JDSU common stock outstanding, of which 10,528,273 were vested.

JDSU Common Stock

JDSU Common Stock Outstanding. The outstanding shares of JDSU common stock are duly authorized, validly issued, fully paid and nonassessable. JDSU's common stock is listed and principally traded on the Nasdaq Global Select Market under the symbol "JDSU."

Voting Rights. Holders of JDSU common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Dividend Rights. Subject to any preferential dividend rights granted to the holders of any shares of JDSU preferred stock that may at the time be outstanding, holders of JDSU common stock are entitled to receive dividends as may be declared from time to time by JDSU's board of directors out of funds legally available therefor.

Rights upon Liquidation. Holders of JDSU common stock are entitled to share pro rata, upon any liquidation or dissolution of JDSU, in all remaining assets available for distribution to stockholders after payment or providing for JDSU's liabilities and the liquidation preference of any outstanding JDSU preferred stock.

Preemptive Rights. Holders of JDSU common stock have no preemptive right to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Anti-Takeover Provisions. Provisions in JDSU's charter documents and under Delaware law could prevent or delay a change of control, which could reduce the market price of JDSU's common stock. Certain provisions of JDSU's articles of incorporation, as amended and restated, JDSU's bylaws, as amended and restated, and the Delaware General Corporation Law may be deemed to have an anti-takeover effect and could discourage a third party from acquiring, or make it more difficult for a third party to acquire, control of JDSU without approval of JDSU's board of directors. These provisions could also limit the price that certain investors might be willing to pay in the future for shares of JDSU's common stock. Certain provisions allow the board of directors to authorize the issuance of preferred stock with rights superior to those of the common stock.

JDSU has adopted an Amended and Restated Rights Agreement, commonly known as a "poison pill." The provisions described above, JDSU's poison pill and provisions of the Delaware General Corporation Law may discourage, delay or prevent a third party from acquiring JDSU.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for JDSU common stock.

DESCRIPTION OF ABNH CAPITAL STOCK

Authorized Capital Stock

Prior to Completion of the Merger. Under ABNH's Certificate of Incorporation, as amended and restated, ABNH's authorized capital stock consists of 40,000,000 shares of common stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value per share. At December 17, 2007, ABNH had 19,415,638 shares of common stock outstanding and no shares of preferred stock outstanding. At December 17, 2007, it had stock options to purchase an aggregate of approximately 3,082,806 shares of ABNH common stock outstanding.

ABNH's Common Stock

ABNH's Common Stock Outstanding. The outstanding shares of ABNH's common stock are duly authorized, validly issued, fully paid and nonassessable. ABNH's common stock trades on the over-the-counter bulletin board (OTCBB), an electronic quotation service.

Voting Rights. Holders of shares of ABNH's common stock are entitled to one vote for each share held of record on matters to be voted on by the holders of common stock and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of ABNH's common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividend Rights. Holders of shares of ABNH's common stock are entitled to receive dividends and other distributions in cash, in property or in shares of capital stock of ABNH as may be declared by the board of directors from time to time out of assets or funds of ABNH legally available therefor, subject to any preferential dividend rights of ABNH's preferred stock that may at the time be outstanding.

Rights upon Liquidation. Upon the liquidation, dissolution or winding up of ABNH, the holders of ABNH's common stock are entitled to share ratably in the assets of ABNH legally available for distribution to its stockholders, subject to the prior rights of any outstanding preferred stock. Holders of common stock of ABNH have no preemptive, subscription, redemption or conversion rights.

ABNH's Preferred Stock

The board of directors of ABNH is authorized to issue, by resolution and without any action by stockholders, up to 5,000,000 shares of preferred stock and may establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and all other preferences and rights of any series of preferred stock, including rights that could adversely affect the voting power of the holders of ABNH's common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of ABNH. ABNH has no present plans to issue any shares of preferred stock.

The authorized shares of preferred stock, as well as the authorized but unissued shares of common stock, will be available for issuance without further action by stockholders of ABNH, unless such action is required by applicable law or the rules of any stock exchange or quotation system on which ABNH's securities may be listed or quoted.

Limitation on Liability

As permitted by the Delaware General Corporation Law ("DGCL"), ABNH's Certificate of Incorporation, as amended and restated, provides that no director of ABNH shall be personally liable to ABNH or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such prohibition shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to ABNH or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends, or unlawful stock purchase or redemption under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock of ABNH is American Stock Transfer & Trust Company.

COMPARISON OF RIGHTS OF HOLDERS OF JDSU COMMON STOCK AND ABNH COMMON STOCK

Upon completion of the merger, the stockholders of ABNH will become stockholders of JDSU, and the JDSU certificate of incorporation and the JDSU bylaws will govern the rights of former ABNH stockholders with respect to shares of JDSU common stock. The rights of JDSU stockholders are currently governed by Delaware law, JDSU's certificate of incorporation and JDSU's bylaws. The rights of ABNH stockholders are currently governed by Delaware law, ABNH's certificate of incorporation and ABNH's bylaws. Both companies are Delaware corporations, so many of the rights of ABNH stockholders will be similar to their rights as JDSU stockholders. The following is a summary of material differences between the rights of ABNH stockholders and the rights of JDSU stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of ABNH stockholders and JDSU stockholders. The summary is qualified in its entirety by reference to Delaware law, JDSU's certificate of incorporation, JDSU's bylaws, ABNH's certificate of incorporation and ABNH's bylaws. JDSU and ABNH have filed their respective certificates of incorporation and bylaws with the SEC. See the section entitled "Where You Can Find More Information" beginning on page 107 of this proxy statement/prospectus.

Authorized Capital Stock

The authorized capital stock of JDSU consists of 1,000,000,000 shares of JDSU common stock par value $0.001 per share and 1,000,000 shares of JDSU preferred stock par value $0.001 per share.

The authorized capital stock of ABNH consists of 40,000,000 shares of ABNH common stock par value $0.01 per share and 5,000,000 shares of preferred stock par value $0.01 per share.

Size of the Board of Directors

The number of directors on JDSU's board may be changed by an amendment to the bylaws duly adopted by the affirmative vote of a majority of outstanding shares entitled to vote or by a resolution of the board of directors. JDSU currently has an authorized board of nine directors and its board currently consists of nine directors.

The number of directors on ABNH's board may be changed by an amendment to the bylaws duly adopted by the affirmative vote of a majority of outstanding shares entitled to vote or by a resolution of the board of directors. ABNH currently has an authorized board of eight directors and its board currently consists of eight directors.

Classes of Directors

JDSU's certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving a staggered three-year term.

ABNH has one class of directors and ABNH's certificate of incorporation does not provide for a classified board of directors. ABNH's directors are elected for a term of one year.

Removal of Directors

JDSU's bylaws provide that any director of JDSU, or the entire JDSU board, may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

ABNH's bylaws provide that any director or all of the directors of ABNH may be removed from the board, but only for cause and only by the holders of at least two-thirds of the shares then entitled to vote at an election of directors, voting as a single class.

Nomination of Directors for Election

JDSU's bylaws allow stockholders to nominate candidates for election to JDSU's board of directors at an annual or special meeting at which directors will be elected. However, nominations may only be made by a stockholder who has given timely written notice to the secretary of JDSU before the stockholder meeting.

For nominations by stockholders to be timely brought before a meeting, the nominations must be mailed and received by the secretary of JDSU no less than 30 days nor more than 60 days prior to the meeting. If less than 40 days notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure made.

A stockholder's notice to JDSU must set forth all of the following:

•	the name, age, business address and residence address of any nominees;

•	the principal occupation or employment of such person;

•	the class and number of shares that are beneficially owned by the nominee;

•

any other information relating to the person that is required to be disclosed in solicitations for proxies for the election of directors pursuant to Rule 14a under the Securities and Exchange Act of 1934;

•	the stockholder's name and address and class and number of shares of JDSU common stock that are beneficially owned by the stockholder.

ABNH's bylaws allow stockholders to nominate candidates for election to ABNH's board of directors at an annual or special meeting at which directors will be elected. However, nominations may only be made by a stockholder who has given timely written notice to the secretary of ABNH before the stockholder meeting.

For nominations to be properly brought for consideration at an annual meeting, the nominations must be mailed and delivered to the secretary of ABNH no later than 60 days in advance of such meeting if such meeting is to be held on a day which is within 30 days preceding the anniversary of the previous year's annual meeting or 90 days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting.

For nominations to be properly brought for consideration at a special meeting, the nomination must be delivered to the secretary of ABNH not earlier than the tenth day following the date of public disclosure of the date that such meeting is first made.

A stockholder's notice to ABNH must set forth all of the following:

•	the name, age, business address and residence address of any nominees;

•	the principal occupation or employment of such person;

•	the number of shares of capital stock that are beneficially owned by the nominee;

•

any other information concerning each nominee as would be required under the rules of the United States Securities and Exchange Commission to be set forth in a proxy statement soliciting proxies for the election of such nominee as a director (including a signed consent of each nominee to serve as a director of the Corporation, if elected);

•	the stockholder's name and address as they appear on ABNH's books and number of shares of capital stock that are beneficially owned by the stockholder.

Stockholder Action Without a Meeting

JDSU's bylaws provide that the stockholders may take any action which may be taken at an annual or special meeting of the stockholders, by written consent without a meeting.

Under Delaware law, ABNH stockholders may take any action which may be taken at an annual or special meeting of the stockholders, by written consent without a meeting.

Calling Special Meetings of Stockholders

JDSU's bylaws provide that a special meeting of stockholders may be called at any time by JDSU's board of directors, by the chairman of the board, or the chief executive officer. The stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting of stockholders.

ABNH's bylaws provide that special meetings of the stockholders may be called at any time by the chairman of the board of directors, by a majority of the board of directors upon written request of the chairman of the board of directors, or by the holders of three-fourths of the total amount of ABNH's issued and outstanding capital stock.

Submission of Stockholder Proposals

JDSU's bylaws allow stockholders to propose business to be brought only before an annual stockholder's meeting. Proposals may only be made by a stockholder who has given timely written notice to the secretary of JDSU before the annual stockholder meeting.

Under JDSU's bylaws, to be timely brought before an annual meeting, the stockholder's notice must be delivered to or mailed and received by the secretary of JDSU no less than 30 days nor more than 60 days prior to the meeting. If less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure made.

The proposal must also set forth all of the following:

•	a brief description of the business the stockholder proposes to bring before the meeting and the reasons for conducting that business at that meeting;

•	the name and address, as they appear on JDSU's books, of the stockholder proposing such business;

•	the class and number of shares of JDSU that are beneficially owned by the stockholder; and

•	any material interest of the stockholder in the business proposed.

ABNH's bylaws provide that the proposal of business to be considered by the stockholders may be made only at an annual meeting of stockholders. Proposals may only be made by a stockholder who has given timely written notice to the secretary of ABNH before the annual stockholder meeting.

For business to be properly brought before a stockholders annual meeting by a stockholder, requisite notice must be mailed to and received by the secretary at the principal executive offices of ABNH no later than 60 days in advance of such meeting if such meeting is to be held on a day which is within 30 days preceding the anniversary of the previous year's annual meeting or 90 days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting.

A stockholder's notice must set forth all of the following:

•	a brief description of the business desired to be brought before the annual meeting;

•	the reasons for conducting the business at the annual meeting;

•	the name and address of the stockholder giving the notice as they appear on ABNH's books;

•	the class and number of shares of ABNH which are owned beneficially and of record by the stockholder; and

•	any material interest of the stockholder in such business.

Dividends

JDSU's board of directors may declare and pay dividends upon the shares of JDSU's capital stock, subject to the limitations of law.

ABNH's board of directors may declare and pay dividends upon the shares of its capital stock subject to any preferential dividend rights of any then outstanding preferred stock.

Indemnification

The Delaware General Corporation Law, or the DGCL, permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

JDSU's bylaws provide that any person who was or is a party, or is threatened to be a party to or is involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director, officer, employee or agent or is or was serving at the request of JDSU as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified to the fullest extent permitted by the DGCL.

ABNH's bylaws provide that any person who was or is a party, or is threatened to be a party to or is involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director, officer, employee or agent or is or was serving at the request of ABNH as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified to the fullest extent permitted by the DGCL.

Charter Amendments

Neither JDSU's, nor ABNH's certificate of incorporation contain any provision requiring a vote greater than that required by Delaware law to amend its certificate of incorporation.

Amendment of Bylaws

JDSU's bylaws may be amended at any meeting of the stockholders, either annual or special, by the affirmative vote of a majority of the stockholders entitled to vote at such meeting. JDSU's bylaws may also be amended by the unanimous written consent of the board of directors or the affirmative vote of a majority of the entire board of directors acting at any annual, regular or special meeting, subject to the power of the stockholders to change or repeal such bylaws and provided that the board of directors does not make or alter any bylaws fixing the qualifications, classifications, or term of officer of directors.

ABNH's bylaws may be amended by the unanimous written consent of the board of directors or the affirmative vote of a majority of the entire board of directors acting at a regular or special meeting called by written notice or by the affirmative vote of a majority of votes represented by the issued and outstanding shares of ABNH entitled to vote at a meeting called for such purpose.

Stockholder Rights Plan

JDSU has an amended and restated Stockholder Rights Agreement and currently each share of JDSU outstanding common stock is associated with one right. Each right entitles stockholders to purchase 1/100,000 share of JDSU Series B Preferred Stock at an exercise price of $21.00.

The rights only become exercisable in certain limited circumstances following the tenth day after a person or group announces acquisition of or tender offers for 15% or more of JDSU common stock. For a limited period of time following the announcement of any such acquisition or offer, the rights are redeemable by JDSU at a price of $0.01 per right. If the rights are not redeemed, each right will then entitle the holder to purchase common stock having the value of twice the then-current exercise price. For a limited period of time after the exercisability of the rights, each right, at the discretion of JDSU's board of directors, may be exchanged for either 1/100,000 share of Series B Preferred Stock or one share of common stock per right. The rights expire on June 22, 2013.

ABNH has not adopted a stockholder rights plan.

ABNH'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 10, 2007, BY AND AMONG JDS UNIPHASE CORPORATION, LIGHT ACQUISITION CORP., A WHOLLY OWNED SUBSIDIARY OF JDSU, AND ABNH.

PROPOSAL NO. 2—ADJOURNMENT OF THE SPECIAL MEETING

If ABNH fails to receive a sufficient number of votes to approve Proposal No. 1, ABNH may propose to adjourn the meeting for the purpose of soliciting additional proxies to approve Proposal No. 1. ABNH currently does not intend to propose to adjourn the special meeting if there are sufficient votes in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger. If approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to stockholders for approval at the special meeting, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the special meeting.

ABNH'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF ADOPTING THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP will pass upon the validity of the shares of JDSU common stock offered by this proxy statement/prospectus and certain federal income tax consequences of the merger for JDSU.

Fulbright and Jaworski L.L.P. will pass upon certain federal income tax consequences of the merger for ABNH.

EXPERTS

The consolidated financial statements of JDS Uniphase Corporation as of June 30, 2007 and July 1, 2006 and for the years ended June 30, 2007 and July 1, 2006 and management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2007 (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of JDSU as of and for the year ended July 2, 2005 included in this proxy statement/prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements and financial statement schedules of American Bank Note Holographics, Inc. as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of American Bank Note Holographics, Inc. for the year ended December 31, 2004 appearing in American Bank Note Holographics, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2006 (including the financial statement schedule for the year ended December 31, 2004 appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this proxy statement/prospectus. You should rely only on the information contained in this proxy statement/prospectus and in the documents that are incorporated by reference into this proxy statement/prospectus. JDSU and ABNH have not authorized anyone to provide you with information that is different from or in addition to the information contained in this document and incorporated by reference into this proxy statement/prospectus.

The following documents, which were filed by JDSU with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	JDSU's Annual Report on Form 10-K for the fiscal year ended June 30, 2007, filed with the SEC on August 29, 2007;

•	JDSU's Quarterly Report on Form 10-Q for the period ended September 29, 2007, filed with the SEC on November 7, 2007;

•	JDSU's definitive proxy statement filed with the SEC for JDSU's Annual Meeting of Stockholders held on November 16, 2007;

•	JDSU's Current Reports on Form 8-K filed with the SEC on October 9, 2007, November 20, 2007, November 28, 2007 and December 19, 2007; and

•

the description of JDSU's common stock contained in JDSU's Registration Statement on Form 8-A, filed with the SEC on November 15, 1993, and any amendment or report filed for the purpose of updating such description.

The following documents, which were filed by ABNH with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	ABNH's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 30, 2007 and its amendment thereto on April 30, 2007;

•	ABNH's Quarterly Report on Form 10-Q for the period ended March 31, 2007, filed with the SEC on May 2, 2007;

•	ABNH's Quarterly Report on Form 10-Q for the period ended June 30, 2007, filed with the SEC on August 7, 2007;

•	ABNH's Quarterly Report on Form 10-Q for the period ended September 30, 2007, filed with the SEC on October 30, 2007;

•

ABNH's Current Reports on Form 8-K filed with the SEC on April 5, 2007, May 2, 2007, May 24, 2007, July 11, 2007, August 7, 2007, August 10, 2007, October 29, 2007, December 10, 2007, December 11, 2007 and December 21, 2007; and

•

the description of ABNH's common stock contained in ABNH's Registration Statement on Form 8-A as filed with the SEC on December 10, 1999, and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by JDSU and ABNH pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the ABNH special meeting are deemed to be incorporated by reference into, and to be a part of, this proxy statement/prospectus from the date of filing of those documents.

Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

JDSU has supplied all information contained or incorporated by reference in this proxy statement/prospectus about JDSU, and ABNH has supplied all information contained or incorporated by reference in this proxy statement/prospectus about ABNH.

The documents incorporated by reference into this proxy statement/prospectus are available upon request. JDSU or ABNH, as appropriate, will provide a copy of any and all of the information that is incorporated by reference in this proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus) to any person, without charge, upon written or oral request.

ABNH stockholders may request a copy of information incorporated by reference into this proxy statement/prospectus by contacting each of JDSU and ABNH at:

For information relating to JDSU:	For information relating to ABNH:
JDS Uniphase Corporation 430 North McCarthy Boulevard Milpitas, California 95035 Attention: Investor Relations (408) 546-5000	American Bank Note Holographics, Inc. Two Applegate Drive Robbinsville, New Jersey 08691 Attention: Secretary (609) 632-0800

JDSU and ABNH file annual, quarterly and current reports, proxy and information statements and other information with the SEC.

Copies of these materials for both JDSU and ABNH can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding JDSU and ABNH. The address of the SEC website is www.sec.gov.

Reports, proxy and information statements and other information concerning JDSU may be inspected at:

JDS Uniphase Corporation

430 North McCarthy Boulevard

Milpitas, California 95035

Attention: Investor Relations

(408) 546-5000

Reports, proxy and information statements and other information concerning ABNH may be inspected at:

American Bank Note Holographics, Inc.

Two Applegate Drive

Robbinsville, New Jersey 08691

Attention: Secretary

(609) 632-0800

JDSU has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to JDSU's common stock to be issued to ABNH stockholders in connection with the merger. This proxy statement/prospectus constitutes the prospectus of JDSU filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

ABNH stockholders with questions about the merger or who needs additional copies of this proxy statement/prospectus or voting materials should contact.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

(800) 758-5880

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in the affairs of JDSU or ABNH since the date of this proxy statement/prospectus.

INDEX TO FINANCIAL STATEMENTS

PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Combined Consolidated Financial Statements

The following unaudited pro forma combined consolidated financial statements are based on the historical consolidated financial statements of JDSU and ABNH after giving effect to the acquisition of ABNH by JDSU using the purchase method of accounting, in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations and applying the assumption and adjustments described in the accompanying notes. The unaudited pro forma combined consolidated statements of operations for the three months ended September 29, 2007 and the twelve months ended June 30, 2007 are presented as if the merger had occurred on July 1, 2006. The unaudited pro forma combined consolidated balance sheet is presented as if the merger had occurred on September 29, 2007. You should read this information in conjunction with the:

•	accompanying notes to the Unaudited Pro Forma Combined Consolidated Financial Statements;

•

separate unaudited historical consolidated financial statements of JDSU as of and for the three month period ended September 29, 2007, included in the JDSU's quarterly report on Form 10-Q for the three months ended September 29, 2007, incorporated by reference into this joint proxy statement/prospectus;

•

separate audited historical financial statements of JDSU as of and for the fiscal year ended June 30, 2007, included in the JDSU's annual report on Form 10-K for the fiscal year ended June 30, 2007, incorporated by reference into this proxy statement/prospectus;

•

separate unaudited historical financial statements of ABNH as of and for the three months ended September 30, 2007, June 30, 2007, and March 31, 2007 included in the ABNH's quarterly reports on Form 10-Q for each respective periods, incorporated by reference into this proxy statement/prospectus;

•

separate audited historical financial statements of ABNH as of and for the fiscal year ended December 31, 2006, included in the ABNH's annual report on Form 10-K for the fiscal year ended December 31, 2006;

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the merger had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that JDSU believes are reasonable.

The unaudited pro forma combined consolidated financial statements do not include the effects of:

•	any operating efficiencies or cost savings; or

•	any gross margin improvement in the future quarters due to scale and leveraging of JDSU and ABNH supply chains;

•	cash expenditures for restructuring, which cannot be reasonably estimated at this time as planning for these activities has not been completed and their impact cannot be fully determined at this time.

Pursuant to the purchase method of accounting, the total preliminary purchase price, calculated as described in Note 1 to these unaudited pro forma combined consolidated financial statements, has been preliminarily allocated to assets acquired and liabilities assumed based on their respective fair values. JDSU's management has determined the preliminary fair value of the intangible assets and tangible assets acquired and liabilities assumed at the pro forma combined consolidated balance sheet date. Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed is now recorded as goodwill. Since these unaudited pro forma combined consolidated financial statements have been prepared based on preliminary estimates of purchase consideration and fair values attributable to the merger, the actual amounts recorded for the merger may differ materially from the information presented. The estimation and allocations of purchase consideration are subject to change pending changes in the market value of JDSU common stock, further review of the fair value of the assets acquired and liabilities assumed as well as the impact of potential restructuring activities and actual transaction costs. Additionally, the fair value of assets acquired and liabilities assumed may be materially impacted by the results of ABNH's operations up to the date of completion of the merger. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of ABNH that will exist on the date of completion of the merger.

JDSU and ABNH have different fiscal year ends, which end on June 30, 2007 and December 31, 2006, respectively.

The unaudited pro forma combined consolidated statement of operations for the three months ended September 29, 2007 has been derived from:

•	the unaudited historical consolidated statement of operations of JDSU for the three months ended September 29, 2007; and

•	the unaudited historical consolidated statement of operations of ABNH for the three months ended September 30, 2007.

The unaudited pro forma combined consolidated statement of operations for the twelve months ended June 30, 2007 has been derived from:

•	the audited historical consolidated statement of operations of JDSU for the fiscal year ended June 30, 2007; and

•	the unaudited historical consolidated statements of operations of ABNH for the three months ended June 30, 2007, March 31, 2007, December 31, 2006, and September 30, 2006.

The unaudited pro forma combined consolidated balance sheet as of September 29, 2007 has been derived from:

•	the unaudited historical consolidated balance sheet of JDSU as of September 29, 2007; and

•	the unaudited historical consolidated balance sheet of ABNH as of September 30, 2007.

There were no payable or receivable balances or transactions between JDSU and ABNH as of the dates and for the periods of these pro forma combined consolidated financial statements.

PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

(in millions, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	JDSU September 29, 2007	ABNH September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$376.7	$19.2	(19.5	)(a)	$376.4
Short-term investments	740.1	—			740.1
Restricted cash	10.6	—			10.6
Accounts receivable, less reserves and allowances	252.3	5.6			257.9
Inventories	199.3	3.0			202.3
Refundable income taxes	3.9	0.8			4.7
Other current assets	41.7	0.5			42.2

Total current assets	1,624.6	29.1			1,634.2
Property, plant and equipment, net	205.1	5.7			210.8
Deferred income taxes	6.1	0.5			6.6
Goodwill	720.5	—	53.6	(b)	774.1
Other intangibles, net	398.1	—	51.9	(c)	450.0
Long-term investments	12.3	—			12.3
Other non-current assets	25.3	0.1			25.4

Total assets	$2,992.0	$35.4			$3,113.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$101.4	2.7			$104.1
Accrued payroll and related expenses	64.3	—			64.3
Income taxes payable	7.6	—			7.6
Deferred income taxes	2.6	—			2.6
Restructuring accrual	5.6	—			5.6
Warranty accrual	9.6	—			9.6
Other current liabilities	108.0	2.0	8.2	(d)	118.2

Total current liabilities	299.1	4.7			312.0

Long-term debt	733.0	0.6			733.6
Other non-current liabilities	206.4	—			206.4

Commitments and contingencies					—

Stockholders' equity:					—
Preferred Stock	—	—			—
Common Stock	0.2	0.2	(0.2	)(e)	0.2
Treasury Stock at cost	(2.1)	—			(2.1)
Additional paid-in capital	69,161.7	27.6	80.4	(f)	69,269.7
(Accumulated deficit)/Retained earnings	(67,457.7)	2.3	(2.3	)(g)	(67,457.7)
Accumulated other comprehensive income	51.4	—			51.4

Total stockholders' equity	1,753.5	30.1			1,861.5

Total liabilities and stockholders' equity	$2,992.0	$35.4			$3,113.4

The accompanying notes are an integral part of these unaudited pro forma combined consolidated financial statements.

PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	JDSU For the year ended June 30, 2007	ABNH For the period from July 1, 2006 to June 30, 2007
Net revenue	$1,396.8	$29.4			$1,426.2
Cost of sales	884.6	13.4	1.4	(h)	899.4
Amortization of acquired technologies	40.2	—	1.7	(i)	41.9

Gross profit	472.0	16.0			484.9

Operating expenses:
Research and development	168.4	1.5	—	(j)	169.9
Selling, general and administrative	368.4	8.3	(1.3	)(k)	375.4
Amortization of other intangibles	26.8	—	3.4	(l)	30.2
Depreciation and amortization	—	0.9	(0.9	)(m)	—
Acquired in-process research and development	5.1	—			5.1
Reduction of intangibles and loss on long-lived assets	7.8	—			7.8
Restructuring charges	14.7	—			14.7

Total operating expenses	591.2	10.7			603.1

Income (loss) from operations	(119.2)	5.3			(118.2)
Interest and other income (loss)	73.0	0.7	(1.0	)(n)	72.7
Interest expense	(7.1)	—			(7.1)
Gain on sale of investments	29.0	—			29.0

Income (loss) before income taxes	(24.3)	6.0			(23.6)
Provision of (benefit for) income taxes	2.0	2.2			4.2

Net income (loss)	$(26.3)	$3.8			$(27.8)

Net income (loss) per share—basic	$(0.12)	$0.20			$(0.13)

Net income (loss) per share—diluted	$(0.12)	$0.20			$(0.13)

Shares used in per share calculation—basic	211.7	18.8			219.0

Shares used in per share calculation—diluted	211.7	19.4			219.0

Shares used in computing pro forma combined consolidated basic and diluted income (loss) per share are based on the average outstanding shares of JDSU common stock for the year ended June 30, 2007, plus the preliminary estimate of 7,287,458 shares of JDSU common stock to be issued to former ABNH stockholders upon consummation of the merger (See note 1 to the pro-forma combined consolidated financial statements). The actual number of shares of JDSU common stock to be issued will vary based upon the trading prices of JDSU common stock and will be determined based on the average of the closing price of JDSU common stock for the five trading day period ending on and including the third trading day prior to the closing of the merger. Dilutive potential common shares have been included only if they have a dilutive effect on earnings per share.

The accompanying notes are an integral part of these unaudited pro forma combined consolidated financial statements.

PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	JDSU Three Months Ended September 29, 2007	ABNH Three Months Ended September 30, 2007
Net revenue	$356.7	$8.5			$365.2
Cost of sales	211.0	3.4	0.2	(h)	214.6
Amortization of acquired technologies	12.0	—	0.4	(i)	12.4

Gross profit	133.7	5.1			138.2

Operating expenses:
Research and development	46.6	0.4	—	(j)	47.0
Selling, general and administrative	100.2	2.3	(0.2	)(k)	102.3
Amortization of other intangibles	6.9	—	0.9	(l)	7.8
Depreciation and amortization	—	0.2	(0.2	)(m)	—
Reduction of intangibles and loss on long-lived assets	0.4	—			0.4
Restructuring charges	1.1	—			1.1

Total operating expenses	155.2	2.9			158.6

Income (loss) from operations	(21.5)	2.2			(20.4)
Interest and other income (loss)	19.3	0.2	(0.3	)(n)	19.2
Interest expense	(2.2)	—			(2.2)

Income (loss) before income taxes	(4.4)	2.4			(3.4)
Provision of (benefit for) income taxes	2.5	0.3			2.8

Net income (loss)	$(6.9)	$2.1			$(6.2)

Net income (loss) per share—basic	$(0.03)	$0.11			$(0.03)

Net income (loss) per share—diluted	$(0.03)	$0.10			$(0.03)

Shares used in per share calculation—basic	219.2	19.0			226.3

Shares used in per share calculation—diluted	219.2	20.0			226.3

Shares used in computing pro forma combined consolidated basic and diluted income (loss) per share are based on the average outstanding shares of JDSU common stock for the three months ended September 29, 2007, plus the preliminary estimate of 7,287,458 shares of JDSU common stock to be issued to former ABNH stockholders upon consummation of the merger (See note 1 to the pro-forma combined consolidated financial statements). The actual number of shares of JDSU common stock to be issued will vary based upon the trading prices of JDSU common stock and will be determined based on the average of the closing price of JDSU common stock on the five trading day period ending on and including the third trading day prior to the closing of the merger. Dilutive potential common shares have been included only if they have a dilutive effect on earnings per share.

The accompanying notes are an integral part of these unaudited pro forma combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

On December 11, 2007, JDSU and ABNH entered into a merger agreement under which ABNH will become a wholly-owned subsidiary of JDSU in a transaction to be accounted for using purchase method accounting. The total preliminary estimated purchase price of approximately $129.3 million includes common stock valued at $100.5 million, cash consideration of $19.5 million, stock options assumed with a fair value of $8.2 million, and estimated direct transaction costs of $1.1 million. The purchase consideration will be based on an amount in cash equal to $1.00 per share of ABNH common stock and shares of JDSU common stock with a value of $5.15 per share of ABNH common stock, determined based on the average closing price of JDSU common stock for the five consecutive trading days ending with, but including, the day that is three trading days prior to the closing date, subject to certain adjustments.

The unaudited pro forma combined financial statements assume the issuance of approximately 7,287,458 JDSU common stock to be issued to former ABNH stockholders upon consummation of the merger based on $5.15 divided by the average of the closing prices for JDSU common stock on the five trading day period ending on and including December 13, 2007 of $13.80 per share, multiplied by the sum of (i) the number of shares of ABNH common stock outstanding as of December 11, 2007 plus (ii) the number of shares of ABNH common stock issuable upon exercise of non-employee stock options outstanding as of December 11, 2007 on a cashless exercise basis assuming a fair market value of ABNH common stock of $6.15 per share. The actual number of shares of JDSU common stock to be issued will vary based upon the trading price of JDSU common stock and will be determined based on the average of the closing prices of JDSU common stock for the five trading day period ending on and including the third trading day prior to the closing of the merger.

The final purchase consideration will be accounted for in accordance with the guidance in the Financial Accounting Standards Board's Emerging Issues Task Force (EITF) No. 99-12 "Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination" at the final measurement date of the merger which is expected to be in the three month period ending March 29, 2008.

Under the terms of merger agreement, each ABNH stock option held by any person other than a current employee of ABNH or an employee of ABNH who has terminated his or her employment within 90 days prior to the effective time shall terminate in its entirety at the effective time, and the holder of each such option (whether vested or not vested) shall be entitled to receive an amount equal to the product of the number of shares of ABNH common stock that are still issuable under such option as of the effective time and the excess of (A) $6.15 less (B) the per share option exercise price. Of this amount 16.26% will be payable in cash, and the balance will be payable in shares of JDSU common stock having a value determined in the same manner for valuing the JDSU common stock component to be paid to ABNH stockholders.

Under the terms of the merger agreement, at the effective time of the merger, each of ABNH's stock options other than non-employee stock options that are outstanding and unexercised immediately prior to the effective time will be converted into an option to purchase JDSU common stock at an exchange ratio based on $6.15 divided by the average of the closing prices of JDSU common stock on the five trading day period ending and including the third trading day prior to the closing of the merger. Based on ABNH's stock options outstanding at December 11, 2007 and net of estimated forfeiture, JDSU would convert options to purchase approximately 3 million shares of ABNH common stock into options to purchase approximately 1.2 million shares of JDSU common stock. The actual number of JDSU stock options into which ABNH common stock options will be converted will be determined based on the final exchange ratio and the actual number of ABNH common stock options outstanding at the closing of the merger. The estimated fair value of the outstanding options was determined using a Black-Scholes valuation model with the following weighted-average assumptions: volatility of 43%; risk-free interest rate of 2.94% to 3.17%, average expected life of 0.5 to 2.0 years and dividend yield of zero.

The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary as the proposed merger has not yet been completed. The actual purchase price will be based on the JDSU shares of common stock issued to ABNH stockholders and the options to purchase ABNH common stock assumed by JDSU on the closing date of the merger. The final allocation of the purchase price will be based on ABNH's assets and liabilities on the date the merger is consummated.

The total preliminary estimated purchase price of the merger is as follows (in millions):

	Shares	Fair value
Purchase Consideration:
Common stock	7,287,458	$100.5
Stock options assumed	1,091,672	7.5
Cash	—	19.5
Direct transaction costs	—	1.1

Future Stock Compensation:
Stock options	148,968	0.7

Total preliminary estimated purchase price	8,528,099	$129.3

Under the purchase method of accounting, the total preliminary estimated purchase price as shown in the table above is allocated to ABNH's net tangible and intangible assets based on their estimated fair values as of the date of the completion of the merger. The purchase price has been allocated based on estimates which are described in the introduction to these unaudited pro forma combined consolidated financial statements. The allocation of the preliminary purchase price and estimated useful lives and first year amortization associated with certain assets is as follows (in millions):

		First year Amortization	Estimated Useful Life
Net tangible assets	$23.1	$—	N/A
Identifiable intangible assets:
Customer relationships
Transaction card	31.3	3.1	10 years
Government	2.4	0.2	10 years
Brand protection	0.6	0.1	10 years
Proprietary Know-How and Trade Secrets	17.4	1.7	10 years
Trademark/Trade Name	0.3	0.0	10 years
Assumed unvested options to be expensed in the future	0.7	0.3	2 years
Goodwill	53.6	—	N/A

Total preliminary estimated purchase price	$129.3	$5.4

Identifiable intangible assets.

Customer contracts and relationships represent existing contracts that relate primarily to underlying customer relationships. JDSU expects to amortize the fair value of these assets based on the straight-line method.

Proprietary Know-How and Trade Secrets is the proprietary process developed by ABNH to manufacture their products. JDSU expects to amortize the fair value of the proprietary know-how and trade secrets the straight-line method.

Trademarks/Tradenames relate to the ABNH trade mark/name and other product names, which JDSU expects to amortize based on the straight-line method.

Goodwill.

Approximately $53.6 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

A history of operating margins and profitability, significant market share, service and manufacturing employee base in the holograms and optical security devices market were among the factors that contributed to a purchase price resulting in the recognition of goodwill.

2.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the preliminary estimated purchase price, to reflect amounts related to ABNH's net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets and stock-based compensation, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments.

There were no payable or receivable balances or transactions between JDSU and ABNH as of the dates and for the periods of these pro forma combined consolidated financial statements.

The pro forma combined consolidated provision for income taxes does not necessarily reflect the amounts that would have resulted had JDSU and ABNH filed consolidated income tax returns during the periods presented.

The unaudited pro forma combined consolidated financial statements do not include liabilities that may result from integration activities which are not presently estimable. Management of JDSU and ABNH are in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance costs for ABNH employees, costs of vacating some facilities of ABNH, or other costs associated with exiting activities of ABNH that would affect the pro forma combined consolidated financial statements. Any such liabilities would be recorded as an adjustment to the purchase price and an increase in goodwill.

JDSU has not identified any pre-merger contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation. The pro forma adjustments included in the unaudited pro forma combined consolidated financial statements are as follows (in millions):

As of September 29, 2007
(a) Adjustments to cash
To reflect a reduction in cash used to fund the acquisition;	(19.5)

(b) Adjustments to goodwill
To record goodwill acquired;	53.6

(c) Adjustments to other intangible assets
To record the fair value of identifiable intangible assets acquired;	51.9

As of September 29, 2007
(d) Adjustments to other current liabilities
To accrue the "change in control" payment to certain ABNH's executives;	2.8
To accrue the estimated direct costs incurred by JDSU for the acquisition transaction;	1.1
To accrue the estimated direct costs incurred by ABNH for the acquisition transaction;	4.3

8.2

(e) Adjustments to common stock
To eliminate ABNH's common stock;	(0.2)

(f) Adjustments to additional paid-in capital
To eliminate ABNH's additional paid-in capital;	(27.6)
To record the fair value of ABNH's stock options assumed in the acquisition;	8.2
To record the fair value of ABNH's unvested stock options assumed in the acquisition related to the future period;	(0.7)
To record the fair value of JDSU common shares issued for the acquisition	100.5

80.4
(g) Adjustments to (accumulated deficit)/retained earnings
To eliminate ABNH's retained earnings;	(2.3)

	Three Months Ended September 29, 2007	Twelve Months Ended June 30, 2007
(h) Adjustments to cost of sales:
To eliminate ABNH's historical amortization of stock-based compensation	(0.1)	(0.3)
To reclass ABNH's depreciation expense to cost of goods sold to conform with JDSU's presentation	0.1	0.6
To record stock-based compensation charge related to ABNH's stock options assumed in the acquisition;	—	0.1
To reclass ABNH's shipping and handling expenses to cost of goods sold to conform with JDSU's presentation	0.2	1.0

	0.2	1.4

(i) Adjustments to amortization of acquired technologies:
To record amortization of certain ABNH's intangible assets acquired	0.4	1.7

(j) Adjustments to research and development expenses
To eliminate ABNH's historical amortization of stock-based compensation	—	(0.1)
To reclass ABNH's depreciation expenses to research and development to conform with JDSU's presentation	—	0.1
To record stock-based compensation charge related to ABNH's stock options assumed;	—	—

	—	—

(k) Adjustments to selling, general and administrative expenses
To eliminate ABNH's historical amortization of stock-based compensation	(0.2)	(0.7)
To reclass ABNH's depreciation expenses to selling, general and administrative expenses to conform with JDSU's presentation	0.1	0.2
To record stock-based compensation charge related to ABNH's stock options assumed in the acquisition;	0.1	0.2
To reclass ABNH's shipping and handling expenses to cost of goods sold to conform with JDSU's presentation	(0.2)	(1.0)

	(0.2)	(1.3)

	Three Months Ended September 29, 2007	Twelve Months Ended June 30, 2007
(l) Adjustments to amortization of other intangible assets
To record amortization of certain ABNH's intangible assets acquired	0.9	3.4

(m) Adjustments to depreciation and amortization
To reclass ABNH's depreciation expenses to cost of goods sold, selling, general and administrative, research and development to conform with JDSU's presentation	(0.2)	(0.9)

(n) Adjustments to interest and other income
To reflect a reduction of interest income for cash used in the acquisition. The Company expects to use its available cash to fund the acquisition;	(0.3)	(1.0)

3.	Pro Forma Net Income Per Share

Shares used in computing pro forma combined consolidated basic and diluted income (loss) per share are based on the sum of the average JDSU shares of common stock outstanding for the JDSU fiscal periods for which the pro formas are presented, plus the preliminary estimate of 7,287,458 shares of JDSU common stock to be issued to former ABNH stockholders upon consummation of the merger based on $5.15 divided by the average closing stock prices of JDSU common stock for the five day period ending on and including December 13, 2007 of $13.80 per share, multiplied by the sum of (i) the number of shares of ABNH common stock outstanding as of December 11, 2007, plus (ii) the number of shares of ABNH common stock issuable upon exercise of non-employee stock options outstanding as of December 11, 2007 on a cashless exercise basis, assuming a fair value of ABNH common stock of $6.15 per share. The actual number of shares of JDSU common stock to be issued will vary based upon the trading prices of JDSU common stock and will be determined based on the average of the closing prices of JDSU common stock on the five trading day period ending on and including the third trading day prior to the closing of the merger. Dilutive potential common shares have been included only if they have a dilutive effect on earnings per share.

Accounting Treatment of the Merger

In accordance with generally accepted accounting principles in the United States, JDSU will account for the merger using the purchase method of accounting. Under this method of accounting, JDSU will record the market value of its common stock issued in connection with the merger measured based on the guidance in the EITF No. 99-12, the amount of cash consideration to be paid to holders of ABNH common stock and stock options, the fair value of certain JDSU options issued to replace ABNH options assumed in connection with the merger and the amount of direct transaction costs associated with the merger as the estimated purchase price of acquiring ABNH as of the closing date which is expected to be in the three month period ending March 29, 2008. JDSU will allocate the estimated purchase price to the net tangible and amortizable intangible assets acquired (including customer relationships, proprietary know-how and trade secrets and trademark/trade names), based on their respective fair values at the date of the completion of the merger. Any excess of the estimated purchase price over those fair values will be accounted for as goodwill.

Intangible assets, other than goodwill, will be amortized over their estimated useful lives. Goodwill resulting from the business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present).

In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

December 10, 2007

among

JDS UNIPHASE CORPORATION,

LIGHT ACQUISITION CORP.

and

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

A-i

A-ii

Schedule A: List of Stockholders Signing Voting Agreements

Annex A: Form of Certificate of Merger

Exhibit A: Form of Voting Agreement

Exhibit B: Form of 145 Affiliate Agreements

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of December 10, 2007, among, American Bank Note Holographics, Inc., a Delaware corporation (the "Company"), JDS Uniphase Corporation, a Delaware corporation ("Parent"), and Light Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser").

RECITALS:

WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and conditions set forth herein, and the Boards of Directors of the Company and the Purchaser have declared this Agreement advisable;

WHEREAS, to effectuate the acquisition, it is proposed that the Purchaser be merged with and into the Company, with the Company continuing as the surviving corporation in the merger (the "Merger"), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, all executive officers, members of the board of directors and the stockholders of the Company listed on Schedule A hereto are entering into a Voting Agreement and irrevocable proxy in substantially the form attached hereto as Exhibit A (the "Voting Agreements"); and

WHEREAS, for federal income tax purposes, it is intended by Parent, Purchaser and the Company that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a plan of "reorganization."

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01 Definitions. Each of the following terms is defined in the Section set forth opposite such term.

Term	Section
401(k) Plan	6.07(c)
Acquisition Proposal	6.04(d)
Action of Divestiture	6.05
Affiliate	9.15(a)
Agreement	Preamble
Applicable Parent Stock Price	3.01(a)
Assumed Option	3.04
Beneficially	9.15(b)
Business Day	9.15(c)
Cash Consideration	3.01(a)
Certificate	3.01(a)
Change in the Company Recommendation	6.04(c)
Code	Recitals

Term	Section
Common Stock	3.01(a)
Company	Preamble
Company Balance Sheet	4.07
Company Change of Control Transaction	8.03(b)
Company Common Stock	3.01(a)
Company Disclosure Schedules	Article 4
Company Employees	6.07(a)
Company Financials	4.06
Company Material Contract	4.14(a)
Company Preferred Stock	4.02(a)
Company Recommendation	6.04(c)
Company Registered IP	4.13(a)
Company SEC Reports	4.06(a)
Company Securities	4.02(b)
Company Stock Option	3.04
Company Stockholder Meeting	6.02(a)
Confidentiality Agreement	6.03
Continuing Employees	6.07(a)
Contract	4.05
Control	9.15(a)
Delaware Law	2.01
Dissenting Share	3.03
DOJ	6.05(b)
Effect	4.01
Effective Time	2.02
Employee Plans	4.11(a)
Environmental Laws	4.12(b)
Environmental Permits	4.12(b)
ERISA	4.11(a)
ERISA Affiliate	4.11(c)
Exchange Act	4.04
Export Approvals	4.17(a)
FCPA	4.21
Filing Office	2.02
FTC	6.05(b)
GAAP	4.01
Governmental Entity	4.04
Hazardous Materials	4.12(b)
HSR Act	4.04
Indemnified Party	6.06(a)
Intellectual Property Rights	4.13(b)
IRS	4.10(b)
ISRA	6.17
Knowledge	9.15(d)
Liens	4.05
Material Adverse Effect	4.01
Merger	Recitals
Merger Consideration	3.01(a)
Nasdaq	3.01(a)
NJDEP	6.17
Non-Employee Option	3.04

Term	Section
Option Cashout Amount	3.04
Option Exchange Ratio	6.13(a)
Option Plans	4.02(b)
Outside Date	8.01(b)
Parent	Preamble
Parent's 401(k) Plan	6.07(c)
Parent Common Stock	3.01(a)
Parent Financials	5.09(b)
Parent SEC Reports	5.09(a)
Paying Agent	3.02(a)
Payment Fund	3.02(a)
PCBs	4.12(a)
Permits	4.09
Person	9.15(e)
Prospectus/Proxy Statement	4.04
Purchaser	Preamble
Registration Statement	4.04
Representatives	6.04(a)
Required Vote	4.03(b)
SEC	4.04
Securities Act	4.04
Section 262	3.03
SOX	4.06(a)
Stock Consideration	3.01(a)
Subsidiary	4.01
Superior Proposal	6.04(d)
Surviving Corporation	2.01
Surviving Corporation Employee Plan	6.07
Tax Return	4.10(b)
Taxes	4.10(b)
Taxing Authority	4.10(b)
Termination Fee	8.03(b)
Transactions	2.08
Voting Agreement	Recitals

ARTICLE 2

THE MERGER

SECTION 2.01 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of by the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser shall be merged with and into the Company, whereupon the separate existence of Purchaser shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

SECTION 2.02 Effective Time. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7, the Company and Purchaser will file a certificate of merger, in the form of Annex A attached hereto, with the Office of the Secretary of State of the State of Delaware (the "Filing Office") and make all other filings or recordings required by applicable law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the certificate of merger is duly filed with the Filing Office or at such later time as the parties hereto may agree upon and specify in the certificate of merger.

SECTION 2.03 Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions), at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103, unless the parties agree to another time, date or place in writing.

SECTION 2.04 Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Purchaser, all as provided under applicable law.

SECTION 2.05 Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended as a result of the Merger to be substantially similar to the certificate of incorporation of the Purchaser immediately prior to the Effective Time until amended in accordance with applicable law.

SECTION 2.06 By-laws. The by-laws of the Purchaser at the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

SECTION 2.07 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation and (b) the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time. The Company shall use all commercially reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of all directors of the Company.

SECTION 2.08 Company Action. The Company hereby represents and warrants that its board of directors, at a meeting duly called and held, has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the "Transactions"), are advisable and fair to and in the best interests of the Company's stockholders and declared this Agreement advisable, (b) approved this Agreement and the Transactions, including the Merger and (c) resolved to recommend that the stockholders of the Company vote to adopt this Agreement. Notwithstanding the foregoing, such recommendation may be withdrawn, modified or amended as permitted by Section 6.04.

ARTICLE 3

EFFECT OF THE MERGER ON THE CAPITAL

STOCK OF THE CONSTITUENT CORPORATIONS;

EXCHANGE OF CERTIFICATES

SECTION 3.01 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any other action on the part of the holder thereof:

(a) each share of the Company's common stock, $.01 par value (the "Company Common Stock"), outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 3.01(b) or as provided in Section 3.03 with respect to shares as to which appraisal rights have been demanded, be converted into the right to receive: (i) an amount in cash equal to $1.00 per share (the "Cash Consideration") and (ii) validly issued, fully paid and nonassessable shares of common stock, $0.001 par value, of Parent ("Parent Common Stock") having an aggregate Value (as determined in accordance with the procedures set forth below) of $5.15 per share (the consideration to be paid pursuant to this clause (ii), the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"). For purposes of this Agreement, the "Value" of the Stock Consideration to be paid pursuant to clause (ii) in the preceding sentence shall be determined with reference to the average of the closing sales price for a share of Parent Common Stock on the Nasdaq Global Market ("Nasdaq") for the five (5) consecutive trading days ending with, but including, the trading day that is three (3) trading days prior to the date of the Closing Date (the "Applicable Parent Stock Price"). Each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 3.02. Notwithstanding anything contained herein to the contrary, if either (i) the tax opinion delivered to Parent referred to in Section 7.02(e) cannot be rendered (as reasonably determined by counsel to Parent) or (ii) the tax opinion delivered to the Company referred to in Section 7.03(e) cannot be rendered (as reasonably determined by counsel to the Company), in either case as a result of the Merger potentially failing to satisfy the requirements of Section 368(a)(2)(E) of the Code, the Cash Consideration shall be reduced and the Stock Consideration shall be correspondingly increased to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be rendered;

(b) each share of Company Common Stock held by the Company as treasury stock or owned by Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be canceled and no payment shall be made with respect thereto; and

(c) each share of common stock of Purchaser outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights and powers as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

SECTION 3.02 Payment for Shares in the Merger.

(a) Prior to the mailing of the Prospectus/Proxy Statement, Parent shall appoint an agent (the "Paying Agent") reasonably acceptable to the Company for the purpose of exchanging Certificates for the Merger Consideration. Prior to or at the Effective Time, Parent or Purchaser shall deposit with the Paying Agent, in trust for the benefit of the Company's stockholders, cash in immediately available funds and Parent Common Stock in an amount sufficient to make payment of the aggregate Merger Consideration pursuant to Section 3.01 in exchange for all of the outstanding shares of Company Common Stock (such cash and Parent Common Stock being hereinafter referred to as the "Payment Fund"). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to the holders of the Certificates. Earnings from such investment shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Certificates. For purposes of determining the amount of the Payment Fund to be made available,

Parent shall assume that no holder of shares of Company Common Stock will demand appraisal rights with respect to such shares.

(b) As soon as practicable after the Effective Time, Parent will cause the Paying Agent to send to each holder of shares of Company Common Stock at the Effective Time (other than holders of Certificates referred to in Section 3.01(b) or Section 3.03) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Paying Agent and will be in such form and have such other provisions as Parent and the Company reasonably specify) and instructions for use in effecting the surrender of Certificate(s) for payment therefor.

(c) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration in respect of each share of Company Common Stock represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any Certificate.

(d) If any portion of the Payment Fund is to be paid to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

(e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of each share of Company Common Stock represented by such Certificate, as contemplated by this Article.

(f) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration to be paid in respect of each share of Company Common Stock represented by such Certificate, as provided for, and in accordance with the procedures set forth, in this Article 3.

(g) Any portion of the Payment Fund (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged each share of Company Common Stock for the Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of each such share without any interest thereon. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of shares of Company Common Stock for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Surviving Corporation shall pay all charges and expenses of the Paying Agent.

(h) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock or Company Stock Options who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s), be entitled to receive from Parent an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Applicable Parent Stock Price.

SECTION 3.03 Dissenting Shares. Each share of Company Common Stock which is issued and outstanding immediately prior to the Effective Time and which is held by a holder who has not voted such share in favor of the Merger, who shall have delivered a written demand for appraisal of such share in the manner provided by Delaware Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal (each such share, a "Dissenting Share") shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the Delaware Law ("Section 262"). Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 shall receive payment therefor from the Surviving Corporation in accordance with Delaware Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his or her entitlement to appraisal rights as provided in Section 262, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his or her demand for appraisal of such shares or lost his or her right to appraisal and payment for shares under Section 262 or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the Delaware Law, such holder shall forfeit the right to appraisal of such shares and each such share shall be treated as if it had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent's consent, which shall not be unreasonably delayed or withheld.

SECTION 3.04 Stock Options and other Equity Awards. Each Company Stock Option (as defined below) held by any Person other than a current employee of the Company or an employee of the Company who has terminated his or her employment within 90 days prior to the Effective Time (each such Company Stock Option, a "Non-Employee Option") shall terminate in its entirety at the Effective Time, and the holder of each such Non-Employee Option (whether vested or not vested) shall be entitled to receive an amount (the "Option Cashout Amount") equal to the product of the number of shares of Company Common Stock that is still issuable under such Non-Employee Option as of the Effective Time and the excess of (A) the Merger Consideration less (B) the per share option exercise price. Of the total Option Cashout Amount 16.26% will be payable in cash, and the balance will be payable in shares of Parent Common Stock having a value determined in the same manner prescribed by Section 3.01(a) for valuing the Parent Common Stock component of the Merger Consideration. Each Company Stock Option other than a Non-Employee Option will be assumed by Parent in accordance with Section 6.13 (an "Assumed Option"). Each outstanding share of restricted stock held under a Company stock plan immediately prior to the Effective Time shall become fully vested and shall be converted into the right to receive the Merger Consideration at the Effective Time. For the purposes hereof, the term "Company Stock Option" means any option to purchase Company Common Stock that was granted under any of the Option Plans and that is unexpired, unexercised and outstanding immediately prior to the Effective Time.

SECTION 3.05 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock) or other similar event with a record date during such period, the aggregate Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure memorandum delivered by the Company to Parent on the date hereof and attached hereto (the "Company Disclosure Schedules"), the Company represents and warrants to Parent and Purchaser as follows:

SECTION 4.01 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law and has the requisite power and authority to own, lease, and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, "Material Adverse Effect" means, with respect to the Company or Parent, as applicable (the Company or Parent, as applicable, being referred to in this sentence as "such Person"), any change, effect, event, occurrence or state of facts (an "Effect") (or any development that has had or is reasonably likely to have any Effect) that, (A) is materially adverse to the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (B) which would prevent or materially delay the consummation of the Transactions; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) a change in the market price or trading volume of the capital stock of such Person after the date hereof, provided, however, that this clause (i) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume; (ii) disruption in financial, credit, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index) or any interest rate or exchange rate changes, generally which does not disproportionately affect such Person and its Subsidiaries, taken as a whole; (iii) any Effect arising from or relating to general business or economic conditions (including the business of such Person and its Subsidiaries) which does not disproportionately affect such Person and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which such Person operates; (iv) any failure by such Person to meet internal forecasts and projections or securities analysts' published revenue or earnings predictions for such Person for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; provided that this clause (iv) shall not exclude the revenues or earnings of such Person themselves or any Effect which may have affected such Person's revenues or earnings; (v) any Effect attributable to the announcement or pendency of the Transactions (including any cancellations of or delays in customer agreements, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), or resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (vi) any Effect arising from or relating to any change after the date of this Agreement in accounting principles generally accepted in the United States of America ("GAAP") as consistently applied by Parent or the Company, as the case may be; (vii) any Effect resulting from or relating to national or international political or economic conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack anywhere in the world which does not disproportionately affect such Person and its Subsidiaries, taken as a whole; (viii) any Effect arising from or relating to laws, rules, regulations, orders or other binding directives issued by any Governmental Entity after the date of this Agreement which does not disproportionately affect such Person and its Subsidiaries, taken as a whole; and (ix) the taking of any action, or failure to take action, to which Parent or the Company, as the case may be, has expressly consented or approved in writing. The term "Subsidiary," with respect to any Person, means any corporation or other legal entity of which such Person Controls (either alone or through or together with any other Subsidiary), directly or indirectly, more than 50% of the capital stock or other ownership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. The Company has made available to Parent complete and correct copies of its certificate of incorporation and by-laws, as amended to the date hereof. Except for ownership of less than 1% in any publicly traded company, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

SECTION 4.02 Capitalization.

(a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share ("Company Preferred Stock"). As of December 6, 2007 there were outstanding: (1) 19,415,638 shares of Common Stock, none of which shares were held by the Company in its treasury; (2) stock options to purchase an aggregate of 3,082,806 shares of Company Common Stock; and (3) no shares of Company Preferred Stock. Since December 6, 2007, there have been no issuances of shares of the capital stock of the Company or any other securities of the Company except upon exercise of options outstanding on such date. All shares of Company Common Stock outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights. All shares of Company Common Stock issuable upon exercise of outstanding stock options have been duly authorized and, when issued in accordance with the terms thereof, will be validly issued and will be fully paid and nonassessable.

(b) Section 4.02(b) of the Company Disclosure Schedules sets forth a complete and accurate list, as of the close of business on December 6, 2007 of: (i) the number of shares of Company Common Stock subject to outstanding options under each Option Plan and the number of shares of Company Common Stock available for grant under each Option Plan; and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof and whether such holder is an employee of the Company, the Company Stock Plan under which it was granted and whether such Company Stock Option is an "incentive stock option" (as defined in Section 422 of the Code) or a non-qualified stock option, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant thereof, the applicable vesting schedule of such Company Stock Option and the extent to which such Company Stock Option was vested and exercisable as of December 6, 2007 and the expiration date of such Company Stock Option. For purposes of this Agreement, "Option Plans" means the Company's 1998 Stock Incentive Plan, the Company's 2000 Stock Incentive Plan, the Company's 2005 Stock Incentive Plan. All grants of Company Stock Options were validly issued and properly approved in compliance with all applicable law and recorded on the Company Financials in accordance with GAAP. No Company Stock Option was granted with a per share exercise price lower than the fair market value of one share of Company Common Stock on the date of grant as determined in good faith by the Administrator of the Company Stock Plan (as defined in each such plan).

(c) Except as described in Section 4.02(a) and 4.02(b), there are no authorized, issued or outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities. Without limiting the generality of the foregoing, the Company has not adopted any anti-takeover, stockholder rights plans or agreements, registration rights agreements or other similar agreement with respect to any shares of capital stock of, or other equity or voting interests in the Company. Section 4.02(c) of the Company Disclosure Schedules sets forth a list of all: (i) stockholder agreements, voting trusts and other agreements or understandings to which the Company is a party or which are otherwise known to the Company and relating to the voting or disposition of any shares of the Company's capital stock or the capital stock of any of its Subsidiaries; or (ii) granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company.

(d) There are no bonds, debentures, notes or other indebtedness of the Company (i) having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the

Company may vote or (ii) the value of which is expressly based upon or derived from capital or voting stock of the Company.

(e) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company.

SECTION 4.03 Corporate Authorization; Voting Requirements.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the stockholders of the Company adopting this Agreement at the Company Stockholder Meeting, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to adoption of this Agreement by the Company's stockholders. This Agreement has been duly executed and delivered by the Company and (assuming that this Agreement constitutes a valid and binding agreement of Parent and Purchaser) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

(b) The affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Company Common Stock adopting this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement (the "Required Vote").

SECTION 4.04 Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative agency, commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (a) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and expiration or termination of the waiting period thereunder and any required filings pursuant to similar applicable competition, merger control, antitrust or other laws, (b) the filing with the Securities and Exchange Commission (the "SEC") of (i) a Prospectus/Proxy Statement to be filed with the SEC as part of the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including without limitation pursuant to Section 3.04) (including amendments or supplements thereto) (the "Registration Statement") relating to the issuance of the Parent Common Stock and the Company Stockholder Meeting (as amended or supplemented from time to time, the "Prospectus/Proxy Statement"), (ii) the filing and effectiveness of the Registration Statement with the SEC in accordance with the requirements of the Securities Act of 1933, as amended (including such rules and regulations promulgated thereunder, the "Securities Act"), and (iii) such reports under the Securities Exchange Act of 1934, as amended (including such rules and regulations promulgated thereunder, the "Exchange Act"), as may be required in connection with this Agreement and the Transactions, (c) the filing of the certificate of merger with the Filing Office and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (d) in connection with any state or local Tax which is attributable to the beneficial ownership of the Company's real property, if any, (e) as may be required by any applicable state securities or "blue sky" laws or state takeover laws (f) such filings and consents as set forth in Section 6.17 that are required under applicable New Jersey environmental law or regulation pertaining to notification, disclosure or required approval triggered by the Merger or the Transactions and (g) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 4.05 Non-contravention. The execution, delivery and performance of this Agreement by the Company do not and, subject to obtaining stockholder adoption of this Agreement, the consummation of the Merger will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of the Company, (b) assuming compliance with the matters referred to in Section 4.04, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, concession, order, writ or decree, (c) result in any violation or breach of, require any consent, waiver or other action by any Person under, require the payment of a penalty or increased fees under, constitute (with or without notice or lapse of time or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument, written or oral, binding upon the Company or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company (each, a "Contract") or (d) result in the creation or imposition of any pledge, claim, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") on any asset of the Company, except, in the case of clauses (b), (c) and (d), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 4.06 SEC Reports; Financial Statements.

(a) The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 2004 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the "Company SEC Reports"). As of their respective filing dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, "SOX") applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent complete and correct copies of all amendments and modifications effected prior to the date of this Agreement that have not yet been filed by the Company with the SEC but which are required to be filed. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company, on the other, since December 31, 2004, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(b) The financial statements (including the related notes and schedules) of the Company included in, or incorporated by reference into, the Company SEC Reports (the "Company Financials") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of the Company as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to year-end audit adjustments). Except as set forth in the Company SEC Reports, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice and liabilities and obligations under this Agreement or incurred in connection with the Transactions, the Company has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP, consistently applied, to be set forth on a consolidated balance sheet of the Company or in the notes thereto. The Company has no current intention to correct or restate, and to the knowledge of the Company, there is not any basis to correct or restate any of the Company Financials. The Company has not had any disagreement with any of its auditors regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The Company is not a party to, nor has any commitment to become a party to, any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC).

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and

Sections 302 and 906 of SOX with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOX. The Company has no outstanding, or has not arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX.

(d) The Company has established and maintains a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and preparation of financial statements (including the Company Financials) for external purposes in accordance with GAAP, consistently applied, including policies and procedures that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) access to assets is permitted only in accordance with management's general or specific authorization; (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; (iv) provide reasonable assurance that material information relating to the Company is promptly made known to the officers responsible for establishing and maintaining the system of internal controls; (v) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Company's board of directors; (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and (vii) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company's management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company, are adequately and promptly disclosed to the Company's independent auditors and the audit committee of the Company's board of directors.

(e) The Company "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluations, to the Company's outside auditors and the audit committee of the Company's board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are known to the Company and (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a role in the preparation of financial statements or the Company's internal control over financial reporting.

SECTION 4.07 Absence of Certain Changes or Events. Since September 30, 2007, except in connection with this Agreement and the Transactions and the negotiation thereof and except as set forth in the Company SEC Reports, (i) the Company has conducted its business only in the ordinary course consistent with past practices (ii) the Company has not taken any action which, if taken after the date hereof, would require the consent of Parent under Section 6.01 of this Agreement and (iii) there have not occurred any events or changes that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

SECTION 4.08 Litigation. There is no suit, action, claim, arbitration, investigation or proceeding pending nor, to the Knowledge of the Company, threatened against or affecting the Company, or any of its assets property or rights that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment, settlement, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect or that have or would reasonably be expected to have the effect of prohibiting or impairing any material business practice or prohibit the transfer of Intellectual Property Rights. As of the date of this Agreement, no officer or director of the Company is a defendant in any action or, to the knowledge of the Company, the subject of any investigation commenced by any Governmental Entity with respect to the performance of his or her duties as an officer and/or director of the Company. There are not currently, nor, to the knowledge of the Company, have there been since January 1, 2003, any internal investigations or inquiries being conducted by the Company, the Company's board of directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

SECTION 4.09 Compliance with Laws. Except as disclosed in the Company SEC Reports, the Company is in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity applicable to its business or operations except for violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. No notice has been received by the Company from any Governmental Entity alleging any violation of any applicable statutes, laws, rules, orders or regulations, except for violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company (provided that no representation or warranty is made in this Section 4.09 with respect to Environmental Laws). The Company has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except for the lack of Permits which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is in compliance in all material respects with the terms of the Company Permits.

SECTION 4.10 Taxes.

(a) (i) the Company has timely filed (or has had filed on its behalf) all income Tax or other material Tax Returns it was required to file and such Tax Returns are true, correct and complete in all material respects, and all material Taxes required to be paid have been paid; (ii) the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company accrued through the date of such financial statements; (iii) there are no Liens in respect of any Tax upon the assets of the Company, other than statutory Liens for Taxes not yet due and payable and Liens for real estate Taxes; (iv) the Company is not subject to any Audits in respect of any material Tax; (v) the Company has not waived any statute of limitations in respect of the assessment and collection of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, (vi) there are no material assessments or adjustments that have been asserted in writing against the Company for any period for which the Company has not made appropriate reserves in its financial statements contained in the Company SEC Reports; (vii) there are no liabilities for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise; and (viii) the Company is not a party to any agreement with a third-party that provides for the allocation, indemnification or sharing of Taxes.

(b) As used herein,

(i) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, business, transfer and recording taxes, fees and charges, and any other taxes, assessments or similar charges imposed by the United States Internal Revenue Service (the "IRS") or any taxing authority (whether domestic or foreign, including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "Taxing Authority"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments; and

(ii) "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes and any amendments thereto, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

(iii) "Audit" shall mean any audit, assessment, or other examination relating to Taxes by any Taxing Authority or any judicial or administrative proceeding relating to Taxes.

(c) The Company has not taken or agreed to take any action, has not failed to take any action or knows of no fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d) The Company is not a United States real property interest within the meaning of Section 1445 of the Code.

SECTION 4.11 Employee Plans.

(a) Section 4.11 of the Company Disclosure Schedules lists each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA, and each other material employment, severance, termination, change in control, incentive, retention, deferred compensation, bonus or performance awards, stock option or other equity-related, fringe benefits, vacation, sick pay, health, disability or life insurance benefit, perquisites or other employee benefit, remuneration or other compensatory plan, program, policy, agreement or arrangement that (i) is maintained or contributed to by the Company or any ERISA Affiliate, or with respect to which the Company or any of its ERISA Affiliates is obligated to contribute and (ii) either (A) covers any current or former employee, director or consultant, or any beneficiary or dependent of any of the foregoing or (B) with respect to which the Company or any Subsidiary thereof could reasonably be expected to have any liability (collectively, the "Employee Plans"). The Company has made available to Parent, with respect to each Employee Plan, to the extent applicable, a copy of the plan, related trust agreements or other funding arrangements or other related material contracts, summary plan descriptions, summaries of material modifications, material governmental filings and correspondence, including without limitation the annual report on Form 5500 for the two most recent plan years, the IRS favorable determination or opinion letter, actuarial reports or valuations and all amendments to all of the foregoing.

(b) No Employee Plan is subject to either Section 412 of the Internal Revenue Code of 1986, as amended (the "Code") or Title IV of ERISA and, since December 1, 2001, neither the Company nor any ERISA Affiliate has sponsored, maintained or contributed to, or had any obligation to sponsor, maintain or contribute to, any employee benefit plan subject to Title IV of ERISA. No Employee Plan is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA and neither the Company nor any ERISA Affiliate has contributed to or been obligated to contribute to a multiemployer plan. No Employee Plan covers solely or primarily employees of the Company or any entity that, together with the Company, would be treated as a single employer under Section 414 of the Code (an "ERISA Affiliate") who reside permanently outside the United States.

(c) The Employee Plans are and have been administered and operated in all material respects in compliance with their terms and are and have been in compliance in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and no event has occurred since the date of the most recent determination or opinion letter relating to any such Employee Plan that would reasonably be expected to result in a revocation of the qualification of such Employee Plan.

(d) There are no pending or, to the knowledge of the Company, threatened claims, governmental audits or investigations with respect to any Employee Plans, other than routine claims for benefits. All contributions, premium and benefit payments required to be made under or in connection with each Employee Plan through the date hereof have been timely made or properly accrued, except for those failures that would not reasonably be expected to have a material liability on the Company.

(e) Except as contemplated by this Agreement, there are no agreements or arrangements pursuant to which, as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in combination with a termination of employment or other event), any current or former director, officer or employee of the Company would be entitled to receive any bonus, retirement, severance, change in control, retention or similar benefit (including acceleration of vesting, exercise or timing of payment of an incentive award or any other form of compensation).

(f) No amounts payable under any of the Employee Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(g) To the knowledge of the Company, no compensation paid or required to be paid under any Employee Plan is or will be subject to additional tax under Section 409A(1)(B) of the Code. Since July 1, 2000, all equity compensation awards issued by the Company have been made, reported and disclosed in accordance with applicable law, accounting rules and stock exchange requirements.

(h) Neither the Company nor any of its ERISA Affiliates has used services or workers provided by third party contract labor suppliers, temporary employees, leased employees, or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any Employee Plan or the imposition of penalties or excise taxes with respect to any Employee Plan by the IRS, the Department of Labor or any other Governmental Authority.

SECTION 4.12 Environmental Matters.

(a) Except as set forth in Section 4.12 of the Company Disclosure Schedules:

(i) no citation, summons or order has been received, no penalty has been assessed, and no action, suit, proceeding or investigation is pending or, to the Knowledge of the Company, threatened by any Person alleging a violation by the Company of any Environmental Law that remains outstanding or unresolved;

(ii) the Company is in compliance in all material respects with all applicable Environmental Laws and all Environmental Permits, and the Company possesses all material Environmental Permits required or necessary for the operation of its business;

(iii) in connection with the real property owned or leased by or the operations of the Company, (A) to the Knowledge of the Company, no release, emission, or discharge into the environment of Hazardous Materials has occurred that remains outstanding or unresolved or is presently occurring in reportable quantities under or otherwise in violation of any Environmental Law and (B) no Hazardous Materials have been disposed of by the Company except in material compliance with applicable Environmental Laws and, to the Company's Knowledge, no Hazardous Materials have been disposed of by any other Person for whom the Company is or may be liable under Law or contract except in material compliance with applicable Environmental Laws;

(iv) to the Knowledge of the Company, the Company has provided to Parent and the Purchaser all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company regarding the environmental condition of the properties owned or leased by the Company, or the material noncompliance of the business of the Company under any Environmental Laws.

(b) As used herein,

(i) "Environmental Laws" means any federal, state, local or foreign law, regulation, rule, ordinance, order, decree, or common law relating to pollution or protection of human health or the environment;

(ii) "Environmental Permits" means all permits, licenses, certificates or approvals necessary for the operations of the Company as currently conducted to comply with all applicable Environmental Laws in effect as of the Effective Time; and

(iii) "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, or other materials subject to regulation or enforcement under Environmental Laws.

SECTION 4.13 Intellectual Property.

(a) Section 4.13 of the Company Disclosure Schedules sets forth, as of the date hereof, a complete and accurate list (in all material respects) of (i) all patents and applications therefor, (ii) registered trademarks, tradenames, service marks and service names and applications therefor, (iii) domain name registrations, and (iv) copyright registrations and applications therefore (if any) that are owned by the Company (collectively, "Company Registered IP"). The Company exclusively owns all right, title and interest in and to the Company Registered IP free and clear of all Liens. Such Company Registered IP listed in Section 4.13 of the Company Disclosure Schedules, together with any additional trade name rights, trade secret or know how rights, service mark rights, trademark rights, patent rights, copyrights (including intellectual property rights in computer programs or software) or any other type of intellectual property rights, in each case, that are owned or licensed by the Company and are material to the conduct of the business of the Company as currently conducted, are collectively referred to herein as "Intellectual Property Rights". All Intellectual Property Rights are either (x) owned by the Company free and clear of all Liens or (y) licensed to the Company free and clear (to the Knowledge of the Company) of all Liens. The Company exclusively owns, is validly licensed or otherwise has the right to use all Intellectual Property Rights.

(b) All Contracts to which the Company is a party relating to Intellectual Property Rights that are material to the business of the Company or necessary to the conduct of the business of the Company as it is currently conducted are in full force and effect, and enforceable in accordance with their terms. The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, (A) result in any material violation or breach of, or default (with or without notice or lapse of time, or both) under, or (B) give rise to a right of or result in termination, cancellation or acceleration of any obligation or the loss of a material benefit under or impairment in or to, or (C) result in the creation of any material Lien in or upon, or (D) result in the grant, assignment or transfer to any Person (other than the Purchaser) of, any Intellectual Property Right, or under any Contract relating to Intellectual Property Rights that are material to the business of the Company or necessary for the conduct of the business of the Company as it is currently conducted. Section 4.13 of the Company Disclosure Schedules sets forth, as of the date hereof, all Contracts under which the Company is obligated to make payments to third parties for use of any Intellectual Property Rights with respect any products that are, as of the date hereof, being sold, manufactured by or under development by the Company and for which such payments are in excess of $100,000 per year for any single product. The aggregate amount of all such payments that the Company is obligated to make under any Contract of the type described in the immediately preceding sentence that is not required to be disclosed pursuant to such sentence does not exceed $500,000 per year.

(c) There are no pending or, to the Knowledge of the Company, threatened claims that the Company has infringed or is infringing, or is or has misappropriated or otherwise violated (including with respect to the manufacture, use, distribution or sale by the Company of any products or to the operations of the Company) any intellectual property rights of any Person. The Company has provided to Parent copies of all opinions of counsel obtained by the Company since December 1, 2002, relating to infringement, validity or enforceability of any third party intellectual property rights. To the Knowledge of the Company, as of the date of this Agreement, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any claim by any Person to exclude or prevent the Company from freely using its Intellectual Property Rights, or from operating the business of the Company as currently conducted, or from otherwise exploiting any products that are, as of the date hereof, being sold, manufactured by or under development by the Company.

(d) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property Rights. Within the past three years, the Company has not asserted or threatened any claim against any Person alleging any infringement, misappropriation or violation of any Company Intellectual Property Rights.

(e) All patents listed in Section 4.13 of the Company Disclosure Schedules that are owned by the Company (i) are subsisting, in full force and effect, and, to the Knowledge of the Company, valid and enforceable, (ii) have been duly registered and/or filed with or issued by each appropriate Governmental Entity in accordance with all applicable legal requirements, (iii) all necessary affidavits of continuing use have been timely filed, and (iv) all necessary maintenance fees have been timely paid to continue all such rights in effect. None of the patents listed in Section 4.13 of the Company Disclosure Schedules that are owned by the Company has expired or been declared invalid, in whole or in part, by any Governmental Entity. There are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings challenging any of the patents or patent applications listed in Section 4.13 of the Company Disclosure Schedules and owned by the Company (or, to the Company's Knowledge, challenging any such patents or patent applications licensed to the Company), including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency.

(f) The Company owns or is validly licensed (and immediately following the Closing Date will own and will be validly licensed on substantially the same terms and conditions) Intellectual Property Rights and rights that are material to conduct the business of the Company as it is currently conducted. All Intellectual Property Rights shall be owned or available for use by the Surviving Corporation on substantially the same terms and conditions immediately after the Closing Date without the payment of any material additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay had the Agreement and the transactions contemplated by this Agreement not occurred.

(g) The Company has, and enforces, a policy requiring each current and former employee, consultant and contractor to execute standard Company proprietary information and confidentiality agreements which (i) assign to the Company (to the extent assignable, and if not assignable, waive to the extent waivable) all right, title and interest (including the sole right to enforce) in any intellectual property rights relating to the business of the Company and/or Company products and (ii) provide reasonable protection for trade secrets of the Company. To the Knowledge of the Company, all current or former employees, consultants and contractors of, and any third parties contracted by, the Company that have created any intellectual property rights for or on behalf of the Company have executed such agreements, and, to the Knowledge of the Company, no party to any such agreement is in breach thereof. No affiliate or current or former partner, director, stockholder, officer, or employee of the Company will, after giving effect to the transactions contemplated hereby, own or retain any rights to use any intellectual property rights owned by the Company or held for use by the Company in the conduct of the business of the Company as it is currently conducted. The Company has not made any submission or suggestion to, and is not subject to any agreement with, any standards body or other entity that would obligate the Company to grant licenses to or otherwise impair or limit its control of intellectual property owned by the Company.

(h) The Company has used commercially reasonable efforts to maintain its material trade secrets in confidence and, to the Knowledge of the Company, there are and have been no material unauthorized uses, disclosures or infringements of any such trade secrets by any Person.

SECTION 4.14 Certain Contracts.

(a) For purposes of this Agreement, "Company Material Contract" shall mean:

(i) any "material contract" (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to the Company;

(ii) any employment, consulting or other Contract with (A) any member of the Company's board of directors, (B) any executive officer of the Company or (C) any other employee of the Company, other than those Contracts terminable by the Company on no more than thirty (30) days notice without liability or financial obligation to the Company;

(iii) any Contract containing any covenant (A) limiting, in any material respect, the ability of the Company to engage in any line of business or compete with any Person or (B) granting any exclusive rights to make, sell or distribute the Company's products;

(iv) any Contract containing "most favored nations" pricing or commercial terms or other similar terms in favor of a third party;

(v) any Contract (A) relating to the disposition or acquisition by the Company, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of assets for consideration in excess of $100,000, other than in the ordinary course of business, other than inventory purchase commitments entered into in the ordinary course of business consistent with past practice, or (B) relating to any interest in any other Person or other business enterprise other than its Subsidiaries;

(vi) any Contract to provide source code into any escrow or to any third party (under any circumstances) for any product or technology that is material to the business of the Company, taken as a whole;

(vii) any Contract to license to any third party the right to reproduce any of the Company's Intellectual Property, products, services or technology or any Contract to sell or distribute any of the Company's Intellectual Property, products, services or technology, except (A) agreements with sales representatives or other resellers in the ordinary course of business, or (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money, extension of credit or other indebtedness, other than accounts receivable and accounts payable in the ordinary course of business;

(ix) any settlement agreement entered into within the three (3) years prior to the date of this Agreement or which is otherwise still executory, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the cessation of such employee's or independent contractor's employment or association with the Company, (B) settlement agreements for cash only (which has been paid) in an amount not exceeding $100,000 or (C) settlements pursuant to which the Company has no material continuing obligation or liability;

(x) any Contract under which the Company has received or granted a license relating to any Intellectual Property that is material to the business of the Company, other than non-exclusive licenses extended to customers, clients, distributors or other resellers in the ordinary course of business and other than non-exclusive licenses for generally commercially available, off-the-shelf software programs;

(xi) any partnership or joint venture agreement to which the Company is a party;

(xii) any collective bargaining agreement or other contract or agreement with any labor union, trade union, works council or other employee organization;

(xiii) any Contract with a customer that accounted for net recognized revenues in 2006 or 2007 of more than $250,000 in the aggregate, other than on the Company's standard purchase order form; and

(xiv) any Contract (other than Leases) with a vendor pursuant to which the Company incurred payables in 2006 or 2007 of more than $100,000 in the aggregate.

(b) Section 4.14(b) of the Company Disclosure Schedules sets forth a list (organized in subsections corresponding to the subsections of Section 4.14(a) of this Agreement) of all Company Material Contracts as of the date hereof.

(c) Each Company Material Contract is valid and binding, in full force and effect and is enforceable by the Company in accordance with its respective terms (subject to the bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles), except to the extent it has previously expired in accordance with its terms and except for such failures to be valid and binding or in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has performed in all material respects all obligations required to be performed by it under the Company Material Contracts and is not, and, as of the date hereof, is not alleged in writing to be (with or without notice, the lapse of time or both) in breach thereof or default thereunder, and, the Company has not violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case, for those failures to perform, breaches, violations and defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.15 Employment Matters. Except for the Agreement between the Company and Pace International Union, Local 286, dated January 29, 2005, the Company is not a party to, or bound in any manner by, any collective bargaining agreement contract, or other agreement of understanding with a labor or trade union, labor organization, staff association or works council, or other employee organization and to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize its employees. No union representation elections relating to the employees of the Company have been scheduled by any Governmental Entity and no unfair labor practice charge, complaint or investigation of the employment policies or practices of the Company by any Governmental Entity is pending or to the Knowledge of the Company, threatened. Since December 1, 2000, there have not been any labor strikes, work slowdowns, work stoppages, lockouts or material grievances by employees of the Company. The Company is in material compliance with all applicable laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours, classification of independent contractors, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, workers' compensation, labor relations, employee leave issues and unemployment insurance. The Company has not received notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of the Company, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

SECTION 4.16 Title to Properties. Section 4.16 of the Company Disclosure Schedules sets forth a complete and accurate list of all real property owned, leased, subleased and licensed by the Company. The Company has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not had and would not reasonably be expected to materially interfere with the continued use of the property for the purpose for which the property is currently being used. The Company has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which the Company is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to materially interfere with the continued use of the property for the purpose for which the property is currently being used. The Company has not received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any lease or sublease to which it is a party, which defaults individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. The Company will not be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 "Accounting for Asset Retirement Obligations," upon the expiration or earlier termination of any leases or other occupancy agreements for its leased real property.

SECTION 4.17 Export Controls. The Company has at all times conducted its export transactions materially in accordance with (i) all applicable U.S. export and reexport control laws and (ii) to the Company's Knowledge, all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company has obtained, and is in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad ("Export Approvals");

(b) There are no pending or, to the Company's Knowledge, threatened claims or legal actions against the Company with respect to such Export Approvals or with respect to the export control laws of any Governmental Entity;

(c) To the Company's Knowledge, there are no actions, conditions or circumstances pertaining to the Company's export transactions that would give rise to any material future claims or legal actions; and

(d) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required by the consummation of the Merger, or such Export Approvals can be obtained in a reasonable timely manner without material cost.

SECTION 4.18 State Takeover Statutes and Rights Plans. Except for Section 203 of Delaware Law, no "fair price," "moratorium," "control share acquisition," "business combination" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated by this Agreement. The board of directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a "business combination" (as defined in such Section 203) will not apply to Parent, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. The Company does not have in effect any "poison pill" or similar plan or agreement which would reasonably be expected to have a dilutive or otherwise adverse effect on the capitalization of Parent as a result of consummation of the transactions contemplated hereby.

SECTION 4.19 Insurance. Section 4.19 of the Company Disclosure Schedules lists all policies of liability, fire, casualty, business interruption, worker's compensation and other forms of insurance insuring the Company and their respective assets, properties and operations. All such policies are in full force and effect. All premiums due and payable under all such policies have been paid and the Company is not otherwise in material breach or default (including any such breach or default with respect to the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default of the Company, or permit termination or modification by the insurance carrier, under any policy. There is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. To the Knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

SECTION 4.20 Transactions with Affiliates. Except as disclosed in the Company SEC Reports, there are no contracts or transactions between the Company, on the one hand, and any (i) officer or director of the Company, (ii) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (iii) Affiliate or family member of any such officer, director or record or beneficial owner, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

SECTION 4.21 Foreign Corrupt Practices Act. The Company (including any of its officers, directors, agents, distributors, employees or other Person associated with or acting on its behalf) has not, directly or indirectly, taken any action which would cause the Company to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company (as in effect at the time of such action) (collectively, the

"FCPA"), and, to the Company's Knowledge, none of them has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures reasonably designed to prevent and detect violations of the FCPA.

SECTION 4.22 Finders' Fees. Except for Morgan Keegan & Company, Inc., there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company who is entitled to any fee or commission from the Company in connection with the Transactions.

SECTION 4.23 Opinion of Financial Advisor. The Company has received an opinion of Morgan Keegan & Company, Inc., a copy of which has been made available to Parent, to the effect that, as of the date of such opinion, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

SECTION 4.24 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY STATED IN THIS AGREEMENT, THE COMPANY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, INCLUDING, WITHOUT LIMITATION, ANY FORECASTS OR PROJECTIONS MADE AVAILABLE TO PARENT OR PURCHASER IN CERTAIN DATA ROOMS OR THE OFFERING MEMORANDUM PREPARED BY MORGAN KEEGAN & COMPANY, INC. DATED SEPTEMBER 2007, UNLESS EXPRESSLY AND SPECIFICALLY INCLUDED IN THIS AGREEMENT.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser, jointly and severally, represent and warrant to the Company that:

SECTION 5.01 Organization, Standing and Corporate Power. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of Parent and Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. Purchaser was formed solely for the purpose of engaging in the Transactions and since the date of its formation has engaged in no activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the Transactions.

SECTION 5.02 Corporate Authorization. Parent and Purchaser have all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The board of directors of Purchaser has declared advisable this Agreement. The execution and delivery of this Agreement, and the consummation of the Transactions, in each case by Parent and/or Purchaser, as the case may be, have been duly authorized by all necessary corporate action on the part of Parent and Purchaser (subject, in the case of Purchaser, to the execution and delivery to Purchaser by Parent, as the sole stockholder of Purchaser, of a unanimous written consent adopting this Agreement). This Agreement has been duly executed and delivered by Parent and Purchaser and (assuming that this Agreement constitutes a valid and binding agreement of the Company) constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

SECTION 5.03 Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Purchaser or any other Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent and Purchaser or the consummation by Parent and Purchaser of the Transactions, except for (a) the filing of a premerger notification and report form under the HSR Act and expiration or termination of the waiting period thereunder and any required filings pursuant to similar applicable competition, merger control, antitrust or other laws, (b) the filing with the SEC of (i) the Registration Statement in accordance with the requirements of the Securities Act and (ii) such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, (c) the filing of the certificate of merger with the Filing Office and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (d) as may be required by any applicable state securities or "blue sky" laws or state takeover laws and (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

SECTION 5.04 Non-contravention. The execution, delivery and performance of this Agreement by Parent and Purchaser do not and the consummation by Parent and Purchaser of the Transactions will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of Parent or Purchaser, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, concession, order, writ or decree or (c) result in any violation or breach of, require any consent, waiver or other action by any Person under, require the payment of a penalty or increased fees under, constitute (with or without notice or lapse of time or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Purchaser is entitled under any provision of any agreement or other instrument, written or oral, binding upon Parent or Purchaser or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or Purchaser, except, in the case of clauses (b) and (c), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

SECTION 5.05 Litigation. Except as disclosed in the Parent's SEC Reports, there is no suit, action, claim, arbitration, investigation or proceeding pending or, to the Knowledge of Parent or Purchaser, threatened against or affecting Parent, any Subsidiary of Parent or Purchaser or any of their assets, properties or rights, that individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or Purchaser or any other Subsidiary of Parent having, or which, insofar as reasonably can be foreseen, in the future would have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

SECTION 5.06 Financial Capability. Parent has, and shall cause Purchaser to have, sufficient funds on hand to consummate the Transactions, including payment in full for all shares of Company Common Stock (on a fully-diluted basis) outstanding at the Effective Time and to pay all fees and expenses related to the Transactions.

SECTION 5.07 Finder's Fees. There is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent or Purchaser who is entitled to any fee or commission in connection with the Transactions.

SECTION 5.08 Capitalization of Purchaser and Parent. The authorized capital stock of Purchaser consists solely of 1,000 shares of common stock, $0.001 par value per share, all of which are validly issued and outstanding.

All of the issued and outstanding capital stock of Purchaser is, and at the Effective Time will be, owned by Parent. Purchaser has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions. The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock. (i) As of the close of business on December 6, 2007, 219,513,764 shares (excluding the shares held by Parent in its treasury) of Parent Common Stock were issued and outstanding, including 5,596,524 exchangeable shares of JDS Uniphase Canada Ltd., (ii) as of the close of business on December 6, 2007, 138,048 shares of Parent capital stock were held by the Company in its treasury, (iii) as of the close of business on December 6, 2007, no shares of Parent capital stock are owned or held by any Subsidiary of Parent, (iv) as of the close of business on December 10, 2007, 10,614,591 shares of Parent Common Stock are subject to issuance pursuant to outstanding options to purchase Parent Common Stock and (v) as of the close of business on December 10, 2007, approximately 176,748 shares of Parent Common Stock were issuable pursuant to Parent's employee stock purchase plan. All of the outstanding shares of capital stock of Parent are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

SECTION 5.09 SEC Filings; Financial Statements.

(a) Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 2004 (such documents, together with any documents filed during such period by Parent with the SEC on a voluntary basis on Current Reports on Form 8-K, the "Parent SEC Reports"). As of their respective filing dates, the Parent SEC Reports complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and SOX applicable to such Parent SEC Reports, and none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has made available to the Company complete and correct copies of all amendments and modifications effected prior to the date of this Agreement that have not yet been filed by Parent with the SEC but which are required to be filed. Parent has made available to the Company true, correct and complete copies of all correspondence between the SEC, on the one hand, and Parent, on the other, since December 31, 2004, including all SEC comment letters and responses to such comment letters by or on behalf of Parent. To the knowledge of Parent, as of the date hereof, none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(b) The financial statements (including the related notes and schedules) of Parent included in, or incorporated by reference into, the Parent SEC Reports (the "Parent Financials") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of Parent as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to year-end audit adjustments). Except as set forth in the Parent SEC Reports, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice and liabilities and obligations under this Agreement or incurred in connection with the Transactions, Parent has material no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP, consistently applied, to be set forth on a consolidated balance sheet of Parent or in the notes thereto. Parent has no current intention to correct or restate, and to the knowledge of Parent, there is not any basis to correct or restate any of the Parent Financials. Parent has not had any disagreement with any of its auditors regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date.

(c) Each of the principal executive officer of Parent and the principal financial officer of Parent has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOX. Parent has no outstanding, or has not arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX.

(d) Parent has established and maintains a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and preparation of financial statements (including the Parent Financials) for external purposes in accordance with GAAP, consistently applied, including policies and procedures that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) access to assets is permitted only in accordance with management's general or specific authorization; (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; (iv) provide reasonable assurance that material information relating to Parent is promptly made known to the officers responsible for establishing and maintaining the system of internal controls; (v) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied, and that receipts and expenditures of Parent are being made only in accordance with appropriate authorizations of management and Parent's board of directors; (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and (vii) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves Parent's management or other employees who have a role in the preparation of financial statements or the internal controls utilized by Parent, are adequately and promptly disclosed to Parent's independent auditors and the audit committee of Parent's board of directors.

(e) Parent "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluations, to Parent's outside auditors and the audit committee of Parent's board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are known to Parent and (B) any fraud, whether or not material, known to Parent that involves management or other employees who have a role in the preparation of financial statements or Parent's internal control over financial reporting.

SECTION 5.10 Absence of Certain Changes or Events. Since September 30, 2007, there has not been any change, event, circumstance or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

SECTION 5.11 Parent's and Purchaser's Examination. Parent, Purchaser and their representatives have received or been given access to information concerning the Company and have further received certain information requested by them. Parent, Purchaser and their representatives have been afforded the opportunity to meet with, ask questions of and receive answers from management of the Company in connection with the determination by Parent and Purchaser to enter into this Agreement and consummate the Transactions.

SECTION 5.12 Taxes. Neither Parent nor any Subsidiary of Parent has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 5.13 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY STATED IN THIS AGREEMENT, PARENT AND PURCHASER DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ALL IMPLIED

WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, INCLUDING, WITHOUT LIMITATION, ANY FORECASTS OR PROJECTIONS MADE AVAILABLE TO THE COMPANY, UNLESS EXPRESSLY AND SPECIFICALLY INCLUDED IN THIS AGREEMENT.

ARTICLE 6

COVENANTS AND OTHER AGREEMENTS

SECTION 6.01 Conduct of Business by the Company. From the date hereof until the Effective Time, the Company shall (i) conduct its business in the ordinary course consistent with past practice and in compliance with all applicable laws and regulations, (ii) pay its debts when due, subject to good faith disputes over such debts, and pay or perform other material obligations when due and (iii) use all commercially reasonable efforts consistent with past practices to preserve intact its business organizations, employee base and relationships with third parties. Without limiting the generality of the foregoing, except with the prior written consent of Parent or as set forth in this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedules, from the date hereof until the Effective Time the Company shall not:

(a) declare, set aside or pay any dividend on, or make any other distribution (whether in cash, securities or other property) with respect to, or convertible into or exchangeable or exercisable for, any share of its capital stock;

(b) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(c) repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company;

(d) issue, deliver, sell, grant, pledge, authorize or otherwise dispose of or encumber any shares of the Company's capital stock, or any securities convertible into or exercisable or exchangeable for shares of any Company capital stock, or any rights, warrants or options to acquire any shares of Company capital stock, other than (i) issuances pursuant to Company Stock Options that are outstanding on the date hereof or which are granted in accordance with the following clause (ii), and (ii) additional Company Stock Options or stock based awards to acquire in the aggregate up to 10,000 shares of Company Common Stock granted under the terms of the Option Plans as in effect on the date hereof in the ordinary course of business consistent with past practice to new hires and with a per share exercise price no lower than the fair market value of one share of Company Common Stock on the date of the grant;

(e) amend its certificate of incorporation or by-laws or other comparable organizational documents or amend any material terms of the outstanding securities of the Company;

(f) acquire or agree to acquire (including by entering into any binding agreement, agreement in principal, letter of intent, memorandum of understanding or similar agreement) (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) except with respect to the purchase of inventory in the ordinary course of business consistent with past practice, any assets that have a value in excess of $250,000, individually or in the aggregate;

(g) enter into any joint venture, partnership or other similar agreement;

(h) except in the ordinary course of business consistent with past practice, sell, lease, license, mortgage or otherwise encumber or subject to any Lien (other than (i) Liens arising out of Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) materialmen's, mechanics', carrier's, workmen's, repairmen's, warehousemen's or other like Liens, (iii) Liens or minor imperfections of title that do not materially impair the continued use and operation of the assets to which they relate and (iv) with respect to leased property, the terms and conditions of the respective leases) or otherwise dispose of any of its properties or assets which have a value in excess of $100,000, individually or in the aggregate;

(i) except for the items currently contracted for by the Company and the items contemplated by the Company's most recent consolidated capital expenditure budget made available to Parent, make or agree to make any new capital expenditure or expenditures other than those which are individually not in excess of $100,000 or in the aggregate are not in excess of $500,000;

(j) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, or guarantee any debt securities of another Person, except pursuant to existing debt commitments set forth in Section 6.01(j) of the Company Disclosure Schedules and except for the endorsement of checks and the extension of credit in the normal course of business, or make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) advances to employees in the ordinary course of business consistent with past practice or (ii) pursuant to existing commitments set forth in Section 6.01(j) of the Company Disclosure Schedules;

(k) cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Company), except for cancellations made or waivers granted in the ordinary course of business consistent with past practice;

(l) except as required to comply with applicable Law or to comply with any Employee Plan currently binding on the Company, (1) increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any employee or director of the Company other than annual increases in pay in connection with annual performance reviews to current non-officer employees granted in the ordinary course of business consistent with past practice, (2) adopt or amend any Employee Plan or make any contribution, other than regularly scheduled contributions, to any agreement with an employee or Employee Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Stock Options, reprice any Company Stock Options or authorize cash payments in exchange for any Company Stock Options, other than as required by this Agreement (4) enter into, modify or amend any employee agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will") or any indemnification agreement with any Employee or enter into any collective bargaining agreement, or (5) enter into or amend any collective bargaining agreement or other contract or agreement with any labor union, trade union, works council or other employee organization;

(m) except (1) as permitted under Section 6.01(l) or (2) to the extent required by written agreements existing on the date of this Agreement, increase the wages, salaries or bonus compensation payable or to become payable to its officers;

(n) enter into any contracts of employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will" without liability to the Company for severance or other termination payments) except for agreements with new employees entered into in the ordinary course of business and providing for annual base and bonus compensation not to exceed $100,000 or any severance, retention or similar agreement;

(o) adopt any change in its accounting policies, procedures or practices, other than as required by the SEC, GAAP, by law or regulation or by the Public Company Accounting Oversight Board, as concurred in by its independent auditors;

(p) make any Tax election that is material to the Company or settle or compromise any income Tax liability that is material to the Company or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(q) except in the ordinary course of business (i) enter into any contract which would be a Company Material Contract or Lease or (ii) modify, amend or terminate any Company Material Contract in any material respect;

(r) cancel or terminate or allow to lapse without reasonable substitute policy therefor, or amend in any material respect or, other than the renewal of existing insurance policies on substantially the same terms as in effect on the date hereof, enter into, any material insurance policy;

(s) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or relating to any of their businesses, properties or assets, other than settlements with prejudice entered into in the ordinary course of business consistent with past practice and requiring of the Company only the payment of monetary damages not exceeding $100,000 net of any insurance payments received by the Company;

(t) effect any material restructuring activities by the Company with respect to its employees, including any material reductions in force;

(u) enter into any Contracts containing, or otherwise subject the Surviving Corporation or Parent to, any (A) non-competition, "most favored nations," unpaid future deliverables, service requirements in each case outside the ordinary course of business, or (B) exclusivity or material future royalty payments, or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;

(v) provide any material refund, credit or rebate to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(w) hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers other than to fill vacancies or elect any directors, except in accordance with the Company's charter documents with respect to director vacancies;

(x) (A) enter into any agreement to purchase or sell any interest in real property or grant any security interest in any real property, or (B) enter into any material lease, sublease or other occupancy agreement with respect to any real property or materially alter, amend, modify or terminate any of the terms of any Lease;

(y) (A) enter into any Contract that materially and adversely affects any patents or applications therefor, in each case, of the Company or any other affiliates the Company, (B) dispose of, transfer, permit to lapse or abandon any Intellectual Property or Intellectual Property Rights, or dispose of or unlawfully disclose to any Person, other than representatives of Parent, any trade secrets, and other than in the ordinary course of business consistent with past practice or (C) abandon or permit to lapse any rights to any foreign or United States patent or patent application;

(z) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company; or

(aa) agree or commit to do any of the foregoing.

SECTION 6.02 Stockholder Meeting; Proxy Material. Subject to Section 6.04:

(a) Promptly after the Registration Statement is declared effective the Company shall take all necessary action in accordance with Delaware Law and its certificate of incorporation and bylaws to cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement, and in any event, will use all commercially reasonable efforts (to the extent permissible under applicable law) to cause the Company Stockholder Meeting to be convened within 45 days of the mailing of the Prospectus/Proxy Statement. At the Company Stockholder Meeting, Parent shall cause all of the shares of Company Common Stock then owned Beneficially or of record by Parent, Purchaser or any of their Subsidiaries to be voted in favor of approval of this Agreement. The Company will use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, (i) the Company may adjourn or postpone the Company Stockholder Meeting after consultation with Parent to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholder Meeting is scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting; and (ii) upon Parent's written notice (provided no later than the Business Day before the Company Stockholder Meeting and in any event at least 24 hours prior to the scheduled time of the Company Stockholder Meeting) that Parent has determined in good faith that the conditions to the respective parties' obligations set forth in Article 7 are not expected to be satisfied or waived by the date of the Company Stockholder Meeting, the Company shall adjourn or postpone the Company Stockholder Meeting to the date notified by Parent in its reasonable discretion, but prior to the Outside Date and to a date that would permit compliance with the requirements set forth below. The Company shall ensure that the Company Stockholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Company Stockholder Meeting are solicited in compliance with Delaware Law and its certificate of incorporation and bylaws.

(b) The Company and Parent will, as soon as reasonably practicable, prepare and file the preliminary Prospectus/Proxy Statement with the SEC, and Parent will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement is to be included as a prospectus. The Company and Parent will respond to any comments from the SEC and will each use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the transactions contemplated hereby. Each of the Company and Parent will notify the other promptly upon receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement and/or the Registration Statement, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of the Company, such amendment or supplement. Each party shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospectus/Proxy Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. The Company will cause the Prospectus/Proxy Statement to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Parent shall also use all commercially reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger (including with respect to the Non-Employee Options set forth in Section 3.04) and the conversion of the Company Stock Options into options to acquire Parent Common Stock, and the Company shall furnish any information concerning the Company and the holders of the Company Common Stock and the Company Stock Options as may be reasonably requested in connection with any such action.

(c) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time the Prospectus/Proxy Statement or any amendment thereof or supplement thereto is first mailed to the Company's stockholders and at the time of the Company Stockholder Meeting and the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Company Stockholders Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Prospectus/Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event. Notwithstanding the forgoing, no representation, warranty or covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Purchaser for inclusion or incorporation by reference therein. The Prospectus/Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(d) None of the information supplied or to be supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time the Prospectus/Proxy Statement or any amendment thereof or supplement thereto is first mailed to the Company's stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Company Stockholder Meeting any fact or event relating to Parent or the Purchaser or any of their Affiliates which should be set forth in an amendment or supplement to the Prospectus/Proxy Statement should be discovered by Parent or should occur, Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event. Notwithstanding the forgoing, no representation, warranty or covenant is made by Parent or the Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein. The Prospectus/Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(e) Except as provided for in Section 6.04, the board of directors of the Company shall recommend that its stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders' Meeting, (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the board of directors of the Company has recommended that the Company's stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Company Stockholder Meeting, and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of its board of directors that the Company's stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger.

SECTION 6.03 Access to Information.

(a) From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement dated as of July 16, 2007 between the Company and Parent (the "Confidentiality Agreement"), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books, contracts, commitments, management personnel and records of the Company, (ii) furnish promptly to Parent, its counsel, financial advisors, auditors and other authorized representatives (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (y) such information relating to the Company's business, finances, operations, properties, assets and personnel and all other information relating to the Company as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company to cooperate with Parent in its investigation of the Company; provided that the foregoing shall not require the Company to permit any inspection or disclose any information that, in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or otherwise privileged information so long as the existence of such trade secrets of third parties or privileged information and the lack of disclosure thereof is identified to Purchaser. Any investigation pursuant to this Section shall be conducted upon two Business Day's prior written notice to the Company, during regular business hours and in such a manner so as not to interfere unreasonably with the conduct of the business of the Company. Except as required by law, Parent will hold, and will cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all documents and information concerning the Company furnished to Parent or its Affiliates in connection with the Transactions in accordance with the terms of the Confidentiality Agreement.

(b) From the date hereof until the Effective Time and subject to applicable law, the Parent and/or Purchaser shall give the Company, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the management personnel of Parent.

(c) Notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the parties (and each employee, representative or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the Merger; provided, however, that no party (and no employee, representative or other agent thereof) shall disclose any other information that is not relevant to understanding the Tax treatment and Tax structure of the Merger (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any federal or state securities law. The parties acknowledge and agree that this Section 6.03(c) shall be deemed an amendment to the Confidentiality Agreement pursuant to and in accordance with the last paragraph thereof.

SECTION 6.04 No Solicitation; Other Offers.

(a) The Company shall, and shall cause the directors, officers, employees, investment bankers, attorneys, accountants and other agents of the Company (such directors, officers, employees, investment bankers, attorneys, accountants and other agents, collectively, "Representatives") to, cease immediately and cause to be terminated all discussions and negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall not, and shall cause its Representatives to not: (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) the submission of any Acquisition Proposal or (ii) engage in discussions or negotiations or furnish to any Person any information with respect to an Acquisition Proposal or knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(b) The Company will notify Parent promptly (but in no case later than 48 hours after actual receipt by an officer or director of the Company) of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to an Acquisition Proposal and shall provide Parent the material terms and conditions of such Acquisition Proposal, request or inquiry, including the identity of the Person making such Acquisition Proposal, request or inquiry and a copy of all written materials provided by or on behalf of such Person in connection with the Acquisition Proposal, request or inquiry. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of its board of directors) of any meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person that would reasonably be expected to lead to an Acquisition Proposal. The Company shall notify Parent, in writing, of any decision of its board of directors (or any committee thereof) as to whether to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any Person that would reasonably be expected to lead to an Acquisition Proposal, which notice shall be given as promptly as practicable after such meeting (and in any event no later than 24 hours after such determination was reached and 24 hours prior to entering into any discussions or negotiations or providing any nonpublic information or data to any such Person). The Company shall keep Parent informed with prompt oral or written notice of the status and material terms of any such Acquisition Proposal, request or inquiry, setting forth all such information as reasonably necessary to keep Parent reasonably informed and shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person in connection with such Acquisition Proposal, request or inquiry. Notwithstanding anything to the contrary in Section 6.04(a), to the extent necessary for the Company's board of directors to comply with its fiduciary duties under applicable law, as determined in good faith by the Company's board of directors after consultation with outside counsel, prior to the adoption of this Agreement by the stockholders of the Company, the Company may negotiate or otherwise engage in substantive discussions with, and furnish information to, any Person in response to an unsolicited, bona fide written Acquisition Proposal from a third party after the execution of this Agreement if (i) such Acquisition Proposal did not result in a breach of this Section 6.04 and the Company has complied in all material respects with Section 6.04 and (ii) the board of directors of the Company determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal is, or could reasonably be expected to result in a Superior Proposal; provided, however, (A) the Company receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company's behalf in substantially the form of the Confidentiality Agreement, (B) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished) and (C) the Company shall not amend, or grant a waiver or release under, any standstill or similar agreement with respect to the any Company Common Stock. Nothing contained in this Agreement shall prevent the Company or its board of directors from complying with Rule 14d-9, Item 1012(a) of Regulation M-A and Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure to the Company's stockholders required by applicable law or regulation.

(c) Except as permitted in this Section 6.04(c), the board of directors (or any committee thereof) of the Company shall not (i) withdraw or modify (in a manner adverse to Parent) its recommendation to the Company's stockholders referred to in Section 2.08 and Section 6.02(e) hereof (the "Company Recommendation") or take any action not explicitly permitted by this Agreement that would be inconsistent with its approval of the Merger, (ii) approve, recommend or take any position other than to recommend rejection (including modifying any recommendation of rejection) of, any Acquisition Proposal, (iii) cause or permit the Company to enter into (or publicly propose that the Company enter into) any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement or similar agreement with respect to any Acquisition Proposal or (iv) approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal, except for a confidentiality agreement, waiver or release referred to in Section 6.04(b) entered into in the circumstances referred to in Section 6.04(b). Notwithstanding the foregoing, prior to the adoption of this Agreement and the Merger by the Company Stockholders, the board of directors of the Company shall be permitted (i) not to recommend to the Company's stockholders approval and adoption of this Agreement and the Merger, (ii) to withdraw or modify (in a manner adverse to Parent) the Company Recommendation (a "Change in the Company Recommendation"), (iii) approve or recommend any Superior Proposal or (iv) terminate this Agreement and in connection therewith enter into an agreement with respect to such Superior Proposal, but only if (A) the Company has complied with the terms of this Section 6.04, (B) the Company has received an unsolicited Acquisition Proposal which the board of directors (or any committee thereof) determines in good faith, after consultation with its financial advisors, constitutes a Superior Proposal, (C) the board of directors (or any committee thereof) of the Company determines in good faith, after consultation with outside legal counsel and its financial advisors, that the failure to take such action could reasonably be deemed to be inconsistent with its fiduciary duties under applicable law, (D) the Company has delivered a prior written notice advising Parent that it intends to take such action and (E) Parent does not make, within three Business Days after the receipt of such notice, a proposal that the board of directors (or any committee thereof) of the Company determines in good faith, after consultation with its financial adviser, is no less favorable to the stockholders of the Company than such Superior Proposal or that results in the board of directors (or any committee thereof) of the Company no longer being required to make a Change in the Company Recommendation in order to comply with its fiduciary obligations under applicable law. The Company agrees that, during the three Business Day period prior to effecting a Change in the Company Recommendation or terminating this Agreement to enter into an acquisition agreement resulting from such Superior Proposal, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement that are proposed by Parent.

(d) For purposes of this Agreement:

(i) "Acquisition Proposal" means (1) any offer or proposal (A) relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, joint venture, share exchange, business combination, or other similar transaction involving the Company, (B) to acquire in any manner, directly or indirectly, securities representing more than 20% of the voting power of the Company, (C) for the issuance by the Company of 20% or more of its equity securities or (D) to acquire, directly or indirectly, in a single transaction or a series of related transactions assets of the Company having a fair market value equal to 20% or more of the Company's consolidate assets, in each case other than the Transactions or (2) any inquiry that might reasonably be expected to lead to, any proposal or offer described in the foregoing clause (1).

(ii) "Superior Proposal" means an unsolicited, bona fide written Acquisition Proposal which the board of directors (or any committee thereof) of the Company determines in good faith (after consultation outside legal counsel and with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal) is (i) more favorable to the Company and its stockholders (in their capacities as stockholders) from a financial point of view than the Transactions and (ii) reasonably capable of being completed on the terms proposed, including a conclusion that its financing, to the extent required, is then committed or is, in the good faith judgment of the board of directors (or a committee thereof), reasonably capable of being financed on a timely basis by the Person making such Acquisition Proposal, provided that each reference to 20% in the definition of "Acquisition Proposal" shall be replaced with "50%" for purposes hereof.

(e) Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Stockholder Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change in the Company Recommendation.

(f) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.04 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.04 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

SECTION 6.05 Reasonable Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid an action or proceeding by any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including, without limitation, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and its board of directors (or any committee thereof) shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or the other Transactions, use their best efforts to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions. Nothing herein shall limit or affect the Company's taking actions specifically permitted by Section 6.04.

(b) In furtherance of and without limiting the above provisions, each of the Company and Parent shall, as promptly as practicable following the execution and delivery of this Agreement (but in no event more than the tenth Business Day thereafter), file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form required for the Transactions pursuant to the HSR Act. Any such notification and report form shall be in substantial compliance with the requirements of the HSR Act. Each of the Company and Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Company and Parent shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ, and shall comply promptly with any such inquiry or request. Parent shall take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the closing to occur as soon as reasonably possible, including, without limitation, proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the closing.

(c) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 6.05(a) and 6.05(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any applicable law, each of the parties shall cooperate in all respects with each other and shall use its reasonable best efforts in order to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) If any objections are asserted with respect to the Transactions under any applicable law or if any suit is instituted by any Governmental Entity or any private party challenging any of the Transactions as violative of any applicable law, each of the Company and Parent shall use its reasonable best efforts to resolve any such objections or challenges such Governmental Entity or private party may have to such Transactions so as to permit consummation of the Transactions.

(e) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate thereof to agree to any Action of Divestiture. The Company shall not, without the prior written consent of Parent, take or agree to take any Action of Divestiture. For purposes of this Agreement, an "Action of Divestiture" shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates, or of the Company that are material to Parent or the Company, (ii) the imposition of any material limitation on the ability of Parent, its Subsidiaries or affiliates, or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company or (iii) the imposition of any material impediment on Parent, its Subsidiaries or affiliates, or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

SECTION 6.06 Indemnification and Insurance.

(a) After the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent will cause the Surviving Corporation to honor and fulfill in all material respects the obligations of the Company to any indemnification agreement between the Company and any directors and officers (or former directors or officers) of the Company (the "Indemnified Parties") as set forth in Section 6.06(a) of the Company Disclosure Schedules, and under any applicable laws and under the certificate of incorporation and bylaws of the Company as in effect on the date hereof, subject to applicable law.

(b) Parent shall cause the certificate of incorporation and by-laws of the Surviving Corporation to include provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company that are presently set forth in the Company's certificate of incorporation and bylaws, and shall not permit for a period of six (6) years the amendment of such provisions in any manner adverse to the individuals who, at or prior to the Effective Time, were officers or directors of the Company, unless such amendment is required by applicable law.

(c) The Surviving Corporation shall pay all expenses, including reasonable attorney's fees and expenses, that may be incurred by the Persons referred to in this Section 6.06 in enforcing the indemnity and other obligations provided for in this Section 6.06; provided that the Indemnified Party must provide a written undertaking to repay all expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification.

(d) For six years after the Effective Time (and thereafter until the final disposition, including appeals, of any claim that has been asserted or any suit, action, proceeding or investigation that has been commenced within such six-year period), Parent shall maintain, or cause the Surviving Corporation to maintain, policies of directors' and officers' liability in an amount and scope no less favorable to those currently maintained by the Company for the benefit of directors and officers of the Company with respect to matters occurring prior to and including the Effective Time (except to the extent any provisions in such insurance are no longer generally available in the market); provided, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 250% of the aggregate annual premiums paid by the Company (or the Surviving Corporation, as applicable) during the immediately preceding year for such insurance; and provided, further, that if the aggregate annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy or policies with the greatest coverage available for an aggregate cost not exceeding such amount; provided further, however, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 6.06(d) by purchasing a "tail" policy under the Company's existing directors' and officers' insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company's directors' and officers' insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are, in the aggregate no less favorable to the insured than those of the Company's directors' and officers' insurance policy in effect as of the date hereof.

(e) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.06.

(f) This Section 6.06 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation. Parent shall, subject to applicable law, cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.06.

SECTION 6.07 Employee Benefits.

(a) For at least one year after the Effective Time (but only so long as the applicable employees remain employed with the Surviving Corporation), Parent shall cause the Surviving Corporation and its Subsidiaries to provide employees of the Company who shall have been an employee of the Company immediately prior to the Effective Time other than those covered by Company collective bargaining agreements ("Continuing Employees") (i) the same level of base salary or wages as in effect at the Effective Time; and (ii) base salary or wages and employee benefit plans, programs, contracts and arrangements (including bonus or commission plans) that are no less favorable, in the aggregate, than at Parent's election, either (i) similar employee benefit plans, programs, contracts and arrangements provided by the Company to Company Employees immediately prior to the Effective Time or (ii) similar employee benefit plans, programs, contracts and arrangements, provided by Parent to similarly situated employees of Parent. From and following the Effective Time, Parent shall cause the Surviving Corporation to give each Continuing Employee, full credit for prior service with the Company to the extent such service was credited under the Employee Plans as of the Effective Time, for purposes of (i) eligibility and vesting under any comparable Surviving Corporation Employee Plans (as defined below) and (ii) determination of benefit levels under any comparable Surviving Corporation Employee Plan or policy relating to vacation, sick time and any other paid time off program or severance, in each case for which the

Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, except where such credit would result in a duplication of benefits. In addition, Parent shall (x) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations have been waived under any Employee Plan as of the Effective Time for the applicable Continuing Employee and (y) recognize for purposes of annual deductible and out-of-pocket limits payable during the plan year in which the Effective Date occurs under the Employee Plans that are medical and dental plans and in which the applicable Continuing Employee participates, deductible and out-of-pocket expenses paid by such Continuing Employee in the plan year in which the Effective Time occurs. For purposes of this Agreement, the term "Surviving Corporation Employee Plan" means, to the extent applicable, any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other plan, agreement or arrangement providing insurance coverage, severance benefits, disability benefits, or vacation pay, for the benefit of, or relating to, any Continuing Employee.

(b) Without limiting any of its other obligations hereunder, the Surviving Corporation shall honor, in accordance with their terms, the Employee Plans that are employment, severance or termination Contracts disclosed in Section 4.11(a) of the Company Disclosure Schedules as in effect as of the date hereof and shall assume the obligations of the Company under such contracts.

(c) Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement other than a plan in which employees covered by a collective bargaining agreement participate (each a "401(k) Plan") unless Parent provides written notice to the Company that any such 401(k) plan shall not be terminated. Unless, no later than ten Business Days prior to the Closing Date, Parent provides such written notice to the Company, then the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of the Company or such ERISA Affiliate, as the case may be. Parent shall take all steps necessary to permit each Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from each 401(k) Plan, if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted by each 401(k) Plan into an account under Parent's 401(k) plan (the "Parent's 401(k) Plan"), to the extent permitted by Parent's 401(k) Plan. If the Company's 401(k) Plan is terminated as aforesaid, Parent will take or cause the Surviving Corporation to take such action as may be necessary or appropriate in order to enable the employee loan balances under the Company's 401(k) Plan to be transferred to separate accounts under a 401(k) plan of Parent or the Surviving Corporation or otherwise be administered from and after the Effective Time as if the Company's 401(k) Plan had not been terminated, to the extent permitted by the applicable 401(k) plan of Parent or the Surviving Corporation.

(d) Notwithstanding the above, nothing in this Agreement shall (i) alter the employment status of employees who are employed on an at-will basis, (ii) require the Surviving Corporation or its Subsidiaries to continue the employment of any person for any specific period following the Closing Date or (iii) prevent Parent, the Surviving Corporation or any of their Subsidiaries from amending or terminating any Employee Plan.

SECTION 6.08 Public Announcements. Parent and the Company will not issue, any press release or making any public statement (including any broadly issued statement or announcement to employees) with respect to this Agreement or the Transactions without the prior written consent of the other party and, except as may be required by applicable law, this Agreement or any listing agreement with any national securities exchange.

SECTION 6.09 Parent Vote. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of common stock of Purchaser beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the approval of this Agreement at any meeting of stockholders of the Company or Purchaser, respectively, at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Purchaser by consent in lieu of a meeting).

SECTION 6.10 Section 16(b). Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 6.12 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect;

(b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement;

(c) the Company's obtaining Knowledge of a material breach by Parent or Purchaser, or Parent's or Purchaser's obtaining Knowledge of a material breach by the Company, of their respective representations, warranties or covenants hereunder of which the breaching party has not already given notice pursuant to clauses (a) or (b) above;

(d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(e) any notice or other communication from any Governmental Entity in connection with the Transactions; or

(f) any actions, suits, claims, investigations, orders, decrees, complaints or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company, Parent or any of their respective Subsidiaries that relate to the consummation of the Transactions;

provided, however, that the delivery of any notice pursuant to this Section 6.12 (i) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and (ii) shall not be deemed an admission on the part of the party giving such notice that the occurrence of any such event constitutes or would reasonably be likely to have a Material Adverse Effect.

SECTION 6.13 Company Stock Options.

(a) At the Effective Time, in accordance with Section 3.04, each Assumed Option shall be assumed by Parent. As of the Effective Time, each such Assumed Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount, at an exercise price and subject to such terms and conditions determined as provided below.

(i) Each Assumed Option so assumed by Parent shall be subject to, and exercisable and vested upon, the same terms and conditions as under the Option Plans and the applicable option and other related agreements issued thereunder, except that (A) each Assumed Option shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (I) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (II) the Option Exchange Ratio; and (B) the exercise price per share of

Parent Common Stock subject to each Assumed Option shall be an amount equal to (I) the exercise price per share of Company Common Stock subject to such Company Stock Option in effect immediately prior to the Effective Time divided by (II) the Option Exchange Ratio (rounded up to the nearest whole cent). For purposes of this Agreement, the "Option Exchange Ratio" shall be equal to the quotient obtained by dividing (A) the Merger Consideration by (B) the Applicable Parent Stock Price. With respect to the Assumed Options the Company will not take any action to accelerate the vesting of any such options beyond what is contractually provided as of the date of this Agreement, and will take any action that it is permitted to take so that the vesting of such options is not accelerated.

(ii) The conversion of Assumed Options provided for in this Section 6.13(a) shall be effected in a manner intended to comply with Section 409A of the Code, and, with respect to any options that are intended to be "incentive stock options" (as defined in Section 422 of the Code), shall be effected in a manner consistent with Section 424(a) of the Code.

(iii) Parent shall file a registration statement on Form S-8 or such other available form for the shares of Parent Common Stock issuable with respect to Assumed Options as soon as reasonably practicable and in no event later than ten Business Days after the Effective Time, and shall exercise reasonable efforts to maintain the effectiveness of such registration statements for so long as any of such converted Assumed Options remain outstanding.

(b) At the Effective Time, each Company Stock Option other than an Assumed Option, whether or not then exercisable or vested, shall be terminated in accordance with Section 3.04 by the Company.

(c) With respect to matters described in Section 6.13(a)—(b) above, the Company will use all reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its employees.

(d) The Registration Statement shall cover the issuance of shares of Parent Common Stock issuable pursuant to Section 3.04 to holders of Non-Employee Options, which shares of Parent Common Stock shall be issued in the same manner as provided for hereunder for the issuance of the Stock Consideration. Parent shall use reasonable efforts to consult with the holders of Non-Employee Options to implement a mechanism to allow for the resale of such shares of Parent Common Stock immediately following the Closing, subject to applicable law.

SECTION 6.14 Third Party Consents. As soon as practicable following the date hereof, the Company will use all commercially reasonable efforts to obtain such consents, waivers and approvals under any of its Contracts set forth in Section 6.14 of the Company Disclosure Schedules. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent informed of all material developments. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event the Merger does not close for any reason, neither Parent nor Purchaser shall have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals. Notwithstanding the foregoing, the failure to obtain any consents, waivers or approvals pursuant to this Section 6.14 shall not be deemed a failure of any conditions to the obligations of Parent or Purchaser under Section 7.02(a).

SECTION 6.15 145 Affiliates. As soon as practicable after the date hereof, and in no event less than ten (10) days prior to the Closing Date, the Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use all commercially reasonable efforts to cause each such Person to deliver to Parent at least ten (10) days prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

SECTION 6.16 Certain Tax Matters.

(a) Parent and the Company shall use reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in

Sections 7.02(e) and 7.03(e) hereof. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g).

(b) Officers of Parent and the Company shall execute and deliver to Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, and Fulbright & Jaworski L.L.P., counsel to the Company, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firms, including the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger. Each of Parent, Purchaser or the Company shall use its reasonable best efforts not to take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 6.16(b).

(c) The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. Each of Parent and the Company shall pay any such Taxes or fees imposed on it by any Governmental Entity (or for which its stockholders are primarily liable), which becomes payable in connection with the transactions contemplated by this Agreement.

SECTION 6.17 ISRA. The Company shall seek a determination from the New Jersey Department of Environmental Protection ("NJDEP") that the Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. ("ISRA"), is not applicable to the transaction contemplated by this Agreement. The Company shall allow Parent and its representatives to review and comment on any filings made in connection with this request; provided, however, that if Parent fails to comment within a time frame reasonably established by the Company, the requirement to allow Parent to review and comment shall be deemed met. If the NJDEP determines that ISRA is applicable to this transaction, the Company shall ensure that it obtains any approval necessary in order to comply with the requirements of ISRA in connection with the closing of the transaction.

ARTICLE 7

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to Obligations of Each Party. The respective obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

(a) this Agreement shall have been adopted by the Required Vote at the Company Stockholder Meeting, at which a quorum is present;

(b) no statute, rule or regulation shall have been enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or makes the consummation of the Merger unlawful, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered;

(c) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

(d) all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed or been obtained; and

(e) the S-4 shall have been declared effective under the Securities Act, and no stop order suspending the effectiveness of the S-4 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

SECTION 7.02 Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction (or written waiver by Parent and Purchaser) of the following conditions:

(a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) (i) the representations and warranties of the Company contained in this Agreement that are qualified by "Material Adverse Effect" shall be true on and as of the closing date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true as of such date) and (ii) the representations and warranties of the Company contained in this Agreement that are not qualified by "Material Adverse Effect" shall be true on and as of the closing date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true as of such date), except in the case of (ii) above for such failures to be true which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company; provided, however, that notwithstanding anything to the contrary herein the representations and warranties of the Company contained in Section 4.02, shall be true and correct in all material respects and Sections 4.03(a) and 4.18, shall be true and correct in all respects;

(c) no event has occurred or circumstance shall have come into existence, either individually or in the aggregate, since the date hereof that has or would reasonably be expected to have a Material Adverse Effect on the Company;

(d) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying as to the satisfaction of the conditions contained in Sections 7.02(a) and (b); and

(e) Parent shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Purchaser and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a)(2)(E) of the Code. In rendering the opinion described in this Section 7.02(e), Skadden, Arps, Slate, Meagher & Flom LLP shall have received and may rely upon the certificates and representations referred to in Section 6.16(b) hereof.

SECTION 7.03 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company) of the following conditions:

(a) each of Parent and Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) (i) the representations and warranties of Parent and Purchaser contained in this Agreement that are qualified by "Material Adverse Effect" shall be true on and as of the closing date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date) and (ii) the representations and warranties of Parent and Purchaser contained in this Agreement that are not qualified by "Material Adverse Effect" shall be true on and as of the closing date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true as of such date), except in the case of (ii) above for such failures to be true which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or Purchaser or materially impair the ability of Parent or Purchaser to consummate the Transactions on the terms and conditions provided for herein; provided, however, that notwithstanding anything to the contrary herein the representations and warranties of Parent and Purchaser contained in Section 5.08, shall be true and correct in all respects and Section 5.02, shall be true and correct in all respects;

(c) no event has occurred or circumstance shall have come into existence, either individually or in the aggregate, since the date hereof that has had or would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole;

(d) the Company shall have received a certificate signed on behalf of Parent by the President or Chief Executive Officer or Chief Financial Officer of Parent certifying as to the satisfaction of the conditions contained in Sections 7.03(a) and (b); and

(e) the Company shall have received the opinion of Fulbright & Jaworski L.L.P., in form and substance reasonably satisfactory to the Company, dated as of the Closing, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Purchaser and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a)(2)(E) of the Code. In rendering the opinion described in this Section 7.03(e), Fulbright & Jaworski L.L.P., shall have received and may rely upon the certificates and representations referred to in Section 6.16(b) hereof.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company:

(a) by mutual written consent duly authorized by the board of directors of each of Parent, Purchaser and the Company;

(b) by either the Company or Parent if:

(i) any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift) restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party that has not taken all actions required by Section 6.05 or to any party whose breach of any provision of this Agreement results in the imposition of such order, decree or ruling or other action or the failure of such order, decree or ruling or other action to be resisted, resolved or lifted, as applicable;

(ii) the Merger shall not have been consummated by June 30, 2008 (the "Outside Date"), unless the principal cause of the failure to consummate the Merger on or before the Outside Date is the result of a breach of this Agreement by the party seeking to terminate this Agreement; or

(iii) if, at the Company Stockholder Meeting (including any adjournment thereof), the Required Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to the Company where the failure to obtain the Required Vote shall have been caused by the action or failure to act of the Company, and such action or failure to act constitutes a breach by the Company of this Agreement;

(c) by the Company:

(i) prior to obtaining the Required Vote, if it shall have entered into a definitive agreement with respect to a Superior Proposal, in accordance with the procedures set forth in Section 6.04; provided, that the Company concurrently pays the Termination Fee described in Section 8.03(b); or

(ii) if Parent or Purchaser shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach, individually or in the aggregate, would reasonably be expected to cause the conditions in Section 7.03(a) or 7.03(b) not to be satisfied and cannot be or has not been cured within 30 days after the giving of written notice to Parent or Purchaser or which by its nature cannot reasonably be cured by the Outside Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.01(c)(ii) if it shall have materially breached this Agreement), as applicable.

(d) by Parent:

(i) if the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach, individually or in the aggregate, would reasonably be expected to cause the conditions in Section 7.02(a) or 7.02(b) not to be satisfied and cannot be or has not been cured within 30 days after the giving of written notice to the Company or which by its nature cannot reasonably be cured by the Outside Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.01(d)(i) if it shall have materially breached this Agreement); or

(ii) if, (A) whether or not permitted to do so, the board of directors of the Company or any committee thereof shall have withdrawn or modified (in a manner adverse to Parent or Purchaser) its approval or recommendation of the Merger or this Agreement, or approved or recommended any Acquisition Proposal, (B) the Company shall have failed to include in the Prospectus/Proxy Statement the recommendation of the board of directors of the Company in favor of the adoption of the Agreement by the stockholders of the Company, (C) a tender or exchange offer relating to any Company Securities has been commenced and the Company fails to send to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company's board of directors recommends the rejection of such tender or exchange offer, (D) an Acquisition Proposal is publicly announced, and the Company fails to issue, within ten Business Days after such Acquisition Proposal is announced, a press release that reaffirms the recommendation of the board of directors of the Company that the stockholders of the Company vote in favor of the adoption of the Agreement, (E) the board of directors of the Company or any committee thereof fails to reject within ten Business Days after the receipt thereof or shall have approved or publicly recommended any Acquisition Proposal, (F) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment (except for a confidentiality agreement, waiver or release referred to in Section 6.04(b) entered into in the circumstances referred to in Section 6.04(b)) accepting any Superior Proposal or (G) the Company breaches any of its obligations set forth in Section 6.02(a), Section 6.02(b), Section 6.02(e) or Section 6.04, provided, however, that with respect to any breach by the Company of Section 6.04, such breach is material and intentional on the part of the Company.

The party desiring to terminate this Agreement pursuant to Section 8.01(b), Section 8.01(c) or Section 8.01(d) shall give written notice of such termination to the other parties in accordance with Section 9.02.

SECTION 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and have no effect (other than the provisions of Article 1, Section 6.03 (last sentence only), this Section 8.02, Section 8.03, and Article 9, which shall survive any termination), without any liability or obligation on the part of Parent, Purchaser or the Company, except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 8.03 Fees and Expenses.

(a) Except as set forth otherwise herein, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) The Company shall pay, or cause to be paid, to Parent a fee equal to $4,825,000 (the "Termination Fee") if: (1)(x) if this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(iii) (or if this Agreement is terminable pursuant to Section 8.01(b)(iii) and the Company terminates this Agreement for another reason), (y) at any time after the date hereof an Acquisition Proposal shall have been publicly announced or otherwise communicated to the board of directors of the Company and (z) within 12 months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal or similar transaction, or any such transaction is consummated; (2) this Agreement is terminated by the Company pursuant to Section 8.01(c)(i); or (3) this Agreement is terminated by Parent pursuant to Section 8.01(d)(ii).

(c) Any Termination Fee shall be paid by wire transfer in immediately available funds to an account designated by Parent and: (1) if paid pursuant to Section 8.03(b)(1), within two Business Days following termination of this Agreement and the Company's entering into a definitive agreement with a third party with respect to an Acquisition Proposal or similar transaction, or the consummation of any such transaction; (2) if paid pursuant to Section 8.03(b)(2), concurrently with and as a condition to the effectiveness of such termination; or (3) if paid pursuant to Section 8.03(b)(3), within five Business Days following termination of this Agreement by Parent.

(d) In the event that this Agreement is terminated pursuant to Section 8.01(b)(iii) (or if this Agreement is terminable pursuant to Section 8.01(b)(iii) and the Company terminates this Agreement for another reason) under circumstances in which no Termination Fee is then payable, then the Company shall promptly, but in no event later than five Business Days after being notified of such by Parent, pay all of the reasonable, documented out-of-pocket expenses incurred by Parent and Purchaser in connection with this Agreement and the Transactions contemplated by this Agreement, up to a maximum of Seven Hundred Fifty Thousand Dollars ($750,000), by wire transfer in immediately available funds to an account designated by Parent.

SECTION 8.04 Amendment. This Agreement may be amended by the parties hereto at any time before or after the adoption of this Agreement by the stockholders of the Company; provided, however, that after any such adoption, there shall be made no amendment that by law requires further adoption of this Agreement by the stockholders of the Company without such further adoption. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of the other parties or (c) subject to the proviso contained in the first sentence of Section 8.04, waive compliance with any of the agreements or conditions contained herein on the part of the other parties. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 9

MISCELLANEOUS

SECTION 9.01 Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given if to Parent or Purchaser, to:

JDS Uniphase Corporation

430 North McCarthy Boulevard

Milpitas, CA 95035

Attn: Office of the Chief Legal Officer

Facsimile: (408) 546-4350

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, CA 94301

Attn: Thomas Ivey

Facsimile: (650) 470-4570

if to the Company, to:

American Bank Note Holographics, Inc.

2 Applegate Drive

Robbinsville, NJ 08691

Attention: President

Fax: (609) 632-0850

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, New York 10103

Attention: Paul Jacobs, Esq.

Steven I. Suzzan, Esq.

Fax: (212) 318-3400

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

SECTION 9.03 No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Purchaser may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to enter into the Transactions, but no such transfer or assignment will relieve Parent or Purchaser of its obligations hereunder.

SECTION 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

SECTION 9.06 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.02 shall be deemed effective service of process on such party.

SECTION 9.07 Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as specifically provided, following the Effective Time, in Sections 6.06 (which is intended to be for the benefit of the Persons provided for therein and may be enforced by such Persons), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective permitted successors and assigns. Without limiting the foregoing, it is expressly understood and agreed that the provisions of Section 6.07 are statements of intent and no employee or other Person (including any party hereto) shall have any right or remedies, including rights of enforcement, with respect thereto and no employee or other Person is or is intended to be a third party beneficiary thereof. Execution of this Agreement may be made by facsimile signature which, for all purposes, shall be deemed to be an original signature.

SECTION 9.08 Entire Agreement. This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous representations, warranties, agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No prior drafts of this Agreement or portions thereof shall be admissible into evidence in any action, suit or other proceeding involving this Agreement.

SECTION 9.09 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

SECTION 9.10 Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

SECTION 9.11 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement and the Article and Section headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 9.12 Company Disclosure Schedules. The Company Disclosure Schedules referred to in this Agreement is hereby incorporated in this Agreement and made a part of this Agreement for all purposes as if fully set forth in this Agreement. The Company Disclosure Schedules shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs set for in Article 4 and any matter disclosed in a section or subsection of the Company Disclosure Schedules shall be treated as if it were disclosed in all other applicable sections of the Company Disclosure Schedules to the extent the applicability of the disclosure is reasonably apparent on its face without reference to further documentation. No disclosure in the Company Disclosure Schedules shall be deemed to constitute an admission or representation or raise any inference that such matter rises to the level of materiality or is determinative of any standard of materiality.

SECTION 9.13 Personal Liability. Neither this Agreement nor any other document delivered in connection with this Agreement shall create or be deemed to create or permit any personal liability or obligation on the part of any officer or director of the Company.

SECTION 9.14 Obligations of Parent and the Company. Whenever this Agreement requires Purchaser or another Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser or such Subsidiary to take such action. Whenever this Agreement requires the Surviving Corporation to take any action, from and after the Effective Time, such requirement shall be deemed to include an undertaking on the part of Parent to cause the Surviving Corporation to take such action. Whenever this Agreement requires the Company to take any action after the Effective Time, such requirement shall be deemed to include an undertaking on the part of Parent to cause the Surviving Corporation to take such action.

SECTION 9.15 Certain Definitions. As used in this Agreement:

(a) The term "Affiliate," as applied to any Person, shall mean any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person; for purposes of this definition, "Control" (including, with correlative meanings, the terms "Controlling," "Controlled by," and "under common Control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(b) A Person will be deemed to "Beneficially" own securities if such Person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time).

(c) The term "Business Day" means any day on which commercial banks are open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the laws of the State of New York or the federal laws of the United States.

(d) The term "Knowledge" or any similar formulation of "Knowledge" shall mean, with respect to the Company, the actual knowledge of the Company's executive officers after due inquiry, and with respect to Parent, the actual knowledge of Parent's executive officers after due inquiry.

(e) The term "Person" shall include individuals, corporations, partnerships, trusts, limited liability companies, associations, unincorporated organizations, joint ventures, other entities, groups (which then shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act), labor unions and Governmental Entities.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:

JDS UNIPHASE CORPORATION

By:	/S/ CHRISTOPHER S. DEWEES
Name:	Christopher S. Dewees
Title:	Senior Vice President, Corporate
Development and Chief Legal Officer

PURCHASER:

LIGHT ACQUISITION CORP.

By:	/S/ CHRISTOPHER S. DEWEES
Name:	Christopher S. Dewees
Title:	President and Secretary

COMPANY:

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

By:	/S/ KENNETH H. TRAUB
Name:	Kenneth H. Traub
Title:	President and Chief Executive Officer

SCHEDULE A

Crane & Co., Inc.

Kenneth H. Traub

Salvatore F. D'Amato

Mark J. Bonney

Randall C. Bassett

Jordan S. Davis

Eric Haskell

Fred J. Levin

Richard L. Robbins

Fred Whitridge, Jr.

ANNEX A

FORM OF CERTIFICATE OF MERGER

CERTIFICATE OF MERGER

OF

LIGHT ACQUISITION CORP.

INTO

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

Pursuant to Section 251 of the General

Corporation Law of the State of Delaware

American Bank Note Holographics, Inc., a Delaware corporation, does hereby certify:

FIRST: The names and states of incorporation of the constituent corporations to this merger are as follows:

Light Acquisition Corp.	Delaware
American Bank Note Holographics, Inc.	Delaware

SECOND: An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The name of the corporation surviving the merger is American Bank Note Holographics, Inc.

FOURTH: The Restated Certificate of Incorporation of the surviving corporation shall be amended to read in its entirety as set forth in Exhibit A attached hereto.

FIFTH: The executed Agreement and Plan of Merger is on file at an office of the surviving corporation located at the following address:

c/o JDS Uniphase Corporation

430 North McCarthy Boulevard

Milpitas, CA 95035

SIXTH: A copy of the Merger Agreement will be provided, upon request and without cost, to any stockholder of either constituent corporation.

IN WITNESS WHEREOF, American Bank Note Holographics, Inc. has caused this Certificate of Merger to be executed in its corporate name this     day of [                    ], 2008.

American Bank Note Holographics, Inc.

By:
Name:	Kenneth H. Traub
Title:	President and Chief Executive Officer

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

FIRST: The name of the Corporation is American Bank Note Holographics, Inc. (hereinafter the "Corporation").

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "DGCL").

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of $.001.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. This Article FIFTH shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.

(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT A

FORM OF VOTING AGREEMENT

VOTING AGREEMENT

This Voting Agreement ("Agreement") is made and entered into as of December 10, 2007, by and among JDS Uniphase Corporation, a Delaware corporation ("Parent"), Light Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and the undersigned stockholder (the "Stockholder") of American Bank Note Holographics, Inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Section 7 hereof and certain other capitalized terms used in this Agreement that are not defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Stockholder is the holder of record and the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain common stock of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides, upon the terms and subject to the conditions set forth therein, for the merger of Purchaser with and into the Company (the "Merger"); and

WHEREAS, as a condition and inducement to Parent's willingness to enter into the Merger Agreement, the Stockholder has agreed to execute and deliver this Agreement.

AGREEMENT

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

1. Agreement to Vote Shares. Prior to the Termination Date, at every meeting of the stockholders of the Company (or of the holders of any class of stock of the Company's capital stock) called with respect to any of the following, and at every adjournment or postponement thereof, with respect to any of the following, the Stockholder shall vote with respect to the Subject Securities: (a) in favor of adoption of the Merger Agreement and approval of the Merger and the other actions contemplated by the Merger Agreement or would reasonably be expected to facilitate the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement, this Agreement or the Proxy (the "Merger Proposals"), (b) against any Acquisition Proposal between the Company and any Person other than Parent or Purchaser and (c) against any other action, agreement or proposal that could reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or which could reasonably be expected to otherwise impede, interfere with, delay, postpone or materially adversely affect the Merger or the other transactions contemplated by the Merger Agreement.

2. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "Proxy"), which is coupled with an interest and shall be irrevocable to the fullest extent permitted by law, with respect to the shares referred to therein, which Proxy shall remain in effect until the Termination Date.

3. Agreement to Retain Shares.

(a) Restriction on Transfer. Except pursuant to the terms of the Merger Agreement or otherwise provided in Section 3(c) of this Agreement, during the period from the date of this Agreement through the Termination Date, the Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected. Any Transfer of any Subject Securities in violation of this Section 3 shall be void and have no force or effect.

(b) Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Termination Date, the Stockholder shall not: (a) grant any proxy or power of attorney, deposit any of the Subject Securities into a voting trust or enter into a voting agreement or similar arrangement with respect to the Subject Securities except as provided in this Agreement; or (b) take any other action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement, the Merger Agreement and the other documents contemplated hereby and thereby respectively.

(c) Permitted Transfers. Section 3(a) shall not prohibit a Transfer of Subject Securities by the Stockholder upon the death of the Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee (i) agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement and refrain from any and all Transfers of the Subject Securities, and (ii) delivers a Proxy to Parent in substantially the form of Exhibit A.

4. Representations, Warranties and Covenants of Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) Due Authorization, Etc. All consents, approvals, authorizations, filings and orders necessary for the execution and delivery by the Stockholder of this Agreement and the Proxy have been obtained or made, and the Stockholder has legal capacity, power and authority to enter into this Agreement and the Proxy. This Agreement and the Proxy have been duly and validly executed and delivered by the Stockholder and constitute valid and binding agreements or instruments of the Stockholder enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity.

(b) No Conflict. The execution and delivery of this Agreement and the Proxy by the Stockholder do not, and the performance of this Agreement and the Proxy by the Stockholder will not conflict with, violate or result in a breach of or constitute (with or without notice or the passage of time) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under (i) the organizational documents of the Stockholder, if any, (ii) any law, rule, regulation, order, decree or judgment applicable to the Stockholder, the Subject Securities held by the Stockholder or any of the Stockholder's other properties or assets or (iii) any contract, indenture, guarantee, lease, mortgage, license or other agreement, instrument, obligation or undertaking of any kind to which Stockholder is a party or by which the Stockholder or any of its properties or assets are bound.

(c) Title to Securities. As of the date of this Agreement: (a) the Stockholder holds of record the outstanding Company Common Stock set forth under the heading "Stock Held of Record" on the signature page hereof; (b) the Stockholder holds the options and other rights to acquire shares of Company Common Stock set forth under the heading "Options and Other Rights" on the signature page hereof; (c) the Stockholder Owns the additional securities of the Company set forth under the heading "Additional Securities Beneficially Owned" on the signature page hereof; and (d) the Stockholder does not directly or indirectly Own any capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any capital stock or other securities of the Company, other than the stock and options, warrants and other rights set forth on the signature page hereof. The Stockholder has voting power and power to issue instructions with respect to the matters set forth herein, power of disposition, power of conversion, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Securities with no limitations, qualifications or restrictions on such rights. Except as permitted by this Agreement the Subject Securities are now and, at all times during the term hereof, the Subject Securities will be, held by the Stockholder or by a nominee or custodian for the benefit of the Stockholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges or options, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever.

(d) Community Property. The Stockholder either (i) is not, and will not be during the term of this Agreement, subject to community property laws or (ii) has delivered a Community Property Waiver in the form of Exhibit B hereto with respect to each person who has or who may acquire community property rights in any of the Subject Securities.

(e) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

(f) Stop Transfer. The Stockholder hereby agrees and covenants that it will not request that the Company register the transfer of any certificate or uncertificated interest representing any of the Subject Securities, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of stock or the like other than pursuant to the Merger, the term "Subject Securities" will be deemed to refer to and include the Company Common Stock as well as all such stock dividends and distributions and any stock into which or for which any or all of the Subject Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

5. Further Assurances. From time to time and without additional consideration, the Stockholder shall (at the Stockholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at the Stockholder's sole expense) take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Agreement.

6. Fiduciary Duties. This Agreement is intended to bind the Stockholder only in his, her or its capacity as a stockholder of the Company and shall not prohibit the Stockholder from acting in his, her or its capacity as an officer or director of the Company in the manner required by the Stockholder's fiduciary duties as an officer or director of the Company.

7. Certain Definitions. For purposes of this Agreement,

(a) "Company Common Stock" means the common stock, par value $0.01 per share, of the Company.

(b) The Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if the Stockholder is the "beneficial owner" of such security within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(c) "Person" means any (i) individual, (ii) corporation, limited liability company, partnership or other entity or (iii) Governmental Entity.

(d) "Subject Securities" means: (i) all securities of the Company (including all Company Common Stock and all options, warrants and other rights to acquire Company Common Stock) Owned by the Stockholder as of the date of this Agreement, whether vested or unvested; and (ii) all additional securities of the Company (including all additional Company Common Stock and all additional options, warrants and other rights to acquire Company Common Stock), whether vested or unvested, of which the Stockholder acquires Ownership (regardless of the method by which Stockholders acquire Ownership) during the period from the date of this Agreement through the Termination Date.

(e) "Termination Date" means the earlier to occur of the date (i) the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (ii) the Merger Agreement terminates in accordance with its terms or (iii) upon mutual written agreement of the parties hereto to terminate this Agreement.

(f) A Person shall be deemed to have effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, assigns, encumbers, transfers or disposes of, or grants an option, contract or other arrangement or understanding with respect to such security or any interest in such security to any Person other than Parent; (ii) consents to or enters into an agreement or commitment contemplating the offer for sale or sale, pledge, assignment, encumbrance, transfer or disposition of, or grant of an option, contract or other arrangement or understanding with respect to, such security or any interest therein to any Person other than Parent or Purchaser; (iii) reduces such Person's beneficial ownership of, interest in or risk relating to such security other than in connection with the Merger or (iv) offers to do any of the foregoing.

8. Miscellaneous.

(a) Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by the Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon the Stockholder and the Stockholder's heirs, estate, executors and personal representatives and the Stockholder's successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 3(a) or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

(b) Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached and in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

(c) Waiver; Remedies Cumulative. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

(d) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflicts or choice of law.

(e) Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one instrument.

(f) Entire Agreement. This Agreement and the Proxy constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by the party against whom enforcement is sought.

(g) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

(h) Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(i) Waiver of Jury Trial. EACH OF PARENT, PURCHASER AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

(j) Descriptive Heading. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

The parties have caused this Agreement to be duly executed on the date first above written.

PARENT:

JDS UNIPHASE CORPORATION

By:
Name:	Christopher S. Dewees
Title:	Senior Vice President, Corporate Development and Chief Legal Officer

Address for notices:

JDS Uniphase Corporation
430 North McCarthy Boulevard
Milpitas, CA 95035
Attn: Office of the Chief Legal Officer
Facsimile: (408) 546-4350

PURCHASER:

LIGHT ACQUISITION CORP.

By:
Name:	Christopher S. Dewees
Title:	President and Secretary

Address for notices:

JDS Uniphase Corporation
430 North McCarthy Boulevard
Milpitas, CA 95035
Attn: Office of the Chief Legal Officer
Facsimile: (408) 546-4350

[SIGNATURE PAGE TO VOTING AGREEMENT]

STOCKHOLDER:

By:
Name:
Title

Address for notices:

Company Common Stock Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (the "Stockholder") of American Bank Note Holographics, Inc., a Delaware corporation (the "Company"), hereby irrevocably appoints each of Christopher S. Dewees and David W. Vellequette, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights expressly provided herein (to the full extent that the undersigned is entitled to do so) with respect to (i) the outstanding capital stock of the Company owned of record by the Stockholder as of the date of this Proxy, which shares are specified on the final page of this Proxy, and (ii) any and all other capital stock of the Company which the Stockholder may acquire on or after the date hereof. The capital stock of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Shares". Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares.

This Proxy is irrevocable, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith, by and among JDS Uniphase Corporation, a Delaware corporation ("Parent"), Light Acquisition Corp., a Delaware corporation ("Purchaser") and the Stockholder, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the "Merger Agreement"), of even date herewith, by and among the Company, Parent and Purchaser. As used herein, the term "Termination Date" means the earlier to occur of the date (i) the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (ii) the Merger Agreement terminates in accordance with its terms, or (iii) upon mutual written agreement of the parties hereto to terminate the Voting Agreement. Unless otherwise provided, other capitalized terms used but not defined in this Agreement shall have the meaning given to such terms in the Merger Agreement.

Each of the attorneys and proxies named above is hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares at every annual, special or adjourned meeting of the stockholders of the Company: (a) in favor of adoption of the Merger Proposals (as defined in the Voting Agreement), (b) against any Acquisition Proposal between the Company and any Person (as defined in the Voting Agreement) other than Parent or Purchaser and (c) against any other action, agreement or proposal that could reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or which could reasonably be expected to otherwise impede, interfere with, delay, postpone or materially adversely affect the Merger or the other transactions contemplated by the Merger Agreement.

This Proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Dated: December     , 2007

(Signature of Stockholder)

(Print Name of Stockholder)

Number of common stock of the Company owned of record as of the date of this Proxy:

EXHIBIT B

SPOUSAL CONSENT

The undersigned represents that the undersigned is the spouse of:

Name of Stockholder

and that the undersigned is familiar with the terms of the Voting Agreement (the "Agreement"), entered into as of                      , 2007 by and among JDS Uniphase Corporation, a Delaware corporation, Light Acquisition Corp., a Delaware corporation, and the undersigned's spouse,                     . The undersigned hereby agrees that the interest of the undersigned's spouse in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement and by any amendment, modification, waiver or termination signed by the undersigned's spouse. The undersigned further agrees that the undersigned's community property interest in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement, and that such Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned. The undersigned further authorizes the undersigned's spouse to amend, modify or terminate such Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by the undersigned's spouse shall be binding on the community property interest of undersigned in all property which is the subject of such Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.

Dated:

Name:

EXHIBIT B

FORM OF 145 AFFILIATE AGREEMENTS

                    , 2008

JDS Uniphase Corporation

430 North McCarthy Boulevard

Milpitas, CA 95035

Attention: Chief Legal Officer

Telecopy: (408) 546-5000

Ladies and Gentlemen:

I have been advised that I may be deemed to be an "affiliate" of American Bank Note Holographics, Inc., a Delaware corporation (the "Company"), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of December 10, 2007 (the "Merger Agreement"), by and among the Company, JDS Uniphase Corporation, a Delaware corporation ("Delaware"), and Patriot Acquisition Corp., a Delaware corporation and wholly owned subsidiary of JDSU ("Purchaser"), the Company plans to merge with and into Purchaser (the "Merger"), with the Company being the surviving company. Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Merger Agreement.

I further understand that, as a result of the Merger, in exchange for shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") I will receive common stock, par value $0.001 per share of JDSU ("JDSU Common Stock").

If in fact I were an affiliate under the Securities Act, my ability to sell, assign or transfer the JDSU Common Stock received by me in exchange for any shares of Company Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. I have read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of JDSU Common Stock, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act, to the extent I felt necessary with my counsel or counsel for the Company. I understand that JDSU will not be required to maintain the effectiveness of any registration statement under the Securities Act for purposes of resale of JDSU Common Stock by me.

I represent, warrant and covenant with and to JDSU that in the event I receive any JDSU Common Stock as a result of the Merger, I shall not effect any sale, transfer, or other disposition of such JDSU Common Stock unless: (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to JDSU, or under a "no-action" letter or interpretive letter from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

In the event of a sale or other disposition by me of JDSU Common Stock received by me in the Merger pursuant to Rule 145, I will supply JDSU with evidence of compliance with such Rule 145, in the form of a letter in the form of Annex I hereto or the opinion of counsel or no-action letter referred to above. I understand that JDSU may instruct its transfer agent to withhold the transfer of any JDSU Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the JDSU Common Stock sold as indicated in the letter.

I understand that JDSU is under no obligation to register the sale, transfer or other disposition of JDSU Common Stock by me or on my behalf under the Securities Act or, other than as set forth below, to take any other action necessary in order to make compliance with an exemption from such registration available.

I acknowledge and agree that, unless the transfer by me of the JDSU Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act (as such rule may be amended from time to time), the following legend may be placed on certificates, if any, representing such shares of JDSU Common Stock:

"The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act"), applies. The shares may not be sold, transferred or otherwise disposed of except in compliance with the requirements of rule 145 or pursuant to an effective registration statement under, or in accordance with an exemption from the registration requirements of, the Act."

It is understood and agreed that the legend set forth above shall be removed by delivery of substitute certificates without such legend and/or any stop transfer instructions will be lifted if (A) one year (or such other period as may be required by Rule 145(d)(2) or any successor thereto) shall have elapsed from the date I acquired the JDSU Common Stock received in the Merger and the provisions of Rule 145(d)(2) (or any successor thereto) are then available to me, (B) two years (or such other period as may be required by Rule 145(d)(3) or any successor thereto) shall have elapsed from the date I acquired the JDSU Common Stock received in the Merger and the provisions of Rule 145(d)(3) (or any successor thereto) are then available to me or (C) I shall have delivered to JDSU a copy of a "no-action" letter or interpretative letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to JDSU, to the effect that such legend is not required for purposes of the Securities Act.

At the time that I make any offer to or otherwise sell, pledge, transfer or dispose of any JDSU Common Stock that I own after the Merger, I shall notify my broker, dealer or nominee in whose name my shares are held or registered that such JDSU Common Stock is subject to this letter.

Execution of this letter should not be considered an admission on my part of "affiliate" status as described in the first paragraph of this letter agreement, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

The representations, warranties, covenants and other agreements in this letter shall only become effective as of the Effective Time.

This letter agreement shall be binding on my heirs, legal representatives and successors.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

This letter agreement may be executed in counterparts, all of which when so executed shall constitute one agreement, notwithstanding that all of the signatories are not signatories to the original or the same counterpart.

Very truly yours,

By:
Name:

Accepted this day of , 200 .

JDS UNIPHASE CORPORATION

By:
Name:
Title:

Annex I

[Name]	[Date]

On                     , the undersigned sold the securities of JDS Uniphase Corporation, a Delaware corporation ("JDSU"), described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of American Bank Note Holographics, Inc., a Delaware corporation, with and into Patriot Acquisition Corp., a Delaware corporation and wholly owned subsidiary of JDSU.

Based upon the most recent report or statement filed by JDSU with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

Very truly yours,

Description of the Securities:

ANNEX B

FORM OF

VOTING AGREEMENT

This Voting Agreement ("Agreement") is made and entered into as of December 10, 2007, by and among JDS Uniphase Corporation, a Delaware corporation ("Parent"), Light Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and the undersigned stockholder (the "Stockholder") of American Bank Note Holographics, Inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Section 7 hereof and certain other capitalized terms used in this Agreement that are not defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Stockholder is the holder of record and the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain common stock of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides, upon the terms and subject to the conditions set forth therein, for the merger of Purchaser with and into the Company (the "Merger"); and

WHEREAS, as a condition and inducement to Parent's willingness to enter into the Merger Agreement, the Stockholder has agreed to execute and deliver this Agreement.

AGREEMENT

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

1. Agreement to Vote Shares. Prior to the Termination Date, at every meeting of the stockholders of the Company (or of the holders of any class of stock of the Company's capital stock) called with respect to any of the following, and at every adjournment or postponement thereof, with respect to any of the following, the Stockholder shall vote with respect to the Subject Securities: (a) in favor of adoption of the Merger Agreement and approval of the Merger and the other actions contemplated by the Merger Agreement or would reasonably be expected to facilitate the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement, this Agreement or the Proxy (the "Merger Proposals"), (b) against any Acquisition Proposal between the Company and any Person other than Parent or Purchaser and (c) against any other action, agreement or proposal that could reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or which could reasonably be expected to otherwise impede, interfere with, delay, postpone or materially adversely affect the Merger or the other transactions contemplated by the Merger Agreement.

2. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "Proxy"), which is coupled with an interest and shall be irrevocable to the fullest extent permitted by law, with respect to the shares referred to therein, which Proxy shall remain in effect until the Termination Date.

3. Agreement to Retain Shares.

(a) Restriction on Transfer. Except pursuant to the terms of the Merger Agreement or otherwise provided in Section 3(c) of this Agreement, during the period from the date of this Agreement through the Termination Date, the Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected. Any Transfer of any Subject Securities in violation of this Section 3 shall be void and have no force or effect.

(b) Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Termination Date, the Stockholder shall not: (a) grant any proxy or power of attorney, deposit any of the Subject Securities into a voting trust or enter into a voting agreement or similar arrangement with respect to the Subject Securities except as provided in this Agreement; or (b) take any other action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement, the Merger Agreement and the other documents contemplated hereby and thereby respectively.

(c) Permitted Transfers. Section 3(a) shall not prohibit a Transfer of Subject Securities by the Stockholder upon the death of the Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee (i) agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement and refrain from any and all Transfers of the Subject Securities, and (ii) delivers a Proxy to Parent in substantially the form of Exhibit A.

4. Representations, Warranties and Covenants of Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) Due Authorization, Etc. All consents, approvals, authorizations, filings and orders necessary for the execution and delivery by the Stockholder of this Agreement and the Proxy have been obtained or made, and the Stockholder has legal capacity, power and authority to enter into this Agreement and the Proxy. This Agreement and the Proxy have been duly and validly executed and delivered by the Stockholder and constitute valid and binding agreements or instruments of the Stockholder enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity.

(b) No Conflict. The execution and delivery of this Agreement and the Proxy by the Stockholder do not, and the performance of this Agreement and the Proxy by the Stockholder will not conflict with, violate or result in a breach of or constitute (with or without notice or the passage of time) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under (i) the organizational documents of the Stockholder, if any, (ii) any law, rule, regulation, order, decree or judgment applicable to the Stockholder, the Subject Securities held by the Stockholder or any of the Stockholder's other properties or assets or (iii) any contract, indenture, guarantee, lease, mortgage, license or other agreement, instrument, obligation or undertaking of any kind to which Stockholder is a party or by which the Stockholder or any of its properties or assets are bound.

(c) Title to Securities. As of the date of this Agreement: (a) the Stockholder holds of record the outstanding Company Common Stock set forth under the heading "Stock Held of Record" on the signature page hereof; (b) the Stockholder holds the options and other rights to acquire shares of Company Common Stock set forth under the heading "Options and Other Rights" on the signature page hereof; (c) the Stockholder Owns the additional securities of the Company set forth under the heading "Additional Securities Beneficially Owned" on the signature page hereof; and (d) the Stockholder does not directly or indirectly Own any capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any capital stock or other securities of the Company, other than the stock and options, warrants and other rights set forth on the signature page hereof. The Stockholder has voting power and power to issue instructions with respect to the matters set forth herein, power of disposition, power of conversion, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Securities with no limitations, qualifications or restrictions on such rights. Except as permitted by this Agreement the Subject Securities are now and, at all times during the term hereof, the Subject Securities will be, held by the Stockholder or by a nominee or custodian for the benefit of the Stockholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges or options, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever.

(d) Community Property. The Stockholder either (i) is not, and will not be during the term of this Agreement, subject to community property laws or (ii) has delivered a Community Property Waiver in the form of Exhibit B hereto with respect to each person who has or who may acquire community property rights in any of the Subject Securities.

(e) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

(f) Stop Transfer. The Stockholder hereby agrees and covenants that it will not request that the Company register the transfer of any certificate or uncertificated interest representing any of the Subject Securities, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of stock or the like other than pursuant to the Merger, the term "Subject Securities" will be deemed to refer to and include the Company Common Stock as well as all such stock dividends and distributions and any stock into which or for which any or all of the Subject Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

5. Further Assurances. From time to time and without additional consideration, the Stockholder shall (at the Stockholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at the Stockholder's sole expense) take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Agreement.

6. Fiduciary Duties. This Agreement is intended to bind the Stockholder only in his, her or its capacity as a stockholder of the Company and shall not prohibit the Stockholder from acting in his, her or its capacity as an officer or director of the Company in the manner required by the Stockholder's fiduciary duties as an officer or director of the Company.

7. Certain Definitions. For purposes of this Agreement,

(a) "Company Common Stock" means the common stock, par value $0.01 per share, of the Company.

(b) The Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if the Stockholder is the "beneficial owner" of such security within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(c) "Person" means any (i) individual, (ii) corporation, limited liability company, partnership or other entity or (iii) Governmental Entity.

(d) "Subject Securities" means: (i) all securities of the Company (including all Company Common Stock and all options, warrants and other rights to acquire Company Common Stock) Owned by the Stockholder as of the date of this Agreement, whether vested or unvested; and (ii) all additional securities of the Company (including all additional Company Common Stock and all additional options, warrants and other rights to acquire Company Common Stock), whether vested or unvested, of which the Stockholder acquires Ownership (regardless of the method by which Stockholders acquire Ownership) during the period from the date of this Agreement through the Termination Date.

(e) "Termination Date" means the earlier to occur of the date (i) the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (ii) the Merger Agreement terminates in accordance with its terms or (iii) upon mutual written agreement of the parties hereto to terminate this Agreement.

(f) A Person shall be deemed to have effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, assigns, encumbers, transfers or disposes of, or grants an option, contract or other arrangement or understanding with respect to such security or any interest in such security to any

Person other than Parent; (ii) consents to or enters into an agreement or commitment contemplating the offer for sale or sale, pledge, assignment, encumbrance, transfer or disposition of, or grant of an option, contract or other arrangement or understanding with respect to, such security or any interest therein to any Person other than Parent or Purchaser; (iii) reduces such Person's beneficial ownership of, interest in or risk relating to such security other than in connection with the Merger or (iv) offers to do any of the foregoing.

8. Miscellaneous.

(a) Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by the Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon the Stockholder and the Stockholder's heirs, estate, executors and personal representatives and the Stockholder's successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 3(a) or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

(b) Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached and in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

(c) Waiver; Remedies Cumulative. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

(d) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflicts or choice of law.

(e) Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one instrument.

(f) Entire Agreement. This Agreement and the Proxy constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by the party against whom enforcement is sought.

(g) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

(h) Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(i) Waiver of Jury Trial. EACH OF PARENT, PURCHASER AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

(j) Descriptive Heading. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

The parties have caused this Agreement to be duly executed on the date first above written.

PARENT:

JDS UNIPHASE CORPORATION

By:
Name:	Christopher S. Dewees
Title:	Senior Vice President, Corporate Development and Chief Legal Officer

Address for notices:

JDS Uniphase Corporation
430 North McCarthy Boulevard
Milpitas, CA 95035
Attn: Office of the Chief Legal Officer
Facsimile: (408) 546-4350

PURCHASER:

LIGHT ACQUISITION CORP.

By:
Name:	Christopher S. Dewees
Title:	President and Secretary

Address for notices:

JDS Uniphase Corporation
430 North McCarthy Boulevard
Milpitas, CA 95035
Attn: Office of the Chief Legal Officer
Facsimile: (408) 546-4350

[SIGNATURE PAGE TO VOTING AGREEMENT]

STOCKHOLDER:

By:
Name:
Title

Address for notices:

Company Common Stock Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (the "Stockholder") of American Bank Note Holographics, Inc., a Delaware corporation (the "Company"), hereby irrevocably appoints each of Christopher S. Dewees and David W. Vellequette, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights expressly provided herein (to the full extent that the undersigned is entitled to do so) with respect to (i) the outstanding capital stock of the Company owned of record by the Stockholder as of the date of this Proxy, which shares are specified on the final page of this Proxy, and (ii) any and all other capital stock of the Company which the Stockholder may acquire on or after the date hereof. The capital stock of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Shares". Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares.

This Proxy is irrevocable, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith, by and among JDS Uniphase Corporation, a Delaware corporation ("Parent"), Light Acquisition Corp., a Delaware corporation ("Purchaser") and the Stockholder, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the "Merger Agreement"), of even date herewith, by and among the Company, Parent and Purchaser. As used herein, the term "Termination Date" means the earlier to occur of the date (i) the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (ii) the Merger Agreement terminates in accordance with its terms, or (iii) upon mutual written agreement of the parties hereto to terminate the Voting Agreement. Unless otherwise provided, other capitalized terms used but not defined in this Agreement shall have the meaning given to such terms in the Merger Agreement.

Each of the attorneys and proxies named above is hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares at every annual, special or adjourned meeting of the stockholders of the Company: (a) in favor of adoption of the Merger Proposals (as defined in the Voting Agreement), (b) against any Acquisition Proposal between the Company and any Person (as defined in the Voting Agreement) other than Parent or Purchaser and (c) against any other action, agreement or proposal that could reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or which could reasonably be expected to otherwise impede, interfere with, delay, postpone or materially adversely affect the Merger or the other transactions contemplated by the Merger Agreement.

This Proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Dated: December                     , 2007

(Signature of Stockholder)

(Print Name of Stockholder)

Number of common stock of the Company owned of record as of the date of this Proxy:

EXHIBIT B

SPOUSAL CONSENT

The undersigned represents that the undersigned is the spouse of:

Name of Stockholder

and that the undersigned is familiar with the terms of the Voting Agreement (the "Agreement"), entered into as of December     , 2007 by and among JDS Uniphase Corporation, a Delaware corporation, Light Acquisition Corp., a Delaware corporation, and the undersigned's spouse,             . The undersigned hereby agrees that the interest of the undersigned's spouse in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement and by any amendment, modification, waiver or termination signed by the undersigned's spouse. The undersigned further agrees that the undersigned's community property interest in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement, and that such Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned. The undersigned further authorizes the undersigned's spouse to amend, modify or terminate such Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by the undersigned's spouse shall be binding on the community property interest of undersigned in all property which is the subject of such Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.

Dated:

Name:

ANNEX C

OPINION OF MORGAN KEEGAN & COMPANY, INC

Morgan Keegan

Morgan Keegan & Company, Inc.

Morgan Keegan Tower

Fifty North Front Street

Memphis, Tennessee 38103

901/524-4100 Telex 69-74324

WATS 800/366-7426

Members New York Stock Exchange, Inc.

December 10, 2007

Personal and Confidential

Board of Directors

American Bank Note Holographics, Inc.

2 Applegate Drive

Robbinsville, NJ 08691

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of American Bank Note Holographics, Inc. (the "Company") of the Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger dated as of December 10, 2007 (the "Merger Agreement"), among JDS Uniphase Corporation ("Parent"), and Light Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and the Company. Capitalized terms used in this opinion letter without definition shall have the meaning ascribed to such terms in the Merger Agreement.

Pursuant to the Merger Agreement, at the Effective Time, each share of the Company's common stock, $.01 par value (the "Company Common Stock") outstanding immediately prior to the Effective Time, except as otherwise provided for in the Merger Agreement, shall be converted into the right to receive: (i) an amount in cash equal to $1.00 per share (the "Cash Consideration") and (ii) validly issued, fully paid and nonassessable shares of common stock, $0.001 par value, of Parent ("Parent Common Stock") having an aggregate Value (as determined in accordance with the procedures set forth below) of $5.15 per share (the consideration to be paid pursuant to this clause (ii), the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"). As defined in the Merger Agreement, the "Value" of the Stock Consideration to be paid pursuant to clause (ii) in the preceding sentence shall be determined with reference to the average of the closing sales price for a share of Parent Common Stock on the Nasdaq Global Market for the five (5) consecutive trading days ending with, but including, the trading day that is three (3) trading days prior to the transaction closing date. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In rendering our opinion, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company and Parent, respectively;

ii)	reviewed certain non-public internal financial statements and other financial and operating data concerning the Company and Parent, respectively;

American Bank Note Holographics, Inc.

December 10, 2007

iii)	reviewed certain non-public financial forecasts relating to the Company prepared by the management of the Company (the "Company Forecasts");

iv)	reviewed certain publicly available analyst estimates relating to Parent for fiscal years ending June 30, 2008 and 2009 and calendar years ending December 31, 2007 and 2008 and extrapolated certain financial forecasts for fiscal years ending June 30, 2010 through 2012 based on publicly announced ranges of industry growth rates and other assumptions to which Parent did not attribute specific dates provided to us by the management of Parent (collectively, together with such growth rates and other assumptions, but excluding the financial forecasts for fiscal years ending June 30, 2010 through 2012, the "Parent Public Forecasts");

v)	discussed the past and current operations, financial condition and prospects of each of the Company and Parent with senior executives of the Company and Parent;

vi)	reviewed historical reported prices and trading activity for the Company Common Stock and Parent Common Stock;

vii)	compared the financial performances of the Company and Parent, respectively, and the prices of the Company Common Stock and Parent Common Stock, with those of certain other publicly traded companies we deemed relevant;

viii)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

ix)	participated in discussions and negotiations among representatives of the Company, Parent and their respective advisors;

x)	reviewed the Merger Agreement;

xi)	considered that the structure of the Merger provides for the possibility of tax-free reorganization treatment;

xii)	considered the results of our efforts to solicit, at the direction of the Company, indications of interest from selected third parties with respect to a possible acquisition of the Company; and

xiii)	performed such other analyses and considered such other factors as we have deemed appropriate.

In rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us. At the direction of the Company we have assumed, without independent verification, that the Company Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. With respect to the Parent Public Forecasts, we have assumed, at the direction of Parent and without independent verification, that the Parent Public Forecasts utilized in certain of our analyses are a reasonable basis upon which to evaluate the future financial performance of Parent, and we further assumed that Parent will perform substantially in accordance with such estimates.

We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such evaluations or appraisals. We have assumed that the Merger will be consummated as provided in the Merger Agreement with full satisfaction of all covenants and conditions set forth in the Merger Agreement and without any waivers thereof.

We express no view or opinion as to any terms or aspects of the Merger (other than the Merger Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or the Merger Consideration and the tax treatment of the Merger to various constituencies. In addition, we express no view or opinion as to the relative merits of the Merger in comparison to other transactions available to the Company or in which the Company might engage or as to whether any transaction might be more favorable to

American Bank Note Holographics, Inc.

December 10, 2007

the Company as an alternative to the Merger, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of the Company to recommend the Merger to the Company's stockholders or the Company's decision to proceed with or effect the Merger. We express no opinion with respect to the value of Parent Common Stock on the date of this opinion, at the Effective Time or at any other time or the prices at which the Parent Common Stock may trade after the Effective Time. This opinion is not a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement by the Company. Moreover, we and our affiliates are actively engaged in the securities business as a broker, dealer, investment advisory and investment banking organization. Accordingly, we and/or our affiliates may actively trade or hold securities or loans of the Company or Parent for our own accounts or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Merger. This opinion may not be republished or disclosed to any other party without our written consent, provided that this opinion may be published in a proxy statement delivered to stockholders of the Company in connection with the solicitation of proxies to approve the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Merger Consideration to be received in the Merger by holders of the Company Common Stock is fair, from a financial point of view, to such holders.

Sincerely,

/s/ Morgan Keegan & Company, Inc.

MORGAN KEEGAN & COMPANY, INC.

ANNEX D

APPRAISAL RIGHTS

Delaware General Corporation Law

§ 262 Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c.145, §§ 11-16.)

*Please Detach and Mail in the Envelope Provided*

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 13, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of American Bank Note Holographics, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders of the Company (the "Special Meeting") and Proxy Statement, each dated January 15, 2008 and hereby appoints Kenneth H. Traub and Mark J. Bonney or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting to be held on February 13, 2008 at 10:00 a.m., local time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103, and at any adjournment or postponement thereof, and to vote all shares of stock of the Company which the undersigned would be entitled to vote at said Special Meeting if then and there personally present, on the matters set forth below.

(Continued and to be signed on the reverse side)

*Please detach along perforated line and mail in the envelope provided.*

SPECIAL MEETING OF STOCKHOLDERS OF

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

February 13, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE MATTERS SET FORTH BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK

YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To adopt the Agreement and Plan of Merger ("Merger Agreement"), dated as of December 10, 2007, by and among JDS Uniphase Corporation ("JDSU"), Light Acquisition Corp., a wholly owned subsidiary of JDSU, and American Bank Note Holographics, Inc. and the transactions contemplated by the Merger Agreement, including the merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting, or any postponement(s) or adjournment(s) thereof. No proxy marked against Proposal 1 will be voted in favor of adjournment or postponement of the Special Meeting for the purpose of allowing time to enlist proxies in favor of adoption of the Merger Agreement.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE PROPOSAL SET FORTH IN PARAGRAPH 1 TO ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER; AND (2) FOR GRANTING THE AUTHORITY SET FORTH IN PARAGRAPH 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of	Date:
Stockholder

Signature of	Date:
Stockholder

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPECIAL MEETING OF STOCKHOLDERS OF

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

February 13, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible. -OR-	COMPANY NUMBER

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions. Have your proxy card available when you access the web page. -OR-	ACCOUNT NUMBER

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call. -OR-

IN PERSON - You may vote your shares in person by attending the Special Meeting.

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time on February 12, 2008.

ê  Please detach along perforated line and mail in the envelope provided IF you are not voting via

Telephone or the Internet.  ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE MATTERS SET FORTH BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK

YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To adopt the Agreement and Plan of Merger ("Merger Agreement"), dated as of December 10, 2007, by and among JDS Uniphase Corporation ("JDSU"), Light Acquisition Corp., a wholly owned subsidiary of JDSU, and American Bank Note Holographics, Inc. and the transactions contemplated by the Merger Agreement, including the merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting, or any postponement(s) or adjournment(s) thereof. No proxy marked against Proposal 1 will be voted in favor of adjournment or postponement of the Special Meeting for the purpose of allowing time to enlist proxies in favor of adoption of the Merger Agreement.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE PROPOSAL SET FORTH IN PARAGRAPH 1 TO ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER; AND (2) FOR GRANTING THE AUTHORITY SET FORTH IN PARAGRAPH 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of	Date:
Stockholder

Signature of	Date:
Stockholder

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.